   As filed with the Securities and Exchange Commission on February   , 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     under
                          The Securities Act of 1933

                                --------------
                    PLATINUM technology International, inc.
            (Exact name of Registrant as Specified in Its Charter)

                                --------------
       Delaware                7372                      36-3509662
   (State or Other       (Primary Standard            (I.R.S. Employer
     Jurisdiction           Industrial              Identification No.)
 of Incorporation or    Classification Code
    Organization)             Number)

   1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ANDREW J. FILIPOWSKI
   1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                --------------
                                  Copies to:
        MATTHEW S. BROWN, ESQ.                DENNIS J. FRIEDMAN, ESQ.
         LINDA J. WIGHT, ESQ.                  BARBARA L. BECKER, ESQ.
         Katten Muchin & Zavis                 Chadbourne & Parke LLP
  525 West Monroe Street, Suite 1600            30 Rockefeller Plaza
     Chicago, Illinois 60661-3693             New York, New York 10112

                                --------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                                                  Proposed
                                                                   Proposed       Maximum
                                                                   Maximum       Aggregate      Amount of
          Title of Each Class of               Amount to be     Offering Price    Offering     Registration
        Securities to be Registered            Registered(1)       Per Unit       Price(2)        Fee(3)
-----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.............   13,749,763 shares       N/A        $186,016,592     $37,203
-----------------------------------------------------------------------------------------------------------

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(1) Represents the maximum number of shares of common stock, par value $.001 per share, of PLATINUM technology International, inc. (the "PLATINUM Common Stock") to be issued in exchange for all of the issued and outstanding ordinary shares of Memco Software Ltd. (the "Memco Ordinary Shares") pursuant to the Agreement dated as of August 13, 1998. Includes associated rights (the "Rights") to purchase 1/100 of a share of Series A Participating Preferred Stock, par value $.01 per share, of PLATINUM technology International, inc. Rights initially attached to and trade with PLATINUM Common Stock. The value attributable to such Rights, if any, is reflected in the value of the PLATINUM Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c), based upon a maximum of 16,447,086 Ordinary Shares of Memco Software, Ltd. being exchanged for PLATINUM Common Stock, and $11.31, the average of the high and low prices of Memco Ordinary Shares, as reported on the Nasdaq National Market on January 28, 1999.
(3) In accordance with Rule 0-11 under the Securities Exchange Act of 1934, $47,980 of the registration fee was paid in connection with the filing of preliminary proxy materials relating to the transaction in which the securities being registered are proposed to be issued. Pursuant to Rule 457(b) under the Securities Act of 1933, the fee payable upon filing this Registration Statement has been reduced by the amount previously paid.

                                --------------
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

Proxy Statement/Prospectus                                     February   , 1999


                    THE PROPOSED MEMCO/PLATINUM TRANSACTION

   The board of directors of Memco Software Ltd. has agreed to combine Memco with PLATINUM technology International, inc., to create a leading supplier of software products. The combined businesses will offer a comprehensive suite of software products backed by an experienced sales team and a wide distribution network.

   The arrangement is structured so that Memco shareholders will receive 0.836 of a share of PLATINUM common stock for each ordinary share of Memco that they own. Memco will survive, continuing its existence as a company organized under the laws of the State of Israel, as a wholly-owned subsidiary of PLATINUM. We estimate that the shares of PLATINUM common stock to be issued to Memco shareholders will represent approximately 14% of the outstanding common stock of PLATINUM after the arrangement.

   As part of the arrangement, the articles of association of Memco will be amended and restated in their entirety to change the status of Memco under Israeli law pursuant to the arrangement. Such amendment is fully described in the proxy statement/prospectus enclosed herewith.

   The arrangement cannot be completed unless the Memco shareholders approve it. The board of directors of Memco has scheduled an extraordinary general meeting for the Memco shareholders to vote on the arrangement. YOUR VOTE IS VERY IMPORTANT.

   Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the arrangement and any other proposal properly submitted to shareholders at the meeting.

   Returning your proxy card will not affect your right to vote in person, should you choose to attend the meeting.

   Only Memco shareholders of record as of February 1, 1999, are entitled to attend and vote at the meeting. The date, time, and place of the meeting is as follows:
   February 24, 1999
-------------------------------------
   8:30 a.m. local time
-------------------------------------
   Memco Software Ltd. Offices
-------------------------------------
   24 Raoul Wallenberg Street
-------------------------------------
   Ramat Hahayal, Tel Aviv, Israel
-------------------------------------

   This Proxy Statement/Prospectus provides you with detailed information about the proposed arrangement. We encourage you to read this entire document carefully including the "Risk Factors" section beginning on page 13.

    Israel Mazin
    Chairman and Chief Executive Officer
    Memco Software Ltd.


 Neither the Securities and Exchange Commission nor any state securities regulators have approved the PLATINUM common stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy
 Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


   This proxy statement/prospectus is dated February   , 1999, and was first
mailed to Memco shareholders on February   , 1999.

                           MEMCO LOGO DISPLAYED HERE
                               ----------------

                    NOTICE OF EXTRAORDINARY GENERAL MEETING
                                OF SHAREHOLDERS

                               ----------------

To Our Shareholders:

   We will hold an extraordinary general meeting of shareholders of Memco Software Ltd. at 8:30 a.m., local time, on February 24, 1999 at the offices of Memco, 24 Raoul Wallenberg Street, Ramat Hahayal, Tel Aviv, Israel. At the Memco extraordinary general meeting, we will ask you to vote on:

     1. A proposal to approve and adopt the agreement, dated as of August 13, 1998, between Memco and PLATINUM technology International, inc., and the arrangement through which:

    . each outstanding ordinary share of Memco, NIS 0.01 par value per share, other than those owned by PLATINUM, will be exchanged for
       0.836 of a share of common stock of PLATINUM, $0.001 par value per share;

    .  Memco will become a wholly-owned subsidiary of PLATINUM; and

    . the articles of association of Memco will be amended and restated in their entirety to change the status of Memco under Israeli law pursuant to the arrangement.

     2. Such other business as may properly come before the meeting.

   The agreement and arrangement are governed by Section 233 of the Companies Ordinance of the State of Israel, New Version 5743-1983. Under the Companies Ordinance, the Tel Aviv Jaffa District Court in Israel has authorized Memco to call the meeting to adopt the agreement and the arrangement.

   We have fixed the close of business on February 1, 1999, as the record date for the determination of our shareholders entitled to vote at the meeting, including any adjournment.

   Your vote in connection with the agreement and the arrangement will also constitute a vote by "special resolution" under Israeli law in connection with the adoption of the amended articles of association of Memco.

   After careful consideration, the members of your board of directors, permitted to vote, unanimously recommend that you vote in favor of the agreement and arrangement, including the adoption of the amended articles of association of Memco, so that we may complete the arrangement. A majority of shareholders present and 75% of the voting power of Memco ordinary shares represented at the meeting must vote in favor of the agreement and arrangement.

   Please sign and promptly return the proxy card in the enclosed prepaid envelope marked "Proxy," WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. You can revoke your proxy at any time before its exercise. Returning your proxy card will not affect your right to vote in person, if you choose to attend the meeting. If you return a proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the agreement and the arrangement and any other proposal that may be properly submitted at the meeting.

   The foregoing is more fully described in the proxy statement/prospectus accompanying this notice. Shareholders are urged to read the document in its entirety.

                                          By Order of the Board of Directors

SIGNATURE OF PENINA URI
                                          Penina Uri
                                          Secretary

Tel Aviv, Israel
February   , 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE PLATINUM/MEMCO ARRANGEMENT................   1
SUMMARY...................................................................   3
  The Companies...........................................................   3
  Reasons for the Arrangement.............................................   3
  Amendment to the Articles of Association of Memco.......................   3
  Recommendation to Shareholders..........................................   4
  The Agreement and the Arrangement.......................................   4
  Exchange of Memco Ordinary Shares.......................................   4
  The Memco Meeting.......................................................   5
  Risk Factors............................................................   5
  Market and Market Prices................................................   7
  PLATINUM Summary Selected Consolidated Financial Information............   8
  Memco Summary Consolidated Financial Information........................  10
  Summary Unaudited Pro Forma Condensed Selected Combined Financial Data..  11
  Summary Pro Forma Combined Comparative Per Share Data...................  11
RISK FACTORS..............................................................  13
  Risks of Combining Our Businesses.......................................  13
  Risks of a Fixed Exchange Ratio with Fluctuating Market Prices..........  13
  PLATINUM's Net Losses and Our Ability to Satisfy Future Debt
   Obligations............................................................  13
  Rapid Technological Change; Reliance on New Products and Markets........  14
  Dependence on Mainframe Products........................................  14
  Risks of Memco's Israeli Operations.....................................  14
  Risks of Reliance on an Acquisition Strategy............................  15
  Highly Competitive Markets..............................................  15
  Risks Associated with the Year 2000.....................................  16
  Risk of Damage Claims and Costs Resulting from Product Defects..........  16
  Dependence on Proprietary Technology....................................  17
  Dependence on DB2.......................................................  17
  Dependence on Relationships With Relational Database Vendors............  17
  Seasonality and Variability of Quarterly Operating Results..............  17
  Risks of International Sales and Exchange Rate Fluctuations.............  17
  Risks of Consulting Services Business...................................  18
  Dependence on Key Personnel.............................................  18
  Volatility of PLATINUM's Stock Price....................................  19
  PLATINUM's Rights Agreement, Charter and Delaware Law May Inhibit a
   Takeover...............................................................  19
UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS......................  20
THE MEETING...............................................................  20
  Purpose of the Meeting..................................................  20
  Time, Place and Date....................................................  20
  Record Date; Shares Entitled to Vote....................................  20
  Voting and Revocation of Proxies; Solicitation of Proxies; Accountants..  21
  Vote Required...........................................................  21
  Broker Non-Votes........................................................  22
  Security Ownership of Memco's Principal Shareholders....................  22

                                                                           Page
                                                                           ----
THE ARRANGEMENT...........................................................  24
  Exchange of Memco Ordinary Shares.......................................  24
  Background of the Arrangement...........................................  24
  Recommendation of the Memco Board; Reasons for the Arrangement..........  27
  PLATINUM's Reasons for the Arrangement..................................  29
  Opinion of Memco's Financial Advisor....................................  29
  Interests of Certain Persons in the Arrangement.........................  35
  Certain U.S. Federal Income Tax Consequences............................  35
  Certain United States Tax Consequences to a Non-United States Holder
   Regarding the Ownership and Disposition of PLATINUM Common Stock.......  37
  Certain Israeli Tax Consequences........................................  39
  Accounting Treatment....................................................  40
  Regulatory Approvals....................................................  40
  Certain Federal Securities Law Consequences; Affiliates Agreements......  40
  Nasdaq National Market Listing..........................................  41
  No Appraisal or Dissenters' Rights......................................  41
THE AMENDED ARTICLES OF ASSOCIATION OF MEMCO..............................  42
THE AGREEMENT.............................................................  42
  Exchange of Shares in the Arrangement...................................  42
  Substitution of Options.................................................  42
  Fractional Shares.......................................................  43
  Adjustment of Exchange Ratio............................................  43
  Exchange Agent; Procedures for Exchange of Memco Certificates...........  43
  Representations and Covenants...........................................  44
  Conduct of Memco's Business Prior to the Arrangement....................  45
  Conduct of PLATINUM's Business Prior to the Arrangement.................  46
  No Solicitation.........................................................  46
  Conditions to the Agreement and the Arrangement.........................  47
  Termination.............................................................  47
  Expenses and Break-Up Fee...............................................  47
  Employee Benefits.......................................................  48
  Modifications...........................................................  48
  Supplemental Agreements.................................................  48
PLATINUM SELECTED CONSOLIDATED FINANCIAL DATA.............................  50
MEMCO SELECTED CONSOLIDATED FINANCIAL INFORMATION.........................  52
UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL DATA....................  53
UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
September 30, 1998........................................................  53
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
Year Ended December 31, 1995..............................................  54
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
Year Ended December 31, 1996..............................................  55
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
Year Ended December 31, 1997..............................................  56

                                                                           Page
                                                                           ----
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
Nine Months Ended September 30, 1997......................................  57
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
Nine Months Ended September 30, 1998......................................  58
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS.....  59
  Note A--Description of Agreement........................................  59
  Note B--Pro Forma Adjustments...........................................  59
  Note C--Reclassifications...............................................  62
PRO FORMA COMBINED COMPARATIVE PER SHARE DATA.............................  63
BUSINESS OF PLATINUM......................................................  64
  Overview................................................................  64
  Market Overview.........................................................  65
  Products................................................................  65
  Product Licenses........................................................  68
  Product Development.....................................................  68
  Professional Services...................................................  69
  Sales and Marketing.....................................................  70
  Technical Support and Maintenance.......................................  70
  Competition.............................................................  71
  Intellectual Property Rights............................................  71
  Employees...............................................................  72
  Properties..............................................................  72
  Legal Proceedings.......................................................  72
  Material Contracts Between PLATINUM and Memco...........................  72
PLATINUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  73
  Overview................................................................  73
  Nine Months Ended September 30, 1998 Compared with Nine Months Ended
   September 30, 1997.....................................................  74
   Results of Operations..................................................  74
   Liquidity and Capital Resources........................................  81
   Recent Developments....................................................  83
  Year Ended December 31, 1997 Compared with Year Ended December 31, 1996 and Year Ended December 31, 1996 Compared with Year Ended December 31,
   1995...................................................................  84
   Results Of Operations..................................................  84
   Foreign Currency Exchange Rates........................................  91
   Year 2000 Considerations...............................................  91
   Liquidity and Capital Resources........................................  93
  Recently Issued Accounting Pronouncements...............................  94
DESCRIPTION OF PLATINUM'S CAPITAL STOCK...................................  96
  Common Stock............................................................  96
  Preferred Stock.........................................................  96
  Series B Preferred Stock................................................  96
  Preferred Stock Purchase Rights.........................................  97
  Certain PLATINUM Charter and Bylaws Provisions..........................  98
  Delaware Business Combination Law.......................................  99
  Transfer Agent..........................................................  99

                                                                          Page
                                                                          ----
BUSINESS OF MEMCO........................................................ 100
  General................................................................ 100
  Industry Background.................................................... 100
  The Limitations of Traditional Security Solutions...................... 102
  Products............................................................... 103
  Customers.............................................................. 105
  Marketing and Distribution............................................. 105
  Research and Development............................................... 106
  Intellectual Property.................................................. 107
  Competition............................................................ 107
  Employees.............................................................. 108
  Description of Property................................................ 109
  Legal Proceedings...................................................... 110
  Exchange Controls and Other Limitations Affecting Security Holders..... 110
TAXATION................................................................. 111
ISRAELI TAX CONSIDERATIONS............................................... 111
  General Corporate Tax Structure........................................ 111
  Law for the Encouragement of Industry (Taxes), 1969.................... 111
  Law for the Encouragement of Capital Investments, 1959................. 112
  Taxation Under Inflationary Conditions................................. 114
  Tax Benefits and Government Support for Research and Development....... 115
  Taxation of Non-Israeli Subsidiaries................................... 115
MEMCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS................................................... 116
  Overview............................................................... 116
  Results of Operations.................................................. 117
  Nine Months Ended September 30, 1998 Compared with Nine Months Ended
   September 30, 1997.................................................... 117
  Year Ended December 31, 1997 Compared with Year Ended December 31,
   1996.................................................................. 119
  Year Ended December 31, 1996 Compared with Year Ended December 31,
   1995.................................................................. 120
  Variability of Quarterly Operating Results............................. 121
  Quarterly Results of Operations........................................ 122
  Liquidity and Capital Resources........................................ 122
  Impact of Inflation and Currency Fluctuations.......................... 123
  Export Financing....................................................... 123
  Effective Corporate Tax Rate........................................... 123
COMPARISON OF SHAREHOLDER RIGHTS......................................... 125
  Dividends.............................................................. 125
  Voting Rights.......................................................... 125
  Directors--Number of Directors; Vacancies.............................. 125
  Directors--Classification.............................................. 126
  Directors--Removal..................................................... 126
  Directors--Nominations................................................. 126
  Limitation on Directors Liability; Indemnification of Officers and
   Directors............................................................. 127
  Call of Special Meetings............................................... 128
  Action of Shareholders Without a Meeting............................... 128
  Shareholder Proposals.................................................. 128
  Amendment to Charter, Memorandum of Understanding...................... 129
  Amendment to Bylaws, Articles of Association........................... 129

                                                                            Page
                                                                            ----
  Conflict of Interest..................................................... 129
  Business Combinations; Antitakeover Effects.............................. 130
EXPERTS.................................................................... 131
LEGAL MATTERS.............................................................. 131
WHERE YOU CAN FIND MORE INFORMATION........................................ 132
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

 Appendices
     Agreement and
 A   Arrangement..   A-1
     Opinion of
     Lehman
     Brothers
 B   Inc..........   B-1
     Amended and
     Restated
     Articles of
     Association
     of Memco
     Software
 C   Ltd..........   C-1

           QUESTIONS AND ANSWERS ABOUT THE PLATINUM/MEMCO ARRANGEMENT

Q: Why are PLATINUM and Memco proposing the arrangement?

A: Memco and PLATINUM believe that the complementary nature of our respective product lines creates a combination which is more valuable to customers and shareholders than the sum of our individual parts. We believe that this arrangement will allow us to accelerate long-term growth and provide added shareholder value. We note that achieving these anticipated benefits is subject to certain risks discussed on pages 13 to 19. To review the reasons for the arrangement in greater detail, and related uncertainties, see pages 24 to 41.

Q: How will I benefit?

A: We believe that shareholders of Memco will benefit by being owners of a company that is better able to compete effectively in its industry than as a stand-alone entity.

Q: What do I need to do now?

A: Just sign your proxy card and mail it in the enclosed return envelope as soon as possible, so that your Memco ordinary shares may be represented at the meeting. The meeting will take place on Wednesday, February 24, 1999. The members of the board of directors of Memco permitted to vote on the issue unanimously recommend voting in favor of the proposed agreement and arrangement.

Q: What do I do if I want to change my vote?

A: Just deliver a later-dated, signed proxy card to Memco's secretary before the meeting or attend the meeting in person and vote.

Q: Should I send in my Memco certificate now?

A: No. After the arrangement is completed, we will send Memco shareholders written instructions for exchanging their Memco certificates.

Q: Please explain the exchange ratio.

A: Memco shareholders will receive 0.836 of a share of PLATINUM common stock in exchange for each Memco ordinary share. We will not issue fractional shares. Shareholders who would otherwise be entitled to receive a fractional share will instead receive cash based on the market value of the fractional share of PLATINUM common stock.

  Example: If you currently own 100 ordinary shares of Memco, then after the arrangement you will be entitled to receive 83 shares of PLATINUM common stock and a check for the market value of the .6 fractional share.

  The number of shares of PLATINUM common stock you will receive in exchange for your Memco ordinary shares is fixed and will not be adjusted in the event of any increase or decrease in the price of PLATINUM common stock. The value of the consideration you receive will depend on the market value of PLATINUM common stock at the time of the arrangement. Memco does not have the right to terminate the agreement and you do not have the right to vote again in the event that the market value of PLATINUM common stock decreases below a certain level.

Q: What about future dividends?

A: Historically, neither Memco nor PLATINUM has paid dividends. We do not expect that our combined businesses will pay any dividends in the future.

Q: When do you expect the arrangement to be completed?

A: We expect to complete the arrangement by mid-March, 1999.

Q: What are the tax consequences of the arrangement?

A: The exchange of ordinary shares by Memco shareholders generally will be tax-free to

   Memco shareholders for U.S. and Israeli income tax purposes, except for taxes on cash received for a fractional share. To review the U.S. and Israeli tax consequences to shareholders in greater detail, see pages 35 to 40.

Q: What will happen if Memco shareholders don't vote in favor of the arrangement?

A: Memco will continue to exist as a stand-alone company. There can be no assurance that Memco, standing alone, could develop a worldwide direct sales force or effectively compete with companies offering a full suite of software products, both of which we believe are necessary to effectively compete in the market.

Q: Am I entitled to appraisal or dissenters' rights?

A: Holders of Memco ordinary shares are not entitled to any appraisal or dissenters' rights under Israeli law in connection with the agreement or the arrangement.

Q: How do I obtain current PLATINUM common stock and Memco ordinary share market prices?

A: Call:

  .  PLATINUM Investor Relations at 1-800-655-9985 or 1-630-691-9119;

  .  Memco Investor Relations at 1-800-322-2885 (toll-free) or
    1-212-929-5500 (call collect).

                                    SUMMARY

   For your convenience, we have provided a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this document and does not contain all of the information that may be important to you. To understand the agreement and the arrangement fully, and for a more complete description of the legal terms of the agreement and the arrangement, you should carefully read this entire document.
                                 The Companies

PLATINUM technology International, inc.
1815 South Meyers Road
Oakbrook Terrace, Illinois 60181
(630) 620-5000
www.platinum.com

   PLATINUM develops, markets and supports software products, and provides related professional services that help organizations manage and improve their information technology infrastructures, which consist of data, systems and applications. PLATINUM's products and services help information technology departments minimize risk, improve service levels, and leverage information to make better business decisions. PLATINUM's products typically perform fundamental functions, such as automating operations, maintaining the operating efficiency of systems and applications, and ensuring data access and integrity. PLATINUM also offers a wide array of professional and consulting services, both in conjunction with and independent of software product sales. PLATINUM was incorporated in Delaware in 1987.

Memco Software Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
(972 3) 645-0000
www.memco.com

   Memco is a leading provider of security solutions for distributed computing environments. Memco's flagship software product, Security for Open Systems, commonly referred to as SeOS, provides access control security for Unix and Windows NT servers. For the single sign-on market, Memco offers its Proxima product suite, which automates user logins and centralizes user account management. Memco also offers the Session Wall-3 network surveillance, intrusion detection and response software. Memco was incorporated in Israel in 1990.

                          Reasons for the Arrangement

   The Memco board believes that the terms of the arrangement are fair to, and in the best interests of, Memco and its shareholders. The Memco board considered a wide variety of information and a number of factors in connection with its evaluation of the proposed arrangement. The Memco board determined that the arrangement provided an opportunity that serves the best interests of Memco and its shareholders and an opportunity for Memco shareholders, if they so choose, to share in the potential for long-term growth of the combined businesses.

   To review the reasons for the arrangement in greater detail, as well as related uncertainties, see pages 27 through 35.

               Amendment to the Articles of Association of Memco

   As part of the arrangement, the articles of association of Memco will be amended and restated in their entirety to change the status of Memco under Israeli law pursuant to the arrangement. The amended articles of association of Memco will be substantially identical to the existing articles of association of Memco, except that:

  . upon consummation of the arrangement, Memco will become a private company;

  . the authorized share capital of Memco will be increased from NIS 800,000, divided into 80,000,000 ordinary shares to NIS 850,000 divided into 85,000,000 ordinary shares; and

  . the highest number of directors that can make up the Memco board will be decreased from 14 to 5.

   Your vote in connection with the agreement will also constitute a vote by "special resolution" under Israeli law in connection with the adoption of the amended articles of association in connection with the arrangement.

                         Recommendation to Shareholders

   The members of the Memco board permitted to vote have unanimously approved the agreement and the arrangement and recommend that Memco shareholders vote in favor of the agreement and the arrangement including the adoption of the amended articles of association of Memco.

                       The Agreement and the Arrangement

   The agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the agreement, as it is the legal document that governs the arrangement.

                       Exchange of Memco Ordinary Shares

   In the arrangement, each Memco ordinary share outstanding immediately prior to completion of the arrangement, other than shares already owned by PLATINUM, will be automatically exchanged for the right to receive 0.836 of a validly issued, fully paid and nonassessable share of PLATINUM common stock. Cash will be paid instead of issuing any fractional shares. PLATINUM common stock will be listed for trading on the Nasdaq National Market. See pages 42 to 44 for more information.

   Fixed Exchange Ratio--The exchange ratio was determined through arms length negotiations between the parties. The exchange ratio is fixed and will not be adjusted in the event of any increase or decrease in the price of PLATINUM common stock. As a result, the value of the consideration you will receive for your Memco ordinary shares depends on the market value of PLATINUM common stock at the time the arrangement is completed. See page 24 for more information.

   Memco Stock Options--In the arrangement, options to purchase Memco ordinary shares, whether or not vested or exercisable, shall convert into outstanding options to purchase PLATINUM common stock based on the exchange ratio of 0.836 of a share of PLATINUM common stock for each Memco ordinary share on the same terms and conditions as were applicable under the Memco option. The exercise price will be adjusted for the options, as necessary, to account for the arrangement. See pages 42 to 43.

   Fairness Opinion of Memco's Financial Advisor--Lehman Brothers Inc. delivered its written opinion to the Memco board to the effect that, as of August 12, 1998, the exchange ratio was fair from a financial point of view to the Memco shareholders. The full text of the Lehman Brothers opinion is attached as Appendix B. Memco shareholders are urged to read the opinion for a discussion of assumptions made, factors considered and limitations of review undertaken by Lehman Brothers in rendering the opinion. See pages 29 to 35 and Appendix B.

   Conditions to the Arrangement--Completion of the arrangement depends upon meeting a number of conditions including:

  .  Memco shareholders must approve the agreement and arrangement; and

  . all necessary Israeli governmental consents must be received, including the Final Court Order from an appropriate Israeli Court and approvals from the Office of the Chief Scientist of the State of Israel, the Investment Center of the State of Israel and the Israeli Securities Authority.

   Termination--Either Memco or PLATINUM may terminate the agreement if the arrangement is not completed by June 30, 1999, and in certain other circumstances. See page 47.

   No Solicitation; Expenses and Break-up Fee--Memco has agreed, subject to certain exceptions, not to engage in discussions with another party regarding a business combination while the arrangement is pending. In general, the fees and expenses incurred in connection with the agreement and the arrangement will be paid by the party incurring such expenses. However, the agreement provides for the payment of $15,000,000 and the reimbursement of expenses following a termination of the agreement or the grant of a non-exclusive, royalty-free distribution license for Memco's products to PLATINUM. See pages 47 to 48.

   Interests of Certain Persons in the Arrangement--In considering the recommendation of the Memco board with respect to the agreement and the arrangement, Memco shareholders should be aware that members of Memco's management and board of directors have certain interests in the arrangement that are in addition to the interests of Memco shareholders generally.

   The agreement provides that all rights to indemnification benefiting Memco's directors and officers as of the date of the agreement will survive the arrangement. PLATINUM has also agreed to maintain, for six years, a policy of directors' and officers' liability insurance as it existed at the date of the agreement for the benefit of Memco's directors and officers. There are certain limitations on the amount PLATINUM is required to spend to maintain such insurance. See page 35.

   Certain Tax Consequences--No gain or loss will be recognized for U.S. federal or Israel income tax purposes by Memco shareholders, except to the extent any cash is received in lieu of a fractional share. Memco shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the arrangement. For U.S. federal and Israeli tax consequences, see pages 35 to 40.

   Accounting Treatment--The arrangement is intended to be accounted for as a pooling of interests for financial reporting purposes in accordance with U.S. generally accepted accounting principles.

   No Appraisal or Dissenters' Rights--Memco shareholders are not entitled to any dissenters' or appraisal rights under Israeli law in connection with the agreement and arrangement.

                               The Memco Meeting

   Time, Place and Date--The extraordinary general meeting of the Memco shareholders will be held on February 24, 1999 at 8:30 a.m., local time, at Memco's offices, 24 Raoul Wallenberg Street, Ramat Hahayal, Tel Aviv, Israel.

   Purpose--The purpose of the meeting is to vote upon a proposal to approve and adopt the agreement and the arrangement. Memco shareholders may also vote upon such other matters as may be properly brought before the meeting.

   Record Date and Vote Required--The Memco board has fixed the close of business on February 1, 1999 as the record date for the determination of shareholders entitled to vote at the meeting. On such date, there were 17,532,993 Memco ordinary shares issued and outstanding and entitled to vote at the meeting. The affirmative vote of a majority of shareholders represented at the meeting and holders of 75% of the voting power of Memco ordinary shares represented at the meeting is required to approve the agreement and the arrangement. See pages 20 to 22.

   PLATINUM Security Ownership and Shareholder Agreements--Concurrently with the execution of the agreement, each of Israel Mazin, Eliahu Mashiah, Izaak Mashiah, Ori Mazin, Jules Marilus, Esriel Sternbuch and Ophir Holdings, Ltd., executed a shareholder agreement with PLATINUM in which each of them agreed to vote all Memco ordinary shares "beneficially owned" by each of them in favor of the agreement and the arrangement and each of them granted PLATINUM a proxy to vote their shares.

   Such shareholders beneficially own and have the right to vote an aggregate of 6,823,851 Memco ordinary shares, constituting approximately 38.9% of the outstanding Memco ordinary shares. Other than 1,085,907 Memco ordinary shares owned by PLATINUM, constituting approximately 6.2% of the outstanding Memco ordinary shares, no other directors, executive officers or affiliates of Memco own any Memco ordinary shares.

                                  Risk Factors

   The agreement and the arrangement involve certain risks and uncertainties, including risks related to the differences between Memco ordinary shares and PLATINUM common stock, risks related to the integration of our companies, and risks relating to our respective businesses. To review these and other risks and uncertainties in greater detail, see pages 13 through 19.

                            Market and Market Prices

   PLATINUM common stock and Memco ordinary shares--To help you in your analysis of the proposed arrangement, we have included the following table which sets forth: the average closing prices per share of PLATINUM common stock and Memco ordinary shares on the Nasdaq National Market during July 30 to August 12, 1998, the ten day trading period immediately preceding the last trading day before the announcement of the proposed arrangement, and the high, low and closing prices per share of PLATINUM common stock and Memco ordinary shares on the Nasdaq National Market on: (a) August 12, 1998, the last trading
day before announcement of the proposed arrangement; and (b) on February   ,
1999, the last trading day before the printing of this proxy statement/prospectus:

                                                   PLATINUM        Memco
                                                 common stock ordinary shares
                                                 ------------ ---------------
   10 day trading average preceding the
    announcement of the proposed arrangement....    $31.10        $20.76
     August 12, 1998:
       High.....................................    $31.75        $22.63
       Low......................................    $30.81        $21.50
       Close....................................    $30.88        $21.94
     February   , 1999:
       High.....................................    $  .          $  .
       Low......................................    $  .          $  .
       Close....................................    $  .          $  .

   We urge you to obtain current market quotations before making any decision with respect to the arrangement. See page 2 for the numbers to call to obtain such quotations.

   We have also included the following table which sets forth the range of high and low sale prices reported on the Nasdaq National Market for PLATINUM common stock and Memco ordinary shares and a pro forma price per Memco ordinary share for the period indicated. Memco ordinary shares began trading on October 17, 1996. The pro forma price per Memco ordinary share was determined by multiplying the applicable prices for PLATINUM common stock by the exchange ratio of 0.836.

                                                                    Pro Forma
                                                                    Price Per
                                                        Memco         Memco
                                        PLATINUM      ordinary      ordinary
                                      common stock     shares         share
                                      ------------- ------------- -------------
                                       High   Low    High   Low    High   Low
                                      ------ ------ ------ ------ ------ ------
Fiscal Year Ended December 31, 1996:
  First Quarter...................... $18.75 $11.25 $  --  $  --  $15.68 $ 9.41
  Second Quarter.....................  18.75  12.75    --     --   15.68  10.66
  Third Quarter......................  15.88   9.25    --     --   13.28   7.73
  Fourth Quarter.....................  15.50  10.63  20.00  14.25  12.96   8.89
Fiscal Year Ended December 31, 1997:
  First Quarter......................  17.88  10.88  20.50  13.63  14.95   9.10
  Second Quarter.....................  14.81  10.50  19.75  10.25  12.38   8.78
  Third Quarter......................  25.00  12.63  23.13  17.75  20.90  10.56
  Fourth Quarter.....................  30.81  20.13  28.75  16.13  25.76  16.83
Fiscal Year Ended December 31, 1998:
  First Quarter......................  31.13  22.13  32.75  16.50  26.02  18.50
  Second Quarter.....................  28.69  22.38  31.50  18.69  23.99  18.71
  Third Quarter......................  34.31  16.00  23.75  12.75  28.68  13.38
  Fourth Quarter.....................  22.13   9.00  17.00   6.00  18.50   7.52
Fiscal Year Ended December 31, 1999:
  First Quarter (through February
     )...............................

   As of February 1, 1999, there were approximately 75 holders of record of Memco ordinary shares. Other than a one-time cash distribution of $1,200,000 made in 1995, Memco has not paid any dividends to shareholders and does not currently intend to pay any cash dividends in the foreseeable future. As of January 15, 1999, there were approximately 1,440 record holders of PLATINUM common stock. PLATINUM has not paid dividends on the PLATINUM common stock, and the PLATINUM board intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. PLATINUM does not anticipate paying any cash dividends in the foreseeable future.

   Following completion of the arrangement, Memco ordinary shares will cease to be quoted on the Nasdaq National Market. See pages 18 to 19.

          PLATINUM Summary Selected Consolidated Financial Information

   We are providing the following financial information to aid you in your analysis of the financial aspects of the arrangement. We derived this summary historical consolidated financial information for the five fiscal years ended December 31, 1997 from PLATINUM's consolidated financial statements. The financial data as of September 30, 1998 and for the nine month periods ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements and include, in the opinion of PLATINUM management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the periods presented. The following information is only a summary, and you should read it in conjunction with PLATINUM's consolidated financial statements and the related notes, on pages F-3 to F-40.

                                                                                                 Nine Months
                                                                                               Ended September
                                     Years Ended December 31,                                        30,
                          ---------------------------------------------------------------     ---------------------
                            1993         1994         1995          1996          1997          1997         1998
                          --------     --------     ---------     ---------     ---------     --------     --------
                             (unaudited)                                                         (unaudited)
                                        (in thousands, except per share data)
Statement of Operations
 Data:
Total revenues..........  $235,393     $304,182     $ 408,425     $ 553,484     $ 738,880     $496,182     $653,479
Operating income
 (loss).................     2,073 (1)   (2,975)(2)  (125,863)(3)  (101,609)(4)  (102,141)(5)  (90,510)(6)  (30,132)(7)
Net loss from continuing
 operations.............      (881)(1)   (4,408)(2)  (110,426)(3)   (83,782)(4)  (105,103)(5)  (84,821)(6)  (35,157)(7)
Net loss from continuing
 operations per share--
 Basic..................  $  (0.02)(1) $  (0.09)(2) $   (2.03)(3) $   (1.16)(4) $   (1.35)(5) $  (1.10)(6) $  (0.42)(7)
Shares used in per share
 calculation--Basic.....    46,835       48,832        54,349        71,919        78,072       77,457       82,965

                                                                                    As of
                                           As of December 31,                   September 30,
                          ----------------------------------------------------- -------------
                             1993        1994        1995       1996     1997       1998
                          ----------- ----------- ----------- -------- -------- -------------
                          (unaudited) (unaudited) (unaudited)                    (unaudited)
                                                    (in thousands)
Balance Sheet Data:
Cash, cash equivalents
 and investments........   $ 73,883    $133,084    $180,138   $256,623 $358,204  $  283,666
Working capital.........     49,461      95,375     171,443    282,549  352,663     317,800
Total assets............    198,122     301,892     529,615    736,668  972,907   1,017,134
Long-term obligations
 and acquisition-related
 payables, less current
 portion................      3,884      12,277      13,418    119,700  285,559     276,712
Total stockholders'
 equity.................    101,688     163,574     340,490    375,744  342,876     377,251

--------
(1) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to PLATINUM's acquisition of Datura Corporation and a pre-tax charge of $4,659,000 relating to Trinzic Corporation and Locus Computing Corporation restructuring costs.

(2) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to PLATINUM's acquisitions of Dimeric Development, Inc. and the net assets of Aston Brooke Software, Inc. and AutoSystems Corporation, and a pre-tax charge of $4,418,000 for restructuring costs relating to Learmonth and Burchett Management Systems Plc.
(3) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to PLATINUM's acquisitions of Advanced Software Concepts, Inc., SQL Software Corporation, RELTECH Group, Inc., Protellicess Software, Inc., AIB Software Corporation and BMS Computer, Inc. and the net assets of ViaTech Development, Inc., BrownStone Solutions, Inc. and ProtoSoft, Inc. and to certain product acquisitions. Reflects a pre-tax charge for merger costs of $31,287,000 relating to PLATINUM's acquisitions of Software Interfaces, Inc., Answer Systems, Inc., Locus, Altai, Inc., Trinzic and Softool Corporation.
(4) Reflects a pre-tax charge for acquired in-process technology of $49,451,000 relating to PLATINUM's acquisitions of Advanced Systems Technologies, Inc., Software Alternatives, Inc. (d/b/a System Software Alternatives), Grateful Data, Inc. (d/b/a TransCentury Data Systems) and VREAM, Inc.; substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited; and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to PLATINUM's acquisitions of Prodea Software Corporation, Paradigm Systems Corporation and Axis Systems International, Inc.; and a pre-tax charge of $16,312,000 relating to Learmonth and Burchett and Logic Works, Inc. restructuring costs.
(5) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to PLATINUM's acquisitions of GEJAC, Inc. and ProMetrics Group Limited, the purchase of certain product technologies and other intangible assets from Intel Corporation and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $8,927,000 relating to PLATINUM's acquisitions of Australian Technology Resources Pty Limited, I&S Informationstechnik and Services GmbH and Vayda Consulting, Inc.; and a pre-tax charge of $55,829,000 for restructuring costs.
(6) Reflects a pre-tax charge for acquired in-process technology of $17,164,000 relating to PLATINUM's purchase of GEJAC and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $3,706,000 relating to PLATINUM's acquisitions of Australian Technology Resources and I&S Informationstechnik; and a pre-tax charge of $56,063,000 for restructuring costs.
(7) Reflects a pre-tax charge for acquired in-process technology of $32,615,000 relating to PLATINUM's acquisitions of Geneva Software, Inc. and certain other software businesses and product technologies. Also reflects a pre-tax charge for merger costs of $39,965,000 relating primarily to PLATINUM's acquisitions of Mastering, Inc., Learmonth and Burchett and Logic Works.

                Memco Summary Consolidated Financial Information

   We are providing the following financial information to aid you in your analysis of the financial aspects of the arrangement. We derived this summary historical consolidated financial information for the five fiscal years ended December 31, 1997 from Memco's audited consolidated financial statements. The financial data as of September 30, 1998 and for the nine month periods ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements and include, in the opinion of Memco management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the periods presented. The following information is only a summary, and you should read it in conjunction with Memco's consolidated financial statements, and the related notes, on pages F-41 to F-85.

                                                                     Nine Months
                               Years Ended December 31,          Ended September 30,
                         --------------------------------------- --------------------
                          1993   1994    1995     1996    1997     1997       1998
                         ------ ------  -------  ------- ------- --------- ----------
                                                                     (unaudited)
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................ $  372 $  440  $ 1,549  $15,312 $30,591 $  18,457 $   33,892
Cost of revenues........     96    185      242    1,603   3,087     1,983      4,114
                         ------ ------  -------  ------- ------- --------- ----------
 Gross profit...........    276    255    1,307   13,709  27,504    16,474     29,778
Operating expenses:
 Research and
  development, net......     60    331      872    2,254   4,066     2,854      4,357
 Marketing and
  selling...............     76    186    2,361    7,417  13,628     7,858     16,273
 General and
  administrative........    115    246      535    1,506   2,995     1,994      3,496
 Amortization of excess
  of cost over net
  assets acquired,
  net...................    --     --       --       --      --        --       1,286
 Acquired in-process
  technology............    --     --       --       --      --        --      31,553
                         ------ ------  -------  ------- ------- --------- ----------
   Total operating
    expenses............    251    763    3,768   11,177  20,689    12,706     56,965 (1)
                         ------ ------  -------  ------- ------- --------- ----------
Operating income
 (loss).................     25   (508)  (2,461)   2,532   6,815     3,768    (27,187)(1)
Financing income, net...      9     25      298    1,282   3,196     2,342      2,218
                         ------ ------  -------  ------- ------- --------- ----------
Income (loss) before
 taxes on income........     34   (483)  (2,163)   3,814  10,011     6,110    (24,969)(1)
Taxes on income.........     26    --       300      430     935       705      1,700
                         ------ ------  -------  ------- ------- --------- ----------
   Net income (loss).... $    8 $ (483) $(2,463) $ 3,384 $ 9,076 $   5,405 $  (26,669)(1)
                         ====== ======  =======  ======= ======= ========= ==========
Net income (loss) per
 share--Basic........... $  --  $(0.09) $ (0.23) $  0.27 $  0.58 $    0.35 $    (1.59)(1)
Net income (loss) per
 share--Diluted......... $  --  $(0.09) $ (0.23) $  0.25 $  0.55 $    0.33 $    (1.59)(1)
Weighted average number
 of shares--Basic.......  2,181  5,117   10,769   12,722  15,574    15,527     16,825
Weighted average number
 of shares--Diluted.....  2,181  5,117   10,769   13,469  16,648    16,551     16,825

                                                                  As of
                                 As of December 31,           September 30,
                         ------------------------------------ -------------
                         1993   1994   1995    1996    1997       1998
                         ----  ------ ------- ------- ------- -------------
                                                               (unaudited)
                                   (in thousands)
Balance Sheet Data:
Working capital......... $(12) $1,001 $ 8,297 $55,118 $61,383    $52,908
Total assets............  540   1,614  11,342  64,515  77,733     99,046
Long-term liabilities...  210     231   5,619   3,923   2,238      1,120
Total shareholders'
 equity.................   21   1,119   3,502  52,940  63,329     81,446

--------
(1) Reflects a pre-tax charge for acquired in-process technology of $31,553,000 relating to the acquisitions of AbirNet, Ltd. and Network Information Technology, Inc.

     Summary Unaudited Pro Forma Condensed Selected Combined Financial Data

   The following summary unaudited pro forma condensed selected combined financial data reflects the pooling-of-interests method of accounting and is intended to give you a better picture of what our businesses might have looked like if PLATINUM and Memco had been consolidated for all periods presented. We derived this financial data from the unaudited pro forma combined financial statements, our separate historical consolidated financial statements and other financial information. We have included this unaudited pro forma condensed combined financial information for comparative purposes only, and it does not necessarily indicate the results of operations or financial position which actually would have been obtained if the arrangement had been completed at the beginning of the periods or as of the date presented. This combined financial data does not necessarily represent the results of operations or financial position that we will experience in the future. Book value per share under "Pro Forma Combined Balance Sheet Data," is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at September 30, 1998.

                                                           Nine Months Ended
                            Years Ended December 31,         September 30,
                          -------------------------------  ------------------
                            1995       1996       1997       1997      1998
                          ---------  ---------  ---------  --------  --------
                               (in thousands, except per share data)
Pro Forma Combined
 Statement of Operations
 Data:
Total revenues........... $ 409,311  $ 563,829  $ 764,155  $511,949  $673,454
Operating loss...........  (128,750)  (100,902)   (97,278)  (87,428)  (69,568)
Net loss from continuing
 operations..............  (112,957)   (83,551)  (113,859)  (91,803)  (83,219)
Net loss from continuing
 operations per share--
 Basic................... $   (1.78) $   (1.01) $   (1.25) $  (1.02) $  (0.86)
Shares used in computing
 per share amounts--
 Basic...................    63,351     82,554     91,092    90,438    97,031

                                                                 As of
                                                          September 30, 1998
                                                         ---------------------
                                                         (in thousands, except
                                                            per share data)
Pro Forma Combined Balance Sheet Data:
Cash, cash equivalents and investments..................      $  319,415
Working capital.........................................         342,354
Total assets............................................       1,090,650
Long-term obligations and acquisition-related payables,
 less current portion...................................         277,832
Total stockholders' equity..............................         433,148
Book value per share....................................            4.33

             Summary Pro Forma Combined Comparative Per Share Data

   We have summarized below certain historical per share data of PLATINUM and Memco and combined per share data on an unaudited pro forma basis after giving effect to the arrangement accounted for under the pooling-of-interests method of accounting and assuming that 0.836 of a share of PLATINUM common stock was issued in exchange for each Memco ordinary share, other than shares owned by PLATINUM.

   You should read this data in conjunction with each of our Selected Historical and Pro Forma Condensed Combined Financial Information and the related notes that are included elsewhere in this proxy statement/prospectus.

   This unaudited pro forma combined financial data does not necessarily indicate the operating results that would have been achieved had the arrangement been in effect as of the beginning of the periods presented, or the results of operations or financial position that we will experience in the future.

   The book value per share of PLATINUM common stock is computed by dividing stockholders' equity by the number of shares of PLATINUM common stock outstanding on those dates. Book value per ordinary share of Memco is computed by dividing shareholders' equity by the number of ordinary shares of Memco outstanding on those dates. Historical Memco per share data reflect basic earnings per share for each period below. The per share amounts under the column "Pro Forma Combined" reflect the arrangement. The per share amounts under the column "Equivalent Memco Pro Forma Combined" are calculated by multiplying the pro forma combined per share amount for each period by the exchange ratio of 0.836.

                                                                     Equivalent
                                                                       Memco
                                     Historical Historical Pro Forma Pro Forma
                                      PLATINUM    Memco    Combined   Combined
                                     ---------- ---------- --------- ----------
Net Income (Loss) from Continuing
 Operations Per Share
  Years ended December 31:
    1995............................   $(2.03)    $(0.23)   $(1.78)    $(1.49)
    1996............................    (1.16)      0.27     (1.01)     (0.84)
    1997............................    (1.35)      0.58     (1.25)     (1.05)
  Nine months ended September 30:
    1997............................    (1.10)      0.35     (1.02)     (0.85)
    1998............................    (0.42)     (1.59)    (0.86)     (0.72)
Book Value Per Share:
  December 31, 1997.................     4.27       4.01      4.10       3.43
  September 30, 1998................     4.37       4.65      4.33       3.62

                                 RISK FACTORS

   In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following factors when you evaluate (1) the proposal to approve the agreement and the arrangement and
(2) your acquisition of PLATINUM common stock. You should understand that for periods after the completion of the arrangement, references to "we," "our" or "ours" means the combined PLATINUM and Memco businesses.

Risks of Combining Our Businesses

   The execution of the proposed arrangement inherently involves a certain amount of risk in successfully integrating our two companies in a timely and efficient manner. If we do not successfully integrate and achieve the anticipated benefits, our businesses could be materially adversely affected. Specifically, risks in successfully integrating our companies include:

  . Coordinating the efforts and managing the decision making process in our geographically distant organizations, with PLATINUM in suburban Chicago, Illinois and Memco in Tel Aviv, Israel;

  . Integrating personnel with different business and corporate culture backgrounds; and

  . Expending significant amounts of financial and other resources in integrating our businesses, making such resources unavailable for our daily business needs. These expenditures could disrupt our on-going operations and could add to the existing strain on PLATINUM's management resources from the integration of other recent acquisitions and the rapid internal growth of PLATINUM's business. PLATINUM expects to incur charges of approximately $15,000,000 in connection with the arrangement.

Risks of a Fixed Exchange Ratio with Fluctuating Market Prices

   The value of what you receive in the arrangement depends on the market price of PLATINUM common stock upon completion of the arrangement. In the arrangement, you will receive 0.836 of a share of PLATINUM common stock for each outstanding Memco ordinary share that you own. This exchange ratio is fixed and will not vary regardless of any fluctuations in the market price of either PLATINUM common stock or Memco ordinary shares. You should note that the market price of PLATINUM common stock has been volatile. These fluctuations could cause the value of what you receive to vary greatly. See "--Volatility of PLATINUM's Stock Price."

   Since the announcement of the proposed arrangement, the trading prices of
both PLATINUM and Memco have decreased; as of February   , 1999, the latest
practical date before the publication of this proxy statement/prospectus, the
closing price of PLATINUM common stock was $      , and the closing price of
Memco ordinary shares was $     . Prior to voting on the agreement and the
arrangement, you should obtain recent market quotations for the PLATINUM common stock and Memco ordinary shares. See "Questions and Answers About the PLATINUM/Memco Arrangement--How do I obtain current PLATINUM common stock and Memco ordinary share market prices,", "Market and Market Prices" and "Pro Forma Combined Comparative Per Share Data."

PLATINUM's Net Losses and Our Ability to Satisfy Future Debt Obligations

   PLATINUM experienced operating losses and net losses from continuing operations from 1995 through the first nine months of 1998. Merger costs and charges for acquired in-process technology, as well as expenses related to the integration of acquired businesses contributed significantly to the losses for these periods. See
"--Risks of Reliance on an Acquisition Strategy." In contrast to the consistent losses suffered by PLATINUM,
Memco had operating and net losses in 1995, but earned operating and net income in 1996, 1997 and the first nine months of 1998. As a result of the arrangement, your investment will change from ownership in a company that has been profitable in recent periods to ownership in a company that has historically been unprofitable. PLATINUM's future operating results will depend upon a number of business factors as well as general economic conditions. See "--Risks of Reliance on an Acquisition Strategy," "--Highly Competitive Markets," "--Seasonality and Variability of Quarterly Operating Results" and "Unaudited Pro Forma Condensed Combining Financial Data."

   If we do not achieve our anticipated revenues and operating income and continue to incur losses in the future, our ability to pay interest on, or ultimately pay the principal amount of, our indebtedness could become impaired. If we do not meet our cash requirements out of cash flow from operations and available borrowings, we may not be able to obtain alternative financing or may not be permitted to do so under the terms of our existing financing arrangements. If we do not arrange for sufficient financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected. We could also become more vulnerable to industry downturns and competitive pressures. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Rapid Technological Change; Reliance on New Products and Markets

   PLATINUM expects the market for its products to continue to be subject to frequent and rapid changes in technology and customer preferences. The emergence of new product technologies and industry standards could cause PLATINUM's existing products to become obsolete and unmarketable. PLATINUM's growth and future financial performance will depend upon its ability to develop and introduce new products and enhance existing products to accommodate the latest technological advances and customer requirements. If PLATINUM fails to anticipate or adequately respond in a timely fashion to changes in technology and customer preferences, its business, financial condition or results of operations could be materially adversely affected. Additionally, PLATINUM's future growth and financial performance will be adversely affected if:

  .  New products developed by PLATINUM are not accepted in the marketplace;

  . Other software vendors develop and market products which are superior to PLATINUM's products and gain greater acceptance in the marketplace; or

  .  Customers delay purchases in anticipation of technological changes.

Dependence on Mainframe Products

   PLATINUM derives a significant percentage of its revenues from products for mainframe computers and believes that mainframes will continue to be an integral part of organizations' open systems IT environments. However, there has been debate in the marketplace regarding the future role of mainframe computers. Although PLATINUM now derives a majority of its revenues from non-mainframe products and services, if there were a decline in utilization of mainframe computers, PLATINUM's business, financial condition and results of operations could be materially adversely affected.

Risks of Memco's Israeli Operations

   Memco is an Israeli company with its principal offices and research and development facilities in Israel. Although virtually all of Memco's sales are made to customers outside of Israel, Memco is directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business, financial condition and results of operations. In addition, if certain Israeli governmental grants, programs or tax benefits are terminated or reduced, our business could be materially adversely affected.

Risks of Reliance on an Acquisition Strategy

   PLATINUM has grown largely through the acquisition of businesses and technologies. Since mid-1994, PLATINUM has acquired 48 businesses and 31 technologies. PLATINUM believes that its future growth depends, in part, upon the continued success of this acquisition strategy. In the future, PLATINUM may not be able to successfully identify, acquire on favorable terms or integrate suitable businesses or technologies. PLATINUM may also face increased competition for acquisition opportunities, which may adversely effect its ability to complete suitable acquisitions and may increase the costs of completing acquisitions.

   An acquisition strategy involves a number of other risks and challenges, including the following:

  .  Diversion of management's attention;

  .  Integration of the operations and personnel of acquired companies;

  .  Incorporation of acquired products into existing product lines;

  .  Adverse short-term effects on reported operating results;

  .  Amortization of acquired intangible assets;

  .  Assumption of liabilities of acquired companies;

  . Potential dilutive effect on PLATINUM's stockholders from continued issuance of common stock as consideration for acquisitions;

  . Adverse effect of acquisition-related charges, costs and expenses on operating and net income;

  .  Potential loss of key employees; and

  .  Difficulty of presenting a unified corporate image.

Highly Competitive Markets

   PLATINUM operates in the highly competitive markets of information technology infrastructure products and professional services, and PLATINUM expects competition to increase. Many of PLATINUM's current and prospective competitors have significantly greater financial, technical and marketing resources than PLATINUM. In addition, many prospective customers have the internal capability to implement solutions to their information technology infrastructure problems.

   PLATINUM's ability to compete successfully in the information technology infrastructure products market depends on a number of factors, both within and outside PLATINUM's control, including the following:

  . Comparative functionality, integration, performance and reliability of the products offered by PLATINUM and its competitors;

  .  Success and timing of new product development efforts;

  . Changes affecting the hardware, operating systems or database systems which PLATINUM currently supports;

  .  Level of demonstrable economic benefits for users relative to cost; and

  .  Relative quality of customer support and user documentation.

   PLATINUM's ability to compete successfully in the professional services market depends on a number of factors, including the following:

  .  Breadth and quality of services offered;

  .  Vendor reputation; and

  .  Ability to retain qualified technical personnel.

Risks Associated with the Year 2000

   Many currently installed computer systems, hardware and software products are coded to accept only two digit entries in the date field. Beginning in the Year 2000, these systems and products will need to accept four digit entries to recognize twenty-first century dates. As a result, such systems and products may need to be upgraded or replaced to comply with Year 2000 requirements.

   PLATINUM believes that substantially all of the products that it currently sells or maintains are now Year 2000 compliant. However, PLATINUM is subject to certain risks related to the Year 2000:

  . Products have been created and marketed for the arrival of the Year 2000; thus, demand for such products and services may diminish as the Year 2000 arrives, which could negatively impact PLATINUM's growth rate;

  . Customers have allocated significant portions of their IT budgets to Year 2000 compliance which could diminish demand for PLATINUM's traditional products; and

  . Certain of PLATINUM's products may contain undetected Year 2000 problems.

   PLATINUM has implemented a comprehensive program, with a dedicated project manager, to address Year 2000 issues in PLATINUM's internal systems, including information technology and non-information technology systems, and technical infrastructure. PLATINUM is analyzing Year 2000 compliance with respect to third party service providers, building systems and equipment upon which PLATINUM relies. PLATINUM believes that the internal costs associated with the Year 2000 will not have a material effect on PLATINUM's financial condition or results of operations. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Considerations."

Risk of Damage Claims and Costs Resulting from Product Defects

   Upon release, PLATINUM's software products typically contain certain errors or bugs which are usually resolved through the regular maintenance and updating process. However, products may contain more serious errors, failures or bugs which may not be discovered until PLATINUM has delivered the products to customers. As a result of serious failures or bugs:

  . PLATINUM's customers could suffer major business interruptions or other problems which could lead to claims for damages against PLATINUM;

  . Customers may delay their purchases of products until they are satisfied that the problems have been resolved;

  . Customers may decide not to purchase the defective products or other PLATINUM products;

  . Customers who have already received the defective products may return them for refunds and possibly may bring other claims against PLATINUM;

  . PLATINUM may need to devote significant financial and product development resources to fix software defects; and

  . PLATINUM may be forced to delay the introduction of new products or new versions of existing products.

   PLATINUM believes that its software license agreements provide it with substantial protection against liability. In addition, PLATINUM possesses "errors and omissions" insurance covering PLATINUM in the event it is held responsible for losses suffered by its customers due to product defects. Nevertheless, PLATINUM may be found liable for customer losses, and its insurance may not be adequate to cover such losses. If PLATINUM's products contain serious failures or bugs, PLATINUM's business, results of operations or financial condition may be materially adversely affected.

Dependence on Proprietary Technology

   Our success is heavily dependent upon our proprietary software technology. We establish and protect our proprietary rights through a combination of contractual rights, trademarks, trade secrets, patents and copyright laws. However, the steps we have taken to protect our proprietary rights may not be adequate to prevent the unauthorized use or imitation of our products. As discussed under "--Risks of International Sales" below, PLATINUM has derived a significant percentage of its revenues from sales in foreign countries. Certain of these countries may afford less protection to proprietary technology rights than is provided under United States laws.

   We do not believe that our products or technologies materially infringe on the intellectual property rights of others. However, infringement claims may be asserted against us in the future. Any claim or litigation, with or without merit, or an adverse determination in such claims or litigation, could be costly and could have a material adverse effect on our results of operations and financial condition.

Dependence on DB2

   PLATINUM expects to continue to derive a significant portion of its revenues from licensing products that enhance the performance of IBM's DB2 software for managing mainframe corporate databases. If IBM decreases its commitment to DB2 or there is a decline in the market's acceptance and utilization of DB2, PLATINUM's business could be materially adversely effected. Also, if IBM enhances DB2 and thereby renders PLATINUM's products obsolete or devotes more resources to developing and marketing IBM's own DB2 tools, PLATINUM's business, results of operations or financial condition could be materially adversely affected.

Dependence on Relationships with Relational Database Vendors

   PLATINUM must develop and maintain close relationships with leading database vendors to compete effectively. For example, PLATINUM has entered into alliances with Oracle Systems Corp., Sybase, Inc. and Informix Software, Inc. If PLATINUM fails to maintain existing relationships or establish new relationships with database vendors, PLATINUM's business, results of operations and financial condition could be materially adversely affected.

Seasonality and Variability of Quarterly Operating Results

   PLATINUM's operating results may vary significantly from quarter to quarter. In the fourth quarter of each year, PLATINUM typically achieves its highest total revenues and operating income, excluding certain acquisition-related charges and other special charges. PLATINUM generally records a majority of its quarterly software products revenues in the third month of any given quarter, particularly in the last week of that third month. PLATINUM believes the seasonality of its operating results is caused primarily by the budgeting cycles of its software product customers and the structure of its sales commission and bonus programs. As a result, estimating PLATINUM's operating results prior to the end of a quarter is extremely difficult.

   PLATINUM operates with little order backlog and derives substantially all of its software product revenues in any quarter from sales made in that quarter. Consequently, if near term demand for PLATINUM's products weakens or sales do not close in any quarter as anticipated, PLATINUM's results of operations for that quarter could be materially adversely affected.

Risks of International Sales and Exchange Rate Fluctuations

   Historically, PLATINUM has derived a significant portion of its revenues from international sales. PLATINUM's total level of foreign sales and the profitability of these sales could be materially adversely affected by exchange rate fluctuations. To date, fluctuations in foreign currency exchange rates have not had a material effect on PLATINUM's results of operations or liquidity. However, PLATINUM closely monitors its foreign operations and net asset position to determine the need for hedging foreign currency exchange risk. Since 1997, PLATINUM has considered hedging appropriate only for short-term intercompany balances. These currency balances are hedged by purchases and sales of forward exchange contracts to reduce the exchange rate exposure. At September 30, 1998, PLATINUM held an aggregate of approximately $14,500,000 in notional amount of forward exchange contracts. As PLATINUM's operations expand in international regions outside Western Europe, where PLATINUM's international operations are currently concentrated, PLATINUM may increasingly need to hedge foreign currency exchange risk.

   PLATINUM is also subject to the risks generally associated with doing international business, including the following:

  .  Longer payment cycles;

  .  Difficulty of managing remote offices;

  .  Greater difficulties in accounts receivable collection;

  .  Burdens of complying with a wide variety of foreign laws; and

  .  Exposure to general foreign economic declines and political conditions.

Risks of Consulting Services Business

   PLATINUM is subject to the risks associated with a consulting services business, including:

  .  Dependence on reputation with existing customers;

  .  Volatility of workload; and

  . Dependence on ability to attract and retain qualified technical personnel.

   Also, PLATINUM may derive a substantial portion of its future consulting services revenue from the performance of services under fixed-price contracts. PLATINUM may not be able to perform in a profitable manner under these contracts, particularly in the field of software development, where cost overruns occur frequently. PLATINUM recently announced an expected shortfall in revenues attributable to its consulting services business. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

Dependence on Key Personnel

   PLATINUM's success depends largely on the skills, experience and efforts of its key management, marketing, product development, professional services and operational personnel, including key personnel of Memco and other acquired companies. Because competition for qualified personnel in the software industry is intense, PLATINUM may face increasing difficultly in hiring, training and integrating new employees and keeping current valued employees required for PLATINUM's continued growth. Further, certain key members of the management of acquired companies, including Memco, may not continue with the combined businesses. If PLATINUM encounters difficulty in attracting and retaining key employees, PLATINUM's business, results of operations and financial condition could be materially adversely affected. See "Memco Management's Discussion and Analysis of Financial Condition and Results of Operations--Employees."

   PLATINUM's success depends in large part on the skills and efforts of Andrew
J. Filipowski, PLATINUM's President and Chief Executive Officer, and Paul L. Humenansky, PLATINUM's Executive Vice President--Product Development and Chief Operations Officer. PLATINUM has not entered into non-competition agreements with Messrs. Filipowski or Humenansky or any of its other key personnel and has not obtained "key man" life insurance covering these individuals.

Volatility of PLATINUM's Stock Price

   The market price of PLATINUM common stock has historically been volatile. PLATINUM believes various factors may cause the market price of its common stock to fluctuate substantially, including the following:

  .  Quarterly fluctuations in financial results;

  . Announcements of new products and acquisitions by PLATINUM or its competitors;

  . Changes or anticipated changes in earnings estimates by analysts or others;

  .  Changes in accounting treatments or principles; and

  .  PLATINUM's ability to meet or exceed analysts' or "street" expectations.


PLATINUM recently announced that earnings per share will be lower than analyst expectations for the fourth quarter of 1998. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Developments."

   In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of PLATINUM's common stock in the future. In the past, following periods of volatility in the market price of a company's securities, class action lawsuits have often been brought against that company. If any such lawsuit were brought against PLATINUM, PLATINUM could incur substantial costs and management's attention and resources could be diverted in defending such lawsuits.

PLATINUM's Rights Agreement, Charter and Delaware Law May Inhibit a Takeover

   PLATINUM's rights agreement, commonly referred to as a "poison pill," restated certificate of incorporation, and provisions of the Delaware General Corporation Law may prevent or delay a change of control of PLATINUM, even if stockholders would benefit from a change in control. See "Comparison of Shareholder Rights" and "Description of PLATINUM's Common Stock."

   Antitakeover measures implemented by PLATINUM include:

  . The rights agreement, which provides that when any person or group acquires 15% of the outstanding shares of PLATINUM common stock, PLATINUM's stockholders will have the right to purchase from PLATINUM additional shares of PLATINUM common stock with a market value equal to two times the exercise price of this right;

  . PLATINUM's restated certificate of incorporation, which separates the board of directors into three classes, with only one class up for election in any given year; and

  . Section 203 of the Delaware General Corporation Law which imposes restrictions upon 15% holders of PLATINUM common stock.

              UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from those set forth in the forward-looking statements contained herein for a variety of reasons, including without limitation, the risks outlined under the caption "Risk Factors," as well as those discussed elsewhere in this proxy statement/prospectus.

                                  THE MEETING

Purpose of the Meeting

   The purpose of the extraordinary general meeting of the shareholders of Memco is to approve and adopt the agreement dated as of August 13, 1998, between Memco Software Ltd. and PLATINUM technology International, inc. and the arrangement, pursuant to which, at the effective time of the arrangement, each outstanding Memco ordinary share, NIS 0.01 par value per share, other than those already owned by PLATINUM, will be exchanged for 0.836 of a share of PLATINUM common stock, $0.001 par value per share, and Memco will become a wholly-owned subsidiary of PLATINUM.

   As part of the arrangement, the articles of association of Memco will be amended and restated in their entirety to change the status of Memco under Israeli law. The amended articles of association of Memco will be substantially identical to the existing articles of association of Memco with the following changes:

  . upon consummation of the arrangement, Memco will become a private company;

  . the authorized share capital of Memco will be increased from NIS 800,000, divided into 80,000,000 ordinary shares to NIS 850,000 divided into 85,000,000 ordinary shares; and

  . the maximum number of directors on the board of directors of Memco will be decreased from 14 to 5.

   Your vote in connection with the agreement and the arrangement shall also constitute a vote by "special resolution" under Israeli law in connection with the adoption of the amended articles of association of Memco in connection with the arrangement.

   The proposed revisions to Memco's articles are designed to reflect the change in Memco's status upon consummation of the arrangement. Israeli law recognizes two types of companies, public and private. Under the Israeli Companies Ordinance--1983, a public company is required to have at least seven shareholders. Since PLATINUM will be the sole shareholder of Memco following the consummation of the arrangement, Memco will become a private company.

   Since Memco will become a wholly-owned subsidiary of PLATINUM and a private company, a reduction in the maximum number of directors on the Memco board was deemed appropriate. Upon the consummation of the arrangement, the maximum number of directors will be reduced from the current fourteen to five. PLATINUM, as the sole shareholder of Memco, will have the power to nominate all of the directors of Memco. The proposed increase in the number of authorized shares of Memco is a technical change solely for convenience.

Time, Place and Date

   The meeting will be held on February 24, 1999 at Memco's offices, 24 Raoul Wallenberg Street, Ramat Hahayal, Tel Aviv, Israel, commencing at 8:30 a.m., local time.

Record Date; Shares Entitled to Vote

   The Memco board has fixed the close of business on February 1, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any postponement or adjournment thereof. On the record date, there were 17,532,993 Memco ordinary shares issued and outstanding and entitled to vote.

Voting and Revocation of Proxies; Solicitation of Proxies; Accountants

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Memco board for use at the meeting. Memco shareholders are requested to complete, date and sign the accompanying proxy and return it promptly. All proxies that are properly executed and returned will be voted at the meeting in accordance with any directions noted thereon. If no direction is indicated, proxies will be voted FOR approval and adoption of the agreement and the arrangement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and all matters incidental to the conduct of the meeting. It is not expected that any other matter will be brought before the meeting.

   Any Memco shareholder signing and delivering a proxy may revoke it at any time before it is voted by submitting a later dated proxy with respect to the same shares or by delivering to Memco's Secretary a written revocation. Any Memco shareholder attending the meeting in person may also revoke his or her proxy and vote his or her shares at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

   The cost of soliciting proxies will be paid by Memco. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of Memco by mail, telegram or personally. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of Memco ordinary shares and will be reimbursed by Memco for their reasonable expenses in forwarding such materials. Memco may use the services of MacKenzie Partners, Inc. to solicit proxies pursuant to customary contractual terms, with total estimated fees of approximately $15,000 plus reimbursement of expenses.

   Representatives of Luboshitz, Kaisierer & Co., are expected to be present at the meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Vote Required

   Memco shareholders are entitled to one vote per share on all matters to be considered at the meeting. The presence of one third of the outstanding Memco ordinary shares entitled to vote, in person or by proxy, at the meeting shall constitute a quorum. The affirmative vote of a majority of Memco shareholders represented at the meeting, in person or by properly executed proxy, and the holders of 75% of the voting power of Memco ordinary shares represented at the meeting, voting in person or by proxy, is required to approve the agreement and the arrangement, including the adoption of the amended articles of association of Memco.

   Concurrently with the execution of the agreement, each of Israel Mazin, the Chairman and Chief Executive Officer of Memco, Eliahu Mashiah, director and Chief Technology Officer of Memco, Izaak Mashiah, director and Senior Vice President Technologies of Memco, Ori Mazin, director and Chief Operating Officer of Memco, Jules Marilus, director of Memco, Esriel Sternbuch and Ophir Holdings, Ltd., executed a shareholder agreement with PLATINUM in which each agreed to vote all Memco ordinary shares "beneficially owned" by them in favor of the agreement and the arrangement and granted PLATINUM a proxy to vote their shares at the meeting. As of the record date, such shareholders beneficially own and have the right to vote an aggregate of 6,823,851 Memco ordinary shares, constituting approximately 38.9% of the outstanding Memco ordinary shares. Other than 1,085,907 Memco ordinary shares owned by PLATINUM, constituting approximately 6.2% of the outstanding Memco ordinary shares, no other directors, executive officers or affiliates of Memco own any Memco ordinary shares.

   Under Section 115 of the Companies Ordinance--1983 and the current articles of association of Memco, any amendment to Memco's articles must be effected by a "special resolution" of the shareholders of Memco. Such a "special resolution" must be adopted at a shareholders meeting by the holders of not less than 75% of the voting power of Memco's ordinary shares represented, in person or by proxy, at such meeting. Thus, the vote required to approve the arrangement under
Section 233 of the Companies Ordinance encompasses the requirements for the adoption of the "special resolution" under Section 115. The notice of such meeting must be given no less than 21 days in advance of such meeting in which the adoption of a "special resolution" is contemplated. Memco sent a notice to its shareholders with respect to the meeting on February 1, 1999, at least 21 days prior to such a meeting, which stated that adoption of a "special resolution" is contemplated at the meeting.

Broker Non-Votes

   The election inspectors will count Memco ordinary shares represented by proxies that reflect "broker non-votes" only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. "Broker non-votes" are shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have the discretionary voting power on a particular matter. For purposes of determining whether the agreement and the arrangement have been approved, the election inspectors will exclude broker non-votes from the number of shares deemed to have voted on such matter at the meeting. Accordingly, broker non-votes will not affect the voting on the agreement or the arrangement.

Security Ownership of Memco's Principal Shareholders

   The following table sets forth certain information, as of December 1, 1998, with respect to:

  . each person or entity known by Memco to be the beneficial owner of more than 5% of the outstanding Memco ordinary shares;

  . the number of outstanding Memco ordinary shares beneficially owned by each director and executive officer;

  . the number of outstanding Memco ordinary shares beneficially owned by all officers and directors of Memco as a group; and

  . the number of shares of PLATINUM common stock to be acquired by each such 5% holder of Memco ordinary shares, director or executive of MEMCO and their estimated percentage of ownership of PLATINUM common stock based on shares of PLATINUM common stock outstanding as of January 15, 1999 and an exchange rate of 0.836.

                                    Memco Ordinary Shares      PLATINUM Common
                                    Beneficially Owned(1)      Stock Acquired
                                    ------------------------- -----------------
   Identity of Person or Group        Number       Percent     Number   Percent
   ---------------------------      ------------- ----------- --------- -------
Eliahu Mashiah(2).................      2,081,231      11.9%  1,739,909   2.0%
Israel Mazin(2)...................      2,061,584      11.8%  1,723,484   2.0%
Ophir Holdings Ltd.(3)............      1,626,388       9.3%  1,359,660   1.6%
Platinum technology International,
 inc.(4)..........................      1,085,907       6.2%        --    --
Jules Marilus(5)..................        362,574       2.1%    303,111     *
Izaak Mashiah(2)..................         42,250         *      35,321     *
Dov Gal(2)........................         20,370         *      17,029     *
Ori Mazin(2)......................         12,250         *      10,241     *
Andrew J. Filipowski(6)...........              0         *           0     *
All directors and officers as a
 group............................      4,580,259      26.2%  3,829,095   4.4
(9 persons)
*Less than 1%

--------
(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. A person is deemed to have "beneficial ownership" of any shares which such person has a right to acquire within 60 days of December 1, 1998.

(2) The address of such person is c/o Memco Software Ltd., 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel.
(3) The address of Ophir Holdings Ltd. is Shderot Shaul Hamelech, 8th Floor, Tel Aviv, Israel. Effective August 11, 1998, Mr. Yirmiahu Kaplan, Ophir Holdings Ltd.'s designee on Memco's board of directors, resigned from the board of directors.
(4) The address of PLATINUM is 1815 South Meyers Road, Oakbrook Terrace, IL
    60181.
(5) The address of Mr. Marilus is Binzstrasse 7, CH-8045, Zurich, Switzerland.
(6) Mr. Filipowski is director of Memco and Chief Executive Officer of PLATINUM. Mr. Filipowski disclaims beneficial ownership of all of the Memco ordinary shares owned by PLATINUM. His business address is 1815 South Meyers Road, Oakbrook Terrace, IL 60181.

                                THE ARRANGEMENT

Exchange of Memco Ordinary Shares

   The arrangement will become effective when a Final Court Order is received from a proper court in Israel and is filed with the Registrar of Companies in Israel. The filing of the Final Court Order will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the agreement. See "The Agreement--Conditions to the Agreement and the Arrangement."

   Each Memco ordinary share outstanding immediately prior to the effective time shall, at the effective time, be exchanged for 0.836 of a share of PLATINUM common stock. Cash will be paid in lieu of any fractional share of PLATINUM common stock.

   The exchange ratio was determined through arms length negotiations between PLATINUM and Memco. On August 13, 1998, the closing price of a share of PLATINUM common stock was $27.38 and the price of a Memco ordinary share was $21.69. As of August 13, 1998, this represented a 5.5% premium to Memco shareholders. As of February , 1999, the PLATINUM common stock price was
$      and the Memco ordinary share price was $     . Accordingly, as of
February  , 1999, the premium to Memco shareholders was      %.

   At the effective time, Memco will become a wholly-owned subsidiary of PLATINUM with all its purposes, powers and objects unaffected and unimpaired by the arrangement, continuing its corporate existence under the laws of the State of Israel. The current members of the Memco board will resign from office pursuant to Section 9.10 of the agreement upon consummation of the arrangement. Since PLATINUM will be the sole shareholder of Memco at such time, PLATINUM will have the power to nominate all of the members of the Memco board. At this time, PLATINUM has not yet determined who the officers and directors of Memco will be following consummation of the arrangement.

Background of the Arrangement

   On July 13, 1995, PLATINUM purchased 10% of the outstanding Memco ordinary shares for $4.0 million pursuant to a share purchase agreement, among PLATINUM, Memco, Eliahu Mashiah, Israel Mazin, Ophir Holdings Ltd., Jules Marilus and Esriel Sternbuch. The PLATINUM purchase agreement further provides that PLATINUM is entitled to designate a representative to the Memco board as long as PLATINUM holds a number of Memco ordinary shares equal to at least 5% or more of all of the issued and outstanding Memco ordinary shares. Since November 27, 1995, Andrew Filipowski, President and Chief Executive Officer of PLATINUM, has been a director of Memco.

   On July 13, 1995, PLATINUM entered into a stock purchase agreement with Jules Marilus and Esriel Sternbuch, pursuant to which PLATINUM purchased 583,422 Memco ordinary shares from Marilus and Sternbuch for an aggregate purchase price of $0.6 million. In addition, in October 1996, prior to Memco's initial public offering, PLATINUM exercised an option pursuant to which PLATINUM purchased an additional 520,582 Memco ordinary shares from Marilus and Sternbuch for an aggregate price of $1.6 million.

   Concurrently with the execution of the share purchase agreement, on July 13, 1995, Memco and PLATINUM entered into an original equipment manufacturer licensing agreement, or "OEM agreement," pursuant to which Memco granted PLATINUM a perpetual, world-wide, non-exclusive and non-transferable license to sublicense specified Memco products, including all updates and enhancements thereto, under PLATINUM's private label, "AutoSecure." PLATINUM paid an initial fee of $6.0 million and agreed to pay subsequent license fees annually to Memco based on a percentage of the sublicense fees collected by PLATINUM. Pursuant to the OEM agreement, PLATINUM is responsible for the service and support of Memco's products that it sublicenses and must make an annual payment to Memco of a percentage of the service fees that it collects. Memco is responsible for providing all backline support training with respect to

Memco's products and updates and enhancements to the products as well as providing certain support and training in the marketing of such products. In light of PLATINUM's ownership in Memco, the OEM agreement restricts Memco from entering into similar OEM agreements with software vendors relating to all, or substantially all of its existing products that are worldwide, unless such vendor pays a non-refundable fee of a specified amount in advance for such rights, and that relate specifically to Austria, Belgium, Eastern Europe, Germany, Holland, Italy, Luxembourg and Switzerland, unless such vendor enters into a worldwide OEM agreement and pays the non-refundable fee. The OEM agreement also limits the ability of Memco to grant rights to sell Memco's products to seven specified software vendors. Such restrictions only apply if PLATINUM pays specified minimum fees and, with respect to the country restriction, only if the distribution agreement with a specific distributor of certain of Memco's products in certain European countries is in effect. During the term of the OEM agreement, PLATINUM is required to provide certain reports with respect to quantity of products sold and prices paid and Memco has auditing rights to verify that PLATINUM is complying with all of the terms and conditions of the OEM agreement. PLATINUM has the right to terminate the OEM agreement without the allegation or establishment of a material breach upon 180 days prior notice to Memco. Pursuant to the OEM agreement, PLATINUM paid Memco $1.3 million, $3.5 million and $2.3 million in 1996, 1997 and the first nine months of 1998, respectively.

   In 1995, Memco also began to establish its own direct sales force in North America. In October 1996, Memco completed its initial public offering of Memco ordinary shares in the United States.

   In light of the trend toward full suite vendors within the industry in which Memco competes and the resulting emergence of larger security companies and system management/security companies, during 1997, Memco's senior management determined that Memco would be likely to compete more effectively by allying itself with a large security vendor or with a large systems management company. In September 1997, Memco engaged Lehman Brothers as its financial advisor to assist Memco in evaluating various strategic alternatives. Towards the end of 1997 and through the first six months of 1998, Memco, and Lehman Brothers on behalf of Memco, contacted a number of potential buyers and merger candidates. None of the persons which were initially contacted, however, indicated serious interest in pursuing a transaction with Memco.

   In mid-1998, disputes arose between Memco and PLATINUM regarding PLATINUM's compliance with certain covenants of the OEM agreement and Memco's refusal to provide certain software technology to PLATINUM that Memco considered to be outside, and PLATINUM considered to be inside, the scope of the OEM agreement. Pursuant to the OEM agreement, on June 27, 1998, Memco advised PLATINUM that it was exercising its audit rights under the OEM agreement.

   On July 20, 1998, Messrs. Filipowski and Larry Freedman, Senior Vice President and General Counsel of PLATINUM, Israel Mazin, and Scott Lenga, Vice President of Business Development and General Counsel of Memco, discussed via teleconference the issues outlined above that had arisen under the OEM agreement. During this conversation, Mr. Mazin, who was aware of PLATINUM's strategy of growth by acquisition, suggested that it might be beneficial for both parties if PLATINUM acquired Memco. Messrs. Mazin and Filipowski agreed to further discuss this possibility at a later date.

   On Sunday, July 26, 1998, Messrs. Filipowski and Mazin discussed via teleconference the possibility of a potential acquisition of Memco by PLATINUM. Mr. Filipowski expressed a preliminary interest, subject to the performance of a detailed due diligence and negotiations of satisfactory transaction documents, to purchase all of the outstanding Memco ordinary shares at a price in the mid-twenties per Memco ordinary share. Messrs. Filipowski and Mazin agreed to meet again to further discuss such proposal.

   Following the July 26 call, Mr. Filipowski contacted Mr. Michael Cullinane, Chief Financial Officer of PLATINUM, Mr. Gavin Coote, Finance Director-- Software Operations and Mergers and Acquisitions of PLATINUM and Mr. Freedman. Mr. Filipowski also contacted Mr. Michael Barker at Credit Suisse First Boston to discuss a possible transaction.

   On July 27, 1998, Messrs. Coote and Barker discussed preparation of the financial analysis necessary for a possible acquisition.

   On July 31, 1998 and on August 1, 1998, Messrs. Mazin and Dov Gal, Chief Financial Officer of Memco, discussed the possibility of a transaction with PLATINUM with Lehman Brothers and Memco's legal counsel, Meitar, Liquornik, Geva & Co. of Israel and Chadbourne & Parke LLP of the United States. During the week of August 3, 1998, senior management of Memco and Lehman Brothers prepared a financial analysis of a possible transaction with PLATINUM. In addition, several discussions were held with Lehman Brothers, Memco's legal counsel and accountants to discuss structural, legal and tax issues.

   Between August 3 and August 7, 1998, management of PLATINUM and representatives of Credit Suisse commenced a financial analysis of a possible acquisition of Memco by PLATINUM.

   On August 5, 1998, Messrs. Filipowski, Cullinane, Freedman and Mr. Marty Leamy, Senior Vice President--Systems Management Solutions of PLATINUM, met with Messrs. Mazin and Gal in Oakbrook Terrace, Illinois to discuss various aspects of a possible transaction. Mr. Filipowski expressed PLATINUM's interest to purchase Memco for $26 worth of PLATINUM common stock for each Memco ordinary share, subject to due diligence and satisfactory transaction documents. Mr. Mazin explained that the only transaction acceptable to Memco would be a transaction that was only conditioned upon the receipt of the necessary regulatory approvals. At the conclusion of this meeting, Messrs. Filipowski and Mazin agreed to have the parties' respective financial and legal advisors meet to negotiate transaction documents and commence due diligence.

   Following the meeting, Mr. Freedman contacted Credit Suisse and PLATINUM's legal counsel, Herzog, Fox & Neeman of Israel and Katten Muchin & Zavis of the United States, regarding a possible transaction. On August 7, 1998, the parties commenced legal and business due diligence with respect to a possible acquisition of Memco.

   On August 7, 1998, PLATINUM and Memco executed a mutual confidentiality agreement.

   On or about August 8, 1998, legal counsel for PLATINUM distributed a first draft of the agreement and voting agreement. From August 10 through August 13, 1998, representatives of the parties, including Messrs. Freedman and Leamy of PLATINUM and Messrs. Mazin, Gal, Ori Mazin, Chief Operating Officer of Memco, and Lenga of Memco, as well as their respective financial and legal advisors, continued due diligence and met to negotiate the terms and conditions of the agreement. The principal issues involved in the negotiations were:

  . whether the significant Memco shareholders would enter into voting agreements;

  .  whether the agreement would include a "fiduciary out" provision; and

  .  what the conditions to closing would be.

   The final agreement includes a "fiduciary out" provision. If Memco exercises the "fiduciary out" provision and enters into a transaction with a party other than PLATINUM at the option of PLATINUM, either Memco pays to PLATINUM $30 million or Memco grants PLATINUM a non-exclusive, royalty-free license. The significant Memco shareholders also entered into voting agreements.

   On August 12 and 13, 1998, special meetings of the Memco board were held via teleconference. All members of the Memco board, except Mr. Filipowski, participated. Mr. Filipowski did not participate in the discussions of, or the vote on, the proposed transaction due to the inherent conflict of interest of being both a Memco board member and the CEO of PLATINUM. For each special meeting, calls were held separately with a separate committee, consisting of Mr. Shalom Berkowitz, Mr. Moshe Allon and Mr. Yirmiyahu Kaplan, Memco's Audit Committee, consisting of Mr. Israel Mazin, Mr. Shalom Berkowitz and Mr. Moshe Allon, and the entire Memco board, except Mr. Filipowski. Israeli counsel to Memco also participated on the calls. During the calls, Mr. Mazin updated the Memco board on conversations held with PLATINUM and the terms of the proposed transaction. Israeli counsel to Memco reviewed the terms of the agreement with the Memco board and its committees and advised them of their duties under Israeli law and responded to questions and comments from the various Memco board members. During the call on August 13, 1998, Lehman Brothers presented a financial analysis of the proposed transaction and responded to questions and comments from the various Memco board members. Lehman Brothers then delivered its opinion, dated as of August 12, 1998, that as of such date and subject to the assumptions made, factors considered and limitation on the review undertaken, the exchange ratio was fair, from a financial point of view, to Memco shareholders. After further deliberation, each of the Memco board's committees, and the Memco board unanimously, other than Mr. Filipowski, approved the agreement and the arrangement and authorized management to execute the agreement.

   On August 13, 1998, a special meeting of the PLATINUM board of directors was held via teleconference. All members of the PLATINUM board participated in person or by telephone. Copies of a draft of the agreement and Credit Suisse's written opinion were distributed to the PLATINUM board prior to the meeting. Mr. Joe Josephson of Credit Suisse and Mr. Matthew Brown of Katten Muchin & Zavis reviewed the terms of the definitive agreement with the PLATINUM board and answered questions. Representatives of Credit Suisse then presented an oral and written opinion to the PLATINUM board that the consideration to be paid by PLATINUM was fair from a financial point of view. After further deliberation, the PLATINUM board unanimously approved the agreement and the arrangement, and authorized management to execute the agreement.

   Subsequent to this meeting, each company executed and delivered the agreement. The execution of the agreement was announced on August 13, 1998 by the issuance of press releases.

Recommendation of the Memco Board; Reasons for the Arrangement

   On August 12, 1998, the members of the Memco board permitted to vote thereon unanimously approved the proposal to enter into the arrangement, as being in the best interests of Memco and its shareholders, and unanimously approved the agreement. Under Israeli law, only disinterested directors may vote to approve a transaction. As CEO of PLATINUM, Mr. Filipowski was not permitted to vote on the arrangement or the agreement. The members of the Memco board permitted to vote hereby unanimously recommend that the Memco shareholders vote FOR approval of the arrangement and the agreement for the reasons set forth below.

   Limitation of Current Distribution Relationships. A cornerstone of Memco's distribution strategy has been to expand the number and depth of its OEM relationships with software companies that provide security as one component of broad-based system management. While Memco achieved initial success with this strategy, a recent trend towards direct ownership of technology by system management vendors has made it more difficult for Memco to retain and enhance its sales through its indirect distribution channels. With the continuation of this trend, Memco believes that the only viable alternative left for Memco would be to develop a worldwide direct sales force, which would likely take years to develop, involve significant investment in human resources and marketing and result in increased costs of sales. Moreover, Memco would likely lose significant market opportunities by failing to build a direct sales force and associated infrastructure in time to fully exploit the current rate of market expansion for system security products. The arrangement with PLATINUM would not only provide Memco with a significant international direct sales force, but would also enable Memco to accelerate its plans to enter into various markets through a direct sales strategy and reduce Memco's dependency on OEM relationships over time.

   Creation of a Comprehensive Suite of Software Products. The software industry, as it stands today, is led by several large companies which generally have the capacity to provide a full suite of software products for large corporate environments. These companies own or license security products which they offer as modules in an integrated suite of system management products. This benefits the customer because responsibility for integration, interoperability and technical support resides with a single vendor rather than an array of smaller vendors. Memco believes that the current trend towards full suite vendors within the software market will continue and that it will become increasingly difficult for Memco to effectively market its security products to customers who prefer a "one-stop-shop" for system management and other information technology requirements. The arrangement with PLATINUM would enable Memco's products to be fully integrated as modules in PLATINUM's suite of software products for system management and other corporate requirements, thus eliminating the inconvenience of purchasing stand-alone security software products.

   Ownership of a More Diversified Security and Participation in Future
Growth. The Memco board believes that the exchange of Memco ordinary shares for shares of PLATINUM common stock will give Memco shareholders interest in a larger, more diversified software company which would not likely be subject to the same level of risk as Memco, which is focused exclusively in the security sector of the software industry. As holders of PLATINUM common stock, Memco shareholders would likely have greater liquidity in their holdings. In addition, Memco shareholders would have the opportunity to participate in the potential growth of the combined businesses that management believes would not have been possible to achieve as a stand-alone company.

   Access to Experienced Sales Force and Wide Distribution Network. Memco's traditional indirect sales channel strategy has not been particularly successful in penetrating the European and Asian markets. The arrangement with PLATINUM would enable Memco immediate access to PLATINUM's international team of sales personnel in over 25 countries, in addition to its global distribution network.

   Consolidation in Security Industry. As a result of customers' increasing preference for "one-stop-shop" vendors, the security industry has undergone significant consolidation toward full-suite providers over the last year. With the emergence of larger security companies and system management/security companies, Memco believes that in order to succeed in the market, it has to combine forces with either a large security vendor or with a large systems management company. Memco had been exploring such alternatives since September 1997 directly and through Lehman Brothers. See "--Background of the Arrangement." PLATINUM was also seeking to acquire leading software security companies to integrate into its existing product line. The combination of PLATINUM and Memco will increase the chances that the combined businesses will become a leader in the system management and software security areas.

   Complementary Nature of Product Lines. Management believes that the complementary nature of Memco's and PLATINUM's product lines creates a combination which is more valuable to customers and shareholders than the sum of its parts. For example, many industry analysts are saying that the Year 2000 situation will curtail demand for security software in 1999 because corporate software budgets will be diverted to Year 2000 solutions, despite customer concerns regarding security. The arrangement with PLATINUM and its strong reputation in the Year 2000 solution area will offer potential customers a viable choice for system management which include security and Year 2000 solutions in an integrated modular product suite.

   Sharing of Administrative and Operational Expenses. The arrangement with PLATINUM would result in business synergies, through, among other things, the sharing of certain administrative, operational and research and development expenses, which would permit cost savings through the elimination of certain duplicative costs.

   PLATINUM Historical Financial Statements. The Memco board considered the historical financial condition, results of operations and cash flows of PLATINUM. The Memco board noted the losses incurred by PLATINUM in the past and also noted that such losses were mostly attributable to one-time charges incurred by PLATINUM as a result of its growth though acquisitions.

   In connection with the approval of the arrangement and recommendation to the Memco shareholders, the Memco board considered the following factors:

  .  the reasons described above;

  . the terms and conditions of the proposed arrangement and related agreements, including among other things, the agreement of the significant Memco shareholders to vote in favor of the proposed transaction and the express terms of the agreement and the arrangement;

  . the advice of Memco's independent accountants with respect to the ability to account for the arrangement as a pooling-of-interests transaction under U.S. generally accepted accounting principles;

  . the business rationale for the arrangement, including but not limited to the strategic fit between PLATINUM and Memco, that the combination of the two companies has the potential to increase shareholder value through additional opportunities for global expansion and operating efficiencies;

  . the current and prospective environment in which Memco operates, including international and local economic conditions;

  . the difficulty and management distraction inherent in integrating two businesses and the risk that the synergies and benefits sought in the arrangement would not be fully achieved;

  .  the risk that the arrangement will not be consummated;

  . the presentations by Memco's management and its financial, legal, accounting and other advisors regarding the arrangement;

  . the opinion of Lehman Brothers that, as of August 12, 1998, the exchange ratio was fair from a financial point of view to the Memco shareholders;

  . the familiarity of the Memco board with the business, properties and prospects of PLATINUM, including the opportunities and alternatives available to Memco if the arrangement were not to be undertaken;

  . the interests of the officers and directors of PLATINUM and Memco in the arrangement and the impact of the arrangement on the customers and employees of each company;

  . the likelihood of the arrangement being approved by the appropriate regulatory authorities and Memco shareholders; and

  . the termination fee to be paid by Memco to PLATINUM in the event the agreement is terminated under certain conditions.

   The foregoing discussion of the information and factors considered by the Memco board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the arrangement, the Memco board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Memco board may have given different weights to different factors. For a discussion of the interests of certain members of Memco management and the Memco board in the arrangement, see "--Interests of Certain Persons in the Arrangement."

PLATINUM's Reasons for the Arrangement

   PLATINUM's management believes the arrangement will make the combined businesses a leader in providing security solutions for computing environments, with the ability to provide a comprehensive solution for securing mission critical applications. Management believes Memco's technology is highly complementary to PLATINUM's systems and network management product line and that Memco employees will add significant security related expertise. Management also believes that the arrangement will position PLATINUM to take advantage of the substantial opportunity to expand international sales.

Opinion of Memco's Financial Advisor

   Lehman Brothers has acted as financial advisor to Memco in connection with the arrangement. As part of its role as financial advisor to Memco, Lehman Brothers rendered an opinion to the Memco shareholders as to the fairness, from a financial point of view, of the exchange ratio to be offered to such Memco shareholders pursuant to the agreement and the arrangement.

   The full text of the Lehman Brothers opinion, dated as of August 12, 1998, is attached as Appendix B and is incorporated herein by reference. Memco shareholders should read the opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. This summary of the Lehman Brothers opinion is qualified by reference to the full text of the opinion.

   Except as described below, no limitations were imposed by Memco on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Memco board as to the form or amount of consideration to be received by Memco shareholders in connection with the arrangement, which was determined through arm's-length negotiations between Memco and PLATINUM. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Memco or PLATINUM, but made its determination as to the fairness, from a financial point of view, to the Memco shareholders of the exchange ratio to be offered to such stockholders, on the basis of the financial and comparative analyses described below. The Lehman Brothers opinion was for the use and benefit of the Memco board and was rendered in connection with the Memco board's consideration of the arrangement. The Lehman Brothers opinion is not intended to be, and does not constitute, a recommendation to any Memco shareholder as to how such shareholder should vote with respect to the arrangement. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Memco's underlying business decision to proceed with or effect the arrangement.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed:

  .  the agreement and the specific terms of the arrangement;

  . publicly available information concerning PLATINUM and Memco, including reports on Forms 10-K, 10-Q, 20-F and 6-K, press releases and other relevant public documents;

  . financial and operating information with respect to the business, operations and prospects of Memco furnished to it by Memco;

  . financial and operating information with respect to the business, operations and prospects of PLATINUM furnished to it by PLATINUM;

  . a trading history of Memco ordinary shares from November 1, 1996 to August 10, 1998 and a comparison of the Memco trading history with those of other companies that Lehman Brothers deemed relevant;

  . a trading history of PLATINUM common stock from August 10, 1993 to August 10, 1998 and a comparison of the PLATINUM trading history with those of other companies that Lehman Brothers deemed relevant;

  . a comparison of the historical financial results and present financial condition of Memco with those of other companies that Lehman Brothers deemed relevant;

  . a comparison of the historical financial results and present financial condition of PLATINUM with those of other companies that Lehman Brothers deemed relevant;

  . publicly available estimates of the future financial performance of PLATINUM prepared by third-party research analysts;

  . a comparison of the financial terms of the arrangement with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

  . the relative contribution of Memco and PLATINUM to the historical and pro forma financial condition and operating results of the combined businesses following consummation of the arrangement; and

  . the results of Lehman Brothers' efforts to solicit indications of interest and proposals from third parties with respect to an acquisition of Memco.

   In addition, Lehman Brothers had discussions with the managements of PLATINUM and Memco concerning their respective businesses, operations, assets, financial conditions and prospects, including with respect to cost savings, operating synergies, revenue enhancements and other strategic benefits expected to result from a combination of the businesses of Memco and PLATINUM, and has undertaken such other studies, analyses and investigations as it deemed appropriate.

   In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial information provided without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Memco and PLATINUM that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Memco prepared by the management of Memco, including, without limitation, revenues projected to be received from distributors of Memco, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of Memco as to the future financial performance of Memco, and Lehman Brothers relied upon such projections in arriving at its opinion. In arriving at its opinion, Lehman Brothers was not provided with, and did not have access to, any financial forecasts or projections prepared by the management of PLATINUM as to the future financial performance of PLATINUM, and accordingly, in performing its analysis, based on advice from PLATINUM and with consent of Memco, Lehman Brothers assumed that the publicly available estimates of third party research analysts were a reasonable basis upon which to evaluate the future financial performance of PLATINUM, and that PLATINUM will perform substantially in accordance with such estimates.

   Upon the advice of Memco and its legal and accounting advisors, Lehman Brothers assumed that the arrangement will qualify for pooling-of-interests accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the U.S. Memco shareholders. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Memco or PLATINUM, and Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of Memco or PLATINUM. The Lehman Brothers opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

   In connection with its written opinion dated August 12, 1998, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Memco and PLATINUM. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

   Transaction Terms. Memco shareholders are to receive 0.836 of a share of PLATINUM common stock in exchange for each Memco ordinary share.

   Comparable Transaction Analysis. Using publicly available information, Lehman Brothers compared selected financial data for Memco to similar data for selected transactions in the software industry. These comparable transactions included: Network Associates Inc.'s acquisition of Dr. Solomon's plc; PLATINUM's acquisition of Logic Works, Inc.; Network Associates Inc.'s acquisition of Trusted Information Systems, Inc.; PLATINUM's acquisition of Mastering, Inc.; BMC Software, Inc.'s acquisition of BGS Systems, Inc.; Axent Technologies, Inc.'s acquisition of Raptor Systems, Inc.; IBM's Tivoli Systems' acquisition of Unison Software; Computer Associates International, Inc.'s acquisition of Cheyenne Software, Inc.; Security Dynamic Technologies, Inc.'s acquisition of RSA Data Security; IBM's acquisition of Tivoli Systems; and PLATINUM's acquisition of Trinzic Corporation. Lehman Brothers reviewed the prices paid in the comparable transactions in terms of the multiple of the Transaction Value (defined as the total consideration paid) to the latest twelve months net income or last twelve months earnings per share, where applicable (the "LTM Net Income Multiple") and the estimated net income or estimated earnings per share, where applicable, for the calendar year based on First Call and I/B/E/S (service companies used widely by the investment community to gather earnings estimates from various research analysts) data for the acquired entity (the "Forward Net Income Multiple"). Lehman Brothers also reviewed the prices paid in comparable transactions in terms of the multiple of the Transaction Enterprise Value, defined as the total consideration paid including total debt assumed less cash and cash equivalents transferred to the acquiror, to: the last twelve months revenue (the "LTM Revenue Multiple"); the last twelve months earnings before interest and tax (the "LTM EBIT Multiple"); and the last twelve months earnings before interest, tax, depreciation and amortization (the "LTM EBITDA Multiple").

   Lehman Brothers noted that:

     (a) the LTM Net Income Multiple associated with the arrangement was 44.0x as compared to 52.7x for the median of the comparable transactions;

     (b) the Forward Net Income Multiple associated with the arrangement was 48.1x as compared to 36.9x for the median of the comparable transactions;

     (c) the LTM Revenue Multiple associated with the arrangement was 11.27x as compared to 5.85x for the median of the comparable transactions;

     (d) the LTM EBIT Multiple associated with the arrangement was 55.0x as compared to 44.7x for the median of the comparable transactions; and

     (e) the LTM EBITDA Multiple associated with the arrangement was 52.2x as compared to 27.5x for the median of the comparable transactions.

   Lehman Brothers noted that the Transaction Value as a multiple of the selected financial data described in this paragraph was above the median of equivalent multiples for the comparable transactions in (b) through (e) and below the median of the equivalent multiple for the comparable transactions in
(a).

   Because the reasons for and the circumstances surrounding each of the comparable transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Memco and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of the arrangement and the comparable transactions that would affect the transaction values of Memco and such acquired companies.

   Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Memco and PLATINUM with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Memco and PLATINUM. Lehman Brothers included in its selected comparable companies for Memco, Axent Technologies, Inc., Check Point Software Technologies Ltd., Cyberguard Corporation, Cylink Corporation, Network Associates, Inc., Secure Computing Corporation and Security Dynamics Technologies, Inc. (the "Security Software Companies") and for PLATINUM, BMC Software, Inc., Boole & Babbage, Inc., Computer Associates International, Inc., Compuware Corporation and New Dimension Software Ltd. (the "System Management I Companies"). For each of Memco, PLATINUM, the Security Software Companies and the System Management I Companies,

Lehman Brothers calculated the multiple of the current stock price to: the latest twelve months earnings per share (the "LTM P/E Multiple"); the estimated calendar year 1998 earnings per share (the "1998 P/E Multiple"), based on management estimates for Memco and data from First Call for all other companies; and the estimated calendar year 1999 earnings per share (the "1999 P/E Multiple"), also based on management estimates for Memco and data from First Call for all other companies.

   Lehman Brothers noted that as of August 11, 1998:

  . the LTM P/E Multiple for Memco, based on the transaction terms, was 44.0x as compared to 41.9x for PLATINUM, 22.8x for the median of the Security Software Companies and 25.3x for the median of the System Management I Companies;

  . the 1998 P/E Multiple for Memco, based on the transaction terms, was 48.1x as compared to 32.1x for PLATINUM, 28.6x for the median of the Security Software Companies and 20.3x for the median of the System Management I Companies; and

  . the 1999 P/E Multiple for Memco, based on the transaction terms, was 23.9x as compared to 22.0x for PLATINUM, 16.3x for the median of the Security Software Companies and 15.3x for the median of the System Management I Companies.

   In addition, Lehman Brothers calculated the Firm Value, defined as the market value of the respective company's common equity plus total debt less cash and cash equivalents, as a multiple of the latest twelve months revenues (the "LTM Revenue Multiple"). Lehman Brothers noted that as of August 11, 1998, the LTM Revenue Multiple for Memco, based on the transaction terms, was 11.27x as compared to 3.10x for PLATINUM, 4.27x for the median of the Security Software Companies and 4.52x for the median of the System Management I Companies. In addition, Lehman Brothers calculated the Firm Value as a multiple of the latest twelve months earnings before interest and tax (the "LTM EBIT Multiple") and the Firm Value as a multiple of the latest twelve months earnings before interest, tax, depreciation and amortization (the "LTM EBITDA Multiple"). Lehman Brothers noted that as of August 11, 1998, the LTM EBIT Multiple for Memco, based on the transaction terms, was 55.0x as compared to 35.9x for PLATINUM, 15.4x for the median of the Security Software Companies and 22.5x for the median of the System Management I Companies, and the LTM EBITDA Multiple for Memco, based on the transaction terms, was 52.2x as compared to 17.3x for PLATINUM, 15.8x for the median of the Security Software Companies and 18.2x for the median of the System Management I Companies. Lehman Brothers noted the implied price per share and the implied Enterprise Value, as the case may be, in each case based on the transaction terms, as a multiple of the selected financial data described in this paragraph was above the median of all the equivalent multiples of the Security Software Companies and the System Management I Companies.

   Because of the inherent differences between the businesses, operations and prospects of Memco and PLATINUM and the business, operations and prospects of the companies included in the Security Software Companies and the System Management I Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Memco, PLATINUM and the companies included in the Security Software Companies and in the System Management I Companies that would affect the public market valuations of such companies.

   Stock Trading History. Lehman Brothers considered various historical data concerning the trading prices for Memco ordinary shares for the period from November 1, 1996 to August 10, 1998 and PLATINUM common stock for the period from August 9, 1996 to August 10, 1998 and the relative stock price performances during the respective periods for Memco and PLATINUM, and during the period from August 9, 1996 to August 10, 1998 for the Standard & Poors 400 Index, the NASDAQ Composite Index and that of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Memco and PLATINUM. Lehman Brothers included in its index of the comparable companies Axent Technologies,

Inc., Check Point Software Technologies Ltd., Cyberguard Corporation, Cylink Corporation, Network Associates, Inc., Secure Computing Corporation and Security Dynamics Technologies, Inc. (the "Security Software Companies") and BMC Software, Inc., Boole & Babbage, Inc., Computer Associates International, Inc., and Compuware Corporation (the "System Management II Companies"). During this period, the closing price of Memco ordinary shares ranged from $10.50 to $32.50 per share, the closing price of PLATINUM common stock ranged from $10.25 to $33.25 per share, the Security Software Companies' index rose 42.1% and the System Management II Companies' index rose 35.1%. During the one year period prior to the announcement of the arrangement, the closing price of Memco ordinary shares ranged from $17.00 to $32.50 per share, the closing price of PLATINUM common stock ranged from $17.50 to $33.25 per share, the Security Software Companies' index rose 2.1% and the System Management II Companies' index rose 12.5%.

   Contribution Analysis. Lehman Brothers utilized publicly available historical financial data regarding Memco and PLATINUM and estimates of future financial performance of Memco and PLATINUM to calculate the relative contributions of Memco and PLATINUM to the combined businesses upon consummation of the arrangement, without giving effect to any cost savings or operating synergies, with respect to reported revenues, EBIT, EBITDA and net income for the calendar year 1997, the latest twelve months ended June 30, 1998 and estimates for 1998 and 1999. In 1997, Memco would have contributed 4.0%, 13.4%, 6.2% and 16.4% of revenues, operating income, EBITDA and net income, respectively, to the combined businesses. For the latest twelve months ended June 30, 1998, Memco would have contributed 4.5%, 10.0%, 5.4% and 13.3% of revenues, operating income, EBITDA and net income, respectively, to the combined businesses. In 1998, it was estimated based upon management estimates for Memco and research analysts' estimates for PLATINUM that Memco would contribute 5.7%, 9.8%, 5.6% and 11.3% of revenues, operating income, EBITDA and net income, respectively, to the combined businesses. In 1999, it was estimated based upon management estimates for Memco and research analysts' estimates for PLATINUM that Memco would contribute 6.8%, 13.0%, 8.2% and 14.6% of revenues, operating income, EBITDA and net income, respectively, to the combined businesses. Lehman Brothers compared such contributions to the pro forma ownership of the combined businesses by Memco shareholders. Such pro forma ownership of the combined businesses by the stockholders of Memco would be approximately 16.0% on a diluted basis, assuming all Memco options are converted into PLATINUM options and are accounted for under the treasury stock method.

   Pro Forma Analysis. Based on the consideration and estimates of future financial performance for Memco and PLATINUM on a stand-alone basis, Lehman Brothers performed sensitivity analyses to calculate the estimated pro forma financial results for the combined businesses for the calendar years 1999 and 2000. Lehman Brothers performed pro forma sensitivity analyses that examined, among other items, the impact of cost savings and operating synergies of $0 to $15 million. Based on these assumptions and certain other assumptions that Lehman Brothers deemed appropriate, including the assumption that the arrangement was effective as of January 1, 1999 and excluding all extraordinary charges and nonrecurring items, the arrangement would be 1.0% to 7.7% accretive to Memco's stand-alone earnings per share in calendar year 1999, and 0.8% dilutive to 3.7% accretive to Memco's stand-alone earnings per share in calendar year 2000. Lehman Brothers used management estimates for Memco and research analysts' estimates for PLATINUM. In connection with its pro forma analysis calculations, Lehman Brothers also relied upon information provided by Memco regarding shares outstanding, options outstanding and weighted average exercise price of options for Memco.

   Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   Lehman Brothers has performed various financial advisory and capital raising services for Memco in the past, including acting as Memco's underwriter for its initial public offering and financial advisor in connection with the acquisitions of AbirNet Ltd. and Network Information Technology Inc. in which Lehman

Brothers received customary fees for such services. The engagement of Lehman Brothers in connection with the arrangement was formalized by an engagement letter dated September 11, 1997 between Memco and Lehman Brothers pursuant to which Memco has agreed to pay Lehman Brothers a fee of $400,000 for rendering its opinion and a fee of up to 1.25% of the aggregate value of the consideration received by Memco's stockholders, which fee is contingent upon consummation of the arrangement, against which the $400,000 opinion fee would be credited. Memco also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement and the rendering of this opinion. Over the last two years Memco has paid Lehman Brothers fees of $1.4 million, excluding the fees described above, in connection with investment banking services rendered by Lehman Brothers.

   In the ordinary course of its business, Lehman Brothers actively trades in the securities of Memco and PLATINUM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Arrangement

   In considering the recommendation of Memco's board with respect to the agreement and the arrangement, Memco shareholders should be aware that members of Memco's management and Memco's board of directors have certain interests in the arrangement that are in addition to the interests of the Memco shareholders generally.

   Options. As of September 30, 1998, the total number of options held by the current executive officers and directors of Memco as a group (9 persons) was 771,115, which are expected to vest immediately following the consummation of the arrangement. See "The Agreement--Substitution of Options."

   Indemnification. After the effective time, PLATINUM shall indemnify, defend and hold harmless and advance expenses to all past and present officers, directors and employees of Memco to the same extent such persons are so indemnified as of the date of the agreement by Memco from and against all claims, damages, losses, obligations or liabilities with respect to acts or omissions occurring at or prior to the effective time. In the event of any dispute regarding whether a director, officer or employee has met the required standards of, such question shall be conclusively determined by the written opinion of reputable disinterested legal counsel selected by Memco's board of directors. The provisions of this section are for the benefit of the indemnified persons, any of whom shall have all rights at law and in equity to enforce the rights hereunder. PLATINUM shall maintain in effect for not less than six years from the effective time of the arrangement the current policies of directors' and officers' liability insurance maintained by Memco, provided that, in the event that any claim is asserted or made within such six-year period, such insurance shall be continued until final disposition of any and all such claims. PLATINUM shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date of the agreement by Memco for such insurance.

Certain U.S. Federal Income Tax Consequences

   The following is a summary of certain U.S. federal income tax consequences of the arrangement. This summary is not a complete description of all the tax consequences relevant to a decision whether to vote in favor of the agreement and the arrangement. The discussion does not address the tax consequences that may be relevant to particular categories of Memco shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations and holders of Memco ordinary shares acquired upon the exercise of stock options or through other compensatory transactions. Each shareholder's individual circumstances may affect the tax consequences of the arrangement to him or her. No information is provided herein with respect to the tax consequences of the arrangement under any foreign, state or local laws or the tax consequences of transactions effected prior to, concurrently with or after the arrangement, whether or not such transactions are undertaken in connection with the arrangement, other than Israeli tax consequences as provided below. The consequences set forth below are based on the Internal Revenue Code of 1986, as amended, currently applicable United States Treasury regulations promulgated thereunder, judicial authority and administrative positions of the Internal Revenue Service, all of which are subject to change either prospectively or retroactively. Any such changes could affect the accuracy of the consequences and conclusions set forth below.

   Material U.S. Federal Income Tax Consequences of the Arrangement. Chadbourne & Parke LLP, counsel to Memco, and Katten Muchin & Zavis, counsel to PLATINUM, have given opinions regarding the material U.S. Federal income tax consequences of the arrangement. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Further, such opinions are based on, among other things, current law and certain factual representations made by, among others, Memco and PLATINUM which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in their opinions. Neither Memco nor PLATINUM are currently aware of any facts or circumstances that would cause any such representations of such party to be untrue or incorrect in any material respect. Subject to the limitations and qualifications referred to herein, Memco and PLATINUM have been advised by Chadbourne & Parke LLP and Katten Muchin & Zavis, respectively, that the material U.S. federal income tax consequences of the arrangement are as follows:

  .  the arrangement will constitute a "reorganization" within the meaning of
     Section 368(a) of the Internal Revenue Service Code, and Memco and PLATINUM will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Service Code;

  . no gain or loss will be recognized by PLATINUM or Memco as a result of the arrangement;

  . no gain or loss will be recognized by the Memco shareholders upon the exchange of their Memco ordinary shares solely for shares of PLATINUM common stock pursuant to the arrangement, except with respect to cash, if any, received in lieu of fractional shares of PLATINUM common stock;

  . the aggregate tax basis of the shares of PLATINUM common stock received solely in exchange for Memco ordinary shares pursuant to the arrangement, including fractional shares of PLATINUM common stock for which cash is received, will be the same as the aggregate tax basis of the Memco ordinary shares exchanged therefor;

  . the holding period for shares of PLATINUM common stock received solely in exchange for Memco ordinary shares pursuant to the arrangement will include the holding period of the Memco ordinary shares exchanged therefor, provided such Memco ordinary shares were held as a capital asset by the shareholder at the effective time of the arrangement; and

  . a Memco shareholder who receives cash in lieu of a fractional share of PLATINUM common stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share, as described above, and the amount of cash received.

   The correctness of the consequences described above depends on the accuracy as of the date hereof, and the continued accuracy as of the effective time, as if made as of the effective time of the arrangement, of certain facts and of certain representations of PLATINUM and Memco, including representations in certain certificates dated on or about the date hereof delivered by PLATINUM and Memco.

   The consequences described above may not be applicable to Memco shareholders who, for U.S. federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Memco ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation.

   A successful Internal Revenue Service challenge to the status of the arrangement as a reorganization under Section 368(a) of the Internal Revenue Service Code would result in Memco shareholders recognizing taxable gain or loss with respect to each Memco ordinary share surrendered equal to the difference between the shareholder's tax basis in such Memco ordinary share and the fair market value, as of the effective time of the arrangement, of PLATINUM common stock received in exchange therefor. In such event, a shareholder's aggregate tax basis in PLATINUM common stock so received would equal its fair market value and the holding period for such stock would begin the day after the arrangement.

   Individual shareholders will be required to attach a statement to their tax returns for the year of the arrangement that contains the information listed in Treas. Reg. section 1.368-3(b). Such statement must include the shareholder's tax basis in the shareholder's Memco ordinary shares and a description of the PLATINUM common stock received. INDIVIDUAL SHAREHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS WITH RESPECT TO THIS STATEMENT.

   Memco Ordinary Share Options. Holders of Memco options will receive substitute options as described under "The Agreement--Substitution of Options." The holder of a Memco option that is converted into a substitute option should not recognize gain or loss solely as a result of such conversion. Such holder would, however, generally recognize ordinary compensation income on the date such substitute option is exercised in an amount equal to the excess of the aggregate fair market value on such date of the shares of PLATINUM common stock acquired upon such exercise, plus any cash received in lieu of a fractional share, over the aggregate exercise price for such shares.

   Backup Withholding and Information Reporting Relating to Ownership of PLATINUM Common Stock. Under the U.S. backup withholding rules, a holder of PLATINUM common stock may be subject to backup withholding at a rate of 31% on dividends and on the proceeds from the sale, exchange or other disposition of PLATINUM common stock, including fractional shares of PLATINUM common stock for which cash is received in connection with the arrangement, unless such stockholder is either a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a correct taxpayer identification number on Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against such stockholder's U.S. federal income tax liability.

Certain United States Tax Consequences to a Non-United States Holder Regarding the Ownership and Disposition of PLATINUM Common Stock

   General. The following is a general discussion of certain U.S. Federal income and estate tax consequences of the acquisition, ownership and disposition of PLATINUM common stock by a "Non-United States Holder" and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or a political subdivision thereof, or an estate or trust, the income of which is subject to United States Federal income taxation regardless of its source. Memco shareholders who are Non-United States Holders are urged to consult their tax advisors regarding the United States federal tax consequences of ownership and disposition of PLATINUM common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

   Dividends. Dividends paid to a Non-United States Holder of PLATINUM common stock will be subject to withholding of United States Federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, 25% under the United States/Israel treaty, unless the dividends are effectively connected with the conduct of a trade or business within the United States, and are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty, such as the United States/Israel treaty, so requires as a condition for the Non-United States Holder to be subject to United States income tax on a net income basis in respect of such dividends. Such "effectively connected" dividends are subject to tax at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   Under currently effective United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations that will generally be effective for distributions after December 31, 1999 (the "Final Withholding Regulations"), however, a Non-United States Holder of PLATINUM common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Final Withholding Regulations, in the case of PLATINUM common stock held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Final Withholding Regulations also provide look-through rules for tiered partnerships.

   A Non-United States Holder of PLATINUM common stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

   Sales, Exchanges or Redemption of PLATINUM Common Stock. Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-United States Holder on the sale, exchange or redemption of PLATINUM common stock generally will not be subject to U.S. federal income tax, unless:

  . such gain is effectively connected with a U.S. trade or business, or attributable to a permanent establishment in the U.S. under applicable treaties, including the U.S./Israel treaty;

  . subject to certain exceptions, the Non-United States Holder is an individual who holds the PLATINUM common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition;

  . the Non-United States Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, including certain former citizens or residents of the United States; or

  . in the case of the disposition of PLATINUM common stock, the company is a U.S. real property holding corporation. PLATINUM is not currently a "United States real property holding corporation" and does not believe that it will become one in the future.

   Federal Estate Tax. PLATINUM common stock owned or treated as owned by an individual who is not a citizen or resident of the United States, for federal estate tax purposes, will be included in such individual's estate for U.S. federal estate tax purposes unless an estate tax treaty otherwise applies.

   Information Reporting and Backup Withholding. PLATINUM must report annually to the United States Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to such holder, including the name and address of such holder, and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

   Under current law and applicable United States Treasury Regulations, backup withholding, which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements, will generally not apply to dividends paid to a Non-United States Holder at an address outside the United States unless such Non-United States Holder is engaged in a trade or business in the United States or unless the payer has knowledge that the payee is a United States person. However, under the Final Withholding Regulations, which are generally effective for dividends paid after December 31, 1999, dividend payments may be subject to backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the Final Withholding Regulations.

   In general, United States information reporting and backup withholding requirements also will not apply to the receipt of proceeds on a sale of PLATINUM common stock through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, requirements will apply to a payment made outside the United States of the proceeds of a sale of PLATINUM common stock through an office outside the United States of a broker:

  .  that is a United States person;

  . that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  .  that is a "controlled foreign corporation" as to the United States; or

  . with respect to payments made after December 31, 1999, that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its records that the holder or the beneficial owner is a Non-United States Holder or the holder or the beneficial owner otherwise establishes an exemption.

   Payment of the proceeds of the sale of PLATINUM common stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

   A Non-United States Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

   EACH MEMCO SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE ARRANGEMENT, AND THE OWNERSHIP AND DISPOSITION OF PLATINUM COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Certain Israeli Tax Consequences

   Memco shareholders who acquired their Memco ordinary shares at the time of the initial public offering of Memco, or any time thereafter, shall not be subject to Israeli capital gains tax in connection with the arrangement.

   Memco shareholders who are residents of the State of Israel will be subject to Israeli capital gains tax in connection with any disposition of PLATINUM common stock acquired pursuant to the arrangement. Such tax will apply to the excess, if any, of the sale price of such PLATINUM common stock over the closing share price of PLATINUM common stock on the date of the arrangement becoming effective. The rate of capital gains tax in Israel is 36% for companies and 50% for individuals.

   EACH MEMCO SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ARRANGEMENT TO HIM, HER OR IT.

Accounting Treatment

   The arrangement is intended to qualify as a pooling of interests for accounting purposes. Under this method of accounting, the assets and liabilities of PLATINUM and Memco will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity, subject to the elimination of any intercompany balances. Results of operations of the combined businesses will include revenues and expenses of PLATINUM and Memco for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years prior to the arrangement will be combined and reported as the results of operations of the combined businesses, subject to the elimination of any intercompany transactions.

   Certain events, including certain transactions with respect to PLATINUM common stock or Memco ordinary shares by affiliates of PLATINUM or Memco, respectively, may prevent the arrangement from qualifying as a pooling of interests for accounting and financial reporting purposes. To support the treatment of the arrangement as a pooling of interests, the affiliates of Memco and PLATINUM have entered into agreements imposing certain resale limitations on their stock. See "--Certain Federal Securities Law Consequences; Affiliates Agreements."

Regulatory Approvals

   The arrangement is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder, which provide that certain acquisition transactions, including the arrangement, may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and certain waiting period requirements have been satisfied. We have been notified that the applicable waiting period requirements for the arrangement were terminated under the HSR Act on December 28, 1998 and that the Antitrust Division did not intend to challenge the arrangement.

   The arrangement is also subject to several Israeli regulatory approvals:

  . receipt by Memco of a Final Court Order by the Tel Aviv-Jaffa District Court or any other competent court in Israel;

  .  approval of the Office of the Chief Scientist of the State of Israel;

  .  approval of the Investment Center of the State of Israel; and

  . compliance with the prospectus requirements of the Israel Securities Law of 1968.

   Furthermore, prior to the consummation of the arrangement, PLATINUM shall be required to comply with Israeli Securities Laws. Requests for approval have been made with the Office of the Chief Scientist, the Investment Center and the Israeli Scientists Authority. In addition, confirmation was requested from the Restrictive Trade Practices Controller that the controller need not approve the arrangement because it does not constitute a "merger" under Israeli law. Memco has not yet received the approvals or confirmation.

Certain Federal Securities Law Consequences; Affiliates Agreements

   The PLATINUM common stock to be issued in the arrangement has been registered under the Securities Act of 1933, as amended, thereby allowing such shares to be freely traded without restriction; provided, however, that shares held by Memco shareholders or PLATINUM stockholders who are deemed to control, be controlled by or be under common control with Memco or PLATINUM, will not be freely tradeable under the Securities Act. Affiliates of Memco may not sell their shares of PLATINUM common stock acquired in the arrangement except pursuant to:

  . an effective registration statement under the Securities Act covering such shares;

  .  the resale provisions of Rule 145 promulgated under the Securities Act;
     or

  . another applicable exemption from the registration requirements of the Securities Act.

   In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of PLATINUM common stock and also on the number of shares of PLATINUM common stock that such affiliates and others, including persons with whom the affiliates act in concert, may sell within any three-month period. These restrictions will generally apply for at least a period of one year after the arrangement, or longer if the person is an affiliate of PLATINUM.

   Each affiliate has been informed that the treatment of the arrangement as a pooling of interests for accounting purposes and as a tax-free reorganization under the Internal Revenue Service Code is dependent upon the accuracy of certain representations and warranties made by such affiliate and compliance with the affiliates agreement. The pooling-of-interests method of accounting generally will not be challenged on the basis of sales of shares by affiliates of the acquiring or acquired company if the affiliates do not dispose of, or otherwise reduce their risk with respect to, any of the shares of the acquiring or acquired company that the affiliates own or shares of a corporation they receive in connection with a transaction during the period beginning 30 days before the consummation of the transaction and ending when financial results covering at least 30 days of post-transaction operations of the combined businesses have been published.

   All affiliates of PLATINUM and Memco and certain other Memco shareholders have delivered a written agreement pursuant to which they have agreed, among other things, that, during the 30 days prior to the effective time of the arrangement, they will not sell, transfer or otherwise dispose of or reduce their risk with respect to any Memco ordinary shares or any shares of PLATINUM common stock held by them and until such time as financial results covering at least 30 days of post-arrangement combined operations of Memco and PLATINUM have been published by PLATINUM, and they will not sell, transfer or otherwise dispose of or reduce their risk with respect to any shares of PLATINUM common stock received by them pursuant to the arrangement or any other shares of the capital stock of PLATINUM. During the periods described above, subject to providing written notice to PLATINUM and certain other restrictions, and to the extent permitted under the pooling-of-interests accounting rules and applicable securities laws, affiliates will be permitted to sell up to 10% of the PLATINUM common stock received by them or Memco ordinary shares owned by them or make charitable contributions or bona fide gifts of PLATINUM common stock received by them or Memco ordinary shares owned by them, subject to the same restrictions. Legends restricting the transfer of such shares of PLATINUM common stock will be placed on all certificates representing such shares.

Nasdaq National Market Listing

   The shares of PLATINUM common stock to be issued in the arrangement, including the issuance of shares of PLATINUM common stock issuable upon exercise of substitute options, as described below, will be listed on the Nasdaq National Market.

   If the arrangement is consummated, Memco ordinary shares will no longer be traded on Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended.

No Appraisal or Dissenters' Rights

   Memco shareholders are not entitled to any dissenters' or appraisal rights under Israeli corporation law in connection with the arrangement.

                  THE AMENDED ARTICLES OF ASSOCIATION OF MEMCO

   As part of the arrangement, the articles of association of Memco will be amended and restated in their entirety to change the status of Memco under Israeli law pursuant to the arrangement. The amended articles of association of Memco will be substantially identical to the existing articles of association of Memco except that:

  . upon consummation of the arrangement, Memco will become a private company. Under Israeli law, the number of the members of Memco will therefore be limited. In addition, Memco will not be authorized to invite the public to subscribe in shares of Memco. The right to transfer shares of Memco will also be subject to certain restrictions;

  . the registered share capital of Memco will be increased from NIS 800,000 divided into 80,000,000 ordinary shares to NIS 850,000 divided into 85,000,000 ordinary shares; and

  . the highest number of directors that can make up the Memco board will be decreased from 14 to 5.

   The amended and restated articles of association of Memco, which incorporate all of the proposed amendments, are attached hereto as Appendix C to this proxy statement/prospectus.

   Your vote in connection with the agreement and the arrangement will also constitute a vote by "special resolution" under Israeli law in connection with the adoption of the amended articles of association of Memco.

                                 THE AGREEMENT

   The following is a summary of certain provisions of the agreement. The summary does not purport to be complete and is qualified by reference to the agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. Memco shareholders are urged to read the full text of the agreement.

Exchange of Shares in the Arrangement

   At the effective time, by virtue of the filing of the Final Court Order with the Israeli Registrar of Companies and without any further action on the part of Memco or any holder of any Memco ordinary shares, each Memco ordinary share issued and outstanding immediately prior to the effective time of the arrangement, other than Memco ordinary shares owned by PLATINUM, will be exchanged for 0.836 of an authorized, validly issued, fully paid and non-assessable share of PLATINUM common stock.

   Each holder of a Memco certificate representing any such Memco ordinary shares will cease to have any rights with respect thereto, except the right to receive, as hereinafter described:

  . certificates representing the number of whole shares of PLATINUM common stock into which such Memco ordinary shares have been converted;

  .  any cash in lieu of any fractional share of PLATINUM common stock; and

  .  certain dividends and other distributions.

   See "--Exchange Agent; Procedures for Exchange of Memco Certificates."

Substitution of Options

   At the effective time, each outstanding option to purchase Memco ordinary shares, whether or not vested or exercisable, shall be assumed by PLATINUM and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Memco option, the same number of shares of

PLATINUM common stock as the holder of such Memco option would have been entitled to receive if such holder exercised such Memco option in full immediately prior to the effective time (not taking into account whether such Memco option was in fact exercisable at such time), at a per share exercise price equal to the aggregate exercise price for the Memco ordinary shares subject to such Memco option divided by the number of shares of PLATINUM common stock rounded up to the next full share, purchasable pursuant to such Memco option. If a Memco employee is terminated by PLATINUM without cause within six months following the effective time of the arrangement, any unvested options owned by such employee shall immediately vest. Notwithstanding, no options shall vest if such vesting interferes with PLATINUM's ability to account for the arrangement as a pooling of interests.

Fractional Shares

   No certificates representing a fractional share of PLATINUM common stock will be issued upon the surrender of Memco certificates for exchange. In lieu of any such fractional share, each holder of Memco ordinary shares, after aggregating all fractional shares of PLATINUM common stock to be received by such holder, will be paid an amount in cash without interest, rounded to the nearest whole cent, equal to the product of the fractional share to which such holder would otherwise be entitled, multiplied by the average of the closing
(last) prices for a share of PLATINUM common stock on Nasdaq, as reported in The Wall Street Journal, Midwest Edition, for the most recent five (5) days that the shares of PLATINUM common stock have traded ending on the trading day immediately prior to the effective time of the arrangement.

Adjustment of Exchange Ratio

   Except in certain limited circumstances described below, the exchange ratio is not subject to adjustment. As a result, if PLATINUM issues additional shares of PLATINUM common stock prior to the effective time, no change to the exchange ratio will be made. In the event of any reclassification, stock split or stock dividend with respect to PLATINUM common stock, any change or conversion of PLATINUM common stock into other securities or any other dividend or distribution with respect to PLATINUM common stock, or of a record date with respect to any of the foregoing should occur, prior to the effective time, appropriate and proportionate adjustments, if any, will be made to the exchange ratio. Memco shareholders will receive prompt written notice of any such adjustment.

Exchange Agent; Procedures for Exchange of Memco Certificates

   American Stock Transfer and Trust Company will act as exchange agent under the agreement. Promptly after the effective time, PLATINUM will provide to the exchange agent the shares of PLATINUM common stock issuable pursuant to the agreement in exchange for the outstanding Memco ordinary shares, and cash sufficient for payment in lieu of a fractional share of PLATINUM common stock.

   Following the effective time, the exchange agent will cause to be mailed to each holder of record of Memco ordinary shares a letter of transmittal in such customary form and with such provisions as PLATINUM may reasonably specify, and instructions for effecting the surrender of certificates representing Memco ordinary shares in exchange for certificates representing shares of PLATINUM common stock. Upon surrender of a certificate representing Memco ordinary shares to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Memco certificate will be entitled to receive in exchange:

  . a PLATINUM certificate representing the number of whole shares of PLATINUM common stock represented by the surrendered Memco certificate;

  .  a cash payment in lieu of fractional shares; and

  .  any dividends and other distributions in accordance with the agreement.

   Until surrendered, each outstanding Memco certificate will be deemed, after the effective time, solely as evidence of ownership of PLATINUM common stock and the right to receive cash in lieu of fractional shares of PLATINUM common stock and any dividends or distributions.

   No dividends or distributions payable after the effective time will be paid on shares of PLATINUM common stock to Memco shareholders until such persons have surrendered their Memco certificates. When the Memco certificates have been so surrendered, there shall be paid to the holders thereof, but without any interest, except to the extent paid to all holders of PLATINUM common stock, any dividends and other distributions payable subsequent to the effective time and prior to the surrender of such Memco certificates.

   All shares of PLATINUM common stock issued in accordance with the terms of the agreement, including any cash paid in respect thereof, will be deemed in full satisfaction of all rights pertaining to the Memco ordinary shares.

Representations and Covenants

   Under the agreement, PLATINUM and Memco made certain representations and warranties that each is duly organized and validly existing and that each has authority to enter into the agreement. PLATINUM and Memco also made a number of representations and warranties to each other, including those regarding:

  .  their respective capital structure;

  .  corporate power and authority;

  .  required SEC filings and financial statements;

  .  absence of certain changes or events;

  .  absence of undisclosed liabilities;

  .  pooling-of-interests accounting treatment;

  .  absence of litigation;

  .  the registration statement and proxy statement/prospectus;

  .  employee benefits;

  .  intellectual property;

  .  Board approval;

  .  absence of brokers' and finders' fees;

  .  receipt of a fairness opinion; and

  .  taxes.

   Memco also made certain additional representations regarding, among other things:

  .  obligations with respect to capital stock;

  .  environmental matters;

  .  restrictions on business activities;

  .  absence of liens and encumbrances;

  .  absence of certain agreements, contracts and commitments;

  .  governmental authorizations;

  .  insurance;

  .  labor matters;

  .  relationships with related persons;

  .  no defaults; and

  .  grants, incentives and subsidiaries.

   All representations and warranties of Memco and PLATINUM will terminate as of the effective time.

   Under the agreement, the parties made certain agreements and covenants with respect to actions to be taken in connection with the arrangement. Each of Memco and PLATINUM agreed to use its reasonable commercial efforts in accordance with the terms of the agreement, to:

  .  cause the arrangement to be accounted for as a pooling of interests;

  . comply with the requirements of the Israeli Securities Authority or the Israeli Securities Law of 1968; and

  . appoint representatives of PLATINUM to Memco's board of directors upon satisfaction of all of PLATINUM's conditions to closing other than the filing of the Final Court Order.

Conduct of Memco's Business Prior to the Arrangement

   Under the agreement, Memco agreed, during the period from the date of the agreement and continuing until the earlier of the termination of the agreement and the effective time, except to the extent that PLATINUM otherwise consents in writing, that Memco will carry on its business in the usual, regular and ordinary course. Memco agreed that it would:

  . pay its debts and taxes when due, subject to good faith disputes over such debts or taxes;

  . collect its receivables in the same manner and on the same terms such receivables have historically been collected;

  . pay or perform other material obligations when due, and use all commercially reasonable efforts to preserve intact Memco's present business organizations; and

  . keep the services of its present officers and employees and preserve its business relationships and Memco's goodwill and ongoing business.

   Memco must promptly notify PLATINUM of any event or occurrence not in the ordinary course of business of Memco. Among other things, Memco agreed that, except as expressly provided for in the agreement, it would not, without the prior written consent of PLATINUM, which consent would not be unreasonably withheld or delayed:

  . reprice, accelerate, amend or change the period of exercisability of options or authorize cash payments in exchange for any options outstanding, except as required by Memco's benefit plans and agreements;

  . enter into any material partnership, joint development or strategic alliance agreements;

  . grant any severance or termination pay, except as required by Israeli law or Memco's Benefit Plans, as defined in the agreement;

  . transfer or license to any person or entity or otherwise extend, amend or modify any rights to Memco's Intellectual Property Rights, as defined in the agreement, other than in the ordinary course of business consistent with past practices;

  . commence any litigation other than for: the routine collection of bills; software piracy; or such cases where Memco in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Memco's business;

  . declare or pay any dividends on its capital stock, or split, combine or reclassify any of its capital stock or repurchase or otherwise acquire any of its capital stock;

  . issue, deliver, sell, authorize or propose the sale of any shares of Memco capital stock or enter into any agreements obligating Memco to issue any shares or other convertible securities, other than the issuance of shares or options of Memco Stock in accordance with Memco's standard policies consistent with past practice;

  .  amend the Memco articles of association or any material contract;

  .  encumber or otherwise dispose of any of Memco's material assets;

  . incur any indebtedness, other than in the ordinary course of business consistent with past practice;

  . adopt or amend any Memco benefit or option plan or increase the salaries of any of its employees, except in the ordinary course of business consistent with past practices or as required by law;

  .  revalue any of Memco's assets;

  . pay, discharge or otherwise satisfy a liability or claim in an amount in excess of $50,000 for any one case or $250,000 in the aggregate;

  . change any material tax election or accounting method except as required by applicable tax law;

  . enter into any Listed Agreement, as defined in the agreement, other than in the ordinary course of business consistent with past practices and policies; or

  . take, or agree in writing or otherwise to take, any of the actions described above, or any action which would cause or would be reasonably likely to cause any of the conditions to the arrangement not to be satisfied.

Conduct of PLATINUM's Business Prior to the Arrangement

   Under the agreement, PLATINUM, during the period from the date of the agreement and continuing until the earlier of the termination of the agreement pursuant to the terms and the effective time, except to the extent Memco otherwise consents in writing, which consent will not be unreasonably withheld or delayed, will not adopt any amendments to its certificate of incorporation, or take any other action requiring a vote of the holders of PLATINUM common stock which, in either case, would materially adversely affect the terms and provisions of PLATINUM common stock.

No Solicitation

   The agreement provides that from the date of the agreement until the effective time or the earlier termination of the agreement, Memco and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to directly or indirectly:

  . solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any acquisition proposal, as defined below;

  . engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any acquisition proposal; or

  .  agree to, or otherwise endorse, any acquisition proposal.

   Under the agreement, an "acquisition proposal" means any proposal, offer or expression of intent relating to a possible:

  .  merger, consolidation or similar transaction involving Memco;

  . sale, lease, license or other disposition, directly or indirectly, of any assets of Memco representing 20% or more of the assets of Memco on a consolidated basis;

  . issuance, sale or other disposition of securities, or rights to purchase securities, representing 20% or more of the outstanding securities of Memco;

  . transaction in which any person or entity shall acquire beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or has the right to acquire beneficial ownership of, 20% or more of the outstanding Memco capital stock;

  .  liquidation or dissolution of Memco; or

  . transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, acquisition proposal does not include the arrangement and the transactions contemplated thereby.

Conditions to the Agreement and the Arrangement

   In addition to the approval of the agreement and arrangement by the Memco shareholders, the obligations of PLATINUM and Memco to consummate the arrangement will be subject to the satisfaction of a number of other conditions including, among others:

  .  effectiveness of the registration statement;

  . the absence of any stop order suspending the effectiveness of the registration statement;

  . the absence of any temporary restraining order, preliminary or permanent injunction or other court order or other legal or regulatory restraint preventing the consummation of the arrangement;

  .  the termination of the applicable HSR Act waiting period;

  . the authorization for listing on Nasdaq of the shares of PLATINUM common stock issuable to Memco shareholders pursuant to the arrangement; and

  . the receipt of all necessary material governmental consents or authorizations, including the Final Court Order from an appropriate Israeli Court and approvals from the Office of the Chief Scientist of the State of Israel and the Investment Center of the State of Israel.

   Additionally, the obligations of PLATINUM and Memco will also be conditioned upon, among others:

  . the accuracy as of the date of the agreement of the representations and warranties made by the other party in all material respects, with certain exceptions and qualifications; and

  . performance in all material respects by the other party of its agreements and covenants.

Termination

   The agreement may be terminated at any time prior to the effective time, notwithstanding that approval by the Memco shareholders may have been obtained, under any of the following circumstances: by mutual consent of Memco and PLATINUM or by mutual action of their respective board of directors; in addition, the agreement may be terminated by Memco or PLATINUM if:

  . the effective time has not occurred on or before June 30, 1999, unless such delay shall have been caused by the breach of the party seeking to terminate;

  . any court of competent jurisdiction or other governmental body shall have issued an order, decree, or ruling, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the arrangement and/or the agreement and such order, license, ruling or other action shall have become final and non-appealable;

  . the Memco shareholders do not approve the arrangement or the agreement, or if the proper court does not issue the Final Court Order by June 15, 1999; or

  . there has been a material breach of any representation, warranty, covenant or agreement contained in the agreement on the part of either party and such breach has not been cured within ten (10) business days after written notice, provided, that the other party is not in material breach of the terms of the agreement.

Expenses and Break-Up Fee

   Each party will bear its own costs and expenses in connection with the negotiation and preparation of the agreement and the transactions contemplated thereby except as described below.

   If the agreement is terminated due to a failure to close by June 30, 1999 caused by a material breach by Memco, or Memco failed to convene the meeting prior to June 30, 1999 and such failure was not caused by a

PLATINUM breach or an Israeli court, Memco shall pay to PLATINUM the aggregate sum of $15,000,000 U.S. plus expenses, as hereinafter described. In addition, if within twelve months after termination of the agreement for any reason other than a breach by PLATINUM, there shall be consummated a transaction in which a shareholder or group other than Memco's current principal shareholders acquire 50.1% of Memco ordinary shares or its assets, Memco shall either, at the sole option of PLATINUM, pay PLATINUM $30,000,000 U.S. minus the $15,000,000 to the extent previously paid or provide a non-exclusive, royalty-free license and pay PLATINUM $5,000,000, provided that if the $15,000,000 was previously paid, PLATINUM shall pay Memco $10,000,000. "Expenses" shall mean all reasonable out-of-pocket expenses of PLATINUM, including, but not limited to, attorneys' fees, accounting fees, financial printing fees, filing fees and fees and expenses of financial advisors up to a maximum of $3,000,000.

   If the agreement is terminated pursuant to a breach by PLATINUM and Memco is not then in material breach of the agreement, or pursuant to the failure to close by June 30, 1999 and such failure was due to PLATINUM's material breach, PLATINUM shall pay Memco within five (5) business days following Memco's written request $15,000,000 plus expenses.

Employee Benefits

   PLATINUM agrees that it will honor, from and after the effective time, all Benefit Plans, as defined in the agreement, and all employment agreements entered into by Memco prior to the date of the agreement; provided, however, that PLATINUM is not prohibited from amending or terminating any Benefit Plan or any other individual employee benefit plan, program, agreement or policy or, other than as required by its terms, any written employment contract. As soon as administratively practicable following the effective time, PLATINUM shall cause all employees of Memco then actually at work to be covered under employee benefit plans, programs, policies and arrangements that are substantially the same as the employee benefit plans, programs, policies and arrangements that PLATINUM maintains for similarly situated employees of PLATINUM.

   If a Memco employee is terminated by PLATINUM for reasons other than such employee's failure to perform his or her duties or responsibilities to the reasonable satisfaction of PLATINUM within six (6) months following the effective time and such employee's options are unvested, such options shall vest upon such termination. Notwithstanding the foregoing, no options shall vest if in the opinion of PLATINUM's accountants or the SEC, such vesting will interfere with PLATINUM's ability to account for the acquisition of Memco as a "pooling of interests."

Modifications

   The agreement may be amended or modified at any time by a written instrument executed by Memco and PLATINUM. However, after the extraordinary general meeting of Memco shareholders, the agreement may not be amended to change the terms of the arrangement.

Supplemental Agreements

   In addition to the affiliate agreements and the shareholder agreements signed by various significant Memco shareholders, each of Israel Mazin and Eliahu Mashiah signed a Noncompetition/Nonsolicitation Agreement with PLATINUM, restricting the ability of each to compete against PLATINUM or solicit employees and customers for a period of three years. See "The Meeting--Vote Required" and "The Arrangement--Certain Federal Securities Law Consequences; Affiliates Agreements."

   Memco and Tivoli Systems, Inc. entered into a private label distribution agreement on August 16, 1996, as amended, under which Memco gives Tivoli the right to distribute certain Memco products under a Tivoli private label and provides for the payment of fees to Memco for this right. On September 30, 1998, Memco and Tivoli entered into the fourth amendment to the Tivoli distribution agreement. Under the amendment:

  . Memco granted Tivoli the right to continue to distribute certain Memco products;

  . Tivoli agreed to purchase a minimum amount of Memco products over the next four years;

  .  Tivoli and Memco agreed on a new pricing structure; and

  . in light of the pending arrangement between Memco and PLATINUM, Tivoli consented to the appointment of PLATINUM as collection agent for any moneys owed by Tivoli to Memco under the distribution agreement.

   Concurrent with the execution of the fourth amendment to the Tivoli distribution agreement, Memco and PLATINUM entered into a subdistribution agreement of Memco products under which Memco appoints PLATINUM as:

  .  the distributor of certain products to Tivoli;

  .  the provider of related support services to Tivoli; and

  . the collector of fees from Tivoli with a portion of such fees sent to Memco after collection.

   If the subdistribution agreement is terminated by Memco because the arrangement is not consummated, PLATINUM has agreed to purchase $60 million of Memco's current SeOS Access Control and SeOS Security Administrator Products.

   On August 18, 1998, PLATINUM entered into system integrator agreements, or the "SI agreements," with Memco pursuant to which, the terms and conditions of the OEM agreement between Memco and PLATINUM, dated July 13, 1995 are superseded by the SI agreements for the period between August 18, 1998, and the earlier of the termination of the agreement or the effective time. The SI agreements expand the Memco products which PLATINUM may sublicense and increase the sublicense fee due to Memco upon the sublicense of Memco products by PLATINUM. On September 30, 1998, Memco and PLATINUM entered into an amendment to the SI agreements which provides that PLATINUM will purchase a minimum amount of Memco products by December 15, 1998. If the arrangement is terminated, the SI agreements shall terminate, and the OEM agreement will be reinstated. On December 31, 1998, Memco and PLATINUM entered into a subsequent amendment to the SI Agreement. Such amendment provides for a reduction in sublicensing fees payable by PLATINUM to Memco up to the consummation of the arrangement in exchange for a commitment to purchase a minimum amount of Memco products and an increase in the sublicensing fees payable by PLATINUM to Memco under the reinstated OEM agreement in the event that the arrangement is terminated.

   On August 18, 1998, PLATINUM entered into a system integrator agreement with AbirNet, under which AbirNet gives PLATINUM the right to sublicense AbirNet products for sublicense fees.

                 PLATINUM SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below has been derived from the historical financial statements of PLATINUM. The selected consolidated financial data should be read in conjunction with "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes on pages 73 to 95 and F-3 to F-40, respectively.

                                                                                              Nine Months Ended
                                     Years Ended December 31,                                   September 30,
                          ---------------------------------------------------------------     ---------------------
                            1993         1994         1995          1996          1997          1997         1998
                          --------     --------     ---------     ---------     ---------     --------     --------
                             (unaudited)                                                         (unaudited)
                                        (in thousands, except per share data)
Statement of Operations
 Data:
Total revenues..........  $235,393     $304,182     $ 408,425     $ 553,484     $ 738,880     $496,182     $653,479
Operating income
 (loss).................     2,073 (1)   (2,975)(2)  (125,863)(3)  (101,609)(4)  (102,141)(5)  (90,510)(6)  (30,132)(7)
Net loss from continuing
 operations.............      (881)(1)   (4,408)(2)  (110,426)(3)   (83,782)(4)  (105,103)(5)  (84,821)(6)  (35,157)(7)
Net loss from continuing
 operations per share--
 Basic..................  $  (0.02)(1) $  (0.09)(2) $   (2.03)(3) $   (1.16)(4) $   (1.35)(5) $  (1.10)(6) $  (0.42)(7)
Shares used in per share
 calculation--Basic.....    46,835       48,832        54,349        71,919        78,072       77,457       82,965

                                                                                    As of
                                           As of December 31,                   September 30,
                          ----------------------------------------------------- -------------
                             1993        1994        1995       1996     1997       1998
                          ----------- ----------- ----------- -------- -------- -------------
                          (unaudited) (unaudited) (unaudited)                    (unaudited)
                                                    (in thousands)
Balance Sheet Data:
Cash, cash equivalents
 and investments........   $ 73,883    $133,084    $180,138   $256,623 $358,204  $  283,666
Working capital.........     49,461      95,375     171,443    282,549  352,663     317,800
Total assets............    198,122     301,892     529,615    736,668  972,907   1,017,134
Long-term obligations
 and acquisition-related
 payables, less current
 portion................      3,884      12,277      13,418    119,700  285,559     276,712
Total stockholders'
 equity.................    101,688     163,574     340,490    375,744  342,876     377,251

--------
(1) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to PLATINUM's acquisition of Datura Corporation and a pre-tax charge of $4,659,000 relating to Trinzic Corporation and Locus Computing Corporation restructuring costs.
(2) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to PLATINUM's acquisitions of Dimeric Development, Inc. and the net assets of Aston Brooke Software, Inc. and AutoSystems Corporation, and a pre-tax charge of $4,418,000 for restructuring costs relating to Learmonth and Burchett Management Systems Plc.
(3) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to PLATINUM's acquisitions of Advanced Software Concepts, Inc., SQL Software Corporation, RELTECH Group, Inc., Protellicess Software, Inc., AIB Software Corporation and BMS Computer, Inc. and the net assets of ViaTech Development, Inc., BrownStone Solutions, Inc. and ProtoSoft, Inc. and to certain product acquisitions. Reflects a pre-tax charge for merger costs of $31,287,000 relating to PLATINUM's acquisitions of Software Interfaces, Inc., Answer Systems, Inc., Locus, Altai, Inc., Trinzic and Softool Corporation.
(4) Reflects a pre-tax charge for acquired in-process technology of $49,451,000 relating to PLATINUM's acquisitions of Advanced Systems Technologies, Inc., Software Alternatives, Inc. (d/b/a System Software Alternatives), Grateful Data, Inc. (d/b/a Trans Century Data Systems) and VREAM, Inc.; substantially all of the assets of Access Manager business unit of the High Performance Systems division of International Computers Limited; and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to PLATINUM's acquisitions of Prodea Software Corporation, Paradigm Systems Corporation and Axis Systems International, Inc.; and a pre-tax charge of $16,312,000 relating to Learmonth and Burchett and Logic Works restructuring costs.

(5) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to PLATINUM's acquisitions of GEJAC, Inc. and ProMetrics Group Limited, the purchase of certain product technologies and other intangible assets from Intel Corporation and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $8,927,000 relating to PLATINUM's acquisitions of Australian Technology Resources Pty Limited, I&S Informationstechnik and Services GmbH and Vayda Consulting, Inc.; and a pre-tax charge of $55,829,000 for restructuring costs.
(6) Reflects a pre-tax charge for acquired in-process technology of $17,164,000 relating to PLATINUM's purchase of GEJAC and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $3,706,000 relating to PLATINUM's acquisitions of Australian Technology Resources and I&S Informationstechnik; and a pre-tax charge of $56,063,000 for restructuring costs.
(7) Reflects a pre-tax charge for acquired in-process technology of $32,615,000 relating to PLATINUM's acquisitions of Geneva Software, Inc. and certain other software businesses and product technologies. Also reflects a pre-tax charge for merger costs of $39,965,000 relating primarily to PLATINUM's acquisitions of Mastering, Inc., Learmonth and Burchett and Logic Works.

               MEMCO SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth selected historical financial data for Memco, which data has been derived from Memco's audited consolidated financial statements. Such Memco selected historical financial data should be read in conjunction with "Memco Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, and related notes thereto on pages 116 to 124 and F-41 to F-85, respectively.

                                                                     Nine Months
                               Years Ended December 31,          Ended September 30,
                         --------------------------------------- --------------------
                          1993   1994    1995     1996    1997     1997       1998
                         ------ ------  -------  ------- ------- --------- ----------
                                                                     (unaudited)
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................ $  372 $  440  $ 1,549  $15,312 $30,591 $  18,457 $   33,892
Cost of revenues........     96    185      242    1,603   3,087     1,983      4,114
                         ------ ------  -------  ------- ------- --------- ----------
 Gross profit...........    276    255    1,307   13,709  27,504    16,474     29,778
Operating expenses:
 Research and
  development, net......     60    331      872    2,254   4,066     2,854      4,357
 Marketing and
  selling...............     76    186    2,361    7,417  13,628     7,858     16,273
 General and
  administrative........    115    246      535    1,506   2,995     1,994      3,496
 Amortization of excess
  of cost over net
  assets acquired,
  net...................    --     --       --       --      --        --       1,286
 Acquired in-process
  technology............    --     --       --       --      --        --      31,553
                         ------ ------  -------  ------- ------- --------- ----------
   Total operating
    expenses............    251    763    3,768   11,177  20,689    12,706     56,965 (1)
Operating income
 (loss).................     25   (508)  (2,461)   2,532   6,815     3,768    (27,187)(1)
Financing income, net...      9     25      298    1,282   3,196     2,342      2,218
                         ------ ------  -------  ------- ------- --------- ----------
Income (loss) before
 taxes on income........     34   (483)  (2,163)   3,814  10,011     6,110    (24,969)(1)
Taxes on income.........     26    --       300      430     935       705      1,700
                         ------ ------  -------  ------- ------- --------- ----------
   Net income (loss).... $    8 $ (483) $(2,463) $ 3,384 $ 9,076 $   5,405 $  (26,669)(1)
                         ====== ======  =======  ======= ======= ========= ==========
Net income (loss) per
 share--Basic........... $  --  $(0.09) $ (0.23) $  0.27 $  0.58 $    0.35 $    (1.59)(1)
Net income (loss) per
 share--Diluted......... $  --  $(0.09) $ (0.23) $  0.25 $  0.55 $    0.33 $    (1.59)
Weighted average number
 of shares--Basic.......  2,181  5,117   10,769   12,722  15,574    15,527     16,825
Weighted average number
 of shares-- Diluted....  2,181  5,117   10,769   13,469  16,648    16,551     16,825

                                                                  As of
                                 As of December 31,           September 30,
                         ------------------------------------ -------------
                         1993   1994   1995    1996    1997       1998
                         ----  ------ ------- ------- ------- -------------
                                                               (unaudited)
                                          (in thousands)
Balance Sheet Data:
Working capital......... $(12) $1,001 $ 8,297 $55,118 $61,383    $52,908
Total assets............  540   1,614  11,342  64,515  77,733     99,046
Long-term liabilities...  210     231   5,619   3,923   2,238      1,120
Total shareholders'
 equity.................   21   1,119   3,502  52,940  63,329     81,446

--------
(1) Reflects a pre-tax charge for acquired in-process technology of $31,553,000 relating to the acquisitions of AbirNet, Ltd. and Network Information Technology, Inc.

             UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL DATA

   The following unaudited pro forma condensed combined financial data are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of PLATINUM and Memco and notes thereto on pages F-3 to F-85.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               September 30, 1998
                                 (In thousands)

                           PLATINUM        Memco
                          Historical    Historical                     Pro Forma
                         September 30, September 30,  Pro Forma      September 30,
         ASSETS              1998          1998      Adjustments         1998
         ------          ------------- ------------- -----------     -------------
Current assets:
  Cash and cash
   equivalents..........  $  110,809     $ 18,786     $    --         $  129,595
  Short-term investment
   securities...........     144,567       31,290      (15,202)(B1)      160,655
  Trade accounts
   receivable, net......     248,753       15,110      (11,733)(B2)      252,130
  Installment accounts
   receivable, net......      31,685          --           --             31,685
  Other current assets..      52,052        4,202       (1,400)(B3)       54,854
                          ----------     --------     --------        ----------
    Total current
     assets.............     587,866       69,388      (28,335)          628,919
                          ----------     --------     --------        ----------
Non-current investment
 securities.............      28,290          875          --             29,165
Property and equipment,
 net....................      90,179        3,917          --             94,096
Purchased and developed
 software, net..........     152,258        1,604          --            153,862
Excess of cost over net
 assets acquired, net...      62,338       21,897          --             84,235
Non-current installment
 receivables, net.......      66,419          --           --             66,419
Other assets............      29,784        1,365        2,805 (B3)       33,954
                          ----------     --------     --------        ----------
    Total assets........  $1,017,134     $ 99,046     $(25,530)       $1,090,650
                          ==========     ========     ========        ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities:
  Acquisition-related
   payables.............  $   20,470     $    --      $    --         $   20,470
  Accounts payable......      22,547        1,338          --             23,885
  Accrued restructuring
   costs................       3,761          --           --              3,761
  Other accrued
   liabilities..........      93,219       11,358           52 (B4)      104,629
  Current maturities of
   long-term
   obligations..........       1,489          233          --              1,722
  Deferred revenue......     128,580        3,551          (33)(B5)      132,098
                          ----------     --------     --------        ----------
    Total current
     liabilities........     270,066       16,480           19           286,565
                          ----------     --------     --------        ----------
Acquisition-related
 payables...............       8,044          --           --              8,044
Deferred revenue........      76,089          --           --             76,089
Deferred rent...........       6,553          --           --              6,553
Accrued restructuring
 costs..................      10,463          --           --             10,463
Long-term obligations,
 net of current
 maturities.............     268,668        1,120          --            269,788
                          ----------     --------     --------        ----------
    Total liabilities...     639,883       17,600           19           657,502
                          ----------     --------     --------        ----------
Stockholders' equity:
  Class II preferred
   stock, $.01 par
   value................          18          --           --                 18
  Common stock, $.001
   par value............          86           15          --                101
  Paid-in capital.......     777,069       98,622       15,941 (B6)      891,632
  Accumulated deficit...    (391,514)     (17,191)     (44,534)(B7)     (453,239)
  Accumulated other
   comprehensive income:
    Unrealized holding
     losses on
     marketable
     securities.........      (3,315)         --         3,044 (B8)         (271)
    Foreign currency
     translation
     adjustment.........      (5,093)         --           --             (5,093)
                          ----------     --------     --------        ----------
      Total
       stockholders'
       equity...........     377,251       81,446      (25,549)          433,148
                          ----------     --------     --------        ----------
      Total liabilities
       and stockholders'
       equity...........  $1,017,134     $ 99,046     $(25,530)       $1,090,650
                          ==========     ========     ========        ==========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          Year Ended December 31, 1995

                            PLATINUM      Memco
                           Historical   Historical                  Pro Forma
                           Year Ended   Year Ended                  Year Ended
                          December 31, December 31,  Pro Forma     December 31,
                              1995         1995     Adjustments        1995
                          ------------ ------------ -----------    ------------
                               (in thousands, except per share amounts)
Revenues:
  Software products.....   $ 208,929     $ 1,354       $(652)(B9)   $ 209,631
  Maintenance...........      88,602           9         (11)(B9)      88,600
  Professional
   services.............     110,894         186         --           111,080
                           ---------     -------       -----        ---------
    Total revenues......     408,425       1,549        (663)         409,311
                           ---------     -------       -----        ---------
Costs and expenses:
  Professional
   services.............     111,658         --          --           111,658
  Product development
   and support..........     107,739       1,114         --           108,853
  Sales and marketing...     152,384       2,361        (237)(B10)    154,508
  General and
   administrative.......      42,727         535         --            43,262
  Merger costs..........      31,287         --          --            31,287
  Acquired in-process
   technology...........      88,493         --          --            88,493
                           ---------     -------       -----        ---------
    Total costs and
     expenses...........     534,288       4,010        (237)         538,061
                           ---------     -------       -----        ---------
Operating loss..........    (125,863)     (2,461)       (426)        (128,750)
Other income, net.......       4,623         298         --             4,921
                           ---------     -------       -----        ---------
Loss from continuing
 operations before
 income taxes...........    (121,240)     (2,163)       (426)        (123,829)
Income taxes............     (10,814)        300        (358)(B12)    (10,872)
                           ---------     -------       -----        ---------
Net loss from continuing
 operations.............   $(110,426)    $(2,463)      $ (68)       $(112,957)
                           =========     =======       =====        =========
Net loss from continuing
 operations per share--
 Basic..................   $   (2.03)    $ (0.23)                   $   (1.78)
                           =========     =======                    =========
Shares used in computing
 per share amounts--
 Basic..................      54,349      10,769                       63,351


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          Year Ended December 31, 1996

                            PLATINUM      Memco
                           Historical   Historical                   Pro Forma
                           Year Ended   Year Ended                   Year Ended
                          December 31, December 31,  Pro Forma      December 31,
                              1996         1996     Adjustments         1996
                          ------------ ------------ -----------     ------------
                               (in thousands, except per share amounts)
Revenues:
  Software products.....    $289,125     $14,126      $(4,820)(B9)    $298,431
  Maintenance...........     114,579         782         (147)(B9)     115,214
  Professional
   services.............     149,780         404          --           150,184
                            --------     -------      -------         --------
    Total revenues......     553,484      15,312       (4,967)         563,829
                            --------     -------      -------         --------
Costs and expenses:
  Professional
   services.............     145,445         --           --           145,445
  Product development
   and support..........     170,153       3,857          --           174,010
  Sales and marketing...     218,435       7,417       (3,142)(B10)    222,710
  General and
   administrative.......      49,515       1,506          --            51,021
  Restructuring
   charges..............      16,312         --           --            16,312
  Merger costs..........       5,782         --           --             5,782
  Acquired in-process
   technology...........      49,451         --           --            49,451
                            --------     -------      -------         --------
    Total costs and
     expenses...........     655,093      12,780       (3,142)         664,731
                            --------     -------      -------         --------
Operating income
 (loss).................    (101,609)      2,532       (1,825)        (100,902)
Other income (expense),
 net....................       8,075       1,282       (1,000)(B11)      8,357
                            --------     -------      -------         --------
Income (loss) from
 continuing operations
 before income taxes....     (93,534)      3,814       (2,825)         (92,545)
Income taxes............      (9,752)        430          328 (B12)     (8,994)
                            --------     -------      -------         --------
Net income (loss) from
 continuing operations..    $(83,782)    $ 3,384      $(3,153)        $(83,551)
                            ========     =======      =======         ========
Net income (loss) from
 continuing operations
 per share--Basic.......    $  (1.16)    $  0.27                      $  (1.01)
                            ========     =======                      ========
Shares used in computing
 per share amounts--
 Basic..................      71,919      12,722                        82,554


   See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          Year Ended December 31, 1997

                            PLATINUM      Memco
                           Historical   Historical                    Pro Forma
                           Year Ended   Year Ended                    Year Ended
                          December 31, December 31,  Pro Forma       December 31,
                              1997         1997     Adjustments          1997
                          ------------ ------------ -----------      ------------
                               (in thousands, except per share amounts)
Revenues:
  Software products.....   $ 410,369     $27,782     $ (5,020)(B9)    $ 433,131
  Maintenance...........     139,912       2,254         (296)(B9)      141,870
  Professional
   services.............     188,599         555          --            189,154
                           ---------     -------     --------         ---------
    Total revenues......     738,880      30,591       (5,316)          764,155
                           ---------     -------     --------         ---------
Costs and expenses:
  Professional
   services.............     170,851         --           --            170,851
  Product development
   and support..........     203,499       7,153          --            210,652
  Sales and marketing...     263,989      13,628       (3,364)(B10)     274,253
  General and
   administrative.......      56,509       2,995          --             59,504
  Special general and
   administrative
   charges..............      13,513         --           --             13,513
  Restructuring
   charges..............      55,829         --           --             55,829
  Merger costs..........       8,927         --           --              8,927
  Acquired in-process
   technology...........      67,904         --           --             67,904
                           ---------     -------     --------         ---------
    Total costs and
     expenses...........     841,021      23,776       (3,364)          861,433
                           ---------     -------     --------         ---------
Operating income
 (loss).................    (102,141)      6,815       (1,952)          (97,278)
Other income (expense),
 net....................      20,497       3,196      (21,390)(B11)       2,303
                           ---------     -------     --------         ---------
Income (loss) from
 continuing operations
 before income taxes....     (81,644)     10,011      (23,342)          (94,975)
Income taxes............      23,459         935       (5,510)(B12)      18,884
                           ---------     -------     --------         ---------
Net income (loss) from
 continuing operations..   $(105,103)    $ 9,076     $(17,832)        $(113,859)
                           =========     =======     ========         =========
Net income (loss) from
 continuing operations
 per share--Basic.......   $   (1.35)    $  0.58                      $   (1.25)
                           =========     =======                      =========
Shares used in computing
 per share amounts--
 Basic..................      78,072      15,574                         91,092


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      Nine Months Ended September 30, 1997

                            PLATINUM        Memco
                           Historical    Historical                      Pro Forma
                           Nine Months   Nine Months                    Nine Months
                              Ended         Ended                          Ended
                          September 30, September 30,  Pro Forma       September 30,
                              1997          1997      Adjustments          1997
                          ------------- ------------- -----------      -------------
                                (in thousands, except per share amounts)
Revenues:
  Software products.....    $260,419       $16,716     $ (2,520)(B9)     $274,615
  Maintenance...........     102,159         1,397         (170)(B9)      103,386
  Professional
   services.............     133,604           344          --            133,948
                            --------       -------     --------          --------
    Total revenues......     496,182        18,457       (2,690)          511,949
                            --------       -------     --------          --------
Costs and expenses:
  Professional
   services.............     122,019           --           --            122,019
  Product development
   and support..........     150,439         4,837          --            155,276
  Sales and marketing...     184,805         7,858       (2,004)(B10)     190,659
  General and
   administrative.......      38,983         1,994          --             40,977
  Special general and
   administrative
   charges..............      13,513           --           --             13,513
  Restructuring
   charges..............      56,063           --           --             56,063
  Merger costs..........       3,706           --           --              3,706
  Acquired in-process
   technology...........      17,164           --           --             17,164
                            --------       -------     --------          --------
    Total costs and
     expenses...........     586,692        14,689       (2,004)          599,377
                            --------       -------     --------          --------
Operating income
 (loss).................     (90,510)        3,768         (686)          (87,428)
Other income (expense),
 net....................      14,721         2,342      (15,699)(B11)       1,364
                            --------       -------     --------          --------
Income (loss) from
 continuing operations
 before income taxes....     (75,789)        6,110      (16,385)          (86,064)
Income taxes............       9,032           705       (3,998)(B12)       5,739
                            --------       -------     --------          --------
Net income (loss) from
 continuing operations..    $(84,821)      $ 5,405     $(12,387)         $(91,803)
                            ========       =======     ========          ========
Net income (loss) from
 continuing operations
 per share--Basic.......    $  (1.10)      $  0.35                       $  (1.02)
                            ========       =======                       ========
Shares used in computing
 per share amounts--
 Basic..................      77,457        15,527                         90,438


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      Nine Months Ended September 30, 1998

                            PLATINUM        Memco
                           Historical    Historical                      Pro Forma
                           Nine Months   Nine Months                    Nine Months
                              Ended         Ended                          Ended
                          September 30, September 30,  Pro Forma       September 30,
                              1998          1998      Adjustments          1998
                          ------------- ------------- -----------      -------------
                                (in thousands, except per share amounts)
Revenues:
  Software products.....    $343,654      $ 29,815     $(13,500)(B13)    $359,969
  Maintenance...........     124,782         3,483         (417)(B9)      127,848
  Professional
   services.............     185,043           594          --            185,637
                            --------      --------     --------          --------
    Total revenues......     653,479        33,892      (13,917)          673,454
                            --------      --------     --------          --------
Costs and expenses:
  Professional
   services.............     166,529           --           --            166,529
  Product development
   and support..........     178,018         8,471          --            186,489
  Sales and marketing...     217,054        16,273       (1,668)(B10)     231,659
  General and
   administrative.......      49,430         4,782          --             54,212
  Special general and
   administrative
   charges..............       6,525           --           --              6,525
  Restructuring
   charges..............      (6,525)          --           --             (6,525)
  Merger costs..........      39,965           --           --             39,965
  Acquired in-process
   technology...........      32,615        31,553          --             64,168
                            --------      --------     --------          --------
    Total costs and
     expenses...........     683,611        61,079       (1,668)          743,022
                            --------      --------     --------          --------
Operating loss..........     (30,132)      (27,187)     (12,249)          (69,568)
Other income (expense),
 net....................      11,729         2,218      (13,780)(B11)         167
                            --------      --------     --------          --------
Loss before income
 taxes..................     (18,403)      (24,969)     (26,029)          (69,401)
Income taxes............      16,754         1,700       (4,636)(B12)      13,818
                            --------      --------     --------          --------
Net loss................    $(35,157)     $(26,669)    $(21,393)         $(83,219)
                            ========      ========     ========          ========
Net loss per share--
 Basic..................    $  (0.42)     $  (1.59)                      $  (0.86)
                            ========      ========                       ========
Shares used in computing
 per share amounts--
 Basic..................      82,965        16,825                         97,031


  See accompanying notes to unaudited pro forma condensed combining financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

Note A--Description of Agreement

   On August 13, 1998, PLATINUM and Memco entered into an agreement, pursuant to which PLATINUM has agreed to acquire Memco, a leading provider of information security software. Under the terms of the agreement, Memco will become a wholly-owned subsidiary of PLATINUM. As of January 15, 1999, PLATINUM held 1,085,907 ordinary shares of Memco constituting approximately 6% of the outstanding Memco ordinary shares.

   PLATINUM has agreed to exchange approximately 13,700,000 shares of PLATINUM common stock for all of the outstanding Memco ordinary shares, other than ordinary shares owned by PLATINUM, at a rate of 0.836 of a share of PLATINUM common stock for each Memco ordinary share. In addition, PLATINUM has agreed to assume Memco stock options, which will convert into options to purchase approximately 3,050,000 shares of PLATINUM common stock. The agreement, which is expected to be consummated in the first quarter of 1999, is subject to approval of the Memco shareholders and customary legal and regulatory conditions. The agreement is expected to be accounted for as a pooling of interests.

   The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

   PLATINUM and Memco estimate that they will incur expenses related to the agreement of approximately $15 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, financial printing and one-time charges related to the transaction. These nonrecurring expenses will be charged to operations in the quarter in which the arrangement is consummated. Such charges have not been reflected in the pro forma financial statements.

   The following table summarizes the assumed average shares outstanding used in computing pro forma net loss from continuing operations per share, using the exchange ratio of 0.836, for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998:

                                                                  Nine Months
                                                Years Ended          Ended
                                                December 31,     September 30,
                                            -------------------- -------------
                                             1995   1996   1997   1997   1998
                                            ------ ------ ------ ------ ------
                                                      (in thousands)
   PLATINUM average shares outstanding..... 54,349 71,919 78,072 77,457 82,965
   Memco assumed average shares
    outstanding............................  9,002 10,635 13,020 12,981 14,066
                                            ------ ------ ------ ------ ------
   Pro forma average shares outstanding.... 63,351 82,554 91,092 90,438 97,031
                                            ====== ====== ====== ====== ======

Note B--Pro Forma Adjustments

   As discussed under "The Arrangement--Background of the Arrangement," PLATINUM entered into the OEM agreement with Memco and acquired Memco ordinary shares pursuant to the PLATINUM purchase agreement in July 1995. PLATINUM also purchased Memco ordinary shares in July 1995 and October 1996 pursuant to a stock purchase agreement with third parties. PLATINUM sold Memco ordinary shares at various dates from October 1996 through June 1998 on Nasdaq. Pursuant to the OEM agreement, Memco granted PLATINUM a perpetual, world-wide, non-exclusive and non-transferable license to sublicense specified Memco products in exchange for an initial fee of $6 million and subsequent annual license fees based on a percentage of the sublicense fees collected by PLATINUM. Intercompany assets, liabilities, equity, revenues and expenses recorded by Memco and PLATINUM, pursuant to the OEM agreement, have been eliminated in the pro forma condensed combining balance sheet and the pro forma condensed combining statements of operations in order to properly reflect pro forma financial statements as if PLATINUM and Memco had been consolidated for all periods presented.

   Subsequent to Memco's initial public offering in October 1996, PLATINUM recorded its investment in Memco as available-for-sale securities. During 1997 and the first nine months of 1998, PLATINUM reclassified a portion of its Memco available-for-sale securities to trading securities. PLATINUM recorded unrealized holding gains and losses as a separate component of stockholders' equity, net of taxes, for available-for-sale securities and as a component of pre-tax earnings for trading securities. PLATINUM reclassified a portion of its Memco available-for-sale securities to trading securities because PLATINUM intended to sell the securities at various dates in the near future to benefit from increases in market price. PLATINUM sold a portion of its Memco trading securities during 1997 and the first nine months of 1998 and consequently, reclassified the corresponding unrealized gains to realized gains. PLATINUM eliminated the effects of the unrealized holding gains and losses resulting from market valuations, as well as realized gains from sales of Memco ordinary shares, in the pro forma condensed combining balance sheet and the pro forma condensed combining statements of operations because such activity would not have occurred if PLATINUM and Memco had been consolidated for all periods presented.

   In connection with the SI agreements discussed under "The Agreement-- Supplemental Agreements," PLATINUM agreed to purchase $12 million of Memco's products on or before December 15, 1998. Memco recognized the revenues in connection with the SI agreements in the quarter ended September 30, 1998. Inter-company assets, equity and revenues recorded by Memco pursuant to the SI agreements have been eliminated in the pro forma condensed combining balance sheet and the pro forma condensed combining statements of operations in order to properly reflect pro forma financial statements as if PLATINUM and Memco had been consolidated for all periods presented.

   The pro forma condensed combining balance sheet and pro forma condensed combining statements of operations reflect adjustments to eliminate the effects of the transactions discussed above. These adjustments are presented under the columns headed "Pro Forma Adjustments."

 (1) Short-term Investment Securities

   The pro forma condensed combining balance sheet reflects a pro forma adjustment to eliminate PLATINUM's investment in Memco.

 (2) Trade Accounts Receivable

   The pro forma condensed combining balance sheet reflects a pro forma adjustment to eliminate Memco's receivable balance resulting from transactions under the OEM agreement.

 (3) Other Assets

   The pro forma condensed combining balance sheet reflects pro forma adjustments to eliminate: current and non-current portions of PLATINUM's prepaid royalty in conjunction with the OEM agreement; and PLATINUM's deferred tax asset relating to PLATINUM's investment in Memco and the income tax adjustments discussed in B(12) below. The non-current adjustments to other assets are summarized below:

                                                                    As of
                                                              September 30, 1998
                                                              ------------------
      Adjustments to non-current prepaid royalty.............      $(3,300)
      Adjustments to deferred tax asset......................        6,105
                                                                   -------
                                                                   $ 2,805
                                                                   =======

 (4) Other Accrued Liabilities

   The pro forma condensed combining balance sheet reflects a pro forma adjustment to eliminate the accrued royalty expense by PLATINUM in conjunction with the OEM agreement.

 (5) Deferred Revenue

   The pro forma condensed combining balance sheet reflects a pro forma adjustment to eliminate deferred revenue recorded by Memco in conjunction with the OEM agreement.

 (6) Paid-in Capital

   The pro forma condensed combining balance sheet reflects pro forma adjustments to eliminate the following:

                                                                    As of
                                                              September 30, 1998
                                                              ------------------
      PLATINUM's payments to third parties in connection
       with its purchase of Memco ordinary shares pursuant
       to a stock purchase agreement........................       $(4,765)
      Proceeds received by PLATINUM for sales of Memco
       ordinary shares on the Nasdaq........................        24,706
      Memco's share capital and share premium resulting from
       PLATINUM's investment in Memco.......................        (4,000)
                                                                   -------
                                                                   $15,941
                                                                   =======

 (7) Accumulated Deficit

   The pro forma condensed combining balance sheet reflects pro forma adjustments to eliminate the net effect of adjustments to the pro forma condensed combining statement of operations. These adjustments are summarized as follows:

                                                                 As of
                                                          September 30, 1998
                                                          --------------------
      PLATINUM adjustments related to unrealized and
       realized gains on marketable securities, net of
       taxes............................................            $  (25,609)
      PLATINUM adjustments related to royalty expenses
       recognized in conjunction with the OEM agreement,
       net of taxes:
        Amortization of prepaid asset...................     1,905
        On-going royalty expenses as incurred...........     4,033       5,938
                                                          --------
      Memco adjustments related to software products and
       maintenance revenues recognized in conjunction
       with the OEM agreement, net of taxes:
        Recognition of deferred revenue.................    (6,000)
        On-going royalty revenues as earned.............    (6,863)    (12,863)
                                                          --------
      Memco adjustment related to software products and
       maintenance revenues recognized in conjunction
       with SI agreements, net of taxes-on-going royalty
       revenues as earned...............................               (12,000)
                                                                    ----------
                                                                    $  (44,534)
                                                                    ==========

   PLATINUM's pro forma adjustment to accumulated deficit for the amortization of prepaid license fees does not agree to Memco's pro forma adjustment to accumulated deficit for the recognition of deferred revenues on such prepaid license fees due primarily to differences in the recognition periods used by Memco and the amortization periods used by PLATINUM. Additionally, Memco's pro forma adjustment to accumulated deficit for on-going royalty revenues does not match PLATINUM's pro forma adjustment to accumulated deficit for on-going royalty expenses due primarily to PLATINUM's treatment of certain royalty payments as prepaid assets, to be amortized in future periods, whereby Memco recognized such royalty payments as revenues in the periods in which they were earned.

 (8)  Unrealized Holding Gains on Marketable Securities

   The pro forma condensed combining balance sheet reflects a pro forma adjustment to eliminate PLATINUM's unrealized holding gains, net of taxes, for its investment in Memco classified as available-for-sale securities.

 (9)  Software Products and Maintenance Revenues

   The pro forma condensed combining statements of operations include adjustments to eliminate software products and maintenance revenues recognized by Memco in conjunction with the OEM agreement.

 (10) Sales and Marketing Expenses

   The pro forma condensed combining statements of operations include adjustments to eliminate royalty expenses recognized by PLATINUM in conjunction with the OEM agreement.

 (11) Other Income

   The pro forma condensed combining statements of operations include adjustments to eliminate unrealized and realized gains recorded by PLATINUM involving Memco ordinary shares.

 (12) Income Taxes

   The pro forma condensed combining statements of operations include adjustments for the income tax effects of the revenue, expense and other income adjustments discussed above, based upon the effective tax rates of the respective companies.

 (13) Software Products Revenues for the Nine Months Ended September 30, 1998

   The pro forma condensed combining statement of operations for the nine months ended September 30, 1998 includes adjustments to eliminate software product revenues recognized by Memco in conjunction with the OEM agreement and the SI agreements.

Note C--Reclassifications

   Certain Memco historical amounts have been reclassified to conform to PLATINUM's historical presentation for the pro forma financial statements.

                 PRO FORMA COMBINED COMPARATIVE PER SHARE DATA

   The following table sets forth certain historical per share data of PLATINUM and Memco and combined per share data on an unaudited pro forma basis after giving effect to the agreement on a pooling-of-interests basis utilizing the exchange ratio, as if the agreement had been effective for all periods presented. This data should be read in conjunction with the selected financial data, the unaudited pro forma condensed combining financial statements and the separate historical financial statements of PLATINUM and Memco and notes thereto, included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

   The book value per share of PLATINUM common stock is computed by dividing stockholders' equity by the number of shares of PLATINUM common stock outstanding on those dates. Book value per ordinary share of Memco is computed by dividing shareholders' equity by the number of ordinary shares of Memco outstanding on those dates. Historical Memco per share data reflect basic earnings per share for each period below. The per share amounts under the column "Pro Forma Combined" reflect the arrangement. The per share amounts under the column "Equivalent Memco Pro Forma Combined" are calculated by multiplying the pro forma combined per share amount for each period by the exchange ratio of 0.836.

                                                                    Equivalent
                                                             Pro      Memco
                                     Historical Historical  Forma   Pro Forma
                                      PLATINUM    Memco    Combined  Combined
                                     ---------- ---------- -------- ----------
Net Income (Loss) from Continuing
 Operations Per Share
  Years ended December 31:
    1995............................   $(2.03)    $(0.23)   $(1.78)   $(1.49)
    1996............................    (1.16)      0.27     (1.01)    (0.84)
    1997............................    (1.35)      0.58     (1.25)    (1.05)
    Nine months ended September 30,
     1997...........................    (1.10)      0.35     (1.02)    (0.85)
    Nine months ended September 30,
     1998...........................    (0.42)     (1.59)    (0.86)    (0.72)
Book Value Per Share:
  December 31, 1997.................     4.27       4.01      4.10      3.43
  September 30, 1998................     4.37       4.65      4.33      3.62

                              BUSINESS OF PLATINUM

Overview

   PLATINUM develops, markets and supports software products, and provides related professional services that help organizations manage and improve their information technology infrastructures, which consist of data, systems and applications. PLATINUM's products and services help information technology departments, primarily in large and data intensive organizations, minimize risk and improve service levels and leverage information to make better business decisions. PLATINUM's products typically perform fundamental functions, such as automating operations, maintaining the operating efficiency of systems and applications, and ensuring data access and integrity. PLATINUM currently develops software products through its four business units: database management, systems management, application lifecycle and data warehousing and decision support. Addressing businesses' increasing demand for simplified vendor relationships and complete solutions to information technology problems, PLATINUM's goal is to become the leading provider of information technology infrastructure management solutions by offering a comprehensive set of "best in class" point products, product bundles and integrated product suites. PLATINUM also offers a wide array of professional services, including consulting, systems integration and educational programs, both in conjunction with and independent of software product sales.

   To achieve its goal, PLATINUM identified key technologies and skill sets required to better manage the information technology infrastructure. Through a combination of an aggressive acquisition program and vigorous internal product development efforts, PLATINUM assembled the competencies to create complete infrastructure management solutions. Devoting substantial resources to integrating its products and technologies, PLATINUM is now leveraging the breadth of its product lines and its professional services capabilities to provide complete, customized solutions for information technology infrastructure problems. These solutions include single products; product suites, which are sets of integrated products drawn together from multiple business units of PLATINUM; and product bundles, which are sets of software applications that are packaged together but do not necessarily have the level of integration that defines a suite; as well as design and implementation services provided by PLATINUM's professional services staff. These solutions also include ongoing product upgrades, maintenance and support, sometimes pursuant to multi-year contracts. Evidencing the increasing demand from PLATINUM's customers for comprehensive solutions, PLATINUM completed 92 transactions of over $1 million during the first nine months of 1998, as compared to 62 such transactions during the same period in 1997. PLATINUM completed 102 transactions of over $1 million during 1997, as compared to 55 such transactions during 1996 and only two such transactions during 1995. Each of these large transactions included licenses for software product bundles or suites, along with future upgrades and maintenance; software consulting services; or both product licenses and related consulting services.

   PLATINUM is focusing on the development of products and services that offer its customers maximum flexibility and functionality. PLATINUM's products are designed to permit a customer to either purchase prepackaged integrated suites or to choose individual products and later add other products as needed. The cornerstone of PLATINUM's integration efforts is POEMS, PLATINUM Open Enterprise Management Services, an internally developed set of shared components that give PLATINUM's products a common look and feel, common installation and distribution, and common communication, data and events handling. POEMS integration is built into individual products so that, as customers purchase additional PLATINUM products, the newly acquired and previously installed products can begin working together immediately. In February 1998, PLATINUM released for general availability its ProVision suite of integrated systems and database management tools, which is PLATINUM's most significant POEMS-enabled integrated offering of products to date. ProVision initially includes nine tools within the following key information technology management disciplines: job management, performance management and analysis, software distribution, problem resolution, security, database utilities and database administration.

   PLATINUM is also creating solutions for the needs of specific industries, as well as general business needs. For example, during 1996, PLATINUM released PLATINUM RiskAdvisor, a data warehouse decision support application developed specifically for the insurance industry. PLATINUM also is enabling its products and suites for application with intranets, the internet and the web and offers a broad set of solutions for the Year 2000 problem. Additionally, in late 1996, PLATINUM formed specialty consulting practice groups within its professional services business unit, including groups dedicated to Year 2000 solutions and internet/intranet technologies.

Market Overview

   Companies today rely on their information technology infrastructures to keep their businesses operating efficiently. As organizations have moved from host-based computing systems to open systems environments, the deployment, management, maintenance and productive use of information technology has become increasingly complex. These open computing environments service numerous end-users spread across various locations and consist of a diverse set of applications, computing platforms, including mainframes, minicomputers, workstations and desktop PCs/LANs, relational database management systems, operating systems, including UNIX, Windows, Windows NT, OS/400, OS/2, MVS and VMS, and media, including intranets and the internet. These open environments are also dynamic; users, as well as hardware and software resources, are frequently added, removed or changed; and new, mission-critical applications are continually being developed and deployed. PLATINUM believes that, due to the complexities of these new computing environments, organizations are increasingly seeking to purchase information technology management products and services from a smaller number of vendors that can provide complete, flexible and integrated solutions for managing and improving the information technology infrastructures that run their businesses.

Products

   PLATINUM provides software solutions that help organizations efficiently operate and manage their complex information technology infrastructures and related environments, which contain multiple computing platforms, database management systems, applications and operating systems. These tools increase the efficiency and interoperability of these systems and applications in distributed environments of any size. PLATINUM's solutions support platforms and operating systems that span mainframe, midrange and PC/LAN computing environments, including MVS, UNIX, OS/2, OS/400, Windows and Windows NT. They also support multiple database management systems, such as the DB2 family, Oracle, Sybase, Microsoft SQL Service and Informix. In addition, PLATINUM's solutions provide support for packaged applications such as SAP, PeopleSoft and Oracle Financials.

   PLATINUM now offers over 160 robust and adaptable point products. While point products are initially developed and supported through one of PLATINUM's four business units described below, PLATINUM continues to build integrated suites of products drawn from different business units, such as ProVision, in order to provide comprehensive solutions to organizations' information technology needs.

   Database Management Products. PLATINUM provides a leading set of tools and utilities for centralized or distributed database administration, performance analysis and monitoring and database backup and recovery for heterogeneous database management systems. By automating administrative and maintenance tasks, these software solutions enable users to achieve the highest performance levels possible, increase data availability, automate arduous administrative tasks and deliver new products or enhancements to end-users faster and with more flexibility. Principal database management products include the following:

  . Database Analyzer--a DB2 direct access storage device and database monitoring, analysis, validation, forecasting and tuning tool. It provides extensive statistical reporting capabilities, automated maintenance and auditing of internal structures, as well as a DB2 page editor.

  . RC/Migrator--a tool that automates DB2 object and data migrations and alterations, while maintaining object dependencies and preserving data security. Migrations may be performed on a one-to-one or one-to-many basis.

  . Tsreorg--a tablespace reorganization tool for heterogeneous databases of any size. Tsreorg delivers fast reorganizations of entire tablespaces, individual tables and indexes. It also provides efficient fragmentation of used and free space and automatic data partitioning. Tsreorg can run on UNIX, VMS or Windows NT-based server systems.

   Systems Management Products. PLATINUM offers products that enable organizations to automate routine systems maintenance tasks and processes, thereby streamlining enterprise management, enhancing system reliability and reducing costs. These products also simplify the management of disparate systems and enterprise-wide applications, and increase end-user productivity. Systems management product offerings span many disciplines, including job and process management, enterprise automation, desktop management, output management, problem resolution, security management, distribution management, performance management, enterprise-wide resource management, storage management and networking and connectivity. PLATINUM offers over 20 products that provide the functionality required by businesses, while scaling across multiple platforms that include UNIX, Windows, Windows NT, OS/400, OS/2, MVS and VMS. Principal systems management products include the following:

  . AutoSys--a job scheduling and management tool that simplifies the task of managing and monitoring multiple jobs in distributed environments. It provides centralized control of job execution across heterogeneous platforms and offers flexible features, such as self-correcting job control and automated restart and recovery capabilities.

  . DBVision--a scaleable tool for continuous monitoring and centralized management of heterogeneous databases in any size network. DBVision collects and displays performance measurements in real time or retrospect. It automatically detects and corrects performance problems and predicts space shortages.

  . AutoSecure--a tool set that enables organizations to secure and manage large, heterogeneous computing environments. It protects information by preventing unauthorized access to data and system resources in distributed environments; provides single sign-on for users to applications and services they are authorized to use, whether they are on mainframes, distributed systems or PCs; and provides a single point for user registration in other security systems.

   Application Lifecycle Products. PLATINUM offers products that enable organizations to establish an application development process that is systematic, error-resistant and flexible to adapt to changing business needs. These products include tools for integrated project and process management, component modeling, construction, testing, application deployment and software distribution, integrated change and configuration management, help desk support and decision support. These products facilitate the development of sophisticated, high-performance applications and improve the overall productivity and quality of development efforts. Principal application lifecycle products include the following:

  . ADvantage--an integrated set of tools for managing the application development infrastructure. ADvantage helps organizations automate and improve the processes for building, managing and delivering applications through solutions for component modeling, Paradigm Plus, integrated project and process management, Process Continuum, integrated change and configuration management, CCC/Harvest, rule-based application development, AionDS, and decision support, ADvisor.

  . ADvisor--a decision-support tool, and key component of ADvantage, that helps information technology executives and development managers minimize the risks and costs associated with the applications that run their businesses by providing the information needed to ensure on-time, on-budget delivery of applications. ADvisor delivers the critical project information organizations need to manage application development as a core business process.

   Data Warehousing and Decision Support Products. PLATINUM offers an integrated set of solutions for all major data warehousing functions, including data transformation and movement, data warehouse management, metadata management and repository, and decision support. These comprehensive solutions help organizations build, manage and maintain data warehouses. A data warehouse is a data store that gives end-users full access to periodically consolidated, historical data for making business decisions and analyzing trends without jeopardizing the performance of mission-critical operations. Warehousing tools can capture data in many forms on numerous platforms, transfer it to multiple database platforms and provide users with the means to access and manage such information. Repository tools play a key role in data warehouses as places for centralized control and as collection points for status information concerning the warehouses and their activities.

   PLATINUM's products enable organizations to better leverage their corporate data investments by allowing end-users to derive maximum value and insight from information. These products ensure enterprise-wide data access and enable complex data analysis and reporting so that users can effectively identify business trends and make informed decisions. Principal data warehouse products include the following:

  . InfoPump--a bi-directional data movement tool, InfoPump automates the process of replicating, transferring and integrating data in heterogeneous environments on a scheduled or event-driven basis.

  . Repository--serves as a central point of control, enabling organizations to easily manage, maintain and access vast amounts of corporate data, applications and systems in a heterogeneous environment. Repository provides information such as where data is located, who created and who maintains data, what application processes the data drives and what relationship the data has with other data.

  . Forest & Trees--a rapid decision-support system development tool which enables information technology departments to deliver customized desktop applications that provide the necessary components for intuitive navigation and data investigation. Forest & Trees applications can simultaneously access multiple data sources and combine data into information that makes sense to the knowledgeable worker. Forest & Trees applications can monitor key strategic, tactical and operational indicators for the business and automatically alert users to specific conditions via the corporate network or via the web.

  . InfoBeacon--a decision support tool that provides advanced online analytical processing capabilities for data warehouse environments. This product creates a virtual, multidimensional view on top of the relational database. It provides end-users with advanced analysis capabilities--such as drill down, pivoting, ranking, ratios and exception- and date-handling--without requiring the organization to redundantly store and manage data in a proprietary multidimensional database.

  . Perspectives--an environment for rapidly developing custom, server-centric, online analytical processing enabled decision-support systems. Combining the power of tools with the speed of packaged applications, Perspectives provides the benefits of rapid time to market without sacrificing flexibility for future growth. Perspectives for Market Analysis helps profit/loss managers, such as brand managers, product managers and VPs of marketing, view and analyze complex relationships between multiple product dimensions and measures so that they can understand and respond to emerging trends.

   New Product Suites. In the past, businesses licensed products on a stand-alone basis to address each of their needs as they arose. By combining tools and technologies within and across its business units, PLATINUM now provides product suites that are complete solutions to businesses' information technology infrastructure problems. These integrated product offerings allow businesses to experience comprehensive benefits without having to deal with multiple products or multiple vendors. PLATINUM has designed product suites that address information technology infrastructure problems that are shared by businesses from various industries, as well as product suites that target information technology infrastructure problems that are unique to specific industries. The following provides a brief description of some of PLATINUM's recent product suite offerings:

  . ProVision--this integrated product suite, a combination of database management and systems management tools, enables companies to reduce the costs and risks associated with managing their information technology infrastructures, while improving service levels, availability and productivity.

     ProVision initially includes nine tools within the following key information technology management disciplines: job management, performance management and analysis, software distribution, problem resolution, security, database utilities and database administration. Because integration is built into each ProVision tool, organizations can implement one or more tools, and add more tools as needed, to solve their most immediate information technology problems. ProVision became generally available in February 1998.

  . TransCentury--this product suite, developed through a combination of tools and technologies made available through internal development, acquisitions and marketing agreements, provides an end-to-end solution to the problem created by the century date change, commonly known as the Year 2000 problem. TransCentury applies a "find-it, fix-it, test-it" approach that enables businesses to analyze, plan, implement and test century date changes in an integrated manner. It helps organizations ensure business continuity and compliance by minimizing exposure, helping them more effectively plan resources and reducing costs and time devoted to the Year 2000 problem.

Product Licenses

   PLATINUM provides its software products to customers under non-exclusive, non-transferable license agreements, including standard shrink-wrap licenses for certain products. As is customary in the software industry, in order to protect its intellectual property rights, PLATINUM does not sell or transfer title to its software products to customers. Under PLATINUM's current standard form license agreement, licensed software may be used solely for the customers' internal operations and only on designated hardware at specified sites, which may be comprised of a stand-alone computer, a single network server with multiple terminals or multiple network servers with multiple terminals.

   Licenses for PLATINUM's software are almost exclusively perpetual, although annual and monthly licenses are also offered. License fees may be due upon execution by the customer of the applicable product agreement or may be payable over time for contracts involving multi-year commitments for maintenance and product upgrades. List prices are based upon the size of the processor, number of servers and/or number of users, depending upon the type of license and product being licensed. PLATINUM's published list prices include discounts for suite, enterprise and multi-site licenses. Licenses generally include more than one product. Under PLATINUM's current standard form license agreement, maintenance is renewed on an annual basis by the customer paying the current maintenance fee. See "--Technical Support and Maintenance."

Product Development

   PLATINUM is pursuing its strategy by continuing its emphasis on internally developing new software products and product enhancements, acquiring products, technologies and businesses complementary to PLATINUM's existing product lines and forming alliances with leading technology companies. PLATINUM has formed separate in-house development teams to efficiently integrate acquired products and technologies into existing product lines. During 1995, 1996, 1997 and the first nine months of 1997 and 1998, product development and support expenses of PLATINUM were $107,739,000, $170,153,000, $203,499,000, $150,439,000 and
$178,018,000, respectively. As of November 30, 1998, PLATINUM employed approximately 2,260 persons in product development and support.

   Internal Development. PLATINUM will continue to rely on the internal development of products to expand its product lines. PLATINUM believes its relational database management systems expertise and experience give it a competitive advantage in developing products that address increasingly complex environments and that meet evolving customer needs. In order to fully exploit acquired software development personnel, and to access new sources of talent, PLATINUM has established approximately 36 independent development laboratories, generally at the locations of newly-acquired companies. These development laboratories are interconnected via video conferencing, e-mail, Lotus Notes and other communication technologies, and use various hardware, operating systems and database systems which give PLATINUM the ability to simulate the environments of its customers. Laboratories have responsibility for their product lines and receive guidance from POEMS teams to foster interoperability.

   Acquisitions. PLATINUM continually reviews acquisition candidates with leading-edge products and technologies that could enhance PLATINUM's product portfolio. The technologies associated with the products of the acquired businesses are being incorporated into PLATINUM's existing internally developed products and are being used in developing new products. In addition to providing PLATINUM with new products and technologies, these acquisitions have provided PLATINUM with experienced teams of product developers who now staff PLATINUM's independent development laboratories. PLATINUM plans to continue to pursue acquisition opportunities because it believes that acquisitions are an essential part of PLATINUM's strategy to compete effectively in its rapidly evolving marketplace. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Costs and Expenses" and "--Merger Costs" and "--Recent Developments."

   Technology Relationships. To reinforce its commitment to providing interoperable solutions for managing information technology infrastructures, PLATINUM has implemented its PLATINUM Partners Program, whereby PLATINUM has established strategic and technology relationships with other leading information technology vendors. PLATINUM believes that in order to provide solutions for heterogeneous computing environments, it will need to continue to establish and maintain key relationships with leading technology companies. PLATINUM's current partners include Intel, IBM, Hewlett-Packard, Oracle, Microsoft, SAP and Lucent Technologies. These technical and marketing alliances provide PLATINUM early access to product information and pre-release software.

Professional Services

   As part of its strategy to provide complete solutions for Global 10,000 information technology organizations, PLATINUM offers a range of professional services, including consulting services, systems integration and educational programs, in support of and independent of its products. These services help businesses plan, construct and manage infrastructures in which complex software products can be used. These services can improve and accelerate customization, implementation and deployment of PLATINUM's software products. PLATINUM believes that more rapid and effective implementation of its software products will lead to increased customer satisfaction and greater follow-on sales. For these reasons, PLATINUM is now packaging professional services as a standard feature of its product sales. As of November 30, 1998, PLATINUM employed approximately 1,946 persons in professional services.

   Consulting Services. PLATINUM is focusing significant effort on developing and expanding its consulting services group. Primarily developed through recent acquisitions of consulting services companies, this group provides consulting services that help Global 10,000 companies manage risks, manage the implementation of new technologies and products and optimize their current computing environments. Areas of expertise span systems and database management, information management, security, Year 2000 reengineering, application lifecycle management, internet/intranet development and electronic commerce. PLATINUM's consultants provide flexible, customizable solutions as well as prepackaged solutions. They can serve all of an organization's software consulting needs, from strategy and organization to implementation.

   Educational Programs. PLATINUM believes that its training and education services play an important role in increasing market awareness of its software products among information technology personnel, including application developers, database administrators and end-users. Offering a comprehensive curriculum that supports leading technologies, PLATINUM conducts a set of training courses designed to deal with the critical issue of skills management. These courses cover several key technology areas of information technology infrastructure management and are held at various training centers in the United States and throughout PLATINUM's international operations. PLATINUM also offers on-site computer-based training courses and self-led internet-based training courses that users may complete in their own offices or homes.

Sales and Marketing

   PLATINUM employs a multi-faceted sales strategy. For software products, PLATINUM utilizes telemarketers, an inside sales force, an outside sales force, product seminars, user group participation, direct mail, print and web-based advertising, and web promotions. PLATINUM also utilizes certain indirect sales channels, such as distributors, value added resellers, or VAR, and original equipment manufacturer, or OEM, relationships for selected products.

   Domestic (U.S.) Software Sales. Since January 1, 1997, PLATINUM has organized its domestic direct sales force by regions throughout the United States. PLATINUM formerly combined the domestic and Canadian sales forces to represent the North American sales force. As of November 30, 1998, PLATINUM had approximately 475 domestic direct sales representatives.

   Generally, for domestic software product licenses, PLATINUM's telemarketing specialists call prospective customers to identify and qualify leads. Once a lead has been qualified, the prospective client is turned over to the inside sales force, which predominantly supports the direct sales force by developing sales leads and arranging product evaluations. Established sales leads are then typically forwarded to the direct sales force, which visits customer sites to assist with trials, demonstrate product features and close sales transactions. For certain sales to smaller customers, as well as the licensing of standard shrink-wrap products, the inside sales force may handle the full sales cycle for completing such transactions.

   International Software Sales. PLATINUM generally markets its products overseas through a network of wholly-owned subsidiaries. Generally, these subsidiaries use an approach similar to that used by PLATINUM domestically. As of November 30, 1998, PLATINUM had approximately 254 international direct sales representatives and had subsidiaries in Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Greece, Hong Kong, Indonesia, Italy, Japan, Korea, Malaysia, Mexico, the Netherlands, Norway, the Philippines, Portugal, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, United Arab Emirates and the United Kingdom. PLATINUM expects that it will establish other foreign subsidiaries in the future to meet its strategic objectives. In a few countries, primarily in South America and the Middle East, PLATINUM markets its products through independent distributors.

   Global Accounts. PLATINUM now designates certain large, geographically dispersed entities as "global accounts." Each of these accounts is managed, on a worldwide basis, by a single executive who focuses his or her attention on the diverse needs of the enterprise.

   Professional Services. PLATINUM's consulting services and educational programs are marketed by a specialized direct sales force.

   User Group Leadership. PLATINUM believes that its sales and marketing efforts have also been greatly enhanced by participation in domestic and international user groups. PLATINUM plays a major role in the activities of the International DB2 Users Group, the International Oracle Users Group, the International Sybase Users Group and other smaller user groups, and expects to continue to do so in the future.

Technical Support and Maintenance

   PLATINUM's in-house technical support group, situated at various sites throughout the U.S., provides pre-sale, installation and post-sale support, including toll-free telephone support during regular business hours, to current users and potential customers evaluating PLATINUM's products. The technical support group also offers seven-day, 24-hour toll-free telephone service for an additional fee. PLATINUM believes that effective technical support during product evaluation substantially contributes to product acceptance and that post-sale support has been, and will continue to be, a substantial factor in customer satisfaction.

   PLATINUM offers a maintenance program for its software products, which consists of product enhancements, updated products and technical support. Maintenance is typically provided without additional charge during the warranty period defined in PLATINUM's license agreements. Under PLATINUM's standard license agreement, customers renew maintenance support on an annual basis by paying the current maintenance fee. Customers may also commit for maintenance and product support over extended periods of time. Maintenance revenue implicit in new product sales and recurring maintenance charges are recognized ratably over the period the maintenance and support services are to be provided.

Competition

   PLATINUM operates in highly competitive markets and expects competition to increase. PLATINUM encountered substantially intensified competition as it moved from the relational database tools market to the much larger information technology infrastructure products market and as it entered the consulting services business. PLATINUM also encountered many new competitors, including relational database vendors and systems software companies. Many of PLATINUM's current and prospective competitors have significantly greater financial, technical and marketing resources than PLATINUM. In addition, many prospective customers may have the internal capability to implement solutions to their information technology infrastructure problems.

   The competitive factors affecting the market for PLATINUM's software products include the following: product functionality, integration, performance and reliability; demonstrable economic benefits for users relative to cost; quality of customer support and user documentation and ease of installation; vendor reputation, experience and financial stability; and price.

   PLATINUM believes that it has competed effectively to date and that its ability to remain competitive will depend, to a great extent, upon its ongoing performance in the areas of product development and customer support. To be successful in the future, PLATINUM must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will, in turn, depend upon PLATINUM's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers. PLATINUM also expects to continue its strategy of identifying and acquiring information technology infrastructure products and technologies and businesses which have developed such products and technologies.

   PLATINUM also encounters competition from a broad range of firms in the market for professional services. Many of PLATINUM's current and prospective competitors in the professional services business have significantly greater financial, technical and marketing resources than PLATINUM. The competitive factors affecting the market for PLATINUM's professional services include the following: breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

Intellectual Property Rights

   PLATINUM has historically relied upon a combination of contractual rights, trademarks, trade secrets and copyright laws to establish and protect its proprietary rights in its products. PLATINUM also holds some patents and believes that patents are becoming increasingly important to the software industry. Consequently, PLATINUM is taking actions to further protect its proprietary rights through software patents. PLATINUM's license agreements restrict a customer's use of PLATINUM's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of PLATINUM's software products. PLATINUM believes that because of the rapid pace of technological change in the computer software industry, the legal protections for its products are less significant factors in PLATINUM's success than the knowledge, ability and experience of PLATINUM's employees, the frequency of product enhancements and the timeliness and quality of support services provided by PLATINUM. PLATINUM registers its product names and other trademarks in the United States and certain foreign countries. PLATINUM sells its products in foreign countries that may afford less intellectual property rights protection than currently afforded in the United States.

Employees

   As of November 30, 1998, PLATINUM employed approximately 6,365 persons, including 1,728 in sales, marketing and related activities, 2,260 in product development and support, 1,946 in professional services and 431 in management, administration and finance. PLATINUM's success is highly dependent on its ability to attract and retain qualified employees. Competition for employees is intense in the software industry. None of PLATINUM's employees is represented by a labor union or is the subject of a collective bargaining agreement. PLATINUM has never experienced a work stoppage and believes that its employee relations are good.

Properties

   PLATINUM's principal administrative, marketing, training and product development and support facilities are located in Oakbrook Terrace, Illinois, where PLATINUM leases approximately 334,000 square feet under leases terminating in April 2003, with plans to lease additional space in the near future. PLATINUM also leases approximately 164,000 square feet of administrative, marketing, sales and product development space in Lisle, Illinois, near PLATINUM's headquarters, under leases terminating in January and October 2003. In addition, PLATINUM leases space for approximately 75 sales offices and product development laboratories throughout the United States, ranging in size from approximately 1,000 to 45,000 square feet. In conjunction with the restructuring plan executed during the second quarter of 1997, PLATINUM closed certain sales offices and product development laboratories in the United States and certain foreign countries. See "PLATINUM Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations--Restructuring Charges."

Legal Proceedings

   Computer Associates' International, Inc., and L'Agence pour la Protection des Programmes v. La Societe Faster, S.A.R.L. (Commercial Court of Bobigny, Paris, France). Altai, a wholly-owned subsidiary of PLATINUM, is involved in a suit in France which concerns copyright infringement claims identical to those on which Altai previously prevailed against Computer Associates International, Inc. in the United States. The French appellate court granted Altai's request that the U.S. appellate court's copyright ruling should bind the Commercial Court of Bobigny as a matter of law. In January 1995, the French appellate court issued a decision rejecting Computer Associates' claim of copyright infringement. Computer Associates' subsequently appealed this decision to a French appellate court. In May 1998, the U.S. Supreme Court denied Altai's petition for certiorari on motions that the U.S. court decisions are binding with respect to the French case. On October 23, 1998, the French appellate court upheld in all pertinent parts the decision of the French lower court.

   PLATINUM is also subject to certain other legal proceedings and claims which have arisen in the ordinary course of business and which have not been fully adjudicated. Management currently believes the ultimate outcome of such matters and those described above will not have a material adverse effect on PLATINUM's results of operations or financial position.

Material Contracts Between PLATINUM and Memco

   On July 13, 1995, Memco and PLATINUM entered into an OEM agreement pursuant to which Memco granted PLATINUM a perpetual, world-wide, non-exclusive and non-transferable license to sublicense certain Memco products, including all updates and enhancements thereof and receive certain support and training in the marketing of such products. Pursuant to the OEM agreement, PLATINUM paid Memco $1.3 million, $3.5 million, and $2.3 million respectively, in 1996, 1997 and the first nine months of 1998. The OEM agreement has been temporarily superseded by the SI agreements, under which PLATINUM is given expanded rights to sublicense Memco products and Memco receives higher sublicense fees. The SI agreement was subsequently amended to provide for lower sublicensing fees payable by PLATINUM to Memco up to the consummation of the arrangement in exchange for a commitment to purchase a minimum amount of Memco products and an increase in sublicensing fees payable by PLATINUM to Memco under the reinstated OEM agreement in the event that the arrangement is terminated. See "The Arrangement--Background of the Arrangement" and "The Agreement--Supplemental Agreements."

                PLATINUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The discussion and analysis below contains certain forward-looking statements, as such term is defined in Section 21E of the Exchange Act of 1934, that are based on the beliefs of the management of PLATINUM, as well as assumptions made by, and information currently available to, PLATINUM's management. PLATINUM's actual growth, results, performance and business prospects and opportunities in 1998 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements. See "Uncertainties Relating to Forward-Looking Statements."

Overview

   PLATINUM develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their information technology infrastructures, which consist of data, systems and applications. PLATINUM's products and services help information technology infrastructure departments, primarily in large and data-intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. As an integral part of PLATINUM's growth strategy, it has consummated a number of significant business combinations, including acquisitions of SII, Answer, Locus, Altai, Trinzic, Softool, Prodea, Paradigm, Axis, Australian Technology, I&S, Mastering, Learmonth and Burchett and Logic Works, each of which has been accounted for using the pooling-of-interests method. As a result, PLATINUM's supplemental consolidated financial statements are presented as if PLATINUM and such acquired companies had been consolidated for all periods presented. Information regarding PLATINUM in this Management's Discussion and Analysis of Financial Condition and Results of Operations gives retroactive effect to these acquisitions. In addition, PLATINUM has consummated a number of acquisitions accounted for as purchases, in which cases the acquired businesses have been included in PLATINUM's results of operations beginning with the effective dates of the acquisitions.

   Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997

The following is based on text included in PLATINUM's Quarterly Report on Form 10-Q filed in respect for the period ended September 30, 1998 and speaks of that date.

Results of Operations

   The following table sets forth the percentages that selected items in the Consolidated Statements of Operations bear to total revenues.

                                                             Nine Months
                                                                Ended
                                                            September 30,
                                                            ----------------
                                                             1998      1997
                                                            ------    ------
      Statements of Operations Data:
        Revenues:
          Software products................................     53%       52%
          Maintenance......................................     19        21
          Professional services............................     28        27
                                                            ------    ------
            Total revenues.................................    100       100
        Costs and expenses:
          Professional services............................     26        25
          Product development and support..................     27        30
          Sales and marketing..............................     33        37
          General and administrative.......................      8         8
          Special general and administrative charge........      1         3
          Restructuring charges............................     (1)       11
          Merger costs.....................................      6         1
          Acquired in-process technology...................      5         3
                                                            ------    ------
            Total costs and expenses.......................    105       118
                                                            ------    ------
        Operating loss.....................................     (5)      (18)
        Other income, net..................................      2         3
                                                            ------    ------
        Loss from continuing operations before income
         taxes.............................................     (3)      (15)
        Income taxes.......................................      2         2
                                                            ------    ------
        Net loss from continuing operations................     (5)      (17)
                                                            ------    ------
        Loss from discontinued operations, net of taxes....    --          *
                                                            ------    ------
        Net loss...........................................     (5)%     (17)%
                                                            ======    ======

--------
*  Less than 1%

 Revenues

   PLATINUM's revenues are derived from three sources: (1) license and upgrade fees for licensing PLATINUM's proprietary and other parties' software products and providing additional processing capacity on already-licensed products, (2) maintenance fees for maintaining, supporting and providing updates and enhancements to software products and (3) fees from PLATINUM's professional services business. Total revenues for the first nine months of 1998 were $653,479,000, an increase of $157,297,000, or 32%, as compared to $496,182,000 for the same period in 1997. PLATINUM's database management, principally products relating to IBM's DB2 relational database management software, systems management, application lifecycle, and data warehousing and decision support business units experienced growth of 32%, 69%, 3% and 5%, respectively, in total software products and maintenance revenues during the first nine months of 1998, as compared to the same period in 1997. Revenues from international customers, principally in Western Europe, represented 28% and 26% for the first nine months of 1998 and 1997, respectively.

   PLATINUM recognizes revenues from its software sales using the criteria specified in the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, which was adopted on January 1, 1998. The adoption of Statement of Position 97-2 has not had a material impact on PLATINUM's financial position or results of operations for the nine months ended September 30, 1998.

   PLATINUM has continued to enter into an increasing number of higher dollar value sales transactions with customers, primarily attributable to sales of product bundles and integrated product suites. These transactions are typically completed pursuant to multi-year contracts and include product licenses, future upgrades and maintenance, sometimes also bundled with professional services. In the first nine months of 1998, PLATINUM entered into 92 sales transactions having a total value of at least $1,000,000, of which 22 had a total value of at least $3,000,000 and two had a total value of at least $10,000,000. In the first nine months of 1997, PLATINUM entered into 62 sales transactions having a total value of at least $1,000,000, of which 13 had a total value of at least $3,000,000 and none had a total value of at least $10,000,000.

   The table below sets forth, for the periods indicated, PLATINUM's primary sources of revenues expressed as a percentage of total revenues.

                                                                Nine Months
                                                                   Ended
                                                               September 30,
                                                               ---------------
                                                                1998     1997
                                                               ------   ------
      Revenues:
        Software products:
          Licenses............................................     38%      41%
          Upgrades............................................     15       11
                                                               ------   ------
            Total software products...........................     53       52
                                                               ------   ------
          Maintenance.........................................     19       21
          Professional services...............................     28       27
                                                               ------   ------
            Total revenues....................................    100%     100%
                                                               ======   ======

   Software Products. Software products revenues for the first nine months of 1998 were $343,654,000, an increase of $83,235,000, or 32%, as compared to
$260,419,000 for the first nine months of 1997. The substantial majority of the increase in software products revenues in the first nine months of 1998, as compared to the same period in 1997, resulted from increases in the volume of sales of existing products. A smaller, but still significant, portion of the increase related to sales of newly introduced products, while only a small percentage was attributable to price increases. In the first nine months of 1998, PLATINUM's database management, systems management, application lifecycle, and data warehousing and decision support business units represented 35%, 34%, 17% and 14%, respectively, of total software products revenues.

   Maintenance. Maintenance revenues for the first nine months of 1998 were $124,782,000, an increase of $22,623,000, or 22%, as compared to $102,159,000 for the same period in 1997. The increase in maintenance revenues in the first nine months of 1998, as compared to the same period in 1997, was primarily attributable to the expansion of PLATINUM's installed customer base, from which maintenance fees are derived. Because maintenance fees are implicit in certain new software product licenses, the increase in software licensing transactions also contributed to the increase in maintenance revenues. In the first nine months of 1998, PLATINUM's database management, systems management, application lifecycle, and data warehousing and decision support business units represented 39%, 22%, 21% and 18%, respectively, of total maintenance revenues.

   Professional Services. Professional services revenues for the first nine months of 1998 were $185,043,000, an increase of $51,439,000, or 39%, as compared to $133,604,000 for the same period in 1997. The growth in professional services revenues during the first nine months of 1998 was primarily attributable to an increase in billable consultants, as well as a higher ratio of billable hours to total hours worked. To a lesser extent, increases in rates charged per billable hour, as well as revenues associated with recently acquired consulting businesses, contributed to this growth. For the first nine months of 1998, educational program revenues increased slightly over the first nine months of 1997.

 Costs and Expenses

   Total expenses for the first nine months of 1998 were $683,611,000, an increase of $96,919,000, or 17%, as compared to $586,692,000 for the same period in 1997. Excluding restructuring charges, merger costs, acquired in-process technology charges and special general and administrative charges (collectively, "Special Charges"), total expenses for the first nine months of 1998 of $611,031,000 represented an increase of $114,785,000, or 23%, as compared to $496,246,000 for the same prior-year period. Total expenses, excluding Special Charges, represented 94% of total revenues for the first nine months of 1998, as compared to 100% for the same periods in 1997.

   Professional Services. Costs of professional services for the first nine months of 1998 were $166,529,000, an increase of $44,510,000, or 36%, as compared to $122,019,000 for the first nine months of 1997. The increase in professional services expenses in the first nine months of 1998, as compared to the same period in 1997, was primarily attributable to an increase in the number of consultants resulting from PLATINUM's continued hiring to support this business, as well as recent acquisitions. Greater commission and bonus expenses associated with higher professional services revenues during this period also contributed to the increase. Professional services expenses represented 90% of professional services revenues for first nine months of 1998, as compared to 91% for the same periods in 1997.

   Product Development and Support. Product development and support expenses for the first nine months of 1998 were $178,018,000, an increase of $27,579,000, or 18%, as compared to $150,439,000 for the same period in 1997.
The increase in these expenses during the first nine months of 1998, as compared to the same period in 1997, was primarily attributable to higher employee-related expenses and internal information technology support costs associated with expanded product offerings and recent acquisitions of businesses and technologies. Additionally, PLATINUM incurred higher performance bonus expenses during this period. Product development and support expenses represented 27% of total revenues in the first nine months of 1998, as compared to 30% for the same period in 1997. The decrease in product development and support expenses as a percentage of total revenues for the first nine months of 1998 resulted from PLATINUM's continued cost containment efforts and the spreading of facility-related and other fixed costs over a greater revenue base.

   For the first nine months of 1998 and 1997, PLATINUM capitalized $39,009,000 and $28,791,000, respectively, of software development costs, net of related amortization expense, in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed."

   Sales and Marketing. Sales and marketing expenses for the first nine months of 1998 were $217,054,000, an increase of $32,249,000, or 17%, as compared to
$184,805,000 for the first nine months of 1997. The increase in these expenses during the first nine months of 1998, as compared to the same prior-year period, was primarily attributable to costs associated with the significant expansion of the domestic and international outside sales forces, as well as higher commission and bonus expenses related to the increase in software products revenues. Sales and marketing expenses represented 33% of total revenues in the first nine months of 1998 as compared to 37% for the same period in 1997. The decrease in sales and marketing expenses as a percentage of total revenues during the first nine months of 1998, as compared to the same period in 1997, was attributable in part to the spreading of facility-related and other fixed costs over a greater revenue base. Additionally, commission expenses represented a lower percentage of total revenues in the first nine months of 1998, because PLATINUM had greater revenues associated with software licensing transactions in the third quarter of 1998 that were not attributable to PLATINUM's direct sales force.


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

   General and Administrative. General and administrative expenses for the first nine months of 1998 were $49,430,000, an increase of $10,447,000, or 27%, as compared to $38,983,000 for the first nine months in 1997. The increase for the first nine months of 1998 was attributable primarily to higher employee-related expenses resulting from recent acquisitions. Additionally, in the first nine months of 1998, PLATINUM incurred higher legal expenses related to certain on-going legal proceedings, as well as greater amortization expense of excess of cost over net assets acquired and greater amortization expense of intangible assets relating to PLATINUM's convertible debt offering executed in December 1997. General and administrative expenses represented 8% of total revenues for the first nine months of 1998 as compared to 8% for the first nine months of 1997. See "--Liquidity and Capital Resources."

   Special General and Administrative Charges. Special general and administrative charges for write-offs of certain assets in connection with integration procedures were $6,525,000 for the first nine months of 1998, as compared to $13,513,000 for the first nine months of 1997. In the second quarter of 1997, PLATINUM performed integration procedures related to past acquisition activity in conjunction with, but not specifically as part of, the restructuring plan executed during that period. Accordingly, PLATINUM evaluated the fair value of assets recorded through prior acquisitions and identified certain trade receivables, prepaid expenses and intangible assets which had no future value. The respective balances of these assets were written off during the second quarter of 1997. PLATINUM also expensed severance and other employee benefits for certain employees of acquired companies who were terminated as a result of the integration efforts. PLATINUM recorded total charges of $13,513,000 in the quarter ended June 30, 1997 in connection with the integration procedures discussed above. In the third quarter of 1998, the company re-evaluated the fair value of certain assets acquired from prior acquisitions in conjunction with the integration procedures initiated in the second quarter of 1997. Specific assets were deemed to have no future value as of September 30, 1998 were written off during the third quarter of 1998.

   Restructuring Charges. During the third quarter of 1998, PLATINUM recognized a restructuring benefit of $6,525,000 related to PLATINUM's occupation of previously vacated facilities and the relief of obligations under cancelled lease agreements, as well as sublease rental activity. This restructuring benefit represents a recovery of certain restructuring charges recorded by PLATINUM in the second quarter of 1997, as discussed below.

   During the second quarter of 1997, PLATINUM executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from acquired businesses. PLATINUM also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, PLATINUM reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions, primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

   PLATINUM recorded a one-time charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following: $24,032,000 for facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; $3,510,000 for write-offs of excess equipment, furniture and fixtures; $19,413,000 for write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and $10,364,000 for severance and other employee-related costs of terminated staff.

   During the first nine months of 1997, Learmonth and Burchett recorded a restructuring benefit of $1,256,000 related to sublease rental activity. This benefit was offset against PLATINUM's restructuring charge discussed above.

   As of September 30, 1998, PLATINUM had $14,224,000 of accrued restructuring costs recorded. PLATINUM anticipates that approximately $2,500,000 of these costs will be paid out during the last quarter of 1998. PLATINUM estimates that annual restructuring payments will range from approximately $1,700,000 to approximately $2,000,000 for the years 1999 through 2002 and will be approximately $1,000,000 for the year 2003. PLATINUM expects to pay out approximately $300,000 annually in the years 2004 through 2014.

   Merger Costs. PLATINUM incurred merger costs of $39,965,000 and $3,706,000 during the first nine months of 1998 and 1997, respectively. Merger costs relate to acquisitions accounted for as poolings of interests and include investment banking and other professional fees, employee severance payments, costs of closing excess office facilities and various other expenses. The significant merger costs incurred in the first nine months of 1998 related primarily to PLATINUM's acquisitions of Mastering, Learmonth and Burchett and Logic Works. PLATINUM from time to time engages in discussions relating to acquisitions that may be material in size and/or scope and may involve issuances by PLATINUM of a significant number of shares of PLATINUM common stock. PLATINUM continues to pursue merger and acquisition opportunities, because it believes that acquisitions are an essential part of PLATINUM's strategy to compete effectively in its rapidly evolving marketplace. PLATINUM expects to incur merger costs in connection with future acquisitions accounted for as poolings of interests. These costs will be expensed in the periods in which the transactions are consummated, which will reduce operating and net income for these periods. See "--Recent Developments."

   Acquired In-Process Technology. Acquired in-process technology costs were $32,615,000 and $17,164,000 for the first nine months of 1998 and 1997, respectively. These acquired in-process technology charges related to acquisitions of software companies and product technologies accounted for under the purchase method. In these cases, portions of the purchase prices were allocated to acquired in-process technology.

   In June 1998, PLATINUM acquired network monitoring technology from Geneva Software Inc. A portion of the purchase price was attributed to acquired in-process technology, as the development work associated with the project had not reached technological feasibility and is believed to have no alternative future use other than as a network monitoring device. The in-process technology involved new major monitoring capabilities for hubs, routers and switches along with several performance capabilities.

   PLATINUM carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years and discounted to present value using a discount rate of approximately 20%. PLATINUM believes the discount rate is appropriate given the level of risk of unsuccessful completion of the technology considering it was estimated to be 73% complete as of the acquisition date. PLATINUM anticipates incurring approximately $1,000,000 of additional research and development costs over a short time frame with an anticipated completion date of June 1999. In projecting the future revenue streams from the project, PLATINUM considered many factors including competition, network management growth estimates, time to market, and additional sales and marketing leverage, as well as the impact of larger transactions upon global enterprises to which Geneva Software was not accustomed.

   In June 1998, PLATINUM acquired mainframe asset management and cost modeling capabilities from Systems Management Solutions, Inc. A portion of the purchase price was attributed to acquired in-process technology, as the development work associated with the project had not reached technological feasibility and is believed to have no alternative future use other than for asset management and cost modeling. The in-process technology involved implementing the mainframe technology design onto additional mid range platforms such as UNIX and NT.

   PLATINUM carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years and discounted to present value using a discount rate of 20%. PLATINUM believes the discount rate is appropriate given the level of risk of unsuccessful completion of the technology considering it was estimated to be over two thirds complete as of the acquisition date. PLATINUM has brought this technology to feasibility incurring approximately $400,000 of additional research and development costs. In projecting the future revenue streams from the project, PLATINUM considered many factors including competition, asset management growth estimates, time to market and additional sales and marketing leverage, as well as the impact of larger transactions upon global enterprises to which Systems Management Solutions was not accustomed.

   In June 1998, PLATINUM acquired modeling technologies from ICON Computing, Inc. A portion of the purchase price was attributed to acquired in-process technology, as the development work associated with the projects had not reached technological feasibility and were believed to have no alternative future use other than as modeling tools.

   PLATINUM carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years discounted to present value using a discount rate of 20%. PLATINUM believes the discount rate is appropriate given the level of risk of unsuccessful completion of the technologies as they were estimated to be over fifty percent complete as of the acquisition date. PLATINUM anticipates incurring approximately $1,200,000 of additional research and development costs over a short time frame with an anticipated completion date of December 1999. In projecting the future revenue streams from the project, PLATINUM considered many factors including competition, market growth estimates, time to market and additional sales and marketing leverage, as well as the impact of larger transactions upon global enterprises to which ICON was not accustomed.

   During the first nine months of 1998, PLATINUM also acquired certain other software businesses and product technologies. Portions of the purchase prices were attributed to acquired in-process technology, as the development work associated with the projects had not reached technological feasibility and were believed to have no alternative future use. PLATINUM anticipates incurring approximately $6,000,000 of additional research and development costs over a short time frame and expects these projects to be completed within the next 12-18 months.

   The following summary presents information concerning the purchase price allocations for the acquisitions accounted for under the purchase method for the nine months ended September 30, 1998.

                                             Acquired
                                  Purchased In-process                 Purchase
          Company Name            Software  Technology Goodwill Other  Price (1)
          ------------            --------- ---------- -------- -----  ---------
Geneva Software..................  $1,303    $18,816    $2,165  $(276)  $22,008
SMS..............................     327      4,379       826    207     5,739
ICON.............................     --       5,300       630    150     6,080
Brazil Acquisitions..............     --         --      4,592     33     4,625
Others...........................   2,274      4,120        95   (757)    5,732
                                   ------    -------    ------  -----   -------
                                   $3,904    $32,615    $8,308  $(643)  $44,184
                                   ======    =======    ======  =====   =======

--------
(1) Purchase price includes costs associated with the acquisition.

   The forecasts used in valuing the acquired in-process technologies were based upon assumptions PLATINUM believed to be reasonable but which were inherently uncertain and unpredictable. For this reason, actual results may vary from projected results. PLATINUM did not assume in its valuation model any material change in its profit margins or any material increases in selling, general administrative expenses as a result of the acquisitions.

   Without successful completion of the remaining research and development efforts on the acquired in-process technologies including integration with PLATINUM's existing products, the end result would be to fail to fulfill the products' design specifications and, in turn fail to meet market requirements. As a result, PLATINUM would not realize the future revenues and profits attributed to the acquired in-process research and development. Ultimately, PLATINUM would fail to realize the expected return on such investments.

PLATINUM has not planned any significant expense reductions nor synergies as a result of the acquisitions and thus does not believe that failure to achieve the projected results from the acquired in-process technologies will have a material impact on PLATINUM as a whole.

   PLATINUM believes that it will complete the projects in a timely manner and within original cost estimates. Significant efforts are necessary to develop the acquired in-process technology into commercially viable products, principally related to the completion of all designing, prototyping, coding, scalability verification and testing activities that are required to establish that the proposed technologies would meet their design specifications. The acquired in-process technology projects are expected to begin to result in material positive cash flows in 12-24 months subsequent to their completion, assuming their successful completion.

   PLATINUM has reviewed its projections of revenues and estimated costs of completion for acquisitions involving acquired-in-process R&D consummated from 1993 through 1997. PLATINUM has compared these projections with actual revenues and costs and determined that, in aggregate, the average margin of error between the estimated and actual results was 5-10%.

   PLATINUM expects to continue to incur charges for acquired in-process technology in connection with future acquisitions, which will reduce operating and net income for the periods in which the acquisitions are consummated. See "--Recent Developments."

 Operating Income (Loss)

   PLATINUM incurred an operating loss of $30,132,000 and $90,510,000 in the first nine months of 1998 and 1997, respectively. PLATINUM had operating margins of (5)% in the first nine months of 1998 as compared to operating margins of (18)% for the same period in 1997. Excluding Special Charges, PLATINUM had operating income of $42,448,000 for first nine months of 1998 as compared to an operating loss of $64,000 for the first nine months of 1997. Excluding Special Charges, PLATINUM had operating margins of 7% for the first nine months of 1998 as compared to a negative operating margin of less than one percent for the same period in 1997.

 Other Income, Net

   Other income, net, for the first nine months of 1998 was $11,729,000, a decrease of $2,992,000, or 20%, as compared to $14,721,000 for the first nine months of 1997. The decrease in other income, net, during the first nine months of 1998, as compared to the first nine months of 1997, was primarily attributable to a decrease in unrealized holding gains on trading securities and the increase in interest expense resulting from PLATINUM's issuance of convertible subordinated notes in December 1997. See "--Liquidity and Capital Resources." This decrease was partially offset by an increase in realized gains on sales of investment securities, as well as the increase in interest income due to higher cash and investment balances during the first nine months of 1998, as compared to the same period in 1997. Because unrealized holding gains and losses for trading securities are reflected in pre-tax earnings, fluctuations in the market value of these securities are continuously recorded as additions to or deductions from other income until the securities are sold. When these securities are ultimately sold, PLATINUM reclassifies the respective unrealized holding gains to realized gains. During the third quarter of 1998, PLATINUM reclassified its investment in Memco from trading securities to available-for-sale securities. This reclassification resulted from PLATINUM's execution on August 13, 1998 of an agreement to acquire Memco. PLATINUM's holdings in Memco represented a substantial majority of its trading securities portfolio. See "--Recent Developments."

 Income Taxes

   PLATINUM's effective tax rate for first nine months of 1998, excluding the Federal tax effect of Special Charges, was 31%. This compares to effective tax rate, excluding the Federal tax effect of Special Charges, of 27% for the same period in 1997. PLATINUM reported income tax expense of $16,754,000, on a pre-tax loss of $18,403,000, for the first nine months of 1998, as compared to income tax expense of $9,032,000, on a pre-tax loss of $75,789,000, for the first nine months of 1997. For the nine months ended September 30, 1997, PLATINUM's total income tax expense included an additional $5,070,000 to reduce the deferred tax asset balance.

 Net Loss

   For the reasons discussed above, PLATINUM incurred a net loss of $35,157,000 and $85,846,000 for the first nine months of 1998 and 1997, respectively. During the first nine months of both 1998 and 1997, PLATINUM incurred Special Charges, as well as expenses related to the integration of acquired businesses, which had a significant impact on PLATINUM's net losses for the nine-month periods ended September 30, 1998 and 1997. Because acquisitions remain an integral part of PLATINUM's growth strategy, PLATINUM expects to continue to incur acquisition-related Special Charges, as well as expenses related to the integration of acquired businesses, in future periods, which would materially adversely affect operating results in the periods in which such acquisitions are consummated and in subsequent periods. See "--Recent Developments."

Liquidity and Capital Resources

   As of September 30, 1998, PLATINUM held approximately $283,666,000 of cash, cash equivalents and investments, as compared to $358,204,000 as of December 31, 1997.

   For the nine months ended September 30, 1998, cash and cash equivalents decreased $122,215,000, from $233,024,000 at the beginning of the period to $110,809,000 at the end of the period. This decrease was primarily attributable to cash used in investing activities of $190,468,000. The principal components of investing activities were purchases of investments, net of maturities and sales, of $66,730,000; purchased and developed software costs of $60,489,000; and payments for acquisitions of $36,050,000. The cash used in investing activities was partially offset by cash provided by financing and operating activities of $50,619,000 and $18,019,000, respectively. Cash flows from operating activities for the first nine months of 1998 included proceeds from sales of trading securities of $13,918,000. For the first nine months of 1997, cash and cash equivalents decreased $61,793,000, from $178,661,000 at the beginning of the period to $116,868,000 at the end of the period. Cash used in investing activities of $75,323,000 was partially offset by cash provided by financing and operating activities of $10,614,000 and $2,662,000, respectively.

   In recent years, PLATINUM's sources of liquidity have primarily been funds from capital markets and sales of installment receivables. PLATINUM believes the funding available to it from these sources, as well as cash flows from operations, will be sufficient to satisfy its working capital and debt service requirements for the foreseeable future. PLATINUM's capital requirements are primarily dependent on management's business plan regarding the levels and timing of investments in existing and newly-acquired businesses and technologies. These plans and the related capital requirements may change based upon various factors, such as PLATINUM's strategic opportunities, developments in PLATINUM's markets, the timing of closing and integrating acquisitions and the condition of financial markets.

   PLATINUM had trade and installment accounts receivable, net of allowances, of $346,857,000 and $279,919,000 at September 30, 1998 and December 31, 1997,
respectively. PLATINUM sells software products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentration of credit risk. Historically, a majority of PLATINUM's revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of the third month. This trend results in a high balance of accounts receivable relative to reported revenues at the end of any quarterly reporting period.

   Installment receivables represent amounts collectible on long-term financing arrangements and include fees for product licenses, future upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years, with interest payable on the license and upgrade portions only. PLATINUM's installment receivables are recorded net of unamortized discounts and deferred maintenance fees.

   PLATINUM sells a significant portion of its installment receivables to third parties. When these receivables are sold, PLATINUM reduces the gross installment receivable balance. Additionally, PLATINUM reclassifies the deferred maintenance, which was previously reflected as a reduction of the related installment receivable balance, to an obligation. The deferred maintenance is recognized into income ratably over the term of the maintenance agreement.

   PLATINUM has continued to execute an increasingly greater number and higher dollar value of sales transactions having long-term financing arrangements. Consequently, PLATINUM's volume of installment receivable sales has continued to increase since 1995. PLATINUM receives proceeds equal to the entire installment receivable balance sold to a third party finance company, net of an amount representing the interest to be earned by the finance company. The finance company collects customer remittances over the term of the agreement. Proceeds from the sale of installment receivables were approximately $63,000,000 and $193,000,000 for the third quarter and first nine months of 1998, respectively, as compared to $52,000,000 and $145,000,000 for the same periods in 1997. The proceeds received in the first nine months of 1998 related to transactions for which a substantial portion of the associated revenues were recognized in the first nine months of 1998 and prior periods, while the remaining portion related to deferred maintenance and services revenues. PLATINUM also recognized deferred maintenance and services revenues in the first nine months of 1998 for which PLATINUM had previously received proceeds from sales of the related installment receivables.

   There were no accounts receivable sold with specific recourse during the first nine months of 1998 or 1997, and as of September 30, 1998, there were no remaining potential recourse obligations for accounts receivable sold with specific recourse. However, PLATINUM has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Under the terms of that agreement, potential recourse obligations at September 30, 1998 were approximately $18,800,000. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, PLATINUM has assessed the exposure related to these recourse obligations and does not expect the potential liability to have a material adverse effect on PLATINUM's future results of operations.

   PLATINUM had long-term acquisition-related payables of $8,044,000 and $18,320,000 and other long-term obligations of $268,668,000 and $267,239,000 as of September 30, 1998 and December 31, 1997, respectively. The convertible subordinated notes issued by PLATINUM in November 1996 and December 1997 constituted the majority of the balances in long-term obligations at September 30, 1998 and December 31, 1997.

   PLATINUM completed an offering of convertible subordinated notes due December 15, 2002 in December 1997. The 1997 notes bear interest at 6.25% annually, and the holders of the 1997 notes have the option to convert them into shares of PLATINUM common stock, at any time prior to maturity, at a conversion price of $36.05 per share. The 1997 notes are redeemable at the option of PLATINUM, in whole or in part, at any time during the 12-month period commencing December 15, 2000 at 102.5% of their principal amount and PLATINUM received proceeds, net of issuance costs, of $144,967,000 from the offering of the 1997 notes.

   PLATINUM completed an offering of convertible subordinated notes due November 15, 2001 in November 1996. The 1996 notes bear interest at 6.75% annually, and the holders of the 1996 notes have the option to convert them into shares of PLATINUM common stock, at any time prior to maturity, at a conversion price of $13.95 per share. The 1996 notes are redeemable at the option of PLATINUM, in whole or in part, at any time during the 12-month period commencing November 15, 1999 at 102.7% of their principal amount and during the 12-month period commencing November 15, 2000 at 101.35% of their principal amount. PLATINUM received proceeds, net of issuance costs, of $110,783,000 from the offering of the 1996 notes.

   PLATINUM currently has total debt service obligations of approximately $35,000,000 for 1998, consisting primarily of obligations to pay interest on the 1996 notes and the 1997 notes, as well as acquisition-related payables. Based on current outstanding indebtedness, PLATINUM estimates its debt service requirements to be approximately $36,000,000, $18,000,000, $132,000,000 and
$160,000,000 for 1999, 2000, 2001 and 2002, respectively. These amounts include the outstanding principal balance of the 1996 notes in 2001 and the outstanding principal balance of the 1997 notes in 2002.

   PLATINUM currently has an unsecured bank line of credit of $55,000,000 with American National Bank and Trust Company of Chicago, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate. As of November 11, 1998, PLATINUM had no outstanding borrowings under this line of credit, but had aggregate letters of credit outstanding for approximately $4,436,000, with expiration dates ranging from February 1999 to December 1999. These letters of credit reduce the balance available under this line of credit. Under the credit agreement, PLATINUM has agreed to:

  .  maintain a ratio of current assets to current liabilities of at least
     1.0 to 1.0;

  .  maintain a tangible net worth of not less than $100,000,000; and

  . maintain a ratio of total liabilities to tangible net worth of not more than 1.0 to 1.0.

   Additionally, PLATINUM has a line of credit with Fuji Bank for approximately $2,152,000, based upon current exchange rates, under which borrowings bear interest at a rate of 2.125%. As of November 11, 1998, PLATINUM had outstanding borrowings of approximately $1,333,000 under this line of credit.

Recent Developments

   On October 2, 1998, PLATINUM acquired the business and certain assets of OpenDirectory Pty Limited and OpenDirectory Inc., together a leading provider of enterprise-wide directory service and software solutions, for approximately $20,000,000. PLATINUM may be required to make additional payments of up to $15,000,000 over a period of less than two years, contingent upon the operating results of OpenDirectory during this period. This acquisition will be accounted for under the purchase method, and a portion of the purchase price will be charged to acquired in-process technology in the fourth quarter of 1998.

   On January 14, 1999, PLATINUM announced that it expected revenues for the fourth quarter to be approximately $315 million, including approximately $200 million of new license revenue. This will bring revenues to approximately $970 million for the year ended December 31, 1998. Earnings before Special Charges are estimated to be approximately $0.40 per share. This will bring earnings before Special Charges to an estimated $0.82 per share for the year ended December 31, 1998, as compared to $0.56 per share for 1997, an increase of more than 45 percent. Earnings per share will be lower than analyst expectations for the fourth quarter of 1998 primarily due to shortfalls in the Global Consulting Organization. Final results for 1998 are subject to completion of PLATINUM's year-end audit.

   Product revenue grew more than 30 percent for the year, exceeding consensus analyst expectations. Overall profitability also grew, with estimated operating margins increasing to approximately 10 percent for 1998 versus 6 percent in 1997. Net income before Special Charges is expected to be approximately $75 million for 1998, a 60 percent increase over 1997. The fourth quarter services shortfall was due to poor performance in Germany and the United Kingdom, lower than anticipated demand for PLATINUM'S training offerings and flat growth in Year 2000 services.

   On January 27, 1999, PLATINUM announced a suspension of any new acquisition activity, for at least the next six months, to focus solely on strengthening its core operations.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996 and Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

The following is based on text included in PLATINUM's Form 8-K filed in respect of the year ended December 31, 1997 and speaks as of that date.

Results Of Operations

   The table below sets forth for the periods indicated: (1) line items from PLATINUM's consolidated statements of operations expressed as a percentage of revenues; and (2) the percentage changes in these line items from the prior period.

                                         Percentage of          Year-to-Year
                                         Total Revenues       Percentage Change
                                         ------------------   -----------------
                                          Years Ended
                                          December 31,          1997     1996
                                         ------------------   Compared Compared
                                         1997   1996   1995   to 1996  to 1995
                                         ----   ----   ----   -------- --------
Statement of Operations Data:
Revenues:
  Software products....................   56%    52%    52%      42%      38%
  Maintenance..........................   19     21     22       22       29
  Professional services................   25     27     27       26       35
                                         ---    ---    ---
    Total revenues.....................  100    100    100       34       36
                                         ---    ---    ---
Costs and expenses:
  Professional services................   23     26     27       17       30
  Product development and support......   28     31     26       20       58
  Sales and marketing..................   36     39     37       21       43
  General and administrative...........    9      9     11       41       16
  Restructuring charges................    8      3    --       242        *
  Merger costs.........................    1      1      8       54      (82)
  Acquired in-process technology.......    9      9     22       37      (44)
                                         ---    ---    ---
    Total costs and expenses...........  114    118    131       28       23
                                         ---    ---    ---
Operating loss.........................  (14)   (18)   (31)      **      (19)
Other income, net......................    3      1      1      154       75
                                         ---    ---    ---
Loss from continuing operations before
 income taxes..........................  (11)   (17)   (30)     (13)     (23)
Income taxes...........................    3     (2)    (3)       *      (10)
                                         ---    ---    ---
Net loss from continuing operations....  (14)   (15)   (27)      25      (24)
Loss from discontinued operations, net
 of taxes..............................   **     (1)    (1)     (49)       5
Gain (loss) on disposal, net of taxes..   **     **     **      321        *
                                         ---    ---    ---
Net loss...............................  (14)%  (16)%  (28)%     22%     (24)%
                                         ===    ===    ===

--------
*Not meaningful.
**Less than 1%.

 Revenues

   PLATINUM's revenues are derived from three sources: (1) license and upgrade fees for licensing PLATINUM's proprietary and other parties' software products and providing additional processing capacity on already-licensed products; (2) maintenance fees for maintaining, supporting and providing updates and enhancements to software products; and (3) revenues from PLATINUM's professional services business. Total revenues for 1997 were $738,880,000, an increase of $185,396,000, or 34%, over
1996 total revenues of $553,484,000. Total revenues in 1996 increased $145,059,000, or 36%, over 1995 revenues of $408,425,000.

   PLATINUM has a diversified customer base, with no single customer representing greater than 10% of its total revenues generated in 1997, 1996 or 1995. PLATINUM estimates that sales to repeat customers represented over 90% of its revenues generated in 1997.

   Revenues from domestic (U.S.) customers represented 74%, 72% and 69% of PLATINUM's total revenues in 1997, 1996 and 1995, respectively. Domestic revenues are generated primarily by PLATINUM's direct sales force, which visits customer sites to assist with trials, demonstrate product features and close sales transactions, and inside sales force, which predominantly supports the direct sales force by developing sales leads and arranging product evaluations, as well as a telemarketing organization. Since January 1, 1997, PLATINUM has organized its domestic direct sales force by regions throughout the United States. PLATINUM formerly combined the domestic and Canadian sales forces to represent the North American sales force. The Canadian sales team is now part of PLATINUM's international sales force.

   Revenues from international customers, principally in Western Europe, represented 26%, 28% and 31% of PLATINUM's total revenues in 1997, 1996 and 1995, respectively. PLATINUM generates the majority of its international revenues through a network of wholly-owned subsidiaries, primarily utilizing a direct sales force. Over the past two years, PLATINUM has invested significantly in the global marketplace, increasing its focus on international sales efforts and expanding its international operations.

   The table below sets forth, for the periods indicated, PLATINUM's primary sources of revenues expressed as a percentage of total revenues.

                                                               Percentage of
                                                               Total Revenues
                                                               ----------------
                                                                Years Ended
                                                                December 31,
                                                               ----------------
                                                               1997  1996  1995
                                                               ----  ----  ----
      Revenues:
        Software products:
          Licenses............................................  42%   41%   49%
          Upgrades............................................  14    11     2
                                                               ---   ---   ---
            Total software products...........................  56    52    51
                                                               ---   ---   ---
        Maintenance...........................................  19    21    22
        Professional services.................................  25    27    27
                                                               ---   ---   ---
            Total revenues.................................... 100%  100%  100%
                                                               ===   ===   ===

   Software Products. Software products revenues represented 56%, 52% and 51% of total revenues in 1997, 1996 and 1995, respectively. In 1997, software products revenues increased 42% to $410,369,000 from $289,125,000 in 1996, as a result of increases of 56%, 51%, 13% and 45%, respectively, experienced by PLATINUM's database management, systems management, application infrastructure management, and data warehousing and decision support business units. From 1995 to 1996, software product revenues increased 38% from $208,929,000. PLATINUM believes the growth in software products revenues over the past three years has resulted from the continued marketplace acceptance of PLATINUM's products across all business units and PLATINUM's aggressive expansion of its sales and marketing efforts. PLATINUM has continuously increased its product offerings over the past three years, in part through the acquisitions of businesses and technologies, which also contributed to the growth in software products revenues. The substantial majority of the increases in software products revenues in 1997 and 1996 resulted from increases in the volume of sales of existing products. A smaller, but still significant, portion of the increases related to sales of newly introduced products, while only a small percentage was attributable to price increases. During 1996 and 1997, PLATINUM expanded its customer base, increased sales of product bundles and integrated product suites, and executed increasingly larger sales transactions. Additionally, TransCentury, PLATINUM's Year 2000 product suite, which was first introduced in the third quarter of 1996, contributed significantly to the growth in revenues of the data warehousing and decision support business unit during 1997. PLATINUM's database management, principally products relating to IBM's DB2 relational database management software, systems management, application infrastructure management and data warehousing and decision support business units represented 37%, 26%, 20% and 17%, respectively, of total software products revenues in 1997; 34%, 24%, 25% and 17%, respectively, of total software products revenues in 1996; and 29%, 22%, 32% and 17%, respectively, of total software products revenues in 1995.

   Maintenance. Maintenance revenues in 1997 increased 22% over 1996 to $139,912,000, and 1996 maintenance revenues of $114,579,000 represented an increase of 29% over 1995 maintenance revenues of $88,602,000. Maintenance revenues are derived from recurring fees charged to perpetual license customers and the implicit first-year maintenance fees bundled in certain software product sales. PLATINUM provides maintenance customers with technical support and product enhancements. Maintenance revenues are deferred and recognized ratably over the term of the agreement. The increases during 1997 and 1996 were primarily attributable to the expansion of PLATINUM's installed customer base, from which maintenance fees are derived. Because maintenance fees are implicit in certain new software product licenses, the increase in software licensing transactions also contributed to the increase in maintenance revenues. In 1997, PLATINUM's database management, systems management, application infrastructure management, and data warehousing and decision support business units represented 41%, 20%, 22% and 17%, respectively, of total maintenance revenues.

   Professional Services. Professional services revenues are associated with PLATINUM's consulting services business and educational programs. In 1997, professional services revenues increased 26% over 1996 to $188,599,000 from $149,780,000. From 1995 to 1996, professional services revenues increased 35% from $110,894,000. The growth in professional services revenues during 1997 was primarily attributable to an increase in billable consultants, as well as a higher ratio of billable hours to total hours worked. To a much lesser extent, increases in rates charged per billable hour contributed to this growth. Additionally, the revenues generated by PLATINUM's new specialty consulting services practices, established near the end of 1996, contributed to the increase in professional services revenues during 1997. The increase in professional services revenues during 1996 was primarily due to the addition of established consulting practices through various acquisitions, as well as the growth experienced within these acquired businesses.

 Costs and Expenses

   Total expenses for 1997 were $841,021,000, an increase of 28% over 1996 expenses of $655,093,000, which represented an increase of 23% over 1995 expenses of $534,288,000. Total expenses increased in 1997 due to greater variable expenses related to higher revenue results, as well as increased costs, including training and system-support expenses, associated with the integration of recently acquired companies. Additionally, a restructuring charge recorded in the second quarter of 1997 contributed to the increase in total expenses. See "--Restructuring Charges." Excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges in 1997 discussed under "--General and Administrative," total expenses for 1997 were $694,848,000 an increase of $111,300,000, or 19%, compared to $583,548,000 for 1996. Total expenses, excluding merger costs and acquired in-process technology charges, increased 41% in 1996 as compared to $414,508,000 in 1995. Total expenses, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, represented 94%, 105% and 101% of total revenues for 1997, 1996 and 1995, respectively. As a percentage of total revenues, total expenses, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, decreased in 1997, as compared to 1996, primarily due to overall cost containment efforts and the savings realized from the restructuring plan.

   During 1996 and 1995, PLATINUM incurred significant costs in supporting its development laboratories and in building the infrastructure to support the significantly larger combined company that resulted from

PLATINUM's acquisitions in those years. These costs were primarily associated with the expansion of the inside and outside sales forces, hiring of product developers and support technicians plus key management personnel, training all personnel in information technology infrastructure systems issues and new products, providing additional financial and technical support to the international subsidiaries established in those years, translating product materials into numerous foreign languages, and augmenting internal support systems. Greater commission and bonus expenses associated with the increase in revenues during 1996, as compared to 1995, also contributed to the increase in total expenses in 1996.

   Professional Services. Costs of professional services increased to $170,851,000 in 1997, from $145,445,000 in 1996 and $111,658,000 in 1995. The increases in these expenses during 1997 and 1996 were related to salaries and other direct employment expenses resulting from PLATINUM's continued hiring to support this business, as well as the costs incurred to integrate the numerous consulting practices acquired over the past three years. Greater commission and bonus expenses associated with higher professional services revenues in each year also contributed to the increases. Costs of professional services represented 91%, 97% and 101% of professional services revenues in 1997, 1996 and 1995, respectively. During 1997, as part of PLATINUM's overall restructuring plan, PLATINUM realigned its professional services business through the consolidation of redundant functions. The savings realized from the restructuring plan, as well as the increased productivity of the consulting staff, contributed to the decrease in professional services expenses as a percentage of professional services revenues in 1997.

   Product Development and Support. Product development and support expenses increased to $203,499,000 in 1997, from $170,153,000 in 1996 and $107,739,000 in 1995. The increases in these expenses in 1997 and 1996 were primarily attributable to an increase in the number of product development and support personnel, excluding acquisitions executed in 1998, from approximately 1,215 persons at December 31, 1995 to approximately 1,400 persons at December 31, 1996 and approximately 1,625 persons at December 31, 1997, and to other higher employee-related expenses associated with expanded product offerings in each year, as well as continued product integration and internationalization efforts in 1997 and, to a lesser extent, 1996; increased allocated charges for office space and overhead; an increase in information technology costs to support the expanded development efforts and product offerings; higher bonuses and royalty expenses related to greater revenues; and higher travel expenses in 1997 and 1996 associated with PLATINUM's product integration efforts and expanded product offerings. Product development and support expenses represented 28%, 31% and 26%, of total revenues in 1997, 1996 and 1995, respectively. During 1997, PLATINUM began consolidating certain product development and support efforts to coincide with its product integration focus. As a result of these consolidation efforts, PLATINUM reduced product development and support expenses as a percentage of total revenues during 1997.

   In 1997, 1996 and 1995, PLATINUM capitalized $41,143,000, $27,246,000 and
$13,591,000, respectively, of internal software development costs, net of related amortization expense, in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Product development and support expenses plus capitalized internal software development costs, net of related amortization expense, were $244,642,000 in 1997, $197,399,000 in 1996 and
$121,330,000 in 1995, which amounted to 44%, 49% and 41%, respectively, of software product and maintenance revenues for these years.

   Sales and Marketing. Sales and marketing expenses increased to $263,989,000 in 1997, from $218,435,000 in 1996 and $152,384,000 in 1995. The increase in sales and marketing expenses during 1997 was primarily attributable to the significant expansion of the domestic and international outside sales force and higher commission expenses relating to the increase in software products revenues. During 1996, as compared to 1995, PLATINUM incurred higher commission expenses associated with the increase in software products revenues and greater marketing costs associated with PLATINUM's expanded product line. Sales and marketing expenses represented 36%, 39% and 37% of total revenues in 1997, 1996 and 1995, respectively. During the second quarter of 1997, PLATINUM realigned its inside sales force to be more compatible with its strategy of providing complete information technology infrastructure solutions and to correspond with the restructuring plan. This realignment resulted in a significant reduction in the inside sales force. PLATINUM also consolidated certain remote sales facilities. Consequently, sales and marketing expenses as a percentage of total revenues decreased during 1997. The increase in sales and marketing expenses as a percentage of total revenues in 1996, as compared to 1995, was primarily attributable to costs associated with the significant expansion of the domestic and international outside and inside sales forces and the telemarketing organization.

   General and Administrative. General and administrative expenses increased to $70,022,000 in 1997, from $49,515,000 in 1996 and $42,727,000 in 1995. General and administrative expenses represented 9%, 9% and 11% of total revenues in 1997, 1996 and 1995, respectively. The increase in general and administrative expenses during 1997 was primarily due to total charges of $13,513,000 recorded during the second quarter of 1997 for write-offs of certain assets, as well as severance and other employee-related expenses, related to the integration procedures discussed below. In conjunction with the restructuring plan executed during the second quarter of 1997, PLATINUM performed additional integration procedures related to past acquisition activity. PLATINUM evaluated the fair value of assets recorded through prior acquisitions and identified certain trade receivables, prepaid expenses and intangible assets that had no future value. The respective balances of these assets were written-off during the second quarter of 1997. Additionally, PLATINUM expensed severance and other employee benefits, including guaranteed bonuses, for certain employees of acquired companies who were terminated as a result of the integration efforts, but not specifically as part of the restructuring plan. The increase in general and administrative expenses in 1997 was also attributable to the costs associated with integrating recently acquired businesses and maintaining the infrastructure to support the restructured company, including administrative system upgrade expenses and associated consulting fees, as well as the amortization of intangible assets relating to PLATINUM's convertible debt offerings. See "--Liquidity and Capital Resources" below. Total general and administrative expenses in 1997, excluding the charges related to the integration efforts, were $56,509,000, representing 8% of total revenues. PLATINUM believes the decrease in general and administrative expenses as a percentage of total revenues, excluding the integration charges, was the result of PLATINUM's overall cost containment efforts, as well as the savings realized by the restructuring plan.

   The increase in general and administrative expenses in 1996 was primarily related to salaries and other direct employment expenses attributable to an expanded administrative staff both in the U.S. and in international subsidiaries, amortization of excess of cost over net assets acquired related to PLATINUM's acquisitions accounted for as purchases, and increased professional fees. During 1996, a concerted effort to consolidate redundant administrative functions at PLATINUM's various domestic locations resulted in a reduction in these expenses as a percentage of total revenues.

   Restructuring Charges. In August 1996, PLATINUM's wholly-owned subsidiary, Learmonth and Burchett, acquired as of May 12, 1998, executed a plan to restructure its operations. During the second half of 1996, Learmonth and Burchett recorded a restructuring charge of $14,109,000, net of $3,512,000 in sublease rentals and recoveries from the sale of a product line. The restructuring charge consisted primarily of abandoned lease costs, severance and other personnel costs and write-offs of excess equipment and other assets. During 1997, Learmonth and Burchett recorded a restructuring benefit of $1,490,000 related to sublease rental activity. This benefit was offset against PLATINUM's restructuring charge recorded in 1997, as discussed below. As of December 31, 1997, Learmonth and Burchett had $6,764,000 of accrued restructuring costs recorded.

   In the fourth quarter of 1996, PLATINUM's wholly-owned subsidiary, Logic Works, acquired as of May 28, 1998, implemented a restructuring plan to streamline its operations by reducing its workforce, consolidating and reorganizing certain operations and writing off certain fixed assets and other impaired assets. The plan included the closing and moving of several offices and the termination of approximately 25 employees across all departments. Logic Works recorded a charge of $2,203,000 relating to this restructuring. As of December 31, 1997, Logic Works had $247,000 of accrued restructuring costs recorded.

   During the second quarter of 1997, PLATINUM executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the previous three years. PLATINUM also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, PLATINUM reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions, primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

   PLATINUM recorded a one-time charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: $24,032,000 for facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; $3,510,000 for write-offs of excess equipment, furniture and fixtures; $19,413,000 for write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and $10,364,000 for severance and other employee-related costs of the terminated staff. Of the $57,319,000 restructuring charge, PLATINUM paid out approximately $15,322,000 and wrote off $19,687,000 of non-cash charges during 1997. Consequently, including the Learmonth and Burchett and Logic Works restructuring costs described above, PLATINUM had $29,321,000 of accrued restructuring costs recorded as of December 31, 1997. PLATINUM anticipates that approximately $7,000,000 of these costs will be paid out during 1998. PLATINUM estimates that annual restructuring payments will be approximately $4,000,000 to $4,500,000 for the years 1999 through 2002 and approximately $2,000,000 for the year 2003. PLATINUM expects to pay out approximately $300,000 annually in the years 2004 through 2014 related to the Learmonth and Burchett restructuring plan.

   PLATINUM currently expects to realize a reduction in annual operating expenses of approximately $40,000,000 in 1998 and subsequent years as a result of the restructuring, without an adverse impact on revenues. However, there can be no assurance as to the ultimate effects of the restructuring on PLATINUM's operating results.

   Merger Costs. Merger costs were $8,927,000, $5,782,000 and $31,287,000 in
1997, 1996 and 1995, respectively. Merger costs relate to acquisitions accounted for as poolings of interests and include investment banking and other professional fees, employee severance payments, costs of closing excess office facilities and various other expenses. PLATINUM from time to time engages in, and is currently engaged in, discussions relating to acquisitions that may be material in size and/or scope and may involve issuances by PLATINUM of a significant number of shares of PLATINUM common stock. PLATINUM continues to pursue merger and acquisition opportunities, because it believes that acquisitions are an essential part of PLATINUM's strategy to compete effectively in its rapidly evolving marketplace. PLATINUM expects to incur merger costs in connection with future acquisitions accounted for as poolings of interests. These costs will be expensed in the periods in which the transactions are consummated. See "--Recent Developments."

   Acquired In-Process Technology. Acquired in-process technology charges were $67,904,000, $49,451,000 and $89,493,000 in 1997, 1996 and 1995, respectively.
Acquired in-process technology charges relate to acquisitions of software companies and product technologies accounted for under the purchase method. In these cases, portions of the purchase prices were allocated to acquired in-process technology.

   Prior to completing these acquisitions, PLATINUM conducted reviews in order to determine the fair market value of the organizations and technologies to be acquired. These reviews consisted of an evaluation of existing products, research and development in process, projects that had not reached technological feasibility and had no alternative future use, customers, financial position and other matters. The acquired in-process R&D represents unique and emerging technologies, the application of which is limited to PLATINUM's information technology infrastructure strategy. Accordingly, these acquired technologies have no alternative future use. PLATINUM believes it has budgeted adequate research and development resources to complete the contemplated projects over time periods generally ranging from six to 18 months from the dates of acquisition.

   PLATINUM has already devoted substantial resources to the development of products from R&D purchased in 1997. PLATINUM estimates that up to an additional 12 months and approximately $9,000,000 in cash expenditures will be required to develop commercially viable products from this acquired R&D. With respect to R&D acquired prior to 1997, PLATINUM has either completed the development of commercially viable products or discontinued the product development efforts.

   PLATINUM expects to continue to incur charges for acquired in-process technology in connection with future acquisitions, which will reduce operating and net income for the periods in which the acquisitions are consummated.

 Operating Loss

   For the reasons discussed above, PLATINUM incurred an operating loss of $102,141,000 in 1997, as compared to an operating loss of $101,609,000 in 1996 and an operating loss of $125,863,000 in 1995. PLATINUM had operating margins of (14)%, (18)% and (31)% in 1997, 1996 and 1995, respectively. The significant restructuring charges, merger costs, acquired in-process technology charges and integration-related charges incurred in these years contributed significantly to the operating losses and negative operating margins experienced by PLATINUM. Excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges in 1997 discussed under "--General and Administrative," PLATINUM would have reported operating income of $44,032,000 in 1997, an operating loss of $30,064,000 in 1996 and an operating loss of $6,083,000 in 1995. Excluding such charges, PLATINUM would have reported operating margins of 6%, (5)% and (1)% in 1997, 1996 and 1995, respectively. During 1997, PLATINUM improved its operating margin, excluding restructuring charges, merger costs, acquired in-process technology charges and the integration-related charges, through cost containment efforts and the savings realized from the restructuring plan. PLATINUM's operating margin, excluding merger costs and acquired in-process technology charges, decreased in 1996, as compared to 1995, due primarily to the significant costs incurred to integrate the numerous acquisitions consummated during 1996 and 1995. Because acquisitions remain an important part of PLATINUM's growth strategy, PLATINUM expects to continue to incur acquisition-related charges, as well as expenses related to the integration of acquired businesses, which could materially adversely affect operating results in the periods in which such acquisitions are consummated and in subsequent periods.

 Other Income

   Other income was $20,497,000 in 1997 as compared to $8,075,000 in 1996 and $4,623,000 in 1995. The increase in other income in 1997, as compared to 1996, was primarily attributable to unrealized holding gains that resulted from the reclassification of certain available-for-sale securities into the trading classification; unrealized holding gains on trading securities, the market values of which increased during 1997; and realized gains on the sales of investment securities. The increase in other income during 1996, as compared to 1995, was primarily attributable to greater interest income related to higher cash and investment balances during 1996, realized gains on the sales of investment securities and unrealized holding gains on trading securities. Because unrealized holding gains and losses for trading securities are reflected in pre-tax earnings, fluctuations in the market value of these securities are continuously recorded as additions to, or deductions from, other income until the securities are sold. The increase in other income during 1997, as compared to 1996, was partially offset by interest expense on PLATINUM's convertible subordinated notes issued in November 1996 and December 1997. To a lesser extent, the interest expense on the convertible subordinated notes issued in November 1996 reduced the increase in other income in 1996, as compared to 1995. See "--Liquidity and Capital Resources."

 Income Taxes

   PLATINUM recognized income tax expense of $23,459,000 in 1997, and income tax benefits of $9,752,000 in 1996 and $10,814,000 in 1995. The income tax expense recorded in 1997 included an amount of

$18,389,000 based on PLATINUM's 28% effective tax rate, plus an additional $5,070,000 recorded in the second quarter of 1997 to reduce PLATINUM's deferred tax asset balance. PLATINUM reduced its deferred tax asset balance so that it would reflect an asset amount that will, more likely than not, be realized in future periods.

   PLATINUM has available approximately $308,900,000 of net operating loss carryforwards and $14,600,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2012. Some of PLATINUM's tax carryforwards are subject to limitations as to the amounts that may be used in any particular future year.

 Net Loss

   For the reasons discussed above, PLATINUM incurred a net loss of $106,128,000 in 1997, as compared to $87,194,000 in 1996 and $114,217,000 in
1995. The significant restructuring charges, merger costs and acquired in-process technology charges incurred in these years contributed significantly to the net losses experienced by PLATINUM. See "--Operating Loss."

Foreign Currency Exchange Rates

   To date, fluctuations in foreign currency exchange rates have not had a material effect on PLATINUM's results of operations or liquidity. However, PLATINUM closely monitors its foreign operations and net asset position to ascertain the need for hedging foreign currency exchange risk. Since 1997, the only exposure related to foreign currency exchange for which PLATINUM has considered hedging appropriate has been related to short-term intercompany balances. These non-functional currency balances are hedged by purchases and sales of forward exchange contracts to reduce this exchange rate exposure. At September 30, 1998, PLATINUM held an aggregate of approximately $14,500,000 in notional amount of forward exchange contracts. As PLATINUM's operations expand in international regions outside Western Europe, where PLATINUM's international operations are currently concentrated, PLATINUM may increasingly hedge foreign currency exchange risk.

Year 2000 Considerations

 Demand for PLATINUM's Products and Services

   PLATINUM sells certain software products, and provides related consulting services, which assist customers in solving their own Year 2000 problems. For obvious reasons, the demand for these products has been created by the impending arrival of the Year 2000. Demand for certain of PLATINUM's other products may also be generated by customers who are replacing or upgrading software to accommodate the Year 2000 date change. As a result, demand for some of PLATINUM's products and services may diminish as the Year 2000 arrives, which could negatively impact PLATINUM's revenue growth rate. Additionally, because PLATINUM believes that some of its customers are allocating a substantial portion of their 1998 and 1999 information technology budgets to Year 2000 compliance, sales of certain of PLATINUM's traditional product offerings may be adversely affected through the end of 1999.

 Compliance of PLATINUM's Products

   PLATINUM believes that substantially all of the products that it currently sells or maintains are now Year 2000 compliant. These products have met rigorous compliance criteria and have undergone extensive testing to detect any Year 2000 failures. In general, these Year 2000 compliance efforts have been part of PLATINUM's ongoing software development process, and PLATINUM estimates that the associated incremental costs have totaled less than $15,000,000. Despite these efforts, certain of PLATINUM's products may contain undetected Year 2000 problems, and customers of PLATINUM who have discontinued maintenance may be running old product versions that are not compliant.

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   PLATINUM licenses a small percentage of the products that it sells from third parties. Although these products have generally been warranted to PLATINUM as Year 2000 compliant, they have generally not been subject to the same extensive company testing as those products developed or acquired by PLATINUM. PLATINUM has therefore initiated an aggressive effort to work with its third party product suppliers to obtain a very high level of assurance of Year 2000 compliance.

   As discussed above, acquisitions are a critical part of PLATINUM's growth strategy. Under certain circumstances, PLATINUM may decide to acquire software products that are not currently Year 2000 compliant. There can be no assurance that PLATINUM will be successful in bringing such products into compliance prior to January 1, 2000, particularly any products acquired in late 1999. PLATINUM is developing contingency plans to inform customers if any Year 2000 problems remain.

   Because PLATINUM's products are typically used in high volume information systems that are critical to its customers' operations, business interruptions, loss or corruption of data or other major problems resulting from a failure of a product to process data correctly could have significant adverse consequences to its customers. Although PLATINUM believes that its software license agreements provide it with substantial protection against liability, PLATINUM cannot predict whether or to what extent any legal claims will be brought against PLATINUM, or whether PLATINUM will otherwise be adversely affected, as a result of any such adverse consequence to its customers. Similarly, PLATINUM may face legal claims or suffer other adverse consequences as a result of any information system failures of companies for which PLATINUM has provided consulting services.

 Internal Systems and Technical Infrastructure

   PLATINUM has implemented a comprehensive program, with a dedicated project manager, to address Year 2000 issues in PLATINUM's internal systems, including information technology and non-information technology systems, and technical infrastructure. As part of this program, PLATINUM is analyzing Year 2000 compliance with respect to the services, building systems and equipment at the properties at which PLATINUM operates. It is also verifying that other third parties upon which PLATINUM relies, including payroll and employee benefit-related service providers and financial institutions, are or will be compliant.

   PLATINUM believes that its Year 2000 internal systems and technical infrastructure compliance program is approximately 75% complete and that the remainder will be completed well in advance of January 1, 2000. This program includes eight phases: (1) inventorying of all of PLATINUM's software and hardware--completed; (2) identifying and testing all internal mission critical business applications and correcting any Year 2000 problems in these applications--expected to be completed by November 1998; (3) identifying the interfaces from the mission critical business applications to third party systems and confirming the compliance of these third party systems--all of these systems are expected to be compliant by the first quarter of 1999; (4) identifying critical vendors in purchasing and travel--vendor questionnaire responses are now being reviewed; (5) informing PLATINUM's internal user community about this Year 2000 program--an intranet site has been established and is regularly updated; (6) educating PLATINUM's internal user community about Year 2000 issues and monitoring user compliance--planned for November and December of 1998; (7) identifying noncritical vendors and confirming their Year 2000 compliance--planned for the first quarter of 1999; (8) preparing contingency plans for mission critical business applications, technical infrastructure and critical vendors--planned for the fourth quarter of 1998 and first quarter of 1999.

   PLATINUM expects that it will not incur any significant incremental costs for replacement or upgrading of systems that are not Year 2000 compliant, and it estimates that total personnel expenses relating to PLATINUM's remediation program will be approximately $2,000,000. Therefore, PLATINUM does not believe that the costs associated with the program will have a material effect on PLATINUM's financial condition or results of operations.

   PLATINUM believes that, although its risk of operational disruption from systems failures due to Year 2000 problems is minimal, PLATINUM could suffer adverse consequences as a result of interruptions in

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electrical power, telecommunications or other critical third party infrastructure services. In a worst case scenario, Company computer systems could be rendered inoperable, and PLATINUM could be unable to develop or support its products. PLATINUM is currently developing a specific contingency plan to deal with these issues. This plan, which is expected to be completed by May 1999, is expected to provide for relocation of employees and reliance on Company owned electrical generators and cellular telephones. See "Risk Factors--Risks Associated with the Year 2000."

Liquidity and Capital Resources

   The Company's cash, cash equivalents and investments were $358,204,000 and $256,623,000 as of December 31, 1997 and 1996, respectively. For the year ended December 31, 1997, cash and cash equivalents increased $54,363,000, from $178,661,000 at the beginning of the year to $233,024,000 at the end of the year. This increase was attributable primarily to net proceeds of $144,967,000 from the sale of $150,000,000 principal amount of 6.25% convertible subordinated notes due 2002 (the "1997 Notes") and net cash provided by operating activities of $49,242,000. The positive cash flow from operating activities was reduced by an increase in trade and installment receivables, net of proceeds from the sale of installment receivables. Previously, the Company reported trade and installment receivables on a gross basis and the sale of installment receivables as a financing activity. Of the $211,729,000 of cash provided by financing and operating activities, $156,292,000 was used in investing activities. The principal components of investing activities were purchases of marketable securities and the investment of resources in purchased and developed software. For 1996, cash and cash equivalents increased from $148,992,000 at the beginning of the year to $178,661,000 at the end of the year, with the primary sources of cash being sales of installment receivables and the net proceeds from the sale of $115,000,000 principal amount of 6.75% convertible subordinated notes due 2001 (the "1996 Notes"). For 1995, cash and cash equivalents increased from $86,979,000 at the beginning of the year to $148,992,000 at the end of the year, with the principal source of cash being the net proceeds from a public offering of Common Stock.

   In recent years, the Company's sources of liquidity have primarily been funds from capital markets and sales of installment receivables. The Company believes the funding available to it from these sources, as well as cash flows from operations, will be sufficient to satisfy its working capital and debt service requirements for the foreseeable future. The Company's capital requirements are primarily dependent on management's business plans regarding the levels and timing of investments in existing and newly acquired businesses and technologies. These plans and the related capital requirements may change based upon various factors, such as the Company's strategic opportunities, developments in the Company's markets, the timing of closing and integrating acquisitions and the conditions of financial markets.

   The Company had trade and installment accounts receivable, net of allowances, of $279,919,000 and $216,069,000 as of December 31, 1997 and 1996,
respectively. The Company sells software products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentration of credit risk. Historically, a substantial amount of the Company's revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of the third month. This trend results in a high balance of accounts receivable relative to reported revenues at the end of any quarterly reporting period.

   The Company sells a significant portion of its installment receivables to third parties. Installment receivables represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years, with interest payable on the license and upgrade portions only. Over the past two years, the Company executed an increasingly greater number and higher dollar value of sales transactions having long-term financing arrangements, primarily attributable to sales of product bundles and integrated product suites. Consequently, the Company's volume of installment receivable sales increased significantly over the past two year.

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

   The Company receives proceeds equal to the entire installment receivable balance sold to a third party finance company, net of an amount representing the interest to be earned by the finance company. The finance company collects customer remittances over the term of the agreement. Proceeds from the sale of receivables were $206,916,000, $129,328,000 and $2,903,000 for the years ended
December 31, 1997, 1996 and 1995, respectively. Accounts receivable sold with recourse were $19,373,000 for the year ended December 31, 1996. There were no accounts receivable sold with recourse for the year ended December 31, 1997, and as of December 31, 1997, there were no remaining potential recourse obligations for accounts receivable sold with recourse. The Company has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Under the terms of that agreement, potential recourse obligations at December 31, 1997 were $14,632,000. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, the Company has assessed the exposure related to these recourse obligations and determined the potential liability to be minimal.

   The Company's installment receivables are recorded net of unamortized discounts and deferred maintenance fees. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance, which was previously reflected as a reduction of the related installment receivable balance, to an obligation. The deferred maintenance is recognized into income ratably over the term of the maintenance agreement.

   The Company had long-term acquisition-related payables of $18,320,000 and $2,502,000 and other long-term obligations of $267,239,000 and $117,198,000 as of December 31, 1997 and 1996, respectively. The significant increase in long-term obligations from December 31, 1996 to December 31, 1997 was attributable to the 1997 Notes issued by the Company in December 1997. The 1997 Notes bear interest at 6.25% annually and mature on December 15, 2002. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. The Company received proceeds, net of issuance costs, of $144,967,000 from the offering of the 1997 Notes. The Company completed an offering of convertible subordinated notes due November 15, 2001 in November 1996 (the "1996 Notes"). The 1996 Notes bear interest at 6.75% annually and the holders of the 1996 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Company received proceeds, net of issuance costs, of $110,783,000 from the offering of the 1996 Notes. The Company currently has total debt service obligations of approximately $35,000,000 for 1998, consisting primarily of obligations to pay interest on the 1996 Notes and the 1997 Notes, as well as acquisition-related payables. Based on current outstanding indebtedness, the Company estimates its debt service requirements to be approximately $36,000,000, $18,000,000, $132,000,000 and $160,000,000 for 1999, 2000, 2001 and 2002, respectively, which amounts include the outstanding principal balance of the 1996 Notes in 2001 and the outstanding principal balance of the 1997 Notes in 2002.

   The Company currently has unsecured bank lines of credit for an aggregate of $57,500,000, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate plus 0.75%. As of June 30, 1998, the Company had no outstanding borrowings under these lines of credit, but had aggregate letters of credit outstanding for approximately $3,766,000, with expiration dates ranging from December 1998 to September 1999. These letters of credit reduce the balance available under its lines of credit. Under the credit agreement, the Company has agreed: (i) to maintain a ratio of current assets to current liabilities of at least 1.0 to 1.0; (ii) to maintain a tangible net worth of not less than $100,000,000; and (iii) to maintain a ratio of total liabilities to tangible net worth of not more than 1.0 to 1.0.

Recently Issued Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." PLATINUM is required to adopt Statement of Financial Accounting Standards No. 130 for periods beginning after December 15, 1997. This statement

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

establishes standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. The standard requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The standard does not have a material impact on PLATINUM's current presentation of income.

   In June 1997, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." PLATINUM is required to adopt the disclosures of Statement of Financial Accounting Standards No. 131 beginning with its December 31, 1998 annual financial statements. This statement establishes standards for the way companies are to report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. PLATINUM is currently evaluating the impact of this standard on its financial statements.

   In November 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition." PLATINUM is required to adopt Statement of Position 97-2 on January 1, 1998. Statement of Position 97-2 is intended to reduce diversity in current revenue recognition practices within the software industry. The statement does not have a material effect on PLATINUM's operations.

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

                    DESCRIPTION OF PLATINUM'S CAPITAL STOCK

   The authorized capital stock of PLATINUM consists of 180,000,000 shares of PLATINUM common stock and 10,000,000 shares of Class II preferred stock, $0.01 par value per share 1,800,000 shares of which, subject to adjustment upward or downward by PLATINUM's board of directors, have been designated as Series A Junior Participating preferred stock, and 1,775,000 of which, subject to adjustment upward or downward in accordance with PLATINUM's restated certificate of incorporation, as amended, have been designated as Series B preferred stock. As of January 15, 1999, 86,858,000 shares of PLATINUM common stock were issued and outstanding; 1,768,000 shares of Class II preferred stock were issued and outstanding; no shares of Series A Junior Participating preferred stock were issued and outstanding; and no shares of Series B preferred stock were issued and outstanding. The following description is a summary and is qualified by reference to the provisions of the PLATINUM charter, the PLATINUM bylaws and the rights agreement, each of which are available from the SEC and PLATINUM upon request.

Common Stock

   Holders of PLATINUM common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of a majority of the shares of PLATINUM common stock represented at a meeting can elect all of the directors to be elected at that meeting. Holders of PLATINUM common stock are not permitted to act by written consent. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of PLATINUM common stock are entitled to receive ratably such dividends as may be declared by the PLATINUM board of directors out of funds legally available therefor. See "Pro Forma Combined Comparative Per Share Data." In the event of a liquidation, dissolution or winding up of PLATINUM, holders of PLATINUM common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of PLATINUM common stock have no preemptive rights and have no right to convert their PLATINUM common stock into any other securities. There are no redemption or sinking fund provisions applicable to PLATINUM common stock. All outstanding shares of PLATINUM common stock are, and any shares of PLATINUM common stock which are issued in connection with the arrangement, when so issued, will be, fully paid and nonassessable.

Preferred Stock

   The PLATINUM board of directors has the authority, without further action by the stockholders, to issue up to 8,232,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. Because the PLATINUM board of directors has the power to establish the preferences and rights of the shares of any such series of preferred stock, it may afford holders of any preferred stock preferences, powers, and rights, including voting rights, senior to the rights of holders of PLATINUM common stock, which could adversely affect the rights of holders of PLATINUM common stock and could have the effect of delaying, deferring or preventing a change in control of PLATINUM. As of January 15, 1999, 1,768,000 shares of preferred stock were issued and outstanding.

Series B Preferred Stock

   Holders of shares of Series B preferred stock have voting rights only with respect to actions by PLATINUM which will materially and adversely change any of the rights, privileges and preferences of the Series B preferred stock. Shares of Series B preferred stock may only be transferred to PLATINUM, or any person or entity that, directly or indirectly, controls, is controlled by, or is under common control, with the holder of such shares. Shares of Series B preferred stock are convertible, at any time, into shares of PLATINUM common stock at the rate of one-for-one, subject to certain adjustments. Furthermore, each share

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

of Series B preferred stock will automatically be converted into shares of PLATINUM common stock at the rate of one-for-one, subject to certain adjustments, upon the improper transfer of any shares of Series B preferred stock by any holder thereof. In the event of any liquidation, dissolution, or winding up of PLATINUM, holders of Series B preferred stock are entitled to receive up to an amount equal to $23.75 per share for each share of Series B preferred stock then held by them, plus the amount of declared but unpaid dividends thereon.

Preferred Stock Purchase Rights

   The registered holders of PLATINUM common stock have the right to purchase from PLATINUM, for each share of PLATINUM common stock owned, one-hundredth of a share of Class II Series A Junior Participating preferred stock, par value $.01 per share, of PLATINUM at a price of $125.00 per one one-hundredth of a preferred rights share, subject to adjustment. Each one one-hundredth of a preferred rights share is entitled to one vote, a dividend equal to the dividend per share paid on PLATINUM common stock, and a liquidation payment equal to the liquidation payment per share paid on PLATINUM common stock. The description and terms of the rights are set forth in a rights agreement between PLATINUM and Harris Trust and Savings Bank, as rights agent.

   The rights are not exercisable until the earlier of the close of business on the tenth business day after the first public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of PLATINUM common stock, or the close of business on the tenth business day (or such later date as may be determined by action of the PLATINUM board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by such person or group of 15% or more of the outstanding shares of PLATINUM common stock, the earlier of such dates being called the "Distribution Date." Until the Distribution Date, the rights will be evidenced by the certificates for PLATINUM common stock, and will be transferable only by the transfer of the shares of PLATINUM common stock, including a transfer to PLATINUM, which will constitute a transfer of the rights. As described below, after such person or group becomes an acquiring person, the rights may not be redeemed or amended. The rights will expire on January 5, 2006, unless such date is extended or unless the rights are redeemed earlier by PLATINUM, in each case, as described below. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of PLATINUM as a result of the ownership of the right, including, without limitation, the right to vote or to receive dividends.

   Until the Distribution Date, or earlier redemption or expiration of the rights, certificates for PLATINUM common stock issued upon the transfer or new issuance of shares of PLATINUM common stock will contain a legend incorporating the rights agreement by reference. Until the Distribution Date, or earlier redemption or expiration of the rights, the surrender for transfer of any certificates for shares of PLATINUM common stock will also constitute the transfer of rights associated with the shares of PLATINUM common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to the holders of record of shares of PLATINUM common stock as of the close of business on the Distribution Date, and such separate rights certificates alone will evidence the rights.

   At any time after the Distribution Date, each holder of a right, other than those described in the next sentence, will thereafter have the right to receive, upon exercise and in lieu of preferred rights shares, shares of PLATINUM common stock, or, in certain circumstances, cash, property or other securities of PLATINUM, having a value equal to two times the rights purchase price. All rights that are or were (under certain circumstances specified in the rights agreement) beneficially owned by any acquiring person will be void.

   At any time after the first date of public announcement by PLATINUM or an acquiring person that an acquiring person has become such (a "Shares Acquisition Date"), if PLATINUM is the surviving corporation in a merger with any other company or entity, PLATINUM is acquired in a merger or other business

                                       97
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combination transaction, or 50% or more of PLATINUM's consolidated assets or earning power are sold, each holder of a right, other than those whose rights have become void, will thereafter have the right to receive, upon the exercise thereof at the then current rights purchase price and in lieu of preferred rights shares, that number of shares of common stock of the surviving or acquiring company which at the time of such transaction will have a market value of two times the exercise price of such right.

   At any time after a person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of PLATINUM common stock, the board of directors of PLATINUM may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, without any additional payment, for shares of PLATINUM common stock at an exchange ratio equal to one share of PLATINUM common stock, or a share of a class or series of PLATINUM's preferred shares having equivalent rights, preferences and privileges, per right, subject to adjustment.

   With certain exceptions, no adjustment in the rights purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such rights purchase price. No fractional rights preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of a rights preferred share, which may, at the election of PLATINUM, be evidenced by depositary receipts, and in lieu thereof, an adjustment in cash will be made based on the market price of the rights preferred shares on the last trading day prior to the date of exercise.

   At any time prior to the Shares Acquisition Date, the board of directors of PLATINUM may redeem all, but not less than all, of the rights at a price of $.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the PLATINUM board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   Any provisions of the rights may be amended by the board of directors of PLATINUM prior to the Shares Acquisition Date. After the Shares Acquisition Date, the provisions of the rights agreement may be amended by the board of directors of PLATINUM in order to cure any ambiguity or to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person.

   The rights have certain anti-takeover effects. The rights should not interfere with any merger or business combination approved by the board of directors of PLATINUM because the rights may be redeemed by PLATINUM at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of PLATINUM common stock. However, by causing substantial dilution to a person or group that attempts to acquire PLATINUM on terms not approved by PLATINUM's board of directors, the rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of PLATINUM's stockholders. The PLATINUM board of directors has stated that the rights are not intended to prevent an acquisition of PLATINUM on terms that are favorable and fair to all stockholders.

Certain PLATINUM Charter and Bylaws Provisions

   The PLATINUM charter and the bylaws contain a number of provisions relating to corporate governance and to the rights of PLATINUM stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of PLATINUM. These provisions include:

  . the classification of PLATINUM's board of directors into three classes, each class serving for staggered three year terms;

  .  restrictions on the removal of directors;

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  .  a requirement that special meetings of PLATINUM stockholders may be called only by the board of directors of PLATINUM and that PLATINUM stockholder action may be taken only at PLATINUM stockholder meetings and not by written consent;

  . the authority of the board of directors of PLATINUM to issue series of preferred stock with such voting rights and other powers as it may determine;

  . a requirement that the affirmative vote of greater than 80% of the voting power of shares entitled to vote generally for the election of directors is required to amend provisions of the PLATINUM charter relating to (a) the classification of PLATINUM's board of directors, (b) the removal of directors, and (c) the inability of PLATINUM stockholders to call special meetings and to take action by written consent;

  . a requirement that the bylaws may only be amended by PLATINUM's board of directors or by the vote of the holders of 66% of the shares entitled to vote generally for the election of directors; and

  . notice requirements in the bylaws relating to nominations to the board of directors of PLATINUM and to the raising of business matters at PLATINUM stockholder meetings.

Delaware Business Combination Law

   PLATINUM is subject to the provisions of the Delaware General Corporation Law, or the "DGCL." Pursuant to Section 203 of the DGCL, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder, unless the transaction that results in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction is commenced (other than certain excluded shares), or on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation, that is the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

   Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage persons interested in acquiring PLATINUM to negotiate in advance with PLATINUM's board of directors because the stockholder approval requirement would be avoided if a majority of the PLATINUM's directors then in office approve either the business combination or the transaction which results in the person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in management of PLATINUM. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

   The transfer agent and registrar for PLATINUM common stock is American Stock Transfer and Trust Company, Chicago, Illinois.

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

                               BUSINESS OF MEMCO

General

   Memco develops, markets, distributes and supports security software products designed to protect and manage access to critical information assets and system resources in an open client/server environment. Memco's SeOS(R) Access Control and SeOS(R) Security Administrator products provide a security solution for the server, where information resides. Although many existing network security products, such as firewalls and other access control mechanisms, limit access to an organization's network and product data in transit, data residing on open system servers has remained largely unprotected and vulnerable to security breaches. The SeOS(R) products address the growing demand for server security solutions by maintaining easy access for each authorized user while restricting unauthorized users from both inside and outside an organization from accessing computing resources and data. Memco's Proxima(TM) suite of products increases end-user productivity and overall system and network security by providing a single, secured point of user identification, authentication and login to applications across different computing platforms in open client/server environments. User definitions and privileges are administered through a centralized security administration console. Memco's SessionWall-3 is a network based network monitoring and intrusion detection product that enables the customer to monitor the network for irregular activity. As an increasing number of organizations recognize the importance of protecting their critical data and increasing end-user productivity, Memco(R) products are being adopted by companies in various industries, including many Fortune 100 companies. During 1997, Memco sold and derived substantially all of its revenues from SeOS Access Control and SeOS Security Administrator. Proxima SSO and Proxima Manager were released for general commercial distribution by Memco in September 1997, and SessionWall-3 was acquired by Memco in connection with its acquisition of AbirNet which closed in June 1998.

   In connection with its efforts to introduce additional product offerings and enhance its current products, Memco completed two acquisitions: AbirNet Ltd., a company which develops and markets network usage monitoring intrusion detection and response technology, and Network Information Technology, Inc., a company which develops and markets access control technology for UNIX and Windows NT servers. The acquisition of Network Information Technology was consummated on May 6, 1998 and the acquisition of AbirNet was consummated on June 8, 1998.

   Memco was incorporated in Israel in 1990. Unless otherwise indicated, all references to Memco in this section include Memco Software Inc. and Memco Software Europe Ltd., both of which are wholly-owned subsidiaries of Memco Software Ltd. References herein to Memco as of and after May 6 and June 8, 1998 also include Network Information Technology and AbirNet and its subsidiary, as the case may be.

   The U.S. dollar is the functional and reporting currency of Memco as it is the currency of the primary economic environment in which the operations of Memco are conducted. Accordingly, Memco prepares its financial statements in accordance with United States generally accepted accounting principles and in U.S. dollars. All references herein to New Israeli Shekels are to "NIS."

   Memco's principal executive offices are located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel and its telephone number is 011-972-3-645-0000.

Industry Background

   In recent years, there has been a shift from centralized computing environments to open client/server computing environments. Mission-critical applications and sensitive corporate data are now often distributed across multiple open client/server systems. These systems are designed to permit their users broad access to system resources, resulting in increased security exposures. The growing use of the Internet and the expansion of intranets within organizations have intensified security concerns by enabling remote as well as unknown users to access distributed data and applications. Many organizations are addressing threats to their systems through the use of firewalls, encryption and hardware-based user authentication. These solutions primarily

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

address external threats to an organization's network. However, organizations are vulnerable not only to unauthorized access by outsiders, but also to abuse and inadvertent damage by internal users. According to a press release issued on March 4, 1998 by the Computer Security Institute, a California-based organization focusing on education of practical, cost-effective ways to protect an organization's information assets, the most serious financial losses that organizations incur is due to unauthorized access by insiders, although the number of outside attacks initiated through the internet continues to rise. Memco's products address security concerns by effectively protecting information from unauthorized access by both internal and external users and by ensuring single step access for authorized users to secure systems. An industry study conducted by Dataquest, a Gartner Group company, estimated the size of the worldwide information security market to be $5 billion in 1995, growing to approximately $13 billion by the year 2000.

   Decentralized Storage of Data. In an open client/server environment, information may be located across multiple servers, making it difficult to manage and secure. As a result, data can be stolen, altered, damaged, misused and otherwise compromised and system operations can be adversely affected.

   Multiple Computing Platforms. The open client/server environment requires organizations to implement security measures across multiple hardware and operating system. The use of various platforms in an organization's network is likely to introduce inconsistent levels of security, leading to overall reduced security standards, as well as control and management difficulties.

   Multiple Points of Access. The open client/server environment frequently allows access to information from multiple locations either within the internal network or from external networks, such as the internet. These multiple access paths to data make it more difficult to protect, manage and monitor information and system security.

   Limited Operating System Security. Operating systems used by open computing environments are known for their openness, flexibility and scalability. However, these systems are often designed with a relaxed approach to security, allowing users ease of access to privileged system resources. As a result, applications including databases, web servers, mail servers and even firewalls, which rely on these operating systems, are vulnerable to internal and external security breaches.

   UNIX Security Weaknesses. The primary risk for UNIX applications is the concept of a "Superuser," also known as "root," which is embedded within the design of most UNIX-based platforms to facilitate privileged access. The UNIX design allows the Superuser to bypass all of its internal security measures. The Superuser may therefore perform any action in the system, including gaining access to all resources and manipulating the audit trail, thereby obscuring any security breaches which may have occurred. These Superuser powers are granted to a variety of users and applications in order to facilitate their activities. This exposes the system to a wide range of potential security breaches and abuses by users who are able to obtain and manipulate these Superuser powers. Thus, the existence of a Superuser limits the ability to ensure adequate accountability, data confidentiality, system integrity and availability.

   Password Security Weaknesses. In distributed computing environments, users need to sign-on to many different systems and applications. Each system and application requires the user to enter a different ID and password for authorized access. Users often simplify passwords or create password "cheat sheets," both of which compromise security. Administration is compounded significantly by the number of users, systems and applications. Even a few hundred users can require managing thousands of passwords. Often, it can take days for new employees to get the access to systems they need to use. The failure to remove an ex-employee from even one application can leave behind a security hole. In addition, traditional sign-on to UNIX systems and many other applications is achieved with a clear text password that is stored on the system, available for repeated use and accessible to unauthorized users.


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The Limitations of Traditional Security Solutions

   The market for information security is highly fragmented and consists of various solutions designed to address different problems. Currently available security solutions address aspects of the security risks presented by open client/server systems, but they are generally ineffective in addressing existing server security problems. Existing security products address the following:

   Network Security. Network security products aim to control access to entire systems or networks and to protect data in transit. Examples of such products include:

     Firewalls and Network Isolation. Firewalls are tools designed to control access to an organization's network. However, once a user has been permitted to pass through a firewall or already has local access to a network, these tools do not control the user's activity within the isolated area. For example, firewalls cannot restrict a user's ability to access specific data files or applications once within the network. Because firewalls are not designed to control security within an isolated network, they are a complementary technology to Memco's server security solution.

     Encryption. Because open client/server systems depend on distributed networks, much attention is given to securing data in transit across network lines, largely with encryption technologies. These solutions provide incomplete protection to information as data spends only a short time in actual transit. Data spends far more time on servers where it usually resides unencrypted and, to a large degree, unprotected. Memco's security solutions address this issue by protecting data while it resides on servers.

   Authentication. Authentication is the process of verifying a user's identity. This verification is generally achieved through the use of passwords that are often vulnerable to interception. Current solutions addressing this problem include password encryption and hardware devices. However, these solutions do not restrict a user's ability to access data and system resources once authenticated. Authentication solutions are a complementary technology to Memco's products.

   Login Restrictions. Login restrictions address a user's initial access to a system. This approach applies conditions under which users are allowed to login to a system, including day and time, or the user's physical location. However, this security approach does not control user access to data and applications after a user has logged in, when most damaging security breaches occur. Memco's SeOS and Proxima products provide enhanced login restrictions as one component of its overall security solution.

   Operating System Security Controls. Commercial implementations of popular UNIX and other operating system platforms such as Windows NT offer some built-in security measures. However, Memco believes that the scope of their protection remains limited. For example, UNIX's built-in security measures only apply to ordinary users and not to the Superuser. The greatest potential area of unauthorized entry into a UNIX system is through the Superuser because of the Superuser's inherently broad powers. Windows NT's built-in security measures address some of UNIX's security shortfalls but introduce others.

   Inconsistent Cross-Platform Security. The different security approaches across various versions of operating systems hinder the implementation of consistent, effective security measures within an organization. Memco's products provide enhanced security features that may be implemented and administered consistently across multiple UNIX and Window NT platforms. Windows NT's built-in security measures address some of UNIX's shortfalls, but still require additional security, such as provided by Memco. For example, Windows NT's Administrator ID has broad powers within a Windows NT domain, not dissimilar to UNIX's Superuser within a UNIX environment. These powers necessitate security technology to manage and delegate select authority to other administrators, as provided by Memco's SeOS for Windows NT software product.

   Monitoring, Auditing and Reporting. Certain solutions aim to monitor, audit and report security breaches. These solutions rely heavily on after-the-fact reporting, by scanning system files to detect any changes. However, such tools have difficulty distinguishing between authorized and unauthorized changes, requiring

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

extensive human analysis and verification. These solutions could prove ineffective because intruders have the ability to hide their trails through manipulation of audit files and because breaches can only be detected after they have occurred. In contrast, Memco's SessionWall-3 network protection product and its SeOS server security products provide a complementary "detect and protect" solution that is designed to detect network intrusions and abuses, provide real-time breach notification and respond to the attack by preventing unauthorized access to corporate data and applications.

Products

   Memco's SeOS Access Control and SeOS Security Administrator products provide information security solutions that enhance the level of security of open client/server systems and applications by increasing data confidentiality and system integrity and availability, and by simplifying security administration. Memco's Proxima suite of products increases end-user productivity and overall system and network security by providing a single, secured point of user identification, authentication and login to applications across different computing platforms in open client/server environments. During 1997, Memco sold and derived substantially all of its revenues from SeOS Access Control, SeOS Security Administrator, Proxima SSO and Proxima Manager which were released for general commercial distribution by Memco in September 1997. SessionWall-3 was acquired by Memco in connection with its acquisition of AbirNet which closed in June 1998. Memco expects to introduce additional product offerings and new versions of its existing product line with support for additional computing platforms.

   SeOS Access Control. Memco's principal product, SeOS Access Control for UNIX and Windows NT, enables the creation and establishment of proactive and preventive information security policies governing access to systems, applications and data residing on UNIX and Windows NT based servers. SeOS Access Control intercepts security sensitive actions and verifies the authorization before allowing these actions to proceed. By restricting initial system access, or logins, and then controlling user access to such resources as programs, applications and data files, SeOS Access Control allows authorized users to access critical data, applications and systems while maintaining the confidentiality and integrity of such data and systems.

   Memco believes that SeOS Access Control bolsters UNIX and Windows NT security in the following ways:

  . can be used to restrict the otherwise unlimited capabilities and potential security breaches associated with the UNIX "Superuser" and the Windows NT "Administrator" account;

  . can be used to delegate limited privileges to individuals and applications, enabling them only to perform specified tasks;

  .  maintains a reliable real-time audit trail of actions and events;

  .  can be used to restrict the authority of any given user or application;

  . increases accountability by logging sensitive actions of users and by providing real-time notification of actions; and

  . provides a framework for the creation and administration of consistent security policies within and across UNIX and Windows NT environments.

   By combining tight control with extensive logging of sensitive actions and by providing real-time notifications of these sensitive actions, SeOS provides the features and strength required to secure mission-critical applications and corporate data in open client/server environments. Additionally, SeOS Access Control relies on its architecture to protect itself from breaches.

   SeOS Access Control's architecture includes Memco's proprietary "Soft Hooks" technology which attaches SeOS to the operating system services table, thereby diverting control over sensitive actions to SeOS. SeOS Access Control then validates requests according to tables containing security rules and access

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

permissions. This referral enables UNIX-based systems to be secured to the level of individual users and specific actions. By enabling SeOS Access Control to function without permanently modifying the underlying operating systems, the "Soft-Hooks" technology helps simplify the installation and activation of SeOS on any supported system, and enables the regulation of system security. On October 27, 1998, the United States Patent and Trademark office issued a Notice of Allowance with respect to the patent application for "Soft-Hooks."

   SeOS Security Administrator. SeOS Security Administrator is a graphical tool which enables centralized and effective control and administration of user accounts and security policies in open client/server networks. SeOS Security Administrator interacts with SeOS Access Control and enables administrators to efficiently implement consistent security policies across multiple UNIX platforms and Windows NT. SeOS Security Administrator provides a high degree of automation to simplify complicated administrative tasks and reduces the need to understand the underlying complexity of different security environments. SeOS Security Administrator provides organizations with the ability to accelerate the implementation of comprehensive security policies necessary to protect systems, applications and data from unauthorized access. The SeOS Security Wizard, which is part of the security administration suite facilitates the quick generation of detailed security policies consistent with an organization's business needs. This tool is designed to provide security officers with generic security policy templates, which can be easily customized and implemented. These policies can then be propagated by the SeOS Security Administrator for immediate deployment throughout the network. This tool simplifies the initial set-up of security policies, thereby increasing the security administrator's efficiency and effectiveness.

   Proxima SSO. The Proxima SSO product is a "Single Sign-On" solution designed to increase end-user productivity and overall system and network security by providing a single, secured point of user identification and authentication to an open client/server environment. Currently, users must sign-on to multiple applications using different user identifications and passwords for each application. In addition, these passwords are vulnerable to interception each time they are transmitted over the network. Proxima SSO provides a single step for identification and authentication to the system, resulting in easy and secure access for end-users to authorized applications. Proxima SSO also provides a single point of login control to applications across multiple computing platforms. The sign-on framework uses an open architecture that facilitates compatibility and easy integration with various authentication solutions including hardware-based tokens and software-based authentication technology such as certificates.

   Proxima Manager. The Proxima Manager product provides centralized enterprise-wide security administration across a wide range of software applications and main-frame as well as client/server computing environments. Proxima Manager is a third party product that is privately labeled and distributed under license from EagleEye Control Software Ltd. Proxima Manager allows for cross platform administration of various UNIX platforms, Windows NT, OS/2, Netware, RACF, TopSecret, ACF2, SAPR3, Lotus Notes, Sybase, Oracle, SeOS Access Control and Proxima SSO. Memco has been notified by EagleEye that it does not wish to extend distribution rights to PLATINUM after the consummation of the arrangement. This matter and related issues are the subject of litigation between such company and Memco. See "--Legal Proceedings."

   Memco Secured For FireWall-1. The Memco Secured For FireWall-1 product is a customized version of SeOS Access Control which is designed to "harden" the FireWall-1(TM) software application developed and marketed by Check Point Software Technologies Ltd. by protecting the application from operating system vulnerabilities. The functionality of Memco Secured For FireWall-1 is limited in that it secures only the resources of the FireWall-1 application and a selected set of main operating system files to ensure their integrity. Accordingly, Memco believes that Memco Secured For FireWall-1 complements the FireWall-1 application and installations of the full-function version of SeOS Access Control.

   SessionWall-3. The SessionWall-3 technology was in-process research and development that was acquired by Memco in connection with its acquisition of AbirNet which closed in June of 1998. The SessionWall-3 technology is designed to reside on a Windows desktop or Windows NT workstation or server

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and to monitor the network traffic on the internal network, monitor the network for activity and identify network-based attacks, intrusions, abuses and usage policy violations. When problems are detected, a functionality is activated to block the intrusion, alert the system administrator and provide reports for documentation of specific intrusion attempts or abuses.

   Unishield. The Unishield technology was in-process research and development that was acquired by Memco in connection with its acquisition of Network Information Technology, which closed in May of 1998. Unishield includes access control functionality for UNIX and Windows NT. Certain features of the Unishield technology overlap with the functionality provided by SeOS Access Control while others are complementary. Memco anticipates that certain features of Unishield technology will be merged into future versions of SeOS Access Control. Unishield is no longer marketed as a separate product.

Customers

   As of September 30, 1998, Memco had licensed its products, primarily the SeOS products, to approximately 290 customers through direct sales and indirect channels. Many of Memco's customers are leaders in their fields, and represent a broad range of industries, including engineering, finance, insurance, manufacturing, telecommunications and government. These customers include The Guardian Life Insurance Company of America, Nestle USA, Bear Stearns & Company, Lehman Brothers Inc., Raytheon & Systems Inc., Chase Manhattan Bank, GTE, J.P. Morgan & Co. Incorporated, MCI Communications Corporation, McDonnell Douglas, Motorola and Texas Instruments. For a description of Memco's revenue break-down by customer and geography, see "Memco Management's Discussion and Analysis of Financial Condition and Results of Operations."

   In order to protect its intellectual property, Memco does not sell or transfer title of its products to customers. Instead, Memco grants to its customers a non-exclusive right to use its software products in exchange for the payment of a fee pursuant to the terms of a software end-user agreement. Such agreements permit customers to use the product on designated computers and entitle customers to purchase support services from Memco for an additional fee, payable annually, in advance. Pursuant to such agreements, Memco also grants a limited warranty for products and services to the customer, and disclaims all other warranties, whether expressed or implied.

Marketing and Distribution

   Memco's SeOS and Proxima products are primarily marketed to medium and large corporate customers who use these products to protect mission-critical applications and corporate data in open client/server computing environments and to enhance user productivity. A customer's decision to use the SeOS and Proxima products may involve a substantial financial commitment including license costs, maintenance fees, education and deployment costs, as well as substantial involvement of the customer's personnel resources. Accordingly, a decision to purchase these products is traditionally long in duration, normally ranging between six months and one year. The SessionWall-3 product has been test marketed by AbirNet primarily through resellers and a direct telesales organization. The Memco Secured for FireWall-1 product is marketed primarily on the Worldwide Web. A prospective customer can download an evaluation copy of this product free of charge which will operate for a period of 60 days. Customers who elect to purchase the product are provided with an authorization key which enables permanent use.

   To increase the effectiveness of the sales cycle for the SeOS and Proxima products, Memco offers qualified prospects a free controlled trial or an initial phase implementation program, each pursuant to the terms of a software evaluation agreement granting such customer a license to evaluate Memco's product during the trial period or the initial phase implementation program, as the case may be. The initial phase implementation program may include both product licenses and professional services, including consultation with Memco. It provides a limited scale installation that requires a financial and personnel commitment by the customer. This program increases the probability of successful larger product sales and associated service contracts. The free trial program and the initial phase implementation program have been utilized more frequently as customers consider large scale installations of SeOS and Proxima products.

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

   In support of its sales effort, Memco conducts sales training courses and various targeted marketing programs. These programs include advertising, trade shows and ongoing customer and third-party communication programs. Memco also seeks to stimulate interest in computer and network security through its public relations program, speaking engagements, white papers, technical notes and other publications. Additionally, Memco has established a home page on the Worldwide Web, which includes a growing library of articles concerning security issues and developments.

   In addition to the foregoing model for direct sales, Memco continues to establish and maintain indirect sales channels for its products, such as OEM partners who sell the SeOS technology under their private label on a worldwide basis, system integrators and local country VARs.

   To date, Memco's relationships with its non-OEM distributors and System integrators have not generated significant revenues for Memco and there can be no assurance that such relationships will generate significant revenues for Memco in the future.

   Memco has received grants and approvals for future grants from the Israeli government, through the Fund for the Encouragement of Marketing Activities, for marketing expenses incurred to increase export sales from Israel. See "Memco Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Israeli government's grants will continue or that the level of support of such grants will not decrease.

Research and Development

   Product Development. Memco's research and development efforts are aimed at maintaining and enhancing its current software products, developing and introducing new products on a timely basis, maintaining technological competitiveness and meeting an expanding range of customer requirements. Accordingly, Memco devotes a significant portion of its personnel and financial resources to research and development and seeks to maintain close relationships with its customers to remain responsive to their product needs.

   Memco believes that its research and development team provides it with a significant competitive advantage. The team includes security and system software specialists. As of November 30, 1998, Memco's research and development group consisted of 114 employees, including the employees of Network Information Technology and AbirNet. Notwithstanding the addition of Network Information Technology and AbirNet employees, Memco continues to recruit highly qualified employees. Memco's ability to attract and retain such employees will be a principal determinant of its success in maintaining technological leadership.

   Memco intends to continue to devote research and development resources to improving and upgrading its products through the addition of extra features, functionality and adaptability to additional platforms. In order to respond to rapidly changing competitive and technological conditions, Memco may seek to enhance or expand its product offerings through one or more acquisitions of complementary technologies. There can be no assurance that Memco will successfully develop new or enhanced products.

   During 1996, 1997 and the first nine months of 1998, gross research and development expenses totaled $3 million, $5 million and $6.1 million, respectively. Memco believes that significant investment in research and development is required to remain competitive.

   Research and Development Grants. Memco's research and development efforts have been financed through Memco's initial resources, its income from operations and through programs sponsored by the Israeli Government through the Office of the Chief Scientist. Research and development grants from the Office of the Chief Scientist totaled $0.7 million, $1 million and $1.8 million for the years ended December 31, 1996, 1997, and the first nine months of 1998, respectively.

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

   Generally, grants from the Office of the Chief Scientist constitute up to 50% of certain research and development expenses for the development of approved technology products. Under the terms of the Office of the Chief Scientist's participation, a royalty of 3% to 5% of the net sales of products developed in, and related services resulting from, a project funded by the Office of the Chief Scientist generally is required to be paid to the Office of the Chief Scientist beginning with the commencement of sales of products and ending when 100% of the grant is repaid in NIS linked to the U.S. dollar. In 1996, 1997 and the first nine months of 1998, Memco paid royalties on sales of such products in the aggregate amount of $1.4 million. Terms of Israeli Government participation also require that the research and development be conducted by the applicant for the grant as specified in the application and that the manufacturing of products developed with government grants be performed in Israel, unless a special approval has been granted. Separate Israeli Government consent is required to transfer to third parties technologies developed through projects in which the Israeli Government participates. Such restrictions, however, do not apply to exports from Israel of products developed with such technologies. Because the Israeli Government has revised its policies regarding the availability of grants from time to time, there can be no assurance that the Israeli Government's support of research and development will continue. See "Israeli Tax Considerations."

Intellectual Property

   Memco currently relies primarily on a combination of trade secret, copyright and trademark law, together with non-disclosure and non-compete agreements, to establish and protect the technology used in its products. Memco believes that the improvement of existing products and the development of new products are important in establishing and maintaining a competitive advantage and that the value of its products is dependent upon its proprietary software remaining a "trade secret" or subject to copyright protection. Generally, Memco enters into non-disclosure and non-compete agreements with its employees, subcontractors and distributors.

   Memco has fourteen applications pending for trademark protection in the United States, the European Community and Japan for its marks. Memco and its wholly-owned subsidiaries have four patent applications pending with the United States Patent and Trademark Office for the "Soft Hooks," "Stop," "Security Shield" and "Network Sessionwall" technologies. On October 27, 1998, the United States Patent and Trademarks office issued a Notice of Allowance with regard to the patent application for "Soft Hooks." The status of trademarks and patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, there can be no assurance that the applications filed by Memco will result in the marks being registered or the patents being issued or that its marks and patents, and any marks and patents that may be issued to it in the future, will afford protection against intellectual property infringements by competitors. Memco does not have any registered copyrights with respect to its products or technology. Memco has two registered trademarks, SeOS(R) and Memco(R). If any claims or actions are asserted against Memco, Memco may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that the licenses that might be required by Memco would be available on reasonable terms or at all.

Competition

   The market in which Memco operates is relatively new, competitive, rapidly evolving and subject to continuous technological change. There can be no assurance that Memco can maintain or enhance its competitive position against current and future competitors. Significant factors such as the emergence of new products, fundamental changes in computing technology and aggressive pricing and marketing strategies by Memco's competitors may affect Memco's competitive position. Due to the rapid expansion of the open client/server security market and the fact that there are no substantial barriers to entry into this industry, Memco expects to face competition from new entrants, including Memco's resellers. Many of Memco's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than Memco. There can be no assurance that Memco's current and potential competitors will not develop open client/server security products that may be more effective than Memco's current or future products or that Memco's technologies and products

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

would not be rendered obsolete by such developments. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially, adversely affect Memco's business, results of operations or financial condition. In addition, Memco competes with certain built-in security offerings provided by operating system vendors. There can be no assurance that such built-in security offerings will not be enhanced or that they will not successfully compete with Memco's product offerings. There can be no assurance that Memco will be able to compete successfully against current and future competitors or that competitive pressures faced by Memco will not have a material adverse effect on its business, financial condition or results of operations.

   Memco believes that it has competed effectively to date and that its ability to remain competitive will depend, to a great extent, upon its ongoing performance in the areas of product development and customer support as well as sales and marketing. To be successful in the future, Memco must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will, in turn, depend upon Memco's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers.

   Memco's direct competitors with regard to:

  . SeOS Access Control include, among others, the following: Axent Technologies, Inc.; Mission Critical Software (MCS), Inc.; BindView Development; Security Dynamics Technologies, Inc.; Network Associates Inc. and Computer Associates International, Inc.;

  . Proxima SSO include, among others, the following: Axent Technologies, Inc.; Groupe Bull; PLATINUM; Computer Associates International Inc.; CyberSafe Corp.; Hewlett-Packard Company; IBM Corporation; CKS Group Inc.; Blockade Systems Corp.; Proginet Corporation; Security Dynamics Technologies, Inc. and Schumann Software AG;

  . SeOS Security Administrator and Proxima Manager include, among others, the following: Axent Technologies, Inc.; Groupe Bull; PLATINUM; Computer Associates International Inc.; Schumann Software AG; Technologic Software Inc.; EagleEye Control Software Ltd. and Tivoli; and

  . SessionWall-3 include, among others, the following: Internet Security Systems Inc.; Axent Technologies, Inc.; Secure Computing Corporation; Network Associates Inc.; Security Dynamics Technologies, Inc.; Centrax Corporation Cisco Systems Inc. and Integralis Network Systems Ltd.

   In addition, certain companies offer security products that may not provide the same protection as Memco's solution but may be perceived to be competitors. Certain of Memco's perceived competitors, in fact, offer software products which are complementary to Memco's products and have formed alliances with Memco.

Employees

   As of November 30, 1998, Memco employed 258 full-time employees, including 114 employees in research and development, 66 employees in sales and marketing, 21 employees in customer technical support and 57 employees in finance and administration. Of these employees, 142 were based in Memco's facilities in Israel, one employee in Memco's wholly owned subsidiary in Europe and 115 were employed by Memco's wholly owned subsidiaries located in the United States. Memco believes that its relations with its employees are good. However, since the date the arrangement was announced, a significant number of employees have left Memco US, including the Chief Executive Office of Memco US, the Senior Vice President of Worldwide Sales and the Senior Vice President of Worldwide Marketing.

   The employees and Memco are not parties to any collective bargaining agreements. However, certain provisions of the collective bargaining agreements between the Histadrut, the General Federation of Labor in Israel, and the Coordination Bureau of Economic Organizations, including the Industrialists' Association of Israel, are applicable to Memco's Israeli employees by order of the Israeli Ministry of Labor and Welfare.

These provisions and certain laws principally concern the length of the work day and the work week, minimum wages for workers, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. Furthermore, pursuant to such provisions, the wages of most of Memco's Israel-based employees are automatically adjusted based on partial changes in the Consumer Price Index of Israel. The amount and frequency of these adjustments are modified from time to time.

   Israeli law generally requires the payment by employers of severance pay upon the retirement or death of an employee or upon termination of employment by the employer without due cause. Memco currently funds its ongoing severance obligations by making monthly payments to approved severance funds or insurance policies. In addition, according to the National Insurance Law, Israeli employees and employers are required to pay specific sums to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Since January 1, 1995, such amounts also include payments for national health insurance. The payments to the National Insurance Institute are approximately 14.5% of wages, up to a specified amount, of which the employee contributes approximately 66% and the employer contributes approximately 34%. The majority of the permanent employees of Memco are covered by life and pension insurance policies providing customary benefits to employees, including retirement and severance benefits. Memco contributes between 13.33% and 15.83%, depending on the employee, of each employee's base wages to such plans and permanent employees contribute 5% of their base wages to such plans.

Description of Property

   Headquarters in Israel. Memco's headquarters as well as research and development, distribution and sales and customer support operations are currently located in facilities occupying approximately 16,040 square feet in Tel Aviv, Israel, pursuant to a lease expiring in October 2001. The annual rent and maintenance for the facility is approximately $0.42 million and is linked to the United States CPI.

   Headquarters in the United States. The headquarters of Memco Software Inc., Memco's wholly owned subsidiary in the United States which includes marketing, distribution and sales and customer support operations, was recently moved to facilities occupying approximately 18,500 square feet in Redwood City, California pursuant to a lease expiring in February 2003. The annual rent and maintenance for the facility is approximately $0.3 million. Approximately 4,600 square feet of such space is subleased to a third party, generating income of approximately $79,000 per year that is linked to the United States CPI. Subject to certain conditions, which Memco believes to be reasonable, this lease may be terminated on short notice. In connection with the relocation of the headquarters of Memco, Memco US has vacated a smaller office in San Jose and is in the process of subleasing such property.

   Memco US also operates a sales, marketing and support office in New York, New York occupying approximately 3,800 square feet and small offices in the Washington DC area and in Atlanta, Georgia.

   AbirNet Properties. In connection with the acquisition of AbirNet, Memco assumed a lease for facilities occupying approximately 6,450 square feet in Yokneam, Israel pursuant to a lease expiring in 2003. The annual rent and maintenance for the facility is approximately $80,000. AbirNet's research and development and international customer support operations are currently located at this facility and Memco anticipates that it will retain this facility. AbirNet's wholly owned United States subsidiary, AbirNet Inc., operates a sales, marketing and support office in Dallas, Texas occupying approximately 4,754 square feet.

   Network Information Technology Property. In connection with the acquisition of Network Information Technology, Memco assumed a lease for facilities occupying approximately 2,600 square feet in Saratoga, California pursuant to a lease expiring in January 2001. The average annual rent and maintenance for the facility is approximately $80,000. Memco is in the process of subleasing such property, as a result of the transfer of Network Information Technology employees to Memco US facilities in Redwood City, California.

   In addition, Memco sold a property of 678 square feet of office space in Ramat-Gan, Israel in May 1997.

Legal Proceedings

   On or about February 23, 1998, RISC Management, Inc. brought suit in the state court of the State of Massachusetts against Memco Software Ltd., Memco US, MCI Telecommunications Inc. and seven of Memco's customers relating to the alleged non-payment by Memco US of commissions to RISC in connection with the sale of software licenses and associated services by Memco US to MCI Telecommunications Inc. Among other things, RISC alleges in the complaint that Memco and Memco US are liable for breach of contract, unfair and deceptive trade practices and breach of fiduciary and partnership duties which have caused RISC damages in excess of $963,000. The suit was subsequently removed to the United States District Court for the District of Massachusetts where further action on the suit was stayed pending arbitration of the claims between RISC and Memco US as required by the contract between RISC and Memco US.

   On November 2, 1998, EagleEye Control Software Ltd. brought a suit in the Israeli district court of Tel Aviv-Jaffa against Memco US for the sum of two million dollars. EagleEye claims such sums are due as pre-paid royalties, under a Non-Exclusive Software Distribution Agreement dated January 1, 1996 and the fourth amendment thereto dated, January 1, 1998. EagleEye alleges in its suit that the consummation of the contemplated transaction between Memco and PLATINUM shall be contrary to the provisions of the EagleEye Distribution Agreement. EagleEye is a subsidiary of New Dimension Software Ltd.

   Neither Memco nor any of its subsidiaries is a party to any other litigation that management believes, individually or in the aggregate, could have a material adverse effect on the business, financial condition or results of operations of Memco.

Exchange Controls and Other Limitations Affecting Security Holders

   Non-residents of Israel who purchase Memco's securities with non-Israeli currency will be able to convert dividends, if any, thereon, and any amounts payable upon the dissolution, liquidation or winding up of the affairs of Memco, less any applicable taxes, as well as the proceeds of any sale of Memco's securities, into freely repatriable foreign currency at the rate of exchange prevailing at the time of conversion, pursuant to the general permit issue by the Controller of Foreign Currency at the Bank of Israel under the Israeli Currency Control Law, 1978.

   Non-residents of Israel may freely hold and trade Memco's securities pursuant to the general permit issued under the Currency Control Law. Neither the memorandum of association nor the articles of association of Memco nor the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents, except that such restrictions may exist with respect to citizens of countries that are in a state of war with Israel.

   Investments, including acquisitions, and certain other transactions outside Israel by Memco require a specific permit from the Controller of Foreign Currency. While such permits have generally been granted in the past, no assurance can be given that such permits will be granted in the future.

   Pursuant to a permit issued by the Bank of Israel, Israeli residents are allowed to purchase Memco's securities.

   In April 1998, the Israeli government announced its intention to liberalize its foreign currency control regime by, in effect, permitting any foreign currency activity or transaction, except for certain restrictions on institutional investors and on some derivatives transactions of non-residents. For example, in May 1998, the Israeli government adopted regulations that replace many of the restrictions on foreign currency transactions with the requirement that such transactions be reported to the Controller of Foreign Currency at the Bank of Israel. Over time, if enacted, this liberalization may include the NIS becoming a fully convertible currency. No assurance can be given that the Israeli government's intention, as announced, will receive legislative or regulatory approval, that any such approvals will be received in any particular time frame or that the risks described above will be alleviated.

   On November 30, 1998, the exchange rate between the NIS and the U.S. dollar was NIS 4.191 = $1.00.

   The following table sets forth certain information with respect to the exchange rate between the NIS and the U.S. dollar for the periods indicated, as reported by the Bank of Israel.

                              NIS per U.S. Dollar

                                                       Period Average
                  Year Ended December 31,               End   Rate(1) High Low
                  -----------------------              ------ ------- ---- ----
      1993............................................  2.99   2.83   3.00 2.72
      1994............................................  3.02   3.01   3.06 2.96
      1995............................................  3.14   3.12   3.18 2.94
      1996............................................  3.25   3.19   3.30 3.08
      1997............................................  3.54   3.42   3.59 3.24

--------
(1) The average of the exchange rate between the NIS and the U.S. dollar on the last day of each month during the period, as reported by the Bank of Israel.

                                    TAXATION

   The following is a summary of the current tax structure applicable to companies in Israel, with special reference to its effect on Memco, and certain Israeli Government programs benefiting Memco. The following also contains a discussion of certain Israeli and United States federal income tax consequences to persons acquiring, owning and disposing of Memco's ordinary shares. To the extent that the discussion is based on legislation which has yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will accord with any such interpretation in the future. The discussion is not intended and should not be construed as legal or professional tax advice and is not exhaustive of all possible tax considerations.

   The following summary is included herein for general information only and is not intended to substitute for careful tax planning. Accordingly, each investor should consult his or her own tax advisor as to the particular tax consequences to such investor of the purchase, ownership or sale of an ordinary share, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

                           ISRAELI TAX CONSIDERATIONS

General Corporate Tax Structure

   The regular rate of corporate tax to which Israeli companies are subject has decreased in the last few years and is currently 36%. However, the effective rate of tax payable by a company, such as Memco, which derives income from an "Approved Enterprise," as further discussed below, may be considerably lower. See "--Law for the Encouragement of Capital Investments, 1959."

   Dividends received by an Israeli corporation from its foreign subsidiaries are generally subject to Israeli tax of up to 25% regardless of its status as an Approved Enterprise, and subject to the relevant tax treaties.

Law for the Encouragement of Industry (Taxes), 1969

   Pursuant to the Law for the Encouragement of Industry (Taxes), 1969, a company qualifies as an "Industrial Company" if it is resident in Israel and at least 90% of its gross income in any tax year, exclusive of income from capital gains, passive interest and dividends, is derived from an "Industrial Enterprise" it owns. An "Industrial Enterprise" is defined for the purposes of the Industry Law as an enterprise the major activity of which, in a given tax year, is industrial production activity.

   Memco qualifies currently as an Industrial Company. As an Industrial Company, Memco is entitled to certain tax benefits, including a deduction of 12.5% per annum on the purchase of patents or certain other intangible property rights, other than goodwill, over a period of eight years beginning with the year in which such rights were first used and a deduction of 33% per annum on expenses incurred in connection with the issuance of publicly traded shares over a period of three years from the time the expenses were incurred.

   The tax laws and regulations dealing with the adjustment of taxable income for local inflation provide that an Industrial Enterprise, such as that of Memco, is eligible for special rates of depreciation deductions. These rates vary in the case of plant and machinery according to the number of shifts in which the equipment is being operated and range from 20% to 40% on a straight-line basis, or 30% to 50% on a declining balance basis, instead of the regular rates which are applied on a straight-line basis. For equipment first put into operations during the years 1993 and 1994, an industrial company may elect to claim 150% of such rates.

   Industrial Enterprises which are Approved Enterprises, as hereinafter defined, can choose between (a) the special rates referred to above and (b) accelerated regular rates of depreciation applied on a straight-line basis in respect of property and equipment, generally ranging from 200%, with respect to equipment, to 400%, with respect to buildings, of the ordinary depreciation rates during the first five years of service of these assets, provided that the depreciation on a building may not exceed 20% per annum. In no event may the total depreciation exceed 100% of the cost of the asset.

   No assurance can be given that Memco will continue to qualify as an Industrial Company or will be able to avail itself of any benefit under the Industry Law in the future, or that Industrial Companies will continue to enjoy such tax benefits in the future.

Law for the Encouragement of Capital Investments, 1959

   General. Certain production and development facilities of Memco and its wholly owned subsidiary AbirNet have been granted "Approved Enterprise" status pursuant to the Law for the Encouragement of Capital Investments, 1959, which provides certain tax and financial benefits to investment programs that have been granted such status.

   The Israeli Investment Center, a statutory body made up of representatives of various government ministries, has the discretion, within the funding limit set by the government budget, to grant the status of an "Approved Enterprise" to projects submitted to it if such projects are likely to meet the objectives of the Capital Investment Law and it is desirable to encourage the implementation of the project by the grant of the approval. These objectives are to attract capital to Israel and encourage economic initiative and investments of foreign and local capital in order to: develop the Israeli economy's productive capacity, utilize its resources and economic potential efficiently and maximize the productive capacity of existing enterprises; improve the state's balance of payments by reducing imports and increasing exports; and assist in the absorption of immigration, distribute the population over the area of the country and create sources of employment.

   The Capital Investment Law provides that capital investments in production facilities, or other eligible assets, may, upon application to the Israeli Investment Center, be designated as an Approved Enterprise. Each instrument of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment, including sources of funds, and by the physical characteristics of the facility of other assets. The tax benefits available under any instrument of approval relate only to taxable profits attributable to the specific investment program and are contingent upon compliance with the conditions set out in the instrument of approval.

   Subject to certain provisions concerning income tax and subject to the Alternative Benefits, as hereinafter described, any distributed dividends are deemed attributable to the entire enterprise, and the effective tax rate and the effective withholding tax rates represent the weighted combination of the various applicable tax rates.

   An Approved Enterprise is entitled to certain benefits, including Israeli Government cash grants, only in certain development areas, state guaranteed loans and tax benefits.

   The undistributed income derived from Memco's Approved Enterprise is tax-exempt for a two-year period, beginning with the first year in which it generates otherwise taxable income and is subject to a reduced tax rate for the remainder of the benefit period.

   Tax Benefits. Income derived from an Approved Enterprise is subject to corporate tax at the reduced rate of 25% or lower in the case of a foreign investors company ("FIC"), as described below, until the earlier of: seven consecutive years, or ten in the case of an FIC, commencing in the year in which the specific Approved Enterprise first generates taxable income, which income is not offset by deductions attributable to the other sources; 12 years from the year of commencement of production; or 14 years from the year of approval of the Approved Enterprise status.

   A company owning an Approved Enterprise, which was approved after April 1, 1986 may elect to forego the entitlement to grants or state guarantees under the Investment Law, and apply for an alternative package of tax benefits, or "Alternative Benefits." Under the Alternative Benefits, undistributed income from the Approved Enterprise is fully tax exempt, a tax holiday, from corporate tax for a defined period. The tax holiday ranges between 2 and 10 years from the first year of taxable income subject to the limitations as described above, depending principally upon the geographic location within Israel and the type of the Approved Enterprise. On expiration of the tax holiday, the Approved Enterprise is eligible for a beneficial tax rate, 25% or lower in case of an FIC, which is at least 49% owned by non-Israeli investors, for the remainder of the otherwise applicable period of benefits, as described above. In December 1995, the Government of Israel resolved to reduce the tax holiday period granted to Approved Enterprises to a period of two years with respect to certain geographic locations.

   Dividends paid out of income derived by an Approved Enterprise, or out of dividends received from a company whose income is derived by an Approved Enterprise, are generally subject to withholding tax at the rate of 15%, deductible at source. In the case of companies which do not qualify as FIC, as described above, the reduced rate of 15% is limited to dividends and distributions out of income derived during the benefits period and actually paid at any time up to 12 years thereafter. In addition, a company which elects the Alternative Benefits and which pays a dividend, at any time, out of income derived from its Approved Enterprise during the tax holiday period will be subject to corporate tax at the otherwise applicable rate of 25% on the income out of which such dividend has been paid, or lower in the case of an FIC. Memco has elected the Alternative Benefits with respect to its current Approved Enterprise, pursuant to which Memco will enjoy, in relation to its Approved Enterprise, a tax holiday for a period of two years and reduced tax rates for an additional period of up to eight years, depending on the percentage of foreign stock ownership in Memco.

   The tax benefits, available to an Approved Enterprise relate only to taxable income attributable to that specific enterprise, are given according to an allocation formula provided for in the Capital Investment Law or in the instrument of approval and are contingent upon the fulfillment of the conditions stipulated by the Capital Investment Law, the regulations published thereunder and the instruments of approval for the specific investments in the Approved Enterprises. In the event of Memco's failure to comply with these conditions, the tax and other benefits could be canceled, in whole or in part, and Memco might be required to refund the amount of the canceled benefits, together with the addition of CPI linkage differences and interest. Memco believes that its Approved Enterprise substantially complies with all such conditions at present, but there can be no assurance that it will continue to do so.

   A company which qualifies as an FIC is entitled to further tax benefits relating to its Approved Enterprises. Subject to certain conditions, an FIC is a company more than 25% of whose share capital, in terms of shares, rights to profits, voting and appointment of directors, and of whose combined share and loan capital, is owned, directly or indirectly, by persons who are not residents of Israel. Such a company will be eligible for an extension of the period of tax benefits, up to ten years, for its Approved Enterprises and further tax benefits should the foreign investment rise above 49%.

   Proceeds received from the sale of Memco's products may be deemed to be royalties under the domestic law of the country of residence of the purchaser/licensee or under an applicable tax treaty. For instance, proceeds received by Memco from the sale of its software in the United States might be treated as royalties and as such subject to U.S. withholding tax of either 10% or 15% pursuant to the U.S.-Israel Tax Treaty.

   Where withholding tax is paid by Memco to the country of residence of the purchaser/licensee, such tax would generally be creditable by Memco for Israeli income tax purposes, pursuant to any relevant income tax treaty and under Israeli law, against income derived from the same source. However, where Memco does not have taxable income for Israeli tax purposes because of the application of a tax holiday available to Approved Enterprise, for example, it would have no Israeli tax liability against which to credit the foreign withholding tax. Furthermore, under Israeli law, Memco cannot carry forward such unused credit for benefit in future tax years.

   Financial Benefits. An Approved Enterprise is also entitled to a grant from the Government of Israel with respect to investments in certain production facilities located in designated areas known as national priority regions within Israel, provided it did not elect the Alternative Benefits. Grants are available for enterprises situated in national priority regions and for high technology or skill intensive enterprises in Jerusalem. The investment grant is computed as a percentage, of up to 24%, depending upon the location of the enterprise, of the original costs of the fixed assets for which Approved Enterprise status has been granted and the amount of investment.

   For companies whose foreign investment level exceeds 25%, an Approved Enterprise would create an entitlement to reduced tax rates for a period not to exceed ten tax years, rather than the seven tax years applicable to other companies.

   From time to time, the government of Israel has discussed reducing the benefits available to companies under the Capital Investment Law. The termination or substantial reduction of any of the benefits available under the Capital Investment Law could have a material adverse effect on future investments by Memco in Israel, although Memco believes that any such termination or reduction will be prospective only in its effect and thus would not affect Memco's existing Approved Enterprises or the benefits derived therefrom.

Taxation Under Inflationary Conditions

   The Income Tax Law (Inflationary Adjustments), 1985 is intended to neutralize the inflationary erosion of capital investments in business and to prevent tax benefits resulting from deduction of inflationary interest expenses. This law applies a supplementary set of inflationary adjustments to the normal taxable income computed under regular historical cost principles.

   The Inflationary Adjustments Law introduced a special tax adjustment for the preservation of equity, based on changes in the Israeli CPI, whereby certain corporate assets are classified broadly into fixed, inflation resistant assets and non-fixed assets. Where shareholders' equity, as defined in the Inflationary Adjustments Law, exceeds the depreciated cost of fixed assets, as defined in the Inflationary Adjustments Law, a tax deduction which takes into account the effect of inflation on such excess is allowed of up to a ceiling of 70% of taxable income for companies in any single year, with the unused portion carried forward on a linked basis, without limit. If the depreciated cost of such fixed assets exceeds shareholders' equity, then such excess, multiplied by the annual inflation rate, is added to taxable income.

   Under the Inflationary Adjustments Law, results for tax purposes are measured in real terms in accordance with the changes in the Israeli CPI. Memco is taxed under this law. The discrepancy between the change in the Israeli CPI and the exchange rate of the Israeli currency to the U.S. dollar, each year and cumulatively, may result in a significant difference between taxable income and the income denominated in U.S. dollars as reflected in the financial statements of Memco, whose financial statements are reported in U.S. dollars. In addition, subject to certain limitations, depreciation of fixed assets and losses carried forward are adjusted for inflation on the basis of changes in the Israeli CPI.

   The Israeli Income Tax Ordinance and the Inflationary Adjustments Law allow "Foreign-Invested Companies," which maintain their accounts in dollars in compliance with regulations published by the Israeli Minister of Finance, to base their tax returns on their operating results as reflected in the dollar financial statements or to adjust their tax returns based on exchange rate changes rather than changes in the Israeli CPI, in lieu of the principles set forth by the Inflationary Adjustments Law. For these purposes, a Foreign-Invested Company is a company, more than 25% of whose share capital, in terms of rights to profits, voting and appointment of directors and of whose combined share and loan capital is held by persons who are not residents of Israel. A company that elects to measure its results for tax purposes based on the dollar exchange rate cannot change that election for a period of three years following the election.

Tax Benefits and Government Support for Research and Development

   Israeli tax laws have allowed, under certain conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, in scientific research and development projects, if the expenditures are approved or funded by the relevant Israeli Government Ministry, determined by field of research, and the research and development is for the promotion of the enterprise and is carried out by, or on behalf of, Memco seeking such deduction or under certain limitations if the expenditures are incurred with respect to participation in research conducted by another entity. Expenditures not so approved or funded are deductible over a three year period, however, grants made available to Memco by the Israeli Government are considered taxable income.

   Under the law for the Encouragement of Industrial Research and Development, 1984, research and development programs approved by a research committee are eligible for grants of up to 66% of the projects expenditures, depending on the circumstances, upon meeting certain criteria, against a payment of royalties from the sale of the product developed in accordance with the program. Memco is generally required to pay royalties at a rate of 3%-5%, or up to 6% in relation to certain new grants, of sales of products developed with such grants, up to a U.S. dollar linked amount equal to 100% of the grant. Generally, the Research Law requires that the manufacture of any product developed as a result of research and development funded by the Israeli Government shall take place in Israel. It also provides that know-how from the research and development which is used to produce the product may not be transferred to third parties without the approval of a research committee. Such approval is not required for the export of any products resulting from such research or development.

   Regulations for the Encouragement of Industrial Research and Development (Rate of Royalties and Rules for their Payment-1996) which were adopted in June 1996 include the following: royalties will be paid on all revenues received with respect to the systems and products developed with the assistance of funds granted by the Office of the Chief Scientist, including revenue from sales, maintenance services and other sources; and modification of the existing royalty schedule, as follows: 3%-4% of revenues during the first three years, 4%-5% during the following three years and 5%-6% in the seventh year and thereafter, with total royalties not to exceed 100% of the dollar value of the Office of the Chief Scientist grant. The terms of the Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel. However, under the regulations, in the event that any of the manufacturing volume is not performed in Israel, if approved by the Office of the Chief Scientist, Memco would be required to pay an increased royalty and the payback sum is 120%, 150% or 300% of the grant if the manufacturing volume that is performed outside of Israel is up to 50%, and 90% or more, respectively. The regulations are effective as to January 1, 1994, but under the regulations, the increased rate applies from January, 1996.

Taxation of Non-Israeli Subsidiaries

   The taxation of a subsidiary of Memco which is managed or controlled outside of Israel is based upon applicable tax laws in the country of residence of the subsidiary.

   In the case that both the United States and Israel consider Memco as a resident in their respective jurisdictions, the benefits of the U.S.-Israel tax treaty may apply to a limited extent only.

                 MEMCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Memco develops, markets, distributes and supports security software products designed to protect and manage access to critical information assets and system resources in an open client/server environment. Memco was incorporated in Israel in 1990 and commercially released its SeOS Access Control product in mid-1995. During the period from 1990 through September 30, 1998, Memco devoted its resources to product development, sales, marketing and security systems consulting. Memco has an established direct sales organization as well as multiple indirect distribution channels, which include OEM partners, VARS and system integrators.

   Up to and including the fiscal year ended December 31, 1997, Memco recognized revenues in accordance with the Statement of Position of Software Revenue Recognition, Statement of Position 91-1. As required under GAAP, commencing with the fiscal year beginning January 1, 1998, Memco started recognizing revenues in accordance with the Statement of Position of Software Revenue Recognition, Statement of Position 97-2. Revenues from software licenses are generally recognized upon shipment, after an evaluation period, where applicable, and when collection is probable. Revenues from annual maintenance contracts are recognized ratably over the term of the agreement. Payments pursuant to maintenance contracts are generally made in advance.

   Since mid-1995, Memco has marketed and sold SeOS Access Control and SeOS Security Administrator. From mid-1995 through 1997, Memco has derived substantially all of its revenues from such products, and expects to continue to derive a substantial portion of its revenues from such products, particularly its SeOS Access Control product. In September 1997, Memco released its Proxima SSO product and a third party product that is resold by Memco under the private label Proxima Manager. Revenues were derived from Proxima SSO and Proxima Manager in the fourth quarter of 1997 and in the nine months ending September 30, 1998. Memco expects to continue to derive a portion of its revenues from Proxima SSO. Memco has been notified by the company who develops and owns the Proxima Manager technology that it does not wish to extend distribution rights to PLATINUM after the consummation of the merger between Memco and PLATINUM. This matter and related issues are the subject of litigation between such company and Memco. See "Business of Memco--Legal Proceedings."

   Memco's revenues for the nine months ending September 30, 1998 and for the year ended December 31, 1997 were $33.9 million and $30.6 million, which represents an 84% and 99.8% increase, respectively, over revenues for the nine months ending September 30, 1997 and the year ended December 31, 1996. To increase revenues, Memco intends to increase direct sales by expanding its sales force and marketing and support organizations and to increase indirect sales of its products by entering into worldwide and regional distribution arrangements. Memco's existing distribution arrangements are non-exclusive and do not prevent Memco from opening additional distribution channels provided certain conditions have been satisfied.

   In the nine months ending September 30, 1998, Memco made significant investments in the further development of its sales, marketing and research and development organizations and made additional investments in its support organization. The amount and timing of any future expansion of such organizations are likely to result in fluctuations of operating margins.

   Research and development expenditures have been charged to operations as incurred. The Statement of Financial Accounting Standards, No. 86, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Costs incurred subsequent to achievement of technological feasibility in the process of software production have not been material. Therefore, Memco has not capitalized any of its research and development expenses, and does not currently anticipate that its development process, or its accounting policy with respect thereto, will differ materially in the future.

Results of Operations

   The following table presents for the periods indicated line items from Memco's statement of operations as a percentage of Memco's revenues.

                                                              Nine Months
                                            Year Ended           Ended
                                           December 31,      September 30,
                                          -----------------  ---------------
                                          1995   1996  1997   1997     1998
                                          ----   ----  ----  ------   ------
Revenues.................................  100%  100%  100%     100%     100%
Cost of revenues.........................   16    10    10       11       12
  Gross profit...........................   84    90    90       89       88
Operating expenses:
Research and development, net............   56    15    13       15       13
Marketing and selling expenses...........  152    48    45       43       48
General and administrative expenses......   35    10    10       11       10
Amortization of excess of cost over net
 assets acquired, net....................  --    --    --       --         4
Acquired in-process technology...........  --    --    --       --        93
    Total operating expenses.............  243    73    68       69      168
Operating income (loss).................. (159)   17    22       20      (80)
Financing income, net....................   19     8    10       13        7
Income (loss) before taxes on income..... (140)   25    32       33      (73)
Income taxes.............................   19     3     3        4        5
Net income (loss)........................ (159)%  22%   29%      29%     (78)%

Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997

   Revenues. Revenues were $33.9 million in the nine months ended September 30, 1998 compared with $18.5 million in the nine months ended September 30, 1997. This increase is primarily a result of increased sales of the SeOS Access Control and SeOS Security Administrator products. In the nine months ended September 30, 1998, approximately 98%, 1.0% and 1.0% of Memco's total revenues were derived from sales to customers in the United States, Israel and Europe, respectively. In the nine months ended September 30, 1998, revenues from Memco's largest end-user customer represented approximately 11% of Memco's revenues. Revenues from Memco's two largest resellers, PLATINUM and Tivoli represented 44% and 7%, respectively, of Memco's revenues during the nine months ended September 30, 1998. Revenues derived from Memco's resellers for the nine months ended September 30, 1998 include $1.5 million of deferred revenues recognized during the year in respect of the Platinum OEM Licensing Agreement. See "The Agreement-- Supplemental Agreements."

   Cost of Revenues. Cost of revenues was $4.1 million in the nine months ended September 30, 1998 compared with $2 million in the nine months ended September 30, 1997. This increase was primarily related to the increase in revenues. The majority of cost of revenues for the nine months ended September 30, 1998 and 1997 was attributable to labor costs, depreciation charges for goodwill and technology in connection with the Abirnet and Network Information Technology acquisitions and royalty payments to the Office of the Chief Scientist in connection with research grants previously received by Memco under the Research Law. See "Israeli Tax Considerations." Due to Memco's increased revenues from product sales, gross profit increased to $29.8 million, or 88% of revenues in the nine months ended September 30, 1998, from $16.5 million or 89% in the comparable period in 1997. Gross profits for the nine months ended September 30, 1998 increased by 81% compared to gross profits in the same period in 1997, but remained relatively stable as a percentage of revenues.

   Research and Development Expenses, Net. Research and development expenses, net of grants from the Office of the Chief Scientist, were $4.4 million the nine months ended September 30, 1998 compared with $2.9 million in the same period in 1997. This increase was primarily related to expenses associated with the addition of personnel to develop new products. Research and development costs, net of grants from the Office of the Chief Scientist as a percentage of revenues, decreased to 13% in the nine months ended September 30, 1998 from 15% in the same period in 1997.

   Marketing and Selling Expenses. Marketing and selling expenses were $16.3 million or 48% of revenues in the nine months ended September 30, 1998 compared with $7.9 million or 43% of revenues in the same period of 1997. This increase was primarily due to the expansion of marketing and sales efforts in North America.

   General and Administrative Expenses. General and administrative expenses were $3.5 million in the nine months ended September 30, 1998 compared with $2 million in the nine months ended September 30, 1997. This increase was primarily related to an increase in the number of administrative personnel and the expansion of Memco's business.

   Acquired in-process technology. During the quarter ended June 30, 1998, Memco completed the acquisitions of Network Information Technology, Inc. ("NIT") and AbirNet Ltd., or collectively the "Acquired Companies," in transactions accounted for under the purchase method of accounting.

   As a result of the NIT transaction, Memco acquired in-process research and development ("IPR&D") related to a developmental intranet security application aimed at UNIX and Windows NT environments. At the time of the acquisition, NIT was a development-stage company located in Saratoga, California. NIT, founded in 1992 as a network and security consulting organization, changed its business focus in 1995 to begin the design and development of intranet security software applications.

   As a result of the AbirNet transaction, Memco acquired IPR&D related to a developmental network security application. At the time of the acquisition, AbirNet was a development-stage company located in Yokneam, Israel with a subsidiary in Dallas, Texas. AbirNet, founded in 1996, was engaged in the development, manufacture and marketing of network monitoring and protection software applications.

   At the time of the acquisitions, the values of the IPR&D of both NIT and AbirNet were comprised of on-going development associated with the purchased research and development that had not reached the stage of being technologically feasible products, and which had no alternative use.

   When the Acquired Companies were purchased there were significant efforts that were necessary to develop the acquired in-process technology into commercially viable products, principally related to the completion of all designing, prototyping, coding, scalability verification and testing activities that were required to establish that the proposed technologies would meet their design specifications.

   For the NIT project, development efforts included several efforts geared towards completing development of an enterprise level, scaleable cross platform product that would target not only intranet environments, but also web and e-commerce environments. Memco has made significant progress with the development of this acquired technology and continues to advance its efforts to attain technological feasibility. At the purchase date, Memco expected to release the product as early as during the fourth quarter of 1998, and no later than the first quarter of 1999.

   There were substantial remaining efforts associated with the AbirNet acquired technology. These remaining efforts were geared towards completing development of an enterprise level, scaleable product that would include strong intrusion detection capabilities and flexible reporting capabilities.

   The IPR&D was valued at approximately $14 million for NIT and approximately $17 million for AbirNet. The income approach was the primary technique utilized in valuing the IPR&D with future cash flows project over a seven year period. The IPR&D projects are expected to begin providing positive cash flows in 1999, assuming their successful completion. The rates utilized to discount the net cash flows to their present value were based on venture capital rates of return. Due to the nature of the forecast and the risks associated with the projected growth, profitability and developmental projects, a discount rate of 30 percent was deemed appropriate for the business enterprise and for the IPR&D. Memco did not assume in its valuation model any material change in its profit margins or any material increases in selling, general and administrative expenses as a result of the acquisitions. Since NIT and AbirNet were development stage enterprises, Memco did not anticipate any expense reductions/synergies as a result of the acquisitions.

   NIT had spent approximately $1.75 million in research and development as of the acquisition date. Memco expected to expend significant additional resources, on the order of $2.5 million for the completion of NIT IPR&D projects. AbirNet had spent approximately $1 million on the IPR&D projects as of the acquisition date, and Memco expected to expend an additional $4 million on the completion efforts.

   Currently, the completion and integration of NIT and AbirNet products is on track with existing plans and the development costs are on budget. As the products become viable, incremental revenues attributed to such products are expected to match the projections used in the valuation analysis. Memco believes that its investment in NIT and AbirNet will contribute materially to its overall revenues and earnings if it is successful in completing the research and development projects.

   The forecasts used in valuing the IPR&D were based upon assumptions Memco believed to be reasonable but which were inherently uncertain and unpredictable. For this reason, actual results may vary from projected results. Currently, Memco is strongly dedicated to refining the development of the acquired technology and continues to advance the products towards technological feasibility. Failure to complete the research and development efforts of NIT and AbirNet would cause Memco's future revenues and profits attributable to the research and development not to materialize as these new product capabilities are expected to contribute to differentiating Memco from the competition in the future. Commercial results will also be subject to uncertain market events and risks, which are beyond Memco's control, such as trends in technology, government regulations, market size and growth, and product introduction or other actions by competitors and other factors discusses herein.

   Financing Income, Net. Net financing income was $2.2 million in the nine months ended September 30, 1998 compared with $2.3 million in the same period of 1997. This decrease resulted from cash payments made to AbirNet shareholders in connection with acquisition of AbirNet. Interest expense and bank charges were $84,000 and $21,000 for the nine months ended 1998 and 1997, respectively.

   During 1998, Memco continued to enter into arrangements with finance companies to enable it to offer its customers extended payment terms. Pursuant to such arrangements, Memco has assigned or factored certain receivables from customer sales in exchange for a one-time payment of the discounted value of the receivable. Under the current arrangement, such discounted value amounts to 91.5% of such receivable. These finance arrangements amounted to $6 million in the nine months ended September 30, 1998.

   Net Income (loss). As a result of the foregoing, Memco's net loss was $(26.7) million for the nine months ended September 30, 1998 compared to net income of $5.4 million in the same period in 1997. Net income, excluding acquired in-process technology, for the nine months ended September 30, 1998 was $4.9 million.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

   Revenues. Revenues were $30.6 million in 1997 compared with $15.3 million in 1996. This increase is primarily a result of sales of the SeOS Access Control and SeOS Security Administrator products. In 1997, approximately 95.4%, 1.8% and 2.8% of Memco's total revenues were derived from sales to customers in the United States, Israel and Europe, respectively. In 1996, revenues from two of Memco's largest end-user customers represented approximately 21% and 15% of Memco's revenues, respectively. In 1997, no single end-user customer represented more than 10% of Memco's annual revenues. Revenues from Memco's two largest resellers, Tivoli and PLATINUM, represented 38% and 17%, respectively, of Memco's 1997 revenues. Revenues derived from Memco's resellers for 1997 include $2 million of deferred revenues recognized during the year in respect of the OEM agreement.

   Cost of Revenues. Cost of revenues was $3.1 million in 1997 compared with $1.6 million in 1996. This increase was primarily related to the increase in revenues. The majority of cost of revenues for 1997 and 1996 was attributable to labor costs and royalty payments to the Office of the Chief Scientist in connection with research grants previously received by Memco under the Research Law. See "Taxation." Due to Memco's increased revenues from product sales, gross profit increased to $27.5 million, or 90% of revenues in 1997, from $13.7 million in 1996. The increase in 1997 gross profit represents an increase over 1996 gross profit in dollar amounts but relative stability in gross profit as a percentage of revenues.

   Research and Development Expenses, Net. Research and development expenses, net of grants from the Office of the Chief Scientist, were $4.1 million in 1997 compared with $2.3 million in 1996. This increase was primarily related to expenses associated with the addition of personnel to develop new products. Research and development costs, net of grants from the Office of the Chief Scientist as a percentage of revenues, decreased to 13% in 1997 from 15% in 1996.

   Marketing and Selling Expenses. Marketing and selling expenses were $13.6 million in 1997 compared with $7.4 million in 1996. This increase was primarily due to the expansion of marketing and sales efforts in North America. Although marketing and selling expenses increased in 1997 compared to 1996, the percentage of marketing and selling decreased as a percentage of revenues to 45% in 1997 from 48% in 1996 as a result of the increase in Memco's revenues.

   General and Administrative Expenses. General and administrative expenses were $3.0 million in 1997 compared with $1.5 million in 1996. This increase was primarily related to an increase in the number of administrative personnel and the expansion of Memco's business.

   Financing Income, Net. Net financing income was $3.2 million in 1997 compared with $1.3 million in 1996. This increase resulted from additional interest income received by Memco on deposits of net proceeds from its initial public offering in October 1996. In 1997 and 1996, Memco paid interest on loans borrowed from banks and other third parties. Interest expense and bank charges were $68,500 for 1997 compared to $41,000 in 1996.

   During 1997, Memco entered into arrangements with finance companies to enable Memco to offer its customers extended payment terms. Pursuant to such arrangements, Memco has assigned or factored, certain receivables from customer sales in exchange for a one-time payment of the discounted value of the receivable. Under the term of the current arrangement, such discounted value amounts to 91.5% of such receivable. The finance terms provide that the finance company assumes the risk that a customer will be unable to pay for financial reasons such as bankruptcy and Memco retains all obligations to its customers and risks associated with the performance of its software products. During 1997, 17% of Memco's revenues were derived from customer transactions that were financed under factoring arrangements.

   Net Income. As a result of the foregoing, Memco's net income increased to $9.1 million for 1997 from $3.4 million for 1996.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

   Revenues. Revenues were $15.3 million in 1996 compared with $1.5 million in 1995. This increase is primarily a result of sales of the SeOS Access Control and SeOS Security Administrator products which were commercially released in mid-1995. In 1996, revenues from two of Memco's largest end-user customers amounted to 21% and 15%, respectively, of revenues. In 1996, revenues from two of Memco's largest resellers amounted to 32% and 13%, respectively, of revenues. Revenues derived from Memco's resellers for 1996 include $2 million of deferred revenues recognized during the year in respect of the OEM agreement.

   Cost of Revenues. Cost of revenues was $1.6 million in 1996 compared with $0.2 million in 1995. This increase was primarily related to the increase in revenues. The cost of revenues decreased as a percentage of revenues to 10% for 1996 from 16% for 1995, as a result of Memco's shift away from primarily providing consulting and training services to selling software products, which product sales involve relatively lower labor costs. The majority of cost of revenues for 1996 and 1995 was attributable to labor costs and royalty payments to the Office of the Chief Scientist in connection with research grants previously received by Memco under the Research Law. See "Taxation." Due to Memco's shift to product sales from consulting and training services, gross profit increased to $13.7 million, or 90% of revenues in 1996, from $1.3 million, or 84% of revenues in 1995.

   Research and Development Expenses, Net. Research and development expenses, net of grants from the Office of the Chief Scientist, was $2.3 million in 1996 compared with $0.9 million in 1995. This increase was primarily related to expenses associated with the addition of personnel to develop new products. Research and development costs, net of grants from the Office of the Chief Scientist as a percentage of revenues, decreased to 15% in 1996 from 56% in 1995 due to the significant increase in Memco's revenues. Research and development costs, net consisted primarily of labor costs.

   Marketing and Selling Expenses. Marketing and selling expenses were $7.4 million in 1996 compared with $2.4 million in 1995. This increase was primarily related to the expansion of marketing and sales efforts in North America. Although marketing and selling expenses increased in 1996 compared to 1995, the percentage of marketing and selling expenses decreased as a percentage of revenues to 48% in 1996 from 152% in 1995 as a result of the significant increase in Memco's revenues.

   General and Administrative Expenses. General and administrative expenses were $1.5 million in 1996 compared with $0.5 million in 1995. This increase was primarily related to an increase in the number of administrative personnel and due to the expansion of Memco's business. Although general and administrative expenses increased in 1996 compared to 1995, the percentage of general and administrative expenses decreased as a percentage of revenues in 1996 to 10% from 35% in 1995 as a result of the significant increases in Memco's revenues.

   Financing Income, Net. Net financing income was $1.3 million in 1996 compared with $0.3 million in 1995. This increase resulted from additional interest income received by Memco on deposits of net proceeds from its initial public offering in October 1996. In 1996 and 1995, Memco paid interest on loans borrowed from banks and other third parties. Interest expense was $41,000 for 1996 compared to $31,000 in 1995.

   Net Income. As a result of the foregoing, Memco's net income increased to $3.4 million for 1996 from a net loss of $2.5 million for 1995.

Variability of Quarterly Operating Results

   Memco's operating results may be subject to significant fluctuations in future periods. Significant annual and quarterly fluctuations in Memco's results of operations may be caused by, among other factors, market acceptance of Memco's products, the timing and composition of orders from Memco's customers, the mix of distribution channels, the timing of new product announcements by Memco and its competitors, currency exchange rate fluctuations and economic conditions in the geographical areas in which Memco operates. Moreover, revenue generation has historically followed a seasonal pattern whereby a disproportionate amount of revenue is recognized by Memco during the last month of each fiscal quarter and in the fourth quarter of each fiscal year. Memco's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. Net income, if achieved, may be disproportionately affected by reduction in revenues because a corresponding reduction in expenses may not be achieved. As a result, Memco believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Quarterly Results of Operations

   The following tables set forth unaudited quarterly consolidated financial data for each of the four quarters ended December 31, 1997 and the three quarters ended September 30, 1998. Memco believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. The results of operations for any quarter are not necessarily indicative of results that may be expected for any subsequent periods.

                                                   Quarter Ended
                          -----------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30,  Sept. 30,
                            1997     1997     1997      1997     1998     1998      1998
                          -------- -------- --------- -------- -------- --------  ---------
                                            (U.S. dollars in thousands)
Unaudited Consolidated
 Statement of Operations
 Data:
 Revenues...............   $4,465   $5,910   $8,082   $12,134   $8,401  $ 10,702   $14,789
 Cost of revenues.......      509      658      816     1,104      870     1,321     1,923
                           ------   ------   ------   -------   ------  --------   -------
 Gross profit...........    3,956    5,252    7,266    11,030    7,531     9,381    12,866
                           ------   ------   ------   -------   ------  --------   -------
Operating Expenses:
 Research and
  development, net......      814      961    1,079     1,212    1,071     1,316     1,971
 Marketing and selling
  expenses..............    1,856    2,358    3,644     5,770    3,770     5,674     6,829
 General and
  administrative
  expenses..............      590      649      755     1,001      797     1,060     1,638
 Amortization of excess
  of cost over net
  assets acquired,
  net...................      --       --       --        --       --        515       771
 Acquired in-process
  technology............      --       --       --        --       --     31,553       --
                           ------   ------   ------   -------   ------  --------   -------
   Total operating
    expenses............    3,260    3,968    5,478     7,983    5,638    40,118    11,209
                           ------   ------   ------   -------   ------  --------   -------
 Operating income
  (loss)................      696    1,284    1,788     3,047    1,893   (30,737)    1,657
 Financing income,
  net...................      754      568    1,020       854      799       809       611
 Income before taxes on
  income................    1,450    1,852    2,808     3,901    2,692   (29,928)    2,268
 Income taxes...........      200      205      300       230      550       450       700
                           ------   ------   ------   -------   ------  --------   -------
 Net income.............   $1,250   $1,647   $2,508   $ 3,671   $2,142  $(30,378)  $ 1,568
                           ======   ======   ======   =======   ======  ========   =======

Liquidity and Capital Resources

   In the last three years, Memco's financing requirements were met primarily through funds generated from operations, as well as funds generated in Memco's initial public offering of 3,450,000 ordinary shares in the United States in October 1996 through which Memco raised approximately $45 million in net proceeds, and grants from the government of Israel. See "Business of Memco-- Research and Development." Cash, cash equivalents and deposits with banks were $50 million and $56 million at September 30, 1998 and 1997, and $60.6 million in the year ended December 31, 1997. Memco generated net cash from operations amounting to $2.8 million and $2.2 million in the nine months ended September 30, 1998 and 1997, respectively, and $6.7 million in the year ended December 31, 1997. Memco's capital expenditures since inception have been related primarily to the purchase of computers and related equipment, and have amounted to $0.8 million and $1.8 million in 1996 and 1997 and $1.9 million in the nine months ended September 30, 1998. Net cash provided by financing activities was $45.0 million and $1.0 million in 1996 and 1997 and $1.2 million in the nine months ended September 30, 1998. The increase in 1996 is primarily as a result of the IPO. In addition, as of September 30, 1998, Memco had bank loans with an aggregate balance of approximately $263,000.

   Memco believes that the net proceeds from the IPO and the cash generated from operations together with existing sources of liquidity and cash flow will be sufficient to meet its anticipated cash needs for its current operations in the ordinary course for at least the next 12 months.

   Subsequent Accounting Pronouncement--Earnings Per Share. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting EPS, and replaces the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of income. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise of conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently-required fully diluted EPS. Statement of Financial Accounting Standards 128 is effective for financial statements issued for periods after December 15, 1997, and earlier application is not permitted. When adopted, Memco will be required to restate its EPS data for all prior periods presented. Memco does not expect that the adoption of this statement will have a material effect on previously reported EPS amounts.

   Research and Development Grants. Memco's software development efforts have been financed through Memco's internal resources and through programs sponsored by the government of Israel through the Office of the Chief Scientist starting in the end of 1992. Research and development grants from the Office of the Chief Scientist totaled $0.1 million, $0.3 million, $0.4 million, $0.7 million, and $1.0 million, for the years 1993, 1994, 1995, 1996 and 1997, respectively, and $1.7 million for the nine months ending September 30, 1998. Pursuant to the terms of the Office of the Chief Scientist's participation, Memco is required to pay royalties of 3% to 5% of the net sales of products developed in, and related services resulting from, a project funded by the Office of the Chief Scientist, up to an amount of 100% of the grant obtained in NIS linked to the dollar. Memco paid royalties to the Office of the Chief Scientist in an aggregate amount of approximately $1.9 million in the nine months ending September 30, 1998 and $0.9 million in the year ended December 31, 1997. See "Business of Memco--Research and Development."

Impact of Inflation and Currency Fluctuations

   The dollar cost of Memco's operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel is not offset, or is offset on a lagging basis, by a devaluation of the NIS in relation to the dollar. The inflation rate in Israel was 8.1%, 10.6% and 6.9% in 1995, 1996 and 1997, respectively, and 4.05% in the nine months ended September 30, 1998. At the same time, devaluation of the NIS against the dollar was 3.9%, 3.7% and 8.8% in 1995, 1996 and 1997 and 8.74% in the nine months ending September 30, 1998. As a result of this differential, Memco experienced increases in the dollar costs of operations in Israel in 1995 and 1996 which did not materially adversely affect its results in such periods. In the nine months ending September 30, 1998, the devaluation of the NIS against the dollar exceeded the inflation rate in Israel, resulting in decreases in the dollar costs of operations in Israel for 1998. This decrease in the dollar cost of Memco's operations in Israel relates primarily to the cost of salaries in Israel, which are paid in, and constitute a substantial portion of, Memco's expenses in NIS. There can be no assurance that Memco will not be materially adversely affected in the future if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluation of the NIS against the dollar or if the timing of such devaluation lags behind increases in inflation in Israel. See "Business of Memco--Exchange Controls and Other Limitations Affecting Security Holders."

Export Financing

   Memco has received grants and approvals for future grants from the Israeli government, through the Fund for the Encouragement of Marketing Activities, for marketing expenses incurred to increase export sales from Israel. The grants are recognized as a reduction of marketing expenses as such expenses are incurred. In 1995, 1996 and 1997, Memco received grants totaling $584,000 and has been approved for and may receive additional amounts in connection with its marketing expenditures.

Effective Corporate Tax Rate

   Certain of Memco's production facilities have been granted "Approved Enterprise" status under the Israeli Law for Encouragement of Capital Investments, 1959, and consequently are eligible for certain tax benefits for the first several years in which they generate taxable income. Memco currently has one Approved

Enterprise program, which commenced operations in 1995. Income derived from such an enterprise is subject to reduced tax rates for a period of 7 to 10 years, commencing from the first year in which Memco generates income from the respective Approved Enterprise, on the basis of the nature of the incentives selected by Memco. Memco's combined effective tax rate is comprised of the United States corporate income tax rates which apply to Memco US, the corporate income tax rates which apply to Israeli production facilities that benefit from Approved Enterprise status and the corporate income tax rates which apply to Israeli operations that do not benefit from Approved Enterprise status. Memco also incurs certain withholding tax liability related to royalty income generated in the United States and other countries outside of Israel. See Note 8 of Notes to the Consolidated Financial Statements of Memco.

                        COMPARISON OF SHAREHOLDER RIGHTS

   The following is a summary of the material differences between the rights of holders of PLATINUM common stock and Memco ordinary shares. The rights of Memco shareholders are governed by the Companies Ordinance of the State of Israel, the Memco articles of association and the Memco memorandum of association. Upon consummation of the arrangement, Memco shareholders will become holders of PLATINUM common stock, and their rights will be governed principally by the DGCL and the PLATINUM charter and bylaws. This summary does not purport to identify all of the differences that may be material to Memco shareholders and is subject to the detailed provisions of the relevant laws and governing instruments. This summary should be read in conjunction with "Description of PLATINUM's Capital Stock."

Dividends

 As a Memco Shareholder:

   The Companies Ordinance does not define the sources from which dividends may be paid, although Israeli common law has been generally interpreted to require that dividends be paid solely out of profits. Under the Memco articles, dividends may be paid solely out of the profits of Memco.

 As a PLATINUM Stockholder:

   Under the DGCL, a corporation may pay dividends out of surplus, defined as the excess of net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets. The PLATINUM charter and bylaws contain provisions relating to the declaration and payment of dividends consistent with the DGCL.

   Neither PLATINUM nor Memco currently pays dividends to their respective stockholders.

Voting Rights

 As Both a Memco Shareholder and a PLATINUM Stockholder:

   Each share of PLATINUM and Memco is entitled to one vote on matters submitted to a vote of stockholders. Neither PLATINUM nor Memco stockholders have cumulative voting rights in the election of directors.

Directors--Number of Directors; Vacancies

 As a Memco Shareholder:

   Under the Companies Ordinance, a public company must have at least two directors. The Memco articles specify that the Memco board size shall be determined by ordinary resolution of the Memco shareholders. The current number of directors is seven. Vacant director positions may be filled by the Memco board. If in filling vacant director positions, the directors then in office constitute less than a majority of the board, the Memco board may only act in an emergency to fill a vacant director position in order to obtain the minimum number of directors needed to call a Memco shareholders meeting to fill the director vacancies. The Memco articles also provide a procedure for the appointment of alternate directors.

 As a PLATINUM Stockholder:

   Under the DGCL, a corporation's board of directors must consist of at least one member with the number fixed by the charter document or bylaws of the corporation. The PLATINUM charter and bylaws provide that the PLATINUM board shall consist of six to eleven directors elected for staggered three year terms, with the exact number determined by the PLATINUM board. The current size of the PLATINUM board is seven. The DGCL provides that vacant director positions may be filled by a majority of the directors then in office, even though less than a quorum, unless:

     (a) otherwise provided in the certificate of incorporation or bylaws of the corporation; or

     (b) the certificate of incorporation directs that a particular class elects such director.

   PLATINUM'S charter and bylaws do not provide for either (a) or (b) above.

   In addition, at the time of filling any vacant director position, if the directors then in office constitute less than a majority of the board, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent (10%) of shares outstanding, summarily order an election to be held to fill any such vacant director positions, or to replace the directors chosen by the directors then in office.

   Unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resign from the board, a majority of directors then in office may vote to fill the vacancy. PLATINUM's bylaws limit this provision to directors that have resigned, effective at a future date.

Directors--Classification

 As a Memco Shareholder:

   Memco has no staggered terms of office. Each Memco director is elected to serve until the annual meeting proceeding the general meeting at which such director was elected, or until his or her earlier removal.

 As a PLATINUM Stockholder:

   Directors of PLATINUM serve staggered terms of office. The PLATINUM charter and bylaws provide that its boards of directors shall be divided into three classes, as nearly equal in number as possible, with each class serving a staggered three year term.

Directors--Removal

 As a Memco Shareholder:

   The Memco articles provide that a director or the entire Memco board may be removed with or without cause by the holders of a majority of Memco ordinary shares represented at a general meeting in person or by proxy.

 As a PLATINUM Stockholder:

   Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors, unless the certificate of incorporation limits such removal only for cause.

   PLATINUM's charter provides that directors may be removed only with cause by a vote of a majority of the combined voting power of PLATINUM's outstanding stock.

Directors--Nominations

 As a Memco Shareholder:

   The Memco articles and memorandum are silent on the nomination procedure.

 As a PLATINUM Stockholder:

   The PLATINUM bylaws provide that nominations for directors may be made only by or at the direction of the PLATINUM board or by a stockholder entitled to vote for the election of directors at a stockholders' meeting. Written notice of such stockholder's intent to make a directed nomination must be received by the Secretary of PLATINUM in a manner and within the time period specified in the bylaws of PLATINUM.

Limitation on Directors Liability; Indemnification of Officers and Directors

 As a Memco Shareholder:

   The Companies Ordinance permits a company's articles of association to provide that:

     (a) a company may obtain an insurance policy for an executive officer or similar position without regard to the corporate title with respect to liabilities incurred by such person as a result of a breach of his duty of care or fiduciary duty to the company to the extent that he acted in good faith and reasonably believed that the act would not prejudice the company, as well as for monetary liabilities charged against him as a result of an act or omission that he committed in connection with his serving as an office holder of a company; and

     (b) a company may indemnify an office holder for monetary liability incurred pursuant to a judgment from an action brought against him by a third party, or as a result of a criminal charge of which he was acquitted.

   A company may not indemnify an office holder as a result of the following:

     (a) a breach of fiduciary duty, except for a breach of fiduciary duty to the company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the company;

     (b) a willful breach of the duty of care or reckless disregard for the circumstances or the consequences of a breach of the duty of care;

     (c) an intentional, unlawful act to realize a personal gain; or

     (d) a fine imposed for an offense.

   The Memco articles provide for the insurance and indemnification as described above, and Memco carries such insurance and has entered into indemnification agreements with office holders.

 As a PLATINUM Stockholder:

   Section 102 of the DGCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for:

     (a) any breach of the director's duty of loyalty to the corporation or its stockholders;

     (b) acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law;

     (c) intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or

     (d) any transaction which derives the director an improper personal benefit.

   Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

     (a) any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful;

     (b) any derivative action or suit on behalf of such corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

   In the event that a person is adjudged to be liable to the corporation in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

   The PLATINUM charter provides that PLATINUM shall indemnify PLATINUM directors to the maximum extent permitted by the DGCL. The PLATINUM charter provides that PLATINUM may, at the discretion of the PLATINUM board, indemnify officers and employees of PLATINUM.

Call of Special Meetings

 As a Memco Shareholder:

   Under Section 109 of the Companies Ordinance, an extraordinary general meeting of shareholders may be called by the board of directors or by a request of the shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings. Under Memco's articles, an extraordinary general meeting of the shareholders may be called by a majority of the Memco board or by shareholder request in accordance with Section 109 of the Companies Ordinance.

 As a PLATINUM Stockholder:

   Under Section 211 of the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under PLATINUM's bylaws, a special meeting of stockholders may be called only by the PLATINUM board.

Action of Shareholders Without a Meeting

 As a Memco Shareholder:

   Under the Memco articles, a resolution in writing signed or consented to by written notification by all of the Memco shareholders then entitled to attend and vote at general shareholder meetings shall be deemed to have been unanimously adopted.

 As a PLATINUM Stockholder:

   The DGCL permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise. The PLATINUM charter contains a prohibition that prevents PLATINUM's stockholders from taking any action without a meeting.

Shareholder Proposals

 As a Memco Shareholder:

   Neither the Companies Ordinance nor the Memco articles or memorandum address the issue of shareholder proposals.

 As a PLATINUM Stockholder:

   The PLATINUM bylaws provide that, to be timely, the Secretary of PLATINUM must receive written notice at the principal executive offices of PLATINUM between 120 and 150 days prior to the first anniversary of the date of PLATINUM's consent solicitation or proxy statement distribution to stockholders in connection with the previous year's election of directors or meeting of stockholders. If no annual meeting of stockholders or election by consent was held in the previous year, or if the date of the meeting has been changed from the previous year's meeting date, a proposal must be received within 10 days after the meeting date has been "publicly disclosed."

Amendment to Charter, Memorandum of Understanding

 As a Memco Shareholder:

   Under the Companies Ordinance, an Israeli company may not amend its memorandum of association, except to the extent allowed under the explicit instructions in the Companies Ordinance, or under other limited circumstances in accordance with Israeli law.

 As a PLATINUM Stockholder:

   Under the DGCL, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment. Any amendment to the charter of a corporation that adversely affects a particular class or series of stock requires the separate approval of the holders of the affected class or series of stock. Any amendment to the PLATINUM charter relating to the classified board of directors or the prohibition on stockholder action by written consent requires the approval of eighty percent (80%) of the outstanding shares of voting capital stock of PLATINUM.

Amendment to Bylaws, Articles of Association

 As a Memco Shareholder:

   Under the Companies Ordinance, an Israeli company may, subject to its memorandum of association, amend or supplement its articles of association by "Special Resolution." Under the Companies Ordinance, a "Special Resolution" requires the approval, at a general meeting with a quorum, of seventy-five percent (75%) of the shareholders present and voting in person or by proxy.

 As a PLATINUM Stockholder:

   Section 109 of the DGCL provides that the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. Under the PLATINUM charter, the PLATINUM board is expressly authorized to make, alter, amend or repeal the bylaws of PLATINUM. If such action is to be taken by stockholders, the affirmative vote of 66 2/3% of the total votes eligible to be cast by stockholders is required.

Conflict of Interest

 As a Memco Shareholder:

   Under the Companies Ordinance, certain "unusual transactions" of a company, defined as transactions not in the ordinary course of business, not on market terms or apt to substantially affect the corporation, in which an office holder of the company has a "personal interest" must be approved by the company's audit committee and its board of directors and, for certain companies, its shareholders.

   The Memco articles provide that no director shall be disqualified by virtue of his office from holding any office or place of profit in Memco or in any company which Memco holds shares of or contracts with. No contract or arrangement entered into by Memco in which any director is in any way interested, may be avoided, nor, other than as required under the Companies Ordinance, shall any director be liable to account to Memco for any profit arising from any such office or place of profit or realized by any such contract or arrangement solely due to such interest. The nature of the interest, as well as any material fact or document, must be disclosed by him at the meeting of the board of directors at which the contract or arrangement is first considered, if his interest then exists, or, no later than the first meeting of the board of directors after the acquisition of his interest.

 As a PLATINUM Stockholder:

   The PLATINUM bylaws provide that no contract entered into between PLATINUM and one or more of its directors or officers or between PLATINUM and any other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because the director or officer is present or participates in a meeting which authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if:

     (a) the director or officer's relationship or interest in the contract or transaction is disclosed to the disinterested directors, and the disinterested directors authorize the contract or transaction in good faith;

     (b) the material facts as to the director or officer's relationship or interest in the contract are disclosed to the stockholders then entitled to vote, and the contract is approved in good faith by the vote of the stockholders; or

     (c) the contract is fair to the corporation as of the time it is authorized by the board of directors or by the stockholders.

Business Combinations; Antitakeover Effects

 As a Memco Shareholder:

   Under the Companies Ordinance, settlements and arrangements between a company and any class of its shareholders, or any class of its creditors, involving certain types of mergers, reorganizations, sales of assets and dissolutions require:

     (a) the majority approval at an extraordinary meeting of shareholders representing 75% of the relevant class of shares; and

     (b) the sanction of the Israeli District Court.

   Once so approved and sanctioned, all shareholders of the relevant class are bound by the arrangement.

 As a PLATINUM Stockholder:

   Section 203 of the DGCL generally prohibits, a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date the person becomes an interested stockholder. See "Description of PLATINUM's Capital Stock--Delaware Business Combination Law." Except as described above under "Conflict of Interest," neither the PLATINUM charter nor bylaws contains any provisions which modify Section 203 of the DGCL.

   PLATINUM's charter, bylaws and rights agreement contain a number of provisions which may be deemed to have potential anti-takeover effects. See "Description of PLATINUM's Capital Stock."

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule of PLATINUM technology International, inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this proxy statement/prospectus and in the registration statement in reliance upon the reports of KPMG LLP and other auditors, independent certified public accountants, given on the authority of said firms as experts in accounting and auditing.

   The consolidated financial statements of Mastering, Inc. for the year ended December 31, 1997 referenced in KPMG LLP's independent auditors' reports relating to PLATINUM technology International, inc. have been audited by Arthur Andersen LLP, independent auditors, to the extent indicated in their report thereon appearing elsewhere herein.

   The consolidated financial statements of Logic Works, Inc. for the year ended December 31, 1997 referenced in KPMG LLP's independent auditors' reports relating to PLATINUM technology International, inc. have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon appearing elsewhere herein.

   With respect to the unaudited interim financial information of PLATINUM technology International, inc. for the periods ended September 30, 1998 and 1997, included herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the proxy statement/prospectus prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

   The audited financial statements of Memco as of December 31, 1996 and 1997 and for the three years ended December 31, 1995, and 1996 and 1997 included in this prospectus and elsewhere in the registration statement have been audited by Luboshitz, Kasierer & Co., a member firm of Arthur Andersen and by Chaikin, Cohen Rubin, each of which are independent public accountants, as indicated in their report which respect thereto and are incorporated by reference herein in reliance upon the authority of said firms as experts in giving said report.

   The audited financial statements of Network Information Technology as of, and for the year ended December 31, 1997, included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firms as experts in accounting.

   The audited consolidated financial statements of AbirNet as of December 31, 1997, and for the year ended December 31, 1997, included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors, as indicated in their report with respect, thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   Representatives of Luboshitz, Kasierer & Co., are expected to be present at the meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

   The validity of the PLATINUM common stock offered hereby will be passed upon for PLATINUM by Katten Muchin & Zavis, Chicago, Illinois.

                      WHERE YOU CAN FIND MORE INFORMATION

   Memco and PLATINUM each files reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at the World Trade Center, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Questions relating to the operation of the Public Reference Room may be directed to the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including PLATINUM, that file electronically with the SEC. This Internet site can be accessed at http://www.sec.gov. In addition, material filed by Memco and PLATINUM can be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

   PLATINUM has filed with the SEC a Registration Statement on Form S-4 with respect to the PLATINUM common stock issuable to Memco shareholders (other than shares already owned by PLATINUM) pursuant to the agreement. This proxy statement/prospectus constitutes the prospectus of PLATINUM that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC. Copies of the Registration Statement, including exhibits, may be inspected without charge at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

   As used in this proxy statement/prospectus, the term "Memco" means Memco Software Ltd. and its subsidiaries, and the term "PLATINUM" means PLATINUM technology International, inc. and its subsidiaries. Memco has supplied all information contained in this proxy statement/prospectus relating to Memco, and PLATINUM has supplied all such information relating to PLATINUM.

   You should rely only on the information contained in this proxy statement/prospectus to vote on the arrangement and the agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated February   , 1999. You should not assume that the
information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to you nor the issuance of PLATINUM common stock in the arrangement shall create any implication to the contrary.

   This proxy statement/prospectus is being furnished to Memco shareholders in connection with the solicitation of proxies by the Memco board for use at the Memco extraordinary general meeting of shareholders. Each copy of this proxy statement/prospectus mailed to the Memco shareholders is accompanied by a form of proxy for use at the Memco extraordinary general meeting. This proxy statement/prospectus is also being furnished by PLATINUM to Memco shareholders as a prospectus in connection with PLATINUM common stock to be issued upon consummation of the arrangement.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

PLATINUM technology International, inc.:
  Independent Auditors' Review Report.....................................  F-3
  Consolidated Balance Sheets as of September 30, 1998 (unaudited) and
   December 31, 1997......................................................  F-4
  Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 1998 and 1997......................................  F-5
  Consolidated Statements of Comprehensive Income (unaudited) for the nine months ended September 30, 1998 and 1997...............................  F-6
  Consolidated Statement of Stockholders' Equity for the nine months ended
   September 30, 1998.....................................................  F-7
  Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 1998 and 1997......................................  F-8
  Notes to Consolidated Financial Statements..............................  F-9
  Independent Auditors' Report............................................ F-12
  Consolidated Balance Sheets as of December 31, 1997 and 1996............ F-13
  Consolidated Statements of Operations for the years ended December 31,
   1997, 1996 and 1995.................................................... F-14
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1997, 1996 and 1995....................................... F-15
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997, 1996 and 1995.................................................... F-16
  Notes to Consolidated Financial Statements.............................. F-17
Memco Software Ltd.:
  Consolidated Balance Sheets (unaudited) for the nine months ended
   September 30, 1998 and December 31, 1997............................... F-41
  Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 1998 and 1997 and the three months ended September
   30, 1998 and 1997...................................................... F-42
  Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 1998 and 1997...................................... F-43
  Notes to Consolidated Financial Statements.............................. F-44
  Report of Independent Public Accountants................................ F-45
  Consolidated Balance Sheets as of December 31, 1996 and 1997............ F-46
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997.................................................... F-47
  Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1995, 1996 and 1997................................. F-48
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997.................................................... F-49
  Notes to Consolidated Financial Statements.............................. F-50
Network Information Technology, Inc.:
  Report of Independent Public Accountants................................ F-57
  Balance Sheets as of December 31, 1997 and March 31, 1998............... F-58
  Statements of Operations (unaudited) for the year ended December 31,
   1997 and the three months ended March 31, 1998......................... F-59
  Statements of Changes in Shareholders' Equity (unaudited) for the year ended December 31, 1997 and the three months ended March 31, 1998...... F-60
  Statements of Cash Flows (unaudited) for the year ended December 31,
   1997 and the three months ended March 31, 1998......................... F-61
  Notes to Financial Statements........................................... F-62
AbirNet Ltd.:
  Consolidated Balance Sheet as of December 31, 1997 and March 31, 1998... F-65
  Consolidated Statement of Operations (unaudited) for the year ended
   December 31, 1997 and the three months ended March 31, 1998............ F-66

  Consolidated Statement of Changes in Shareholders' Equity (unaudited)
   for the year ended December 31, 1997 and the three months ended March
   31, 1998............................................................... F-67
  Consolidated Statement of Cash Flows (unaudited) for the year ended
   December 31, 1997 and the three months ended March 31, 1998............ F-68
  Notes to Consolidated Financial Statements.............................. F-69
  Report of Independent Auditors.......................................... F-70
  Consolidated Balance Sheet as of December 31, 1997...................... F-71
  Consolidated Statement of Operations for the year ended December 31,
   1997................................................................... F-72
  Statement of Changes in Shareholders' Equity for the year ended December
   31, 1997............................................................... F-73
  Consolidated Statement of Cash Flows for the year ended December 31,
   1997................................................................... F-74
  Notes to Consolidated Financial Statements.............................. F-75
Memco Software Selected Consolidated Financial Data:
  Summary Unaudited Pro Forma Combined Financial Data..................... F-82
  Pro Forma Combined Statement of Operations for the year ended December
   31, 1997............................................................... F-83
  Pro Forma Combined Statement of Operations for the three months ended
   March 31, 1998......................................................... F-84
  Pro Forma Combined Balance Sheets as of March 31, 1998.................. F-85
PLATINUM technology International, inc.:
  Independent Auditors' Report............................................ F-86
  Schedule II--Valuation and Qualifying Accounts.......................... F-87

                      INDEPENDENT AUDITORS' REVIEW REPORT

The Board of Directors
PLATINUM technology International, inc.:

  We have reviewed the consolidated balance sheet of PLATINUM technology International, inc. and subsidiaries as of September 30, 1998, and the related consolidated statements of operations, comprehensive income and cash flows for the nine month periods ended September 30, 1998 and 1997, and stockholders' equity for the nine month period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management.

  We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

  We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of PLATINUM technology International, inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended; and in our report dated May 28, 1998, which was based in part on the reports of other auditors, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1997 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          /s/ KPMG LLP

Chicago, Illinois
November 12, 1998

            PLATINUM technology International, inc. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (in thousands, except per share amounts)

                                                             As of        As of
                                                         September 30, December 31,
                         ASSETS                              1998          1997
                         ------                          ------------- ------------
                                                          (unaudited)
Current assets:
  Cash and cash equivalents.............................  $  110,809    $ 233,024
  Short-term investment securities......................     144,567       79,699
  Trade accounts receivable, net of allowances of $2,322
   and $4,788...........................................     248,753      227,964
  Installment accounts receivable, net of allowances of
   $412 and $878........................................      31,685       30,043
  Accrued interest and other current assets.............      51,194       37,090
  Refundable income taxes...............................         858          753
                                                          ----------    ---------
      Total current assets..............................     587,866      608,573
                                                          ----------    ---------
Non-current investment securities.......................      28,290       45,481
Property and equipment, net.............................      90,179       92,165
Purchased and developed software, net...................     152,258      117,213
Excess of cost over net assets acquired, net of
 accumulated amortization of $22,666 and $15,975........      62,338       52,759
Non-current installment receivables, net of allowances
 of $736 and $1,616.....................................      66,419       21,912
Other assets............................................      29,784       34,804
                                                          ----------    ---------
      Total assets......................................  $1,017,134    $ 972,907
                                                          ==========    =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Acquisition-related payables..........................  $   20,470    $  15,717
  Income taxes payable..................................       6,173        4,165
  Accounts payable......................................      22,547       23,294
  Accrued commissions and bonuses.......................      17,381       16,237
  Accrued royalties.....................................       4,136        7,215
  Accrued restructuring costs...........................       3,761        7,391
  Other accrued liabilities.............................      65,529       51,946
  Current maturities of long-term obligations...........       1,489        1,619
  Deferred revenue......................................     128,580      128,326
                                                          ----------    ---------
      Total current liabilities.........................     270,066      255,910
                                                          ----------    ---------
Acquisition-related payables............................       8,044       18,320
Deferred revenue........................................      76,089       60,435
Deferred rent...........................................       6,553        6,197
Accrued restructuring costs.............................      10,463       21,930
Long-term obligations, net of current maturities........     268,668      267,239
                                                          ----------    ---------
      Total liabilities.................................     639,883      630,031
                                                          ----------    ---------
Stockholders' equity:
  Class II preferred stock, $.01 par value; authorized
   10,000 shares, issued and outstanding 1,768 in 1998..          18          --
  Subscribed Class II preferred stock, $.01 par value;
   1,768 shares subscribed in 1997......................         --            18
  Common stock, $.001 par value; authorized 180,000
   shares, issued and outstanding 86,266 and 80,239.....          86           80
  Paid-in capital.......................................     777,069      691,609
  Accumulated deficit...................................    (391,514)    (352,450)
  Accumulated other comprehensive income:
    Unrealized holding gains (losses) on marketable
     securities.........................................      (3,315)       8,466
    Foreign currency translation adjustment.............      (5,093)      (4,847)
                                                          ----------    ---------
      Total stockholders' equity........................     377,251      342,876
                                                          ----------    ---------
      Total liabilities and stockholders' equity........  $1,017,134    $ 972,907
                                                          ==========    =========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)
                                  (unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
Revenues:
  Software products....................................... $343,654  $260,419
  Maintenance.............................................  124,782   102,159
  Professional services...................................  185,043   133,604
                                                           --------  --------
    Total revenues........................................  653,479   496,182
                                                           --------  --------
Costs and expenses:
  Professional services...................................  166,529   122,019
  Product development and support.........................  178,018   150,439
  Sales and marketing.....................................  217,054   184,805
  General and administrative..............................   49,430    38,983
  Special general and administrative charge...............    6,525    13,513
  Restructuring charges...................................   (6,525)   56,063
  Merger costs............................................   39,965     3,706
  Acquired in-process technology..........................   32,615    17,164
                                                           --------  --------
    Total costs and expenses..............................  683,611   586,692
                                                           --------  --------
Operating loss............................................  (30,132)  (90,510)
Other income, net.........................................   11,729    14,721
                                                           --------  --------
Loss from continuing operations before income taxes.......  (18,403)  (75,789)
Income taxes..............................................   16,754     9,032
                                                           --------  --------
Net loss from continuing operations.......................  (35,157)  (84,821)
                                                           --------  --------
Loss from discontinued operations, net of tax benefit of
 $365 and $1,196..........................................      --     (1,858)
                                                           --------  --------
Net loss.................................................. $(35,157) $(85,846)
                                                           ========  ========
Net loss per share--basic................................. $  (0.42) $  (1.11)
                                                           ========  ========
Shares used in computing per share amounts--basic.........   82,965    77,457
                                                           ========  ========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (in thousands)
                                  (unaudited)

                                                             Nine Months Ended
                                                               September 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
Net loss.................................................... $(35,157) $(85,846)
                                                             --------  --------
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustment...................     (246)   (2,090)
                                                             --------  --------
  Unrealized holding gains (losses) on marketable
   securities:
    Unrealized holding gains (losses) arising during the
     period.................................................   (5,266)    5,749
    Less reclassification adjustment for gains included in
     net loss...............................................   (6,515)   (9,887)
                                                             --------  --------
      Change in unrealized holding gains (losses) for the
       period...............................................  (11,781)   (4,138)
                                                             --------  --------
Comprehensive income (loss)................................. $(47,184) $(92,074)
                                                             ========  ========




          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (in thousands)
                                  (unaudited)

                                                              Nine Months
                                                            Ended September
                                                                30, 1998
                                                            -----------------
                                                            Shares   Amount
                                                            ------  ---------
Preferred stock:
  Balance at beginning of year.............................  1,768  $      18
  Preferred stock subscribed............................... (1,768)       (18)
  Issuance of preferred stock..............................  1,768         18
                                                            ------  ---------
    Balance at end of year.................................  1,768  $      18
                                                            ======  =========
Common stock:
  Balance at beginning of year............................. 80,239  $      80
  Exercise of stock options................................  2,901          3
  Issuance of common stock under Stock Purchase Plan.......  1,199          1
  Issuance of common stock.................................  1,925          2
  Conversion of subordinated notes.........................      2        --
                                                            ------  ---------
    Balance at end of year................................. 86,266  $      86
                                                            ======  =========
Paid-in capital:
  Balance at beginning of year.............................         $ 691,609
  Exercise of stock options................................            33,398
  Issuance of common stock under Stock Purchase Plan.......            18,545
  Issuance of common stock.................................            33,605
  Preferred stock subscribed...............................           (41,848)
  Issuance of preferred stock..............................            41,848
  Amortization of shelf registration costs.................              (124)
  Conversion of subordinated notes.........................                36
                                                                    ---------
    Balance at end of year.................................         $ 777,069
                                                                    =========
Accumulated deficit:
  Balance at beginning of year.............................         $(352,450)
  Net loss.................................................           (35,157)
  Adjustment for immaterial pooled businesses..............            (3,522)
  Adjustment to conform fiscal years of pooled businesses..              (385)
                                                                    ---------
    Balance at end of year.................................         $(391,514)
                                                                    =========
Unrealized appreciation (depreciation) in marketable
 securities:
  Balance at beginning of year.............................         $   8,466
  Change in unrealized holding gains, net of tax...........           (11,781)
                                                                    ---------
    Balance at end of year.................................         $  (3,315)
                                                                    =========
Foreign currency translation adjustment:
  Balance at beginning of year.............................         $  (4,847)
  Translation adjustment...................................              (246)
                                                                    ---------
    Balance at end of year.................................         $  (5,093)
                                                                    =========
      Total stockholders' equity...........................         $ 377,251
                                                                    =========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)
                                  (unaudited)

                                                            Nine Months Ended
                                                              September 30,
                                                            -------------------
                                                              1998       1997
                                                            ---------  --------
Cash flows from operating activities:
  Net loss................................................  $ (35,157) $(85,846)
  Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
    Depreciation and amortization.........................     60,634    47,324
    Acquired in-process technology........................     32,615    17,164
    Write-off of fixed assets, capitalized software and
     other intangible assets in conjunction with the
     restructuring plan...................................        --     19,687
    Recovery related to restructuring liability...........     (6,525)   (1,256)
    Gain on sale of discontinued operations...............        --     (6,709)
    Unrealized net holding gains on marketable equity
     securities...........................................     (2,232)  (10,274)
    Realized net gain on sales of investment securities...    (12,079)   (4,370)
    Noncash compensation..................................        --         79
  Sales of trading securities.............................     13,918     5,565
  Changes in assets and liabilities, net of acquisitions:
    Trade and installment receivables.....................    (66,592)      (97)
    Deferred income taxes.................................     11,412     5,180
    Accrued interest and other current assets.............    (12,995)  (11,085)
    Accounts payable and accrued liabilities..............     18,527    24,164
    Deferred revenue......................................     14,880    13,294
    Income taxes payable..................................      1,784      (489)
    Other.................................................       (171)   (9,669)
                                                            ---------  --------
      Net cash provided by operating activities...........     18,019     2,662
                                                            ---------  --------
Cash flows from investing activities:
  Purchases of investment securities......................   (237,473)  (34,810)
  Sales of available-for-sale securities..................     14,591     8,056
  Maturities of investment securities.....................    156,152    18,505
  Purchases of property and equipment.....................    (25,833)  (18,544)
  Proceeds from the sale of discontinued operations.......        --     17,574
  Purchased and developed software........................    (60,489)  (48,952)
  Payments for acquisitions...............................    (36,050)  (11,444)
  Other assets............................................     (1,366)   (5,708)
                                                            ---------  --------
      Net cash used in investing activities...............   (190,468)  (75,323)
                                                            ---------  --------
Cash flows from financing activities:
  Proceeds from exercise of stock options and Stock
   Purchase Plan..........................................     51,946    16,691
  Payments on borrowings..................................     (1,327)   (5,795)
  Other...................................................        --       (282)
                                                            ---------  --------
      Net cash provided by financing activities...........     50,619    10,614
                                                            ---------  --------
Adjustment to conform fiscal years of pooled businesses...       (385)      254
                                                            ---------  --------
Net decrease in cash and cash equivalents.................   (122,215)  (61,793)
Cash and cash equivalents at the beginning of the period..    233,024   178,661
                                                            ---------  --------
Cash and cash equivalents at the end of the period........  $ 110,809  $116,868
                                                            =========  ========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--BASIS OF PRESENTATION

  The accompanying unaudited interim consolidated financial statements of PLATINUM technology International, inc. and its subsidiaries (collectively, the "Company" or "PLATINUM") reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature. All intercompany accounts and transactions have been eliminated.

  These unaudited interim consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1997 included herein.

  Certain prior period costs and expenses have been reclassified to conform to the current period presentation.

Note 2--REVENUE RECOGNITION

  On January 1, 1998, the Company adopted AICPA Statement of Position ("SOP") 97-2, Software Revenue Recognition, which specifies the criteria that must be met prior to the Company recognizing revenues from software sales. The adoption of SOP 97-2 in 1998 has not had a material impact on the Company's financial position or results of operations.

Note 3--EARNINGS PER SHARE

  Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of common stock equivalents. Because the Company reported a net loss for the nine month periods ended September 30, 1998 and 1997, per share amounts have been presented under the basic method only.

Note 4--BUSINESS COMBINATIONS

  On April 21, 1998, the Company acquired all of the outstanding capital stock of Mastering, a leading provider of information technology training, in exchange for 6,497,094 shares of the Company's Common Stock, $.001 par value ("Common Stock"), which had a market value, based upon the closing price of the Common Stock on the Nasdaq National Market ("Market Value"), of approximately $168,100,000 on the date the acquisition was consummated. In addition, the Company assumed stock options which converted into options to purchase 2,193,219 shares of Common Stock.

  On May 12, 1998, the Company acquired all of the outstanding capital stock of LBMS, a leading provider of process management solutions, in exchange for 2,775,595 shares of the Company's Common Stock, which had a Market Value of approximately $72,000,000 on the date the acquisition was consummated. In addition, the Company exchanged options to purchase 430,736 shares of Common Stock for outstanding LBMS stock options.

  On May 28, 1998, the Company acquired all of the outstanding capital stock of Logic Works, a leading provider of data modeling tools, in exchange for 7,424,447 shares of the Company's Common Stock, which had a Market Value of approximately $197,200,000 on the date the acquisition was consummated. In addition, the Company assumed stock options which converted into options to purchase 1,160,609 shares of Common Stock.

            PLATINUM technology International, inc. AND SUBSIDIARIES

  Each of the aforementioned transactions was accounted for as a pooling of interests.

  The following unaudited information reconciles total revenue and net loss of PLATINUM as reported in the Company's Form 10-Q for the quarter ended September 30, 1997 (the "Form 10-Q") with the amounts presented in the accompanying unaudited statements of operations for the nine months ended September 30, 1997, as well as the separate results of operations for the nine months ended September 30, 1998 of Mastering, LBMS and Logic Works during the periods preceding their acquisition. The 1998 results for Mastering and LBMS represent the four months ended April 30, 1998. The 1998 results for Logic Works represent the five months ended May 31, 1998.

                                          Nine months ended   Nine months ended
                                         September 30, 1998  September 30, 1997
                                         ------------------- -------------------
                                                  Net income          Net income
                                         Revenues   (loss)   Revenues   (loss)
                                         -------- ---------- -------- ----------
   PLATINUM (1).........................                     $412,262  $(94,042)
    Mastering........................... $13,428   $(5,078)    29,580     1,619
    LBMS................................   5,981      (865)    18,619     4,256
    Logic Works.........................  21,191       575     35,721     2,321
                                                             --------  --------
     Total..............................                     $496,182  $(85,846)
                                                             ========  ========

--------
(1) Represents the historical results of PLATINUM as reported in the Form 10-Q without considering the effect of the pooling-of-interests transactions consummated in 1998. All merger costs are reflected in the historical results of PLATINUM.

  PLATINUM has also made a number of acquisitions during the nine month period ended September 30, 1998, that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Estimated amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. The consolidated statements of operations reflect the results of operations of the purchased companies since the effective dates of the acquisitions.

  In June 1998, PLATINUM acquired all the outstanding common stock of Geneva Software, Inc., a leading provider of network management tools, in exchange for 920,615 shares of PLATINUM common stock, which had a market value of approximately $21,700,000 at the time of the acquisition. A portion of the purchase price was charged to acquired in-process technology in the second quarter of 1998.

  In June 1998, PLATINUM acquired all the outstanding capital stock of Systems Management Solutions, Inc., a provider of mainframe asset management and cost modeling tools, in exchange for approximately $5,500,000. A portion of the purchase price was charged to acquired in-process technology in the second quarter of 1998.

  In June 1998, PLATINUM acquired all the outstanding capital stock of ICON Computing, Inc., a provider of modeling technologies, in exchange for 142,570 shares of PLATINUM common stock, which had a market value of approximately $5,900,000 at the time of the acquisition. A portion of the purchase price was charged to acquired in-process technology in the second quarter of 1998.

  In June 1998, PLATINUM acquired all the assets of Ergondata Do Brasil LTDA ("Ergondata") and Senior Consultores Associados LTDA ("Senior"), (together, the "Brazil Acquisitions"), providers of consultancy services relating to the installation and maintenance of specialized computer systems, in exchange

            PLATINUM technology International, inc. AND SUBSIDIARIES for 138,632 shares of PLATINUM common stock, which had a market value of approximately $3,600,000 at the time of the acquisition, and approximately $300,000, plus contingent consideration of approximately $3,100,000, as specified in the acquisition agreement. The amount of this additional payment was not determinable at September 30, 1998. Additional payments will be recorded as excess of cost over net assets acquired in the periods in which such payments are determinable.

  During the first nine months of 1998, PLATINUM also acquired certain other software businesses and product technologies, in transactions accounted for as purchases, for an aggregate purchase price of approximately $5,732,000. Portions of the purchase prices were charged to acquired in-process technology in the periods in which the acquisitions occurred.

  The following summary presents information concerning the purchase price allocations for the acquisitions accounted for under the purchase method for the nine months ended September 30, 1998.

                         Purchased Acquired In-process                 Purchase
      Company Name       Software      Technology      Goodwill Other  Price (1)
      ------------       --------- ------------------- -------- -----  ---------
Geneva Software.........  $1,303         $18,816        $2,165  $(276)  $22,008
SMS.....................     327           4,379           826    207     5,739
ICON....................     --            5,300           630    150     6,080
Brazil Acquisitions.....     --              --          4,592     33     4,625
Others..................   2,274           4,120            95   (757)    5,732
                          ------         -------        ------  -----   -------
                          $3,904         $32,615        $8,308  $(643)  $44,184
                          ======         =======        ======  =====   =======

--------
(1) Purchase price includes costs associated with the acquisition.

  The following unaudited pro forma summary presents PLATINUM's results of operations as if the acquisitions of Geneva Software and other software and services businesses had occurred at the beginning of each period. This summary is provided for information purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of their respective dates, or of results that may occur in the future.

                                                             Nine months ended
                                                               September 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (in thousands,
                                                             except per share
                                                                   data)
      Revenues.............................................. $660,217  $502,868
      Net loss..............................................  (34,164)  (84,531)
      Net loss per share....................................    (0.41)    (1.07)

  PLATINUM incurred significant costs and expenses in connection with these acquisitions, including investment banking and other professional fees, employees' severance and various other expenses. Such expenses were recorded as part of the purchase price in connection with the acquisitions accounted for as purchases. For the acquisitions accounted for as poolings of interests, these expenses were recorded as merger costs in the second quarter of 1998.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PLATINUM technology International, inc.:

  We have audited the accompanying consolidated balance sheets of PLATINUM technology International, inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Mastering, Inc. and Logic Works, Inc., wholly-owned subsidiaries, which statements reflect total assets constituting 13 percent and 14 percent in 1997 and 1996, respectively, and total revenues constituting 12 percent, 12 percent and 10 percent in 1997, 1996 and 1995, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts for Mastering, Inc. and Logic Works, Inc., is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLATINUM technology International, inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
May 28, 1998

            PLATINUM technology International, inc. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (in thousands, except per share amounts)

                                                           As of December 31,
                                                           --------------------
                         ASSETS                              1997       1996
                         ------                            ---------  ---------
Current assets:
  Cash and cash equivalents..............................  $ 233,024  $ 178,661
  Short-term investment securities.......................     79,699     75,827
  Trade accounts receivable, net of allowances of $4,788
   and $5,415............................................    227,964    180,801
  Installment accounts receivable, net of allowances of
   $878 and $395.........................................     30,043     13,603
  Net current assets of discontinued operations..........        --       4,268
  Accrued interest and other current assets..............     37,090     14,979
  Refundable income taxes................................        753        733
                                                           ---------  ---------
    Total current assets.................................    608,573    468,872
                                                           ---------  ---------
Non-current investment securities........................     45,481      2,135
Property and equipment, net..............................     92,165     79,420
Purchased and developed software, net....................    117,213     83,032
Excess of cost over net assets acquired, net of
 accumulated amortization of $15,975 and $10,610.........     52,759     37,382
Non-current installment receivables, net of allowances of
 $1,616 and $816.........................................     21,912     21,665
Net long-term assets of discontinued operations..........        --       9,789
Other assets.............................................     34,804     34,373
                                                           ---------  ---------
    Total assets.........................................  $ 972,907  $ 736,668
                                                           =========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Acquisition-related payables...........................  $  15,717  $   7,872
  Income taxes payable...................................      4,165      2,446
  Accounts payable.......................................     23,294     19,214
  Accrued commissions and bonuses........................     16,237     13,395
  Accrued royalties......................................      7,215      3,913
  Accrued restructuring costs............................      7,391      3,096
  Other accrued liabilities..............................     51,946     38,270
  Current maturities of long-term obligations............      1,619      4,027
  Deferred revenue.......................................    128,326     94,090
                                                           ---------  ---------
    Total current liabilities............................    255,910    186,323
                                                           ---------  ---------
Acquisition-related payables.............................     18,320      2,502
Deferred revenue.........................................     60,435     38,674
Deferred rent............................................      6,197      8,360
Accrued restructuring costs..............................     21,930      7,867
Long-term obligations, net of current maturities.........    267,239    117,198
                                                           ---------  ---------
    Total liabilities....................................    630,031    360,924
                                                           ---------  ---------
Stockholders' equity:
  Class II preferred stock, $.01 par value; authorized
   10,000 shares, none issued and outstanding............        --         --
  Subscribed Class II preferred stock, $.01 par value;
   1,768 shares subscribed in 1997.......................         18        --
  Common stock, $.001 par value; authorized 180,000
   shares, issued and outstanding 80,239 and 76,195......         80         76
  Paid-in capital........................................    691,609    605,177
  Accumulated deficit....................................   (352,450)  (246,262)
  Unrealized holding gains on marketable securities......      8,466     17,814
  Foreign currency translation adjustment................     (4,847)    (1,061)
                                                           ---------  ---------
    Total stockholders' equity...........................    342,876    375,744
                                                           ---------  ---------
    Total liabilities and stockholders' equity...........  $ 972,907  $ 736,668
                                                           =========  =========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)

                                                 Years Ended December 31,
                                               -------------------------------
                                                 1997       1996       1995
                                               ---------  ---------  ---------
Revenues:
  Software products........................... $ 410,369  $ 289,125  $ 208,929
  Maintenance.................................   139,912    114,579     88,602
  Professional services.......................   188,599    149,780    110,894
                                               ---------  ---------  ---------
    Total revenues............................   738,880    553,484    408,425
                                               ---------  ---------  ---------
Costs and expenses:
  Professional services.......................   170,851    145,445    111,658
  Product development and support.............   203,499    170,153    107,739
  Sales and marketing.........................   263,989    218,435    152,384
  General and administrative..................    70,022     49,515     42,727
  Restructuring charges.......................    55,829     16,312        --
  Merger costs................................     8,927      5,782     31,287
  Acquired in-process technology..............    67,904     49,451     88,493
                                               ---------  ---------  ---------
    Total costs and expenses..................   841,021    655,093    534,288
                                               ---------  ---------  ---------
Operating loss................................  (102,141)  (101,609)  (125,863)
Other income, net.............................    20,497      8,075      4,623
                                               ---------  ---------  ---------
Loss from continuing operations before income
 taxes........................................   (81,644)   (93,534)  (121,240)
Income taxes..................................    23,459     (9,752)   (10,814)
                                               ---------  ---------  ---------
Net loss from continuing operations...........  (105,103)   (83,782)  (110,426)
Discontinued operations:
  Loss from discontinued operations, net of
   tax benefit of $1,196, $2,721 and $0.......    (1,858)    (3,610)    (3,441)
  Gain (loss) on disposal, net of tax expense
   of $394, $40 and $0........................       833        198       (350)
                                               ---------  ---------  ---------
    Total discontinued operations.............    (1,025)    (3,412)    (3,791)
                                               ---------  ---------  ---------
Net loss...................................... $(106,128) $ (87,194) $(114,217)
                                               =========  =========  =========
Net loss per share............................   $ (1.36)   $ (1.21)   $ (2.10)
                                               =========  =========  =========
Shares used in computing per share amounts....    78,072     71,919     54,349


          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (in thousands)

                                       Years Ended December 31,
                          ----------------------------------------------------
                                1997              1996              1995
                          ----------------  ----------------  ----------------
                          Shares  Amount    Shares  Amount    Shares  Amount
                          ------ ---------  ------ ---------  ------ ---------
Preferred stock:
 Balance at beginning of
  year...................    --  $     --      --  $     --      --  $     --
 Stock subscribed........  1,768        18     --        --      --        --
                          ------ ---------  ------ ---------  ------ ---------
   Balance at end of
    year.................  1,768 $      18     --  $     --      --  $     --
                          ====== =========  ====== =========  ====== =========
Common stock:
 Balance at beginning of
  year................... 76,195 $      76  67,788 $      68  47,189 $      47
 Exercise of stock
  options................  1,609         2     892         1     993         1
 Issuance of common
  stock under Stock
  Purchase Plan..........    973         1     282       --      --        --
 Issuance of common
  stock..................  1,461         1   7,233         7  19,606        20
 Conversion of
  subordinated notes.....      1       --      --        --      --        --
                          ------ ---------  ------ ---------  ------ ---------
   Balance at end of
    year................. 80,239 $      80  76,195 $      76  67,788 $      68
                          ====== =========  ====== =========  ====== =========
Paid-in capital:
 Balance at beginning of
  year...................        $ 605,177         $ 497,865         $ 205,612
 Exercise of stock
  options................           10,690             4,152             6,582
 Income tax benefit
  related to stock
  options................            3,233             1,297               352
 Issuance of common
  stock under Stock
  Purchase Plan..........           12,503             2,791               --
 Issuance of common
  stock..................           18,173            99,207           285,318
 Preferred stock
  subscribed.............           41,848               --                --
 Amortization of shelf
  registration costs.....              (25)             (135)              --
 Conversion of
  subordinated notes.....               10               --                --
 Adjustment to conform
  fiscal years of pooled
  businesses.............              --                --                  1
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $ 691,609         $ 605,177         $ 497,865
                                 =========         =========         =========
Notes receivable:
 Balance at beginning of
  year...................        $     --          $    (515)        $    (333)
 Issuance of notes
  receivable.............              --                --               (200)
 Repayment of notes
  receivable.............              --                --                 18
 Reclassification to
  other assets...........              --                515               --
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $     --          $     --          $    (515)
                                 =========         =========         =========
Accumulated deficit:
 Balance at beginning of
  year...................        $(246,262)        $(157,967)        $ (42,139)
 Net loss................         (106,128)          (87,194)         (114,217)
 Adjustment for
  immaterial pooled
  businesses.............            1,014                45               --
 Other...................              --             (1,006)             (387)
 Adjustment to conform
  fiscal years of pooled
  businesses.............           (1,074)             (140)           (1,224)
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $(352,450)        $(246,262)        $(157,967)
                                 =========         =========         =========
Unrealized appreciation
 in marketable
 securities:
 Balance at beginning of
  year...................        $  17,814         $       6         $     --
 Change in unrealized
  holding gains, net of
  tax....................           (9,348)           17,808                 6
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $   8,466         $  17,814         $       6
                                 =========         =========         =========
Foreign currency
 translation adjustment:
 Balance at beginning of
  year...................        $  (1,061)        $   1,033         $     387
 Translation
  adjustment.............           (3,786)           (2,094)              646
                                 ---------         ---------         ---------
   Balance at end of
    year.................        $  (4,847)        $  (1,061)        $   1,033
                                 =========         =========         =========
 Total stockholders'
  equity.................        $ 342,876         $ 375,744         $ 340,490
                                 =========         =========         =========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                  Years Ended December 31,
                                                ------------------------------
                                                  1997       1996      1995
                                                ---------  --------  ---------
Cash flows from operating activities:
  Net loss..................................... $(106,128) $(87,194) $(114,217)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization..............    62,288    43,549     26,393
    Acquired in-process technology.............    67,904    49,451     88,493
    Net write-off of fixed assets, capitalized
     software and other intangible assets in
     conjunction with the restructuring plan...    18,197     3,440        --
    Gain on sale of discontinued operations....    (6,709)      --         --
    Unrealized holding gains on marketable
     equity securities.........................   (12,590)     (923)        (6)
    Realized net gain on sales of investment
     securities................................    (7,566)   (1,032)      (332)
    Write-off of capitalized software in
     connection with product stabilization and
     mergers...................................       --        654      1,183
    Noncash compensation.......................       100       421        716
  Sales of trading securities..................     9,489       --         --
  Changes in assets and liabilities, net of
   acquisitions:
    Trade and installment receivables..........   (60,684)  (68,614)   (58,703)
    Deferred income taxes......................    15,649   (21,238)   (13,748)
    Accrued interest and other current assets..   (12,979)   (2,619)    (4,152)
    Accounts payable and accrued liabilities...    34,668     2,638      7,136
    Deferred revenue...........................    55,338    62,566     21,919
    Income taxes payable.......................     3,573     1,390      3,540
    Other......................................   (11,308)    4,906     16,071
                                                ---------  --------  ---------
      Net cash provided by (used in) operating
       activities..............................    49,242   (12,605)   (25,707)
                                                ---------  --------  ---------
Cash flows from investing activities:
  Purchases of investment securities...........   (91,423)  (55,188)   (71,701)
  Sales of investment securities...............    15,789    43,763     75,519
  Maturities of investment securities..........    24,383     5,846     10,753
  Purchases of property and equipment, net.....   (37,824)  (45,172)   (44,528)
  Proceeds from the sale of discontinued
   operations..................................    17,500       --         --
  Purchased and developed software.............   (63,781)  (42,354)   (20,742)
  Payments for acquisitions....................   (19,338)  (18,095)  (104,315)
  Other assets.................................    (1,598)   (4,038)      (891)
                                                ---------  --------  ---------
      Net cash used in investing activities....  (156,292) (115,238)  (155,905)
                                                ---------  --------  ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net
   of issuance costs...........................       --     49,973    241,486
  Proceeds from issuance of convertible notes,
   net of issuance costs.......................   144,967   110,783        --
  Proceeds from exercise of stock options and
   Stock Purchase Plan.........................    23,196     6,944      6,583
  Proceeds from borrowings.....................       --      1,465     10,624
  Payments on borrowings.......................    (5,189)  (10,404)    (9,386)
  Other........................................      (487)   (1,109)    (3,479)
                                                ---------  --------  ---------
      Net cash provided by financing
       activities..............................   162,487   157,652    245,828
                                                ---------  --------  ---------
Adjustment to conform fiscal years of pooled
 businesses....................................    (1,074)     (140)    (2,203)
                                                ---------  --------  ---------
Net increase in cash and cash equivalents......    54,363    29,669     62,013
Cash and cash equivalents at beginning of
 year..........................................   178,661   148,992     86,979
                                                ---------  --------  ---------
Cash and cash equivalents at end of year....... $ 233,024  $178,661  $ 148,992
                                                =========  ========  =========

          See accompanying notes to consolidated financial statements.

            PLATINUM technology International, inc. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Nature of Operations

  PLATINUM technology International, inc. and its subsidiaries (collectively, the "Company" or "PLATINUM") develop, market and support software products, and provide related professional services, that help organizations manage and improve their information technology ("IT") infrastructures, which consist of data, systems and applications. The Company's products and services help IT departments, primarily in large and data-intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. The Company's products typically perform fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications and ensuring data access and integrity. The Company currently develops software products through its four business units: database management, systems management, application infrastructure management and data warehousing and decision support. The Company markets and supports its products and services principally through its own sales organization, including an international network of wholly-owned subsidiaries.

 Use of Estimates

  In preparing the consolidated financial statements in conformity with generally accepted accounting principles, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Principles of Consolidation

  The consolidated financial statements include the accounts of PLATINUM technology International, inc. and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

 Revenue Recognition

  Revenues from software product sales of perpetual and fixed-term license agreements are recognized upon product delivery and customer acceptance, when all significant contractual obligations are satisfied and the collection of the resulting receivables is reasonably assured. Software product sales under extended payment terms are discounted to present value. Revenues from maintenance fees implicit in software product sales or separately priced maintenance agreements are recognized on a straight-line basis over the maintenance period.

  Professional service revenues are derived from the Company's consulting services business and educational programs. These revenues are comprised of both time and material contracts and fixed-price contracts. Time and material contract revenues are recognized as services are performed. Fixed-price contract revenues are recognized based on the percentage-of-completion method.

 Cash Equivalents and Investment Securities

  Cash equivalents are comprised of highly liquid investments with original maturities of three months or less. Investment securities consist primarily of state and municipal bonds with original maturities generally ranging from four to thirty years, corporate bonds with original maturities of less than one year and marketable equity securities. The Company classifies its investment securities as either available-for-sale or trading and reports them at fair value. The consolidated financial statements reflect investment securities classified as held-to-maturity which were acquired through the Company's acquisition of Mastering, Inc. ("Mastering"), as discussed in Note 2.

            PLATINUM technology International, inc. AND SUBSIDIARIES

  Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. Trading securities represent those securities which the Company intends to buy or sell in the near term for the purpose of generating profits on increases in market values. For available-for-sale securities, unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity. For trading securities, unrealized holding gains and losses are reflected in pre-tax earnings. For securities transferred from available-for-sale to the trading classification, any unrealized holding gains or losses at the date of transfer are recognized in pre-tax earnings immediately.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, generally three to seven years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the asset.

 Purchased and Developed Software

  Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing and documentation, are capitalized.

  Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four years, using the straight-line method. This method generally results in greater amortization expense per year than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

 Excess of Cost Over Net Assets Acquired

  Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to 10 years. Adjustments to the carrying value of excess of cost over net assets acquired are made if the sum of expected future net cash flows from the business acquired is less than book value.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period of enactment.

 Fair Value of Financial Instruments and Long-Lived Assets

  The Company has reviewed the following financial instruments and determined that their fair values approximated their carrying values as of December 31, 1997: cash and cash equivalents; trade and installment receivables; accrued interest and other current assets; refundable income taxes; acquisition-related payables;

            PLATINUM technology International, inc. AND SUBSIDIARIES accounts payable and other accrued liabilities; and long-term obligations, excluding convertible subordinated notes. Investment securities are discussed in Note 3, and convertible subordinated notes are discussed in Note 12.

  On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined that their carrying values as of December 31, 1997 are recoverable in future periods.

 Earnings Per Share

  In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which established new methods for computing and presenting earnings per share ("EPS") and replaced the presentation of primary and fully-diluted EPS with basic ("Basic") and diluted EPS. Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents. Because the Company reported a net loss for the years ended December 31, 1997, 1996 and 1995, per share amounts have been presented under the Basic method only.

  Had the Company reported net earnings for the years ended December 31, 1997, 1996 and 1995, the weighted average number of shares outstanding would have potentially been diluted by the following common equivalent securities (not assuming the effects of applying the treasury stock method to outstanding stock options or the if-converted method to convertible securities):

                                                   1997       1996      1995
                                                ---------- ---------- ---------
      Stock options...........................  14,925,000 12,814,000 9,727,000
      Convertible subordinated notes (November
       1996)..................................   8,243,000    962,000       --
      Convertible subordinated notes (December
       1997)..................................     231,000        --        --
                                                ---------- ---------- ---------
                                                23,399,000 13,776,000 9,727,000
                                                ========== ========== =========

  Additionally, net earnings applicable to common stockholders for the years ended December 31, 1997 and 1996 would have been increased by adding back interest expense, net of income taxes, related to the convertible subordinated notes of $5,870,000 and $501,000, respectively.

 Foreign Currency Translation and Transactions

  The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of operations.

 Derivative Financial Instruments

  In the ordinary course of business, the Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets and liabilities denominated in currencies other than

            PLATINUM technology International, inc. AND SUBSIDIARIES the functional currency of the reporting entity. All foreign exchange forward contracts designated and effective as hedges of firm commitments are treated as hedges, as required by generally accepted accounting principles.

  Forward exchange contracts are reported at fair value within short-term investment securities. Fair values of forward exchange contracts are determined using published rates. Gains and losses on the forward exchange contracts are included in other income and expense and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. Realized and unrealized holding gains and losses on the forward exchange contracts are reported within operating activities in the statement of cash flows.

 Stock-Based Compensation

  On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and earnings per share disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

 Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

  On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The Company sells installment receivables to third party finance companies in the normal course of business. During 1997, all such transactions were accounted for as sales in accordance with SFAS No. 125.

 Supplemental Cash Flow Disclosure

  Income tax refunds received by the Company amounted to $524,000, $307,000 and $933,000 in 1997, 1996 and 1995, respectively. Cash paid for income taxes in 1997, 1996 and 1995 was $2,877,000, $3,642,000 and $1,403,000, respectively.
Cash paid for interest in 1997, 1996 and 1995 was $8,603,000, $1,206,000 and
$1,653,000, respectively.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to the 1997 presentation.

2. Acquisitions

 Poolings of Interests

  On June 15, 1995, the Company acquired all of the outstanding capital stock of Software Interfaces, Inc. ("SII"), a leading provider of data access, reporting and data conversion utilities for relational and non-relational database management systems, in exchange for 1,085,450 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), which had a market value, based upon the trading price of the Common Stock on the Nasdaq National Market ("Market Value"), of approximately $20,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 14,377 shares of Common Stock.

  On August 9, 1995, the Company acquired all of the outstanding capital stock and warrants of Answer Systems, Inc. ("Answer"), a pioneer in client/server help desk solutions, in exchange for 1,567,946 shares of

            PLATINUM technology International, inc. AND SUBSIDIARIES

Common Stock, which had a Market Value of approximately $38,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 42,176 shares of Common Stock.

  On August 16, 1995, the Company acquired all of the outstanding capital stock of Locus Computing Corporation ("Locus"), a leading provider of consulting services for information technology users and suppliers, in exchange for 1,452,445 shares of Common Stock, which had a Market Value of approximately $33,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 231,905 shares of Common Stock.

  On August 23, 1995, the Company acquired all of the outstanding capital stock of Altai, Inc. ("Altai"), a vendor of integrated automated operations software for open computing, in exchange for 1,098,295 shares of Common Stock, which had a Market Value of approximately $23,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 52,696 shares of Common Stock.

  On August 25, 1995, the Company acquired all of the outstanding capital stock of Trinzic Corporation ("Trinzic"), a major provider of data warehousing and open systems tools and services, in exchange for 6,654,484 shares of Common Stock, which had a Market Value of approximately $150,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 620,948 shares of Common Stock.

  On November 17, 1995, the Company acquired all of the outstanding capital stock of Softool Corporation ("Softool"), a leading provider of software change and configuration management technology, in exchange for 1,452,708 shares of Common Stock, which had a Market Value of approximately $25,000,000 at the time of the acquisition.

  On February 8, 1996, the Company acquired all of the outstanding capital stock of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for 2,126,913 shares of Common Stock, which had a Market Value of approximately $36,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 212,427 shares of Common Stock.

  On March 26, 1996, the Company acquired all of the outstanding capital stock of Paradigm Systems Corporation ("Paradigm"), a leading provider of information technology consulting services, in exchange for 762,503 shares of Common Stock, which had a Market Value of approximately $12,800,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 87,912 shares of Common Stock.

  On March 29, 1996, the Company acquired all of the outstanding capital stock of Axis Systems International, Inc. ("Axis"), a leading provider of information technology consulting services, in exchange for 319,926 shares of Common Stock, which had a Market Value of approximately $6,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 59,986 shares of Common Stock.

  On January 31, 1997, the Company acquired all of the outstanding capital stock of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for 313,784 shares of Common Stock, which had a Market Value of approximately $5,000,000 at the time of the acquisition.

            PLATINUM technology International, inc. AND SUBSIDIARIES

  On February 28, 1997, the Company acquired all of the outstanding capital stock of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for 1,089,867 shares of Common Stock, which had a Market Value of approximately $17,200,000 at the time of the acquisition.

  On April 21, 1998, the Company acquired all of the outstanding capital stock of Mastering, Inc., a leading provider of information technology training, in exchange for 6,497,094 shares of Common Stock, which had a Market Value of approximately $168,100,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 2,193,219 shares of Common Stock.

  On May 12, 1998, the Company acquired all of the outstanding capital stock of Learmonth and Burchett Management Systems Plc ("LBMS"), a leading provider of process management solutions, in exchange for 2,775,897 shares of Common Stock, which had a Market Value of approximately $71,900,000 at the time of the acquisition. In addition, the Company exchanged options to purchase 430,736 shares of Common Stock for outstanding LBMS stock options.

  On May 28, 1998, the Company acquired all of the outstanding capital stock of Logic Works, Inc. ("Logic Works"), a leading provider of data modeling tools, in exchange for 7,466,981 shares of Common Stock, which had a Market Value of approximately $198,342,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 1,159,591 shares of Common Stock.

  Each of the aforementioned transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. Merger costs relating to the acquisitions consummated in 1997, 1996 and 1995 amounted to $8,927,000, $5,782,000 and $31,287,000, respectively, of which $3,155,000 and $353,000 were included in other accrued liabilities at December 31, 1997 and 1996, respectively. These costs included investment banking and other professional fees, write-downs of certain assets, employee severance payments, costs of closing excess office facilities and various other expenses.

  The following information reconciles total revenues and net loss of PLATINUM as previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 with the amounts presented in the accompanying consolidated statements of operations for the years ended December 31, 1997, 1996 and 1995.

                                      1997                1996                1995
                               -------------------  -----------------  -------------------
                                        Net income                              Net income
                               Revenues   (loss)    Revenues Net loss  Revenues   (loss)
                               -------- ----------  -------- --------  -------- ----------
                                                    (in thousands)
      PLATINUM(1)............. $623,503 $(117,784)  $468,065 $(64,922) $326,411 $(111,567)
      Mastering...............   40,966     2,581     21,018   (2,892)   10,168    (3,273)
      LBMS....................   23,897     4,469     21,861  (16,318)   41,158      (784)
      Logic Works.............   50,514     4,606     42,540   (3,062)   30,688     1,407(2)
                               -------- ---------   -------- --------  -------- ---------
          Total............... $738,880 $(106,128)  $553,484 $(87,194) $408,425 $(114,217)
                               ======== =========   ======== ========  ======== =========

--------
(1) Represents the historical results of PLATINUM without considering the effect of the poolings of interests consummated during 1998. All merger costs and acquired in-process technology charges are reflected in the historical results of PLATINUM.
(2) Represents historical Logic Works net income for the year ended December 31, 1995 before the effects of preferred stock cash dividends and the accretion of a preferred stock redemption requirement.

            PLATINUM technology International, inc. AND SUBSIDIARIES

  The consolidated statement of operations for the year ended December 31, 1997 reflects the impact of LBMS' operating results for the three months ended April 30, 1997, which are also included in the year ended December 31, 1996 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of LBMS included more than once were $6,188,000 and $1,074,000, respectively.

  The consolidated statement of operations for the year ended December 31, 1996 reflects the impact of ATR's operating results for the six months ended June 30, 1996, which are also included in the year ended December 31, 1995 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of ATR included more than once were $5,061,000 and $140,000, respectively.

  The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of Trinzic's operating results for the quarter ended March 31, 1995, which are also included in the year ended December 31, 1994 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of Trinzic included more than once were $12,553,000 and $215,000, respectively.

  The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of certain operating results included more than once, due to the differences in reporting periods of Altai and Locus relative to that of PLATINUM. The revenues and net income of Altai included more than once were $2,514,000 and $441,100, respectively. The revenue and net income of Locus included more than once were $3,197,000 and $568,000, respectively.

  During 1996, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company did not restate the consolidated financial statements to reflect the results of this entity for the periods preceding the acquisition. As a result, the retained earnings of this entity were recorded as of the acquisition date, causing a $45,000 adjustment to the Company's accumulated deficit in 1996. This adjustment is reflected in the consolidated statement of stockholders' equity.

  On November 26, 1997, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company acquired all of the outstanding capital stock of Vayda Consulting, Inc. ("Vayda"), a leading provider of information technology consulting services, in exchange for 580,231 shares of Common Stock, which had a Market Value of approximately $15,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 67,937 shares of Common Stock. The Company did not restate the consolidated financial statements to reflect the results of Vayda for the periods preceding the acquisition. As a result, the retained earnings of Vayda were recorded as of the acquisition date, causing an adjustment of $1,014,000 to the Company's accumulated deficit in 1997. This adjustment is reflected in the consolidated statement of stockholders' equity.

 Purchase Transactions

  The Company has also made a number of acquisitions that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. The consolidated statements of operations reflect the results of operations of the purchased companies since the effective dates of the acquisitions.

  To determine the fair market value of the acquired in-process technology, the Company considered the three traditional approaches of value: the cost approach, the market approach and the income approach. The Company relied primarily on the income approach, whereupon fair market value is a function of the future

            PLATINUM technology International, inc. AND SUBSIDIARIES revenues expected to be generated by an asset, net of all allocable expenses and charges for the use of contributory assets. The future net revenue stream is discounted to present value based upon the specific level of risk associated with achieving the forecasted asset earnings. The income approach focuses on the income producing capability of the acquired assets and best represents the present value of the future economic benefits expected to be derived from these assets.

  The Company determined that the acquired in-process technologies had not reached technological feasibility based on the status of design and development activities that required further refinement and testing. The development activities required to complete the acquired in-process technologies included additional coding, cross-platform porting and validation, quality assurance procedures and customer beta testing.

  The acquired technologies represent unique and emerging technologies, the application of which is limited to the Company's IT infrastructure strategy. Accordingly, these acquired technologies have no alternative future use.

  Effective March 1995, the Company acquired all of the outstanding capital stock of SQL Software Corporation ("SQL"), a provider of Windows-based development tools for managing multiple relational databases, for approximately $2,000,000; the assets of Viatech Development, Inc. ("Viatech"), a provider of electronic distribution tools, for approximately $5,300,000; and the assets of BrownStone Solutions, Inc. ("BrownStone"), a vendor of repository technology, for approximately $6,300,000. Also effective March 1995, the Company acquired all of the outstanding capital stock of RELTECH Group, Inc. ("Reltech"), a vendor of repository technology, for approximately $9,800,000 in cash plus 318,453 shares of Common Stock, which had a Market Value of approximately $7,500,000 at the time of the acquisition.

  Effective July 1995, the Company acquired all of the outstanding capital stock of Advanced Software Concepts, Inc. ("ASC"), a leading provider of distributed storage network management solutions for heterogeneous environments, for approximately $7,000,000.

  Effective November 1995, the Company acquired substantially all of the assets of ProtoSoft, Inc. ("ProtoSoft"), a pioneer in portable, object-oriented analysis and design software for building enterprise-wide applications and the developer of Paradigm Plus, for approximately $30,000,000 in cash plus 582,121 shares of Common Stock, which had a Market Value of approximately $10,000,000 at the time of the acquisition.

  Effective December 1995, the Company purchased all of the outstanding capital stock of AIB Software Corporation ("AIB"), a leader in multi-platform application development and testing tools, for approximately $2,200,000 in cash plus 478,045 shares of Common Stock, which had a Market Value of approximately $9,000,000 at the time of the acquisition; Protellicess Software, Inc. ("Protellicess"), a leader in enterprise project and process management software, in exchange for 822,077 shares of Common Stock, which had a Market Value of approximately $15,000,000 at the time of the acquisition; and BMS Computer, Inc. ("BMS"), a leader in integrated chargeback systems that provide job accounting, chargeback, cost analysis and resource reporting for heterogeneous environments, for approximately $6,900,000. In conjunction with the acquisitions of AIB and Protellicess, the Company assumed stock options which converted into options to purchase 116,144 and 128,320 shares of Common Stock, respectively.

  During 1995, the Company also acquired certain software technologies with an aggregate purchase price of approximately $10,227,000.

  Internationally, during 1995, the Company acquired Echo-Soft Technologies Sarl, a software sales and consulting firm located in France, Krystal Software SA, an international affiliate of the Company in France, and

            PLATINUM technology International, inc. AND SUBSIDIARIES

Sequel UK Ltd., an international affiliate of the Company in the United Kingdom. The Company also terminated its agreements with four other international affiliates and established wholly-owned subsidiaries for these operations. The aggregate price for these transactions was approximately $11,563,000.

  Effective January 1996, the Company acquired all of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), a leading developer of performance management tools, in exchange for approximately $445,000 in cash plus 344,640 shares of Common Stock, which had a Market Value of approximately $5,800,000 at the time of the acquisition.

  Effective July 1996, the Company acquired all of the outstanding capital stock of Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), a leading provider of production scheduling software, for approximately $1,900,000. Also effective July 1996, the Company acquired all of the outstanding capital stock of Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data"), a Year 2000 solution provider, for $100,000 in cash plus 333,333 shares of Common Stock, which had a Market Value of approximately $4,000,000 at the time of the acquisition.

  Effective December 1996, the Company acquired all of the outstanding capital stock of VREAM, Inc. ("VREAM"), a leading provider of virtual reality software for the World Wide Web and other interactive environments, in exchange for 760,383 shares of Common Stock, which had a Market Value of approximately $10,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 70,257 shares of Common Stock.

  During 1996, the Company also acquired certain software technologies for an aggregate purchase price of approximately $3,513,000.

  Internationally, effective December 1996, the Company acquired substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"), a leading provider of single-sign-on security computer software for enterprise computing technology, in exchange for 2,286,222 shares of Common Stock, which had a Market Value of approximately $30,000,000 at the time of the acquisition.

  Effective February 1997, the Company acquired all of the outstanding capital stock of GEJAC, Inc. ("GEJAC"), a leading provider of UNIX and NT charge-back software, in exchange for 412,801 shares of Common Stock, which had a Market Value of approximately $6,800,000 at the time of the acquisition.

  Internationally, effective October 1997, the Company acquired all of the outstanding capital stock of ProMetrics Group Limited ("ProMetrics"), a leading provider of productivity management software, in exchange for approximately $8,000,000 in cash plus 364,396 shares of Common Stock, which had a Market Value of approximately $9,500,000 at the time of the acquisition, plus contingent consideration of approximately $11,000,000, as specified in the acquisition agreement. The Company's issuance of Common Stock was substantially used to retire approximately $7,000,000 of assumed debt under the acquisition agreement.

  On December 23, 1997, the Company and Intel Corporation ("Intel") entered into certain agreements providing for the sale and license to the Company by Intel of certain product technologies and the payment to the Company by Intel of certain cash consideration. In exchange, the Company agreed to issue to Intel 1,768,421 shares of the Company's Class II Series B Preferred Stock ("Preferred Stock"), which had a Market Value of approximately $42,000,000 on the date of the agreement, and to distribute certain products manufactured by Intel. Additionally, the Company licensed certain product technologies to Intel.

            PLATINUM technology International, inc. AND SUBSIDIARIES

  During 1997, the Company also acquired certain other software technologies for an aggregate purchase price of approximately $6,800,000.

  The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions accounted for as purchases had occurred at the beginning of each period. This summary is provided for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                                            1997        1996
                                                         ----------  ----------
                                                         (in thousands, except
                                                            per share data)
        Revenues........................................ $  747,527  $  570,875
        Net loss........................................   (108,775)    (96,125)
        Net loss per share..............................      (1.39)      (1.34)

  The Company estimates aggregate payments for acquisition-related payables in connection with the acquisitions described above to be $15,717,000, $17,682,000 and $638,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

  The Company may be required to make additional payments in future years to various former owners of acquired businesses based upon the attainment of certain operating results by such businesses. The amount of these payments was not determinable at December 31, 1997. Additional payments will be charged to compensation expense or recorded as an adjustment to the respective purchase price in the periods in which such payments are determinable.

3. Investment Securities

  At December 31, 1997, the Company classified its marketable debt and equity securities as either available-for-sale, trading or held-to-maturity. Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. Trading securities represent those securities which the Company intends to buy or sell in the near term for the purpose of generating profits on increases in market values. Held-to-maturity securities represent those securities the Company has the ability and intent to hold to maturity. At December 31, 1997, net unrealized holding gains from available-for-sale securities of $14,159,000, reduced by income taxes of approximately $5,693,000, were included as a separate component of stockholders' equity. For the year ended December 31, 1997, available-for-sale securities amounting to $24,972,000 were reclassified to trading securities. The Company reclassified its available-for-sale securities to trading securities during 1997, because the Company intended to sell the securities at various dates in the near future to benefit from increases in the market price of those securities. Unrealized holding gains from reclassified securities of approximately $19,829,000, previously reported as a separate component of stockholders' equity in the amount of $11,897,000 (net of income taxes), were recognized in pre-tax earnings for the year ended December 31, 1997. The Company sold a portion of its trading securities during 1997 and consequently reclassified the corresponding unrealized gains to realized gains. For the year ended December 31, 1997, the Company reported unrealized holding gains of approximately $12,590,000 in pre-tax earnings.

  During 1996, certain cost-basis equity investments became marketable equity securities and were reclassified as either available-for-sale or trading. The Company owns equity interests in certain technology companies that executed initial public offerings during 1996. As a result, the Company reclassified these investments based upon future trading intentions. The cost and unrealized gain, net of income taxes, on the investment transferred to the available-for-sale classification were approximately $8,383,000 and $17,805,000, respectively. The cost and unrealized gain on the investment transferred to the trading classification were approximately $1,125,000 and $920,000, respectively.

            PLATINUM technology International, inc. AND SUBSIDIARIES

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1997 were as follows:

                                              December 31, 1997
                              -------------------------------------------------
                                            Gross         Gross
                              Amortized  unrealized     unrealized
                                cost    holding gains holding losses Fair value
                              --------- ------------- -------------- ----------
                                               (in thousands)
     Current:
       Available-for-sale--
         U.S. Government
          securities.........  $ 9,395     $    25        $ --        $ 9,420
         State and municipal
          bonds..............   10,294          16          (36)       10,274
         Corporate bonds.....   15,208          26           (7)       15,227
         Marketable equity
          securities.........    3,675      13,770          --         17,445
                               -------     -------        -----       -------
                                38,572      13,837          (43)       52,366
                               -------     -------        -----       -------
       Trading securities--
         Marketable equity
          securities.........    4,338      13,867         (351)       17,854
       Held-to-maturity--
         U.S. Government
          securities.........    9,479          15          --          9,494
                               -------     -------        -----       -------
                               $52,389     $27,719        $(394)      $79,714
                               =======     =======        =====       =======
     Non-current:
       Available-for-sale--
         State and municipal
          bonds..............  $25,498     $    55        $ --        $25,553
       Held-to-maturity--
         U.S. Government
          securities.........   19,928          33          --         19,961
                               -------     -------        -----       -------
                               $45,426     $    88        $ --        $45,514
                               =======     =======        =====       =======

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1996 were as follows:

                                              December 31, 1996
                              -------------------------------------------------
                                            Gross         Gross
                              Amortized  unrealized     unrealized
                                cost    holding gains holding losses Fair value
                              --------- ------------- -------------- ----------
                                               (in thousands)
     Current:
       Available-for-sale--
         U.S. Government
          securities.........  $ 1,338     $    22         $--        $ 1,360
         State and municipal
          bonds..............    6,204           3          --          6,207
         Corporate bonds.....    2,950         --            (4)        2,946
         Marketable equity
          securities.........    8,383      29,923          --         38,306
                               -------     -------         ----       -------
                                18,875      29,948           (4)       48,819
                               -------     -------         ----       -------
       Trading securities--
         Marketable equity
          securities.........    1,125         920          --          2,045
       Held-to-maturity--
         U.S. Government
          securities.........   24,963         --            (3)       24,960
                               -------     -------         ----       -------
                               $44,963     $30,868         $ (7)      $75,824
                               =======     =======         ====       =======
     Non-current:
       Available-for-sale--
         State and municipal
          bonds..............  $ 2,122     $    51         $(38)      $ 2,135
                               =======     =======         ====       =======

            PLATINUM technology International, inc. AND SUBSIDIARIES

  The contractual maturities of debt securities at December 31, 1997 were as follows:

                                                                    Fair value
                                                                  --------------
                                                                  (in thousands)
      Due within one year........................................    $44,415
      Due after one year through five years......................     20,377
      Due after five years.......................................     25,137
                                                                     -------
                                                                     $89,929
                                                                     =======

  Using the specific identification method, the gross realized gains and gross realized losses on the sale of available-for-sale securities were approximately $44,000 and $0, respectively, for the year ended December 31, 1997, $1,032,000 and $0, respectively, for the year ended December 31, 1996 and $467,000 and $(135,000), respectively, for the year ended December 31, 1995. For the year ended December 31, 1997, the Company also sold investments classified as trading securities. Gross realized gains and gross realized losses related to these sales were $7,522,000 and $0, respectively.

4. Property and Equipment

  Property and equipment are summarized as follows:

                                                                December 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (in thousands)
      Land................................................... $  1,450 $    --
      Real estate............................................       98       98
      Furniture and fixtures.................................   36,309   30,303
      Computers and software.................................   75,171   68,106
      Transportation.........................................   11,497    8,169
      Leasehold improvements.................................   28,810   22,359
                                                              -------- --------
                                                               153,335  129,035
      Less accumulated depreciation and amortization.........   61,170   49,615
                                                              -------- --------
                                                              $ 92,165 $ 79,420
                                                              ======== ========

5. Purchased and Developed Software

  Purchased and developed software consists of the following:

                                                                December 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (in thousands)
      Purchased software..................................... $ 48,301 $ 35,461
      Software development costs.............................  141,690   89,400
                                                              -------- --------
                                                               189,991  124,861
      Less accumulated amortization..........................   72,778   41,829
                                                              -------- --------
                                                              $117,213 $ 83,032
                                                              ======== ========

  During the years ended December 31, 1997, 1996 and 1995, $62,504,000, $38,555,000 and $19,867,000, respectively, of software development costs were capitalized. The Company recognized amortization expense applicable to internally developed capitalized software of $21,361,000, $11,309,000 and $6,276,000 during 1997, 1996 and 1995, respectively. The Company recognized amortization expense applicable to purchased software of $9,588,000, $6,497,000 and $3,200,000 during 1997, 1996 and 1995, respectively. During 1997,

            PLATINUM technology International, inc. AND SUBSIDIARIES the Company wrote-off $10,214,000 of capitalized software development costs and $1,450,000 of purchased software related to the restructuring plan executed in May 1997. During 1996, the Company wrote-off $654,000 of capitalized software development costs related to certain AIB, SII and other product technologies.

6. Installment Accounts Receivable

  Installment accounts receivable consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1997     1996
                                                              --------  -------
                                                               (in thousands)
      Current installment receivables........................ $ 42,753  $19,763
      Allowance for uncollectible amounts....................     (878)    (395)
      Deferred maintenance fees..............................  (10,124)  (5,058)
      Unamortized discounts..................................   (1,708)    (707)
                                                              --------  -------
                                                              $ 30,043  $13,603
                                                              ========  =======
      Non-current installment receivables.................... $ 58,889  $40,827
      Allowance for uncollectible amounts....................   (1,616)    (816)
      Deferred maintenance fees..............................  (27,603) (16,347)
      Unamortized discounts..................................   (7,758)  (1,999)
                                                              --------  -------
                                                              $ 21,912  $21,665
                                                              ========  =======

  Installment accounts receivable represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years and are recorded net of unamortized discounts, deferred maintenance fees and allowances for uncollectible amounts.

  The Company sells a significant portion of its installment receivables to third parties. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance to an obligation, which was previously reflected as a reduction of the related installment receivable balance. The deferred maintenance is recognized ratably into income over the term of the maintenance agreement.

  Proceeds from the sale of installment receivables for 1997, 1996 and 1995 were approximately $206,916,000, $129,328,000 and $2,903,000, respectively.
There were no accounts receivable sold with recourse for the year ended December 31, 1997. Accounts receivable sold with recourse were $19,373,000 for the year ended December 31, 1996. As of December 31, 1997, there were no potential recourse obligations for accounts receivable sold with recourse. In addition to accounts receivable sold with recourse, the Company has an agreement with a third party that provides for potential recourse obligations in the form of a loss pool based on the performance of the related accounts receivable portfolio. Based on the terms of that agreement, potential recourse obligations at December 31, 1997 were $14,632,000. Based on the credit ratings of the underlying obligors to the accounts receivable and the performance history of the accounts receivable portfolio, the Company has assessed the exposure related to these recourse obligations and determined the potential liability to be minimal. The fair market value of the recourse obligations at December 31, 1997 was not determinable.

7. Employee Benefit Plans

  The Company has various defined contribution retirement plans (401(k) and profit sharing) for qualified employees. Employer contributions made under the plans totaled $1,846,000, $1,189,000 and $647,000 in 1997, 1996 and 1995,
respectively.

            PLATINUM technology International, inc. AND SUBSIDIARIES

8. Lines of Credit

  At December 31, 1997, the Company had unsecured bank lines of credit for an aggregate of $57,500,000, under which borrowings bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate plus 0.75%. These lines of credit are subject to limitations based upon certain financial covenants. At December 31, 1997, there were no borrowings outstanding under these lines of credit.

  At December 31, 1997, the Company had aggregate letters of credit outstanding for approximately $2,623,000, with expiration dates ranging from March 1998 to December 1998. These letters of credit reduce the balance available under the lines of credit.

9. Stock Options and Employee Stock Purchase Plan

  As of December 31, 1997, the Company had six stock option plans, which are described below, as well as several plans that have been assumed pursuant to acquisitions. The Company applies APB Opinion No. 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its employee stock purchase plan (the "Stock Purchase Plan").

  Had compensation cost for the Company's stock option plans and the Stock Purchase Plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below for the years ended December 31, 1997, 1996 and 1995:

                                            1997         1996          1995
                                        ------------  ------------ ------------
                                        (in thousands, except per share data)
      Net loss:
        As reported....................    $(106,128)    $(87,194)    $(114,217)
        Pro forma......................     (120,149)     (95,432)     (120,349)
      Net loss per share:
        As reported.................... $      (1.36) $     (1.21) $      (2.10)
        Pro forma......................        (1.54)       (1.33)        (2.21)

  Under SFAS No. 123, the pro forma compensation expense related to the Company's stock option plans and Stock Purchase Plan, before effects for income taxes, was approximately $23,575,000, $13,775,000 and $10,309,000 in 1997, 1996
and 1995, respectively.

  Excluding stock option plans assumed pursuant to acquisitions, the Company has six stock option plans (the "Company Plans"). The Employee Incentive Compensation Plan, 1994 Stock Incentive Plan, 1991 Option Plan and 1989 Option Plan provide for the granting of options to employees and non-employee directors for up to an aggregate of 16,160,000 shares. The Chief Executive Option Plan provides for the granting of options for up to 1,600,000 shares to the Company's Chief Executive Officer and President. Under the Directors' Option Plan, the Company may grant options for up to 500,000 shares to non-employee directors.

  In general, the options granted under the Company Plans, excluding the Directors' Option Plan, during 1997, 1996 and 1995, have similar provisions. Under these plans, the Company has granted both non-qualified and incentive stock options. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant, have a legal life of ten years, and typically vest in equal annual installments over a four-year period beginning one year from the date of grant. Certain options granted prior to 1995 have a legal life of fifteen years. The specific provisions of any grant are determined by the Compensation Committee of the Board of Directors or another designated committee.

            PLATINUM technology International, inc. AND SUBSIDIARIES

  Under the Directors' Option Plan, only non-qualified options have been granted. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant and have a legal life of ten years. The options granted in 1995 under this plan vested immediately, while those granted in 1996 and 1997 vest annually over a three-year period beginning one year from the date of grant.

  As discussed in Note 2, the Company has assumed various option grants related to certain acquisitions. The assumption of these option grants resulted in the deemed issuance by the Company of options for 1,603,835, 1,723,316 and 2,131,351 shares in 1997, 1996 and 1995, respectively. The options assumed reflect outstanding options at the time of acquisition. The provisions of the assumed options are generally the same as those provided for in the original option agreements.

  In 1996, the Company began offering the Stock Purchase Plan to its employees who work more than 20 hours per week. Under this plan, the Company is authorized to issue up to 5,000,000 shares (excluding shares assumed to be issued pursuant to acquisitions) of Common Stock. Under terms of the Stock Purchase Plan and current policies of the administrative committee, employees may elect each year to withhold between one and 50 percent of their cash compensation through regular payroll deductions to purchase Common Stock, subject to Internal Revenue Service limitations. The purchase price of the stock is 85 percent of the lower of the price at the grant date, which is the beginning of the plan year (March 1, or September 1 for employees with a start date between March 1 and August 31) or the exercise date, which is the end of each plan quarter (February 28, May 31, August 31 and November 30). As of December 31, 1997, approximately 50% of eligible employees were participating in the Stock Purchase Plan. Under the Stock Purchase Plan, the Company sold 985,755 and 281,725 shares to employees in 1997 and 1996, respectively (including amounts relating to acquired companies).

  The fair value of the stock option grants is estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for stock option grants in 1997, 1996 and 1995, respectively: weighted average option price, which equals the fair market value at date of grant, of $14.96, $14.24 and $12.94; expected dividend yields of 0% for all years; expected volatility of 61%, 55% and 55%; risk-free interest rates of 5.66%, 6.37% and 6.12%; and an expected life of five years for all years. The fair value of the employees' purchase rights pursuant to the Stock Purchase Plan are estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for purchase rights granted in 1997 and 1996, respectively: average fair market value of $13.75 and $10.75; average option price of $11.69 and $9.14; expected dividend yield of 0% for both years; expected volatility of 61% and 51%; average risk-free interest rate of 5.52% and 5.42%; and expected life of three months for both years.

  Stock option plan activity during the years ended December 31, 1997, 1996 and 1995 was as follows:

                                 1997                 1996                 1995
                          -------------------- -------------------- --------------------
                                      Weighted             Weighted             Weighted
                                      average              average              average
                                      exercise             exercise             exercise
     Fixed Options          Shares     price     Shares     price     Shares     price
     -------------        ----------  -------- ----------  -------- ----------  --------
Outstanding at beginning
 of year................  14,150,997   $11.99  11,477,651   $10.71   7,976,847   $9.03
Granted.................   4,993,131    14.96   5,022,673    14.24   4,899,247   12.94
Exercised...............  (1,850,215)   11.55  (1,446,151)   11.16    (850,221)   7.48
Canceled................  (1,595,100)    9.70    (903,176)    9.61    (548,222)  11.20
                          ----------           ----------           ----------
Outstanding at end of
 year...................  15,698,813    13.21  14,150,997    11.99  11,477,651   10.71
                          ==========           ==========           ==========
Options exercisable at
 year-end...............   7,298,672            6,891,404            5,779,310
                          ==========           ==========           ==========
Weighted-average fair
 value of options
 granted during the
 year...................  $     9.68           $     6.94           $    12.30

            PLATINUM technology International, inc. AND SUBSIDIARIES

  The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                           Options outstanding        Options exercisable
                     -------------------------------- -------------------
                                 Weighted-
                                   avg.     Weighted-           Weighted-
        Range of                 remaining    avg.                avg.
        exercise     Number of  contractual exercise  Number of exercise
         prices        shares      life       price    shares     price
        --------     ---------  ----------- --------- --------- ---------
      $  .00-- 9.63   2,348,543 5.94 years   $ 4.66   1,653,879  $ 4.31
        9.75--12.38   3,662,534 7.63          11.08   1,361,202   10.78
       12.50--13.92   3,935,693 7.94          13.27   1,466,303   13.21
       14.00--18.25   4,235,540 7.99          16.10   2,105,667   16.18
       18.31--36.40   1,516,503 8.30          23.33     711,621   23.98
                     ----------                       ---------
                     15,698,813 7.62          13.21   7,298,672   12.65
                     ==========                       =========


  During 1997, a wholly-owned subsidiary of the Company adopted a fixed stock option plan (the "1997 Option Plan"). The 1997 Option Plan provides for the granting of options to employees for up to an aggregate of 7,500,000 shares of the subsidiary's common stock. Under this plan, the subsidiary has granted non-qualified stock options. These options have an exercise price equal to the fair market value of the subsidiary's stock on the date of grant, have a legal life of ten years and vest on the sixth anniversary of the grant date. Options granted under the 1997 Option Plan are exercisable in shares of the subsidiary's common stock and are not convertible to the Company's Common Stock. During 1997, the subsidiary granted 5,170,000 options at a fair market value of $0.92. For the year ended December 31, 1997, 247,500 options were canceled. The weighted-average grant date fair value of these options was $0.33 using the Minimum Value option-pricing method and a risk-free interest rate of 5.80%.

10. Preferred Stock

  On December 23, 1997, the Company agreed, pursuant to a stock purchase agreement, to issue to Intel 1,768,421 shares of its Preferred Stock, which had a fair market value of approximately $42,000,000 on the date of subscription, in exchange for certain product technologies and other intangible assets. The shares of Preferred Stock were subscribed for as of December 31, 1997 and subsequently issued on January 14, 1998.

  The holders of the Preferred Stock have the option to convert, at any time, each share of Preferred Stock into one share of Common Stock. Each share of Preferred Stock will automatically convert into one share of Common Stock upon the transfer by any holder of Preferred Stock in a non-permitted transfer. In the event of a liquidation of the Company, the holders of the Preferred Stock are entitled to receive $23.75 per share plus the amount of any declared but unpaid dividends. The conversion and liquidation terms are subject to adjustment based upon subsequent changes in equity interests.

  As of December 31, 1997, the Company had reserved 1,768,421 shares of its authorized Common Stock to be issued upon conversion of the Preferred Stock.

            PLATINUM technology International, inc. AND SUBSIDIARIES

11. Income Taxes

  Income (loss) from continuing operations before income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                    1997      1996      1995
                                                  --------  --------  ---------
                                                        (in thousands)
      U.S. ...................................... $(98,309) $(74,457) $(125,895)
      Non-U.S....................................   16,665   (19,077)     4,655
                                                  --------  --------  ---------
          Total.................................. $(81,644) $(93,534) $(121,240)
                                                  ========  ========  =========

  Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                      1997     1996      1995
                                                     -------  -------  --------
                                                          (in thousands)
      Current:
        Federal..................................... $ 3,939  $ 1,562  $  1,741
        State.......................................   1,159      336       419
        Foreign.....................................   2,309    1,987       642
      Deferred:
        Federal.....................................  22,221   (9,458)   (8,511)
        State.......................................  (3,539)  (4,179)   (5,105)
        Foreign.....................................  (2,630)     --        --
                                                     -------  -------  --------
                                                     $23,459  $(9,752) $(10,814)
                                                     =======  =======  ========

  The reconciliation of income taxes computed using the Federal statutory rate of 35% to the income tax provision is as follows for the years ended December 31, 1997, 1996 and 1995:

                                                   1997      1996      1995
                                                 --------  --------  --------
                                                       (in thousands)
      Income tax computed at statutory rate..... $(28,576) $(32,737) $(42,434)
      State income tax, net of Federal tax
       benefit..................................   (2,532)   (3,693)   (4,748)
      Research and experimentation credits......   (3,882)   (1,720)   (1,213)
      Foreign tax credit........................     (117)      (59)     (239)
      Foreign taxes.............................    1,271       751       240
      Foreign sales corporation.................     (557)   (1,036)     (294)
      Municipal interest........................      (80)     (289)     (554)
      Stock acquisitions........................    9,953     6,281    11,450
      Nondeductible merger costs................      730     2,414     4,625
      Change in valuation allowance.............   43,365    18,490    22,939
      Other.....................................    3,884     1,847      (586)
                                                 --------  --------  --------
      Effective tax............................. $ 23,459  $ (9,752) $(10,814)
                                                 ========  ========  ========

            PLATINUM technology International, inc. AND SUBSIDIARIES

  The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:

                                                             1997       1996
                                                           ---------  --------
                                                             (in thousands)
      Deferred tax assets:
        Deferred revenue.................................. $   6,419  $  1,152
        Allowance for doubtful accounts...................       670       876
        Net operating loss carryforwards..................   125,005   102,645
        Foreign net operating losses......................     2,630       --
        General business, AMT and state tax credits.......    13,981     9,704
        Foreign tax credits...............................       952     1,138
        Accrued expenses and reserves.....................    13,031     4,091
        Rent abatement....................................     2,471     1,957
        Fixed assets......................................       444       602
        Intangibles.......................................       469       --
        Deferred compensation.............................       --        193
        Other.............................................     9,185     9,854
                                                           ---------  --------
          Total gross deferred tax assets.................   175,257   132,212
        Less valuation allowance..........................  (113,933)  (70,568)
                                                           ---------  --------
          Net deferred tax assets.........................    61,324    61,644
                                                           ---------  --------
      Deferred tax liabilities:
        Capitalized software, net.........................    36,420    23,908
        Installment sales.................................       819       826
        Depreciation and amortization.....................       502       459
        Deferred revenue..................................       524       235
        Acquired technology...............................     1,000     3,124
        Unrealized gain on marketable equity securities...    11,161    12,499
        Other.............................................       --        223
                                                           ---------  --------
          Total gross deferred tax liabilities............    50,426    41,274
                                                           ---------  --------
          Net deferred tax assets......................... $  10,898  $ 20,370
                                                           =========  ========

  The net change in the valuation allowance during 1997, 1996 and 1995 was an increase of $43,365,000, $12,549,000 and $22,939,000, respectively.

  The Company has reduced gross deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will, more likely than not, be realized. The net deferred tax asset at December 31, 1997 reflects management's estimate of the amount that will be realized as a result of future profitability. The amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income are reduced.

  At December 31, 1997, the Company had approximately $308,900,000 of net operating loss carryforwards and $14,600,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2012. The Company's ability to utilize the net operating loss carryforwards and available tax credits may be limited due to changes in ownership as a result of business combinations.

            PLATINUM technology International, inc. AND SUBSIDIARIES

12. Convertible Subordinated Notes

  In November 1996, the Company issued $115,000,000 of convertible subordinated notes (the "1996 Notes") due November 15, 2001, bearing interest at 6.75% annually. Interest is payable semi-annually on May 15 and November 15. The holders of the 1996 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The 1996 Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing November 15, 1999 at 102.7% of their principal amount and during the twelve-month period commencing November 15, 2000 at 101.35% of their principal amount. During 1997, $10,000 of the 1996 Notes were converted to Common Stock. As of December 31, 1997, $114,990,000 of the 1996 Notes were outstanding.

  The Company estimated the fair value of the 1996 Notes as of December 31, 1997 at approximately $236,879,000, based upon their trading price on the Nasdaq SmallCap Market on that date.

  In December 1997, the Company issued $150,000,000 of convertible subordinated notes (the "1997 Notes") due December 15, 2002, bearing interest at 6.25% annually. Interest is payable semi-annually on June 15 and December 15, commencing June 15, 1998. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. The 1997 Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing December 15, 2000 at 102.5% of their principal amount and during the twelve-month period commencing December 15, 2001 at 101.25% of their principal amount. As of December 31, 1997, $150,000,000 of the 1997 Notes were outstanding.

  The Company estimated the fair value of the 1997 Notes as of December 31, 1997 at approximately $159,375,000, based upon their bid price in the convertible debentures market on that date.

  For the years ended December 31, 1998, 1999, 2000, 2001 and 2002, aggregate annual maturities of the 1996 Notes and the 1997 Notes are $0, $0, $0, $114,990,000 and $150,000,000, respectively.

13. Restructuring

  In August 1996, the Company's wholly-owned subsidiary, LBMS (acquired as of May 12, 1998), executed a plan to restructure its operations. During the second half of 1996, LBMS recorded a restructuring charge of $14,109,000, net of $3,512,000 in sublease rentals and recoveries from the sale of a product line. The restructuring charge was comprised primarily of abandoned lease costs, severance and other personnel costs and write-offs of excess equipment and other assets. During 1997, LBMS recorded a restructuring benefit of $1,490,000 related to sublease rental activity. This benefit was offset against the Company's restructuring charge recorded in 1997, as discussed below.

  In the fourth quarter of 1996, the Company's wholly-owned subsidiary, Logic Works (acquired as of May 28, 1998), implemented a restructuring plan to streamline its operations by reducing its workforce, consolidating and reorganizing certain operations and writing off certain fixed assets and other impaired assets. The plan included the closing and moving of several offices and the termination of approximately 25 employees across all departments. Logic Works recorded a charge of $2,203,000 relating to this restructuring.

  In May 1997, the Company executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the previous three years. The Company also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, the

            PLATINUM technology International, inc. AND SUBSIDIARIES

Company reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

  The Company recorded a restructuring charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; write-offs of excess equipment, furniture and fixtures; write-offs of capitalized software costs and other intangible assets related to the termination of development efforts for certain discontinued products, as well as penalties for the cancellation of distributorship agreements for such products; and severance and other employee-related costs of the terminated staff.

  The following table summarizes the Company's restructuring activity for the years ended December 31, 1997 and 1996:

                                              Intangible
                                              assets and
                                              penalties
                                    Severance    for     Property
                           Excess      and    cancelled     and
                         facilities benefits  agreements equipment  Total
                         ---------- --------- ---------- --------- -------
                                          (in thousands)
Total accrued restructuring costs at December 31, 1995............ $ 1,068
                                                                   =======
1996 restructuring
 charges:
  Cash-related charges..  $ 7,021    $ 4,388   $ 1,463    $  --    $12,872
  Non-cash charges......      --         --        368     3,072     3,440
                          -------    -------   -------    ------   -------
                          $ 7,021    $ 4,388   $ 1,831    $3,072    16,312
                          =======    =======   =======    ======
Payments made in 1996.............................................  (2,977)
Write-offs taken in 1996..........................................  (3,440)
                                                                   -------
  Total accrued restructuring costs at December 31, 1996..........  10,963
Less current portion..............................................   3,096
                                                                   -------
Long-term accrued restructuring costs............................. $ 7,867
                                                                   =======
1997 restructuring
 charges:
  Cash-related charges..  $22,542    $10,364   $ 3,236    $  --    $36,142
  Non-cash charges......      --         --     16,177     3,510    19,687
                          -------    -------   -------    ------   -------
                          $22,542    $10,364   $19,413    $3,510    55,829
                          =======    =======   =======    ======
Payments made in 1997............................................. (17,784)
Write-offs taken in 1997.......................................... (19,687)
                                                                   -------
Total accrued restructuring costs at December 31, 1997............  29,321
Less current portion..............................................   7,391
                                                                   -------
Long-term accrued restructuring costs............................. $21,930
                                                                   =======

            PLATINUM technology International, inc. AND SUBSIDIARIES

14. Derivative Financial Instruments

  The Company conducts business on a global basis in numerous major international currencies and is, therefore, exposed to adverse movements in foreign currency exchange rates. The Company has established a foreign currency hedging program utilizing forward foreign exchange contracts to reduce certain currency exposures. These contracts hedge exposures associated with nonfunctional currency assets and liabilities denominated in Japanese, Australian, numerous Asian and various European currencies. At the present time, the Company hedges only those currency exposures associated with certain nonfunctional currency assets and liabilities resulting from intercompany balances and does not generally hedge anticipated foreign currency cash flows. The Company does not enter into forward exchange contracts for trading purposes.

  Gains and losses on the foreign currency forward exchange contracts are included in other income and offset foreign exchange gains and losses from the revaluation of intercompany balances denominated in currencies other than the functional currency of the reporting entity. The Company's forward contracts generally have original maturities of one month.

  The table below provides information as of December 31, 1997 about the Company's foreign currency forward exchange contracts, including notional values of outstanding forward contracts purchased and sold and the unrealized gains or losses recorded for each contract.

                                             Notional
                                               value    Notional    Unrealized
                                             purchased value sold gains (losses)
                                             --------- ---------- --------------
                                                       (in thousands)
      European currencies...................  $4,407    $(20,649)     $(173)
      Asian currencies......................     --         (412)         4
      Japanese Yen..........................     --         (972)         4
      Australian Dollar.....................     --         (338)        11
                                              ------    --------      -----
          Total.............................  $4,407    $(22,371)     $(154)
                                              ======    ========      =====

  While the notional or contract amounts of the Company's forward exchange contracts provide one measure of the volume of these transactions, they do not represent the Company's full exposure to credit risk. The Company faces additional risks if the banking counterparties are unable to meet the terms of the agreements. The Company has established policies to minimize such risks and will only execute forward exchange contracts with major financial institutions. The Company has assessed the potential exposure related to default by such institutions to be minimal.

15. Commitments and Contingencies

 Operating Leases

  The Company leases office space and certain computer and telecommunications equipment under long-term lease agreements expiring through the year 2016. Total future minimum lease payments under noncancelable leases are as follows:

                                            Amount
                                        --------------
                                        (in thousands)
             1998......................    $ 45,116
             1999......................      36,860
             2000......................      27,852
             2001......................      23,103
             2002 and thereafter.......      50,507
                                           --------
                 Total.................    $183,438
                                           ========

            PLATINUM technology International, inc. AND SUBSIDIARIES

  Future minimum lease payments have not been reduced by minimum sublease rentals of $603,000 due in the future under noncancelable subleases. Total rent expense under all operating leases, net of insignificant sublease rental income, amounted to $35,798,000, $26,116,000 and $18,778,000 in 1997, 1996 and
1995, respectively.

Litigation

  The Company is subject to certain legal proceedings and claims that have arisen in the ordinary course of business and have not been fully adjudicated. Management currently believes the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.

16. Other Income, Net

  Other income (expense), net, for the years ended December 31, 1997, 1996 and 1995 is comprised of the following:

                                                       1997     1996    1995
                                                      -------  ------  ------
                                                         (in thousands)
      Interest income................................ $ 9,200  $8,691  $6,020
      Interest expense...............................  (9,314) (2,254) (1,602)
      Foreign exchange gains (losses)................     597    (301)     51
      Net realized gains on sales of investments.....   7,566   1,032     332
      Unrealized gains on marketable equity
       securities....................................  12,590     923       6
      Other..........................................    (142)    (16)   (184)
                                                      -------  ------  ------
                                                      $20,497  $8,075  $4,623
                                                      =======  ======  ======

17. Segment and Geographic Information

  The Company operates in one industry segment. The Company markets and services its products in the United States and in foreign countries through its direct sales organization and affiliates (which are non-controlled product representatives).

  The following table presents information about the Company by geographic area for the years ended December 31, 1997, 1996 and 1995. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.

                                        Domestic    Europe    Other     Total
                                        ---------  --------  -------  ---------
                                                   (in thousands)
      1997
        Revenues....................... $ 548,845  $127,438  $62,597  $ 738,880
        Operating income (loss)........  (118,806)    4,934   11,731   (102,141)
        Identifiable assets............   802,949   108,541   61,417    972,907
      1996
        Revenues....................... $ 399,127  $104,633  $49,724  $ 553,484
        Operating loss.................   (82,532)  (13,938)  (5,139)  (101,609)
        Identifiable assets............   614,448    85,288   36,932    736,668
      1995
        Revenues....................... $ 283,658  $ 80,232  $44,535  $ 408,425
        Operating income (loss)........  (130,518)    5,154     (499)  (125,863)
        Identifiable assets............   436,864    64,286   28,465    529,615

            PLATINUM technology International, inc. AND SUBSIDIARIES

  The revenues and operating income (loss) amounts above exclude the effect of intercompany royalties. The domestic operating losses in 1997, 1996 and 1995 include all merger costs, restructuring costs and acquired in-process technology charges.

  No single customer accounted for 10% or more of total revenues in 1997, 1996 or 1995.

18. Discontinued Operations

  On July 29, 1997, Mastering, a wholly-owned subsidiary of the Company (acquired as of April 21, 1998), announced its intention to dispose of its outdoor media business segment. On September 16, 1997, Mastering sold the assets of its outdoor media business segment for approximately $4,000,000 in cash and approximately $600,000 in notes receivable, resulting in a pre-tax gain of approximately $1,100,000. Mastering approved the disposition of the outdoor media business segment, including a plan for Mastering to identify potential buyers, on May 17, 1997. As a result, the segment is accounted for as a discontinued operation in the consolidated financial statements for all periods presented, with a measurement date of May 17, 1997.

  The following table presents approximate revenues and net income (loss) for the outdoor media business segment for the period of January 1, 1997 to September 16, 1997 and the years ended December 31, 1996 and 1995:

                                                           For the Years Ended
                                                              December 31,
                                       January 1, 1997 to ---------------------
                                       September 16, 1997    1996       1995
                                       ------------------ ---------- ----------
                                                    (in thousands)
      Revenues........................     $2,100,000     $3,900,000 $4,000,000
      Net income (loss)...............       (200,000)       500,000   (600,000)

  Included in the net loss for the period of January 1, 1997 to September 16, 1997 is approximately $200,000 of costs related to the sale of the segment. The net loss for the period of May 18, 1997 to September 16, 1997 was approximately $800,000.

  On July 29, 1997, Mastering announced its intention to dispose of its interactive business segment. On September 26, 1997, Mastering sold the assets of its interactive business segment for $13,500,000 in cash and the right to future payments contingent on the segment's future earnings, resulting in a pre-tax gain of approximately $5,600,000. As a result of this transaction, the interactive business segment is accounted for as a discontinued operation in the consolidated financial statements for all periods presented, with a measurement date of July 28, 1997.

  The following table presents approximate revenues and net loss for the interactive business segment for the period of January 1, 1997 to September 26, 1997 and the years ended December 31, 1996 and 1995:

                                                         For the Years Ended
                                                             December 31,
                                     January 1, 1997 to -----------------------
                                     September 26, 1997    1996         1995
                                     ------------------ -----------  ----------
                                                  (in thousands)
      Revenues......................    $13,000,000     $14,300,000  $6,700,000
      Net loss......................     (5,100,000)     (4,100,000) (2,600,000)

  Included in the net loss for the period of January 1, 1997 to September 26, 1997 is approximately $1,500,000 of costs related to the organizational realignment and the sale of the interactive business segment. The net loss for the period of July 29, 1997 to September 26, 1997 was approximately $2,600,000.

            PLATINUM technology International, inc. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


  Mastering sold the following assets and was relieved of the following liabilities related to the outdoor media and interactive business segments at their respective sale dates:

      Assets:
        Current assets
          Accounts receivable, net................................. $ 3,938,000
          Other current assets.....................................   2,345,000
                                                                    -----------
            Total current assets...................................   6,283,000
                                                                    -----------
          Property, plant and equipment, net.......................   5,711,000
          Goodwill and other assets, net...........................   3,389,000
                                                                    -----------
            Total assets...........................................  15,383,000
                                                                    -----------
      Liabilities:
        Current liabilities
          Accounts payable.........................................     778,000
          Accrued liabilities......................................   1,764,000
          Other current liabilities................................   1,148,000
                                                                    -----------
            Total current liabilities..............................   3,690,000
                                                                    -----------
          Non-current liabilities..................................     277,000
                                                                    -----------
            Total liabilities......................................   3,967,000
                                                                    -----------
      Net assets sold.............................................. $11,416,000
                                                                    ===========

  Effective June 30, 1995, Mastering discontinued the operations of Production Masters, Inc. ("PMI"), a company that operated an audio and video post-production studio. The assets were sold to a third party for approximately $700,000, and all proceeds from the liquidation of the assets were paid to the previous owner of the PMI business in satisfaction of all acquisition-related liabilities. As a result, the operations of PMI through its disposition have been reflected as discontinued operations in the consolidated financial statements for all periods presented. Mastering recorded a loss on the disposal of this segment of approximately $350,000, consisting of approximately $58,000 to write down the segment's assets and $292,000 of payroll and other operating costs incurred from the measurement date through the date of final disposition. In addition, during 1995, Mastering recorded approximately $294,000 for losses from PMI operations prior to the measurement date. During 1996, Mastering recorded a gain of $198,000, net of income taxes, from discontinued operations, representing the settlement of certain contingencies related to the PMI business segment.

                              MEMCO SOFTWARE LTD.

                          CONSOLIDATED BALANCE SHEETS

                In thousands of U.S. dollars (except share data)

                                                           September 30, December 31,
                         ASSETS                                1998          1997
                         ------                            ------------- ------------
                                                            (Unaudited)    (Audited)
Current assets:
  Cash and cash equivalents..............................    $ 18,786      $ 8,780
  Short-term investments.................................      31,290       51,827
  Trade receivables......................................      15,110       11,566
  Other receivables and prepaid expenses.................       4,202        1,376
                                                             --------      -------
      Total current assets...............................      69,388       73,549
                                                             --------      -------
Property and equipment:
  Cost...................................................       5,376        3,277
  Less--accumulated depreciation.........................       1,459          749
                                                             --------      -------
                                                                3,917        2,528
                                                             --------      -------
Long-term investment.....................................         875          775
                                                             --------      -------
Excess of cost over net assets acquired and other assets,
 net.....................................................      24,866          881
                                                             --------      -------
      Total assets.......................................    $ 99,046      $77,733
                                                             ========      =======
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Current maturities of long-term loans..................    $    233      $    30
  Accounts payable--trade................................       1,338        1,030
  Other current liabilities..............................      14,909       11,106
                                                             --------      -------
      Total current liabilities..........................      16,480       12,166
                                                             --------      -------
Long-term liabilities:
  Deferred income........................................         --         1,412
  Loans from banks and others............................          30           53
  Accrued severance pay..................................       1,090          773
                                                             --------      -------
      Total long-term liabilities........................       1,120        2,238
                                                             --------      -------
Shareholders' equity:
  Share capital:
    Ordinary shares of NIS 0.01 par value
    Authorized 30,000,000 shares; Issued and outstanding
     17,521,755 shares as of September 30, 1998,
     15,791,196 shares as of December 31, 1997                     54           50
  Share premium..........................................      98,583       53,876
  Deferred compensation..................................         (27)        (102)
  Retained earnings......................................     (17,164)       9,505
                                                             --------      -------
      Total shareholders' equity.........................      81,446       63,329
                                                             --------      -------
      Total liabilities and shareholders' equity.........    $ 99,046      $77,733
                                                             ========      =======

    The accompanying notes to the financial statements form an integral part thereof.

                              MEMCO SOFTWARE LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

      In thousands of U.S. dollars (except share data and per share data)

                                     Three Months Ended     Nine Months Ended
                                        September 30,         September 30,
                                    --------------------- ----------------------
                                       1998       1997       1998        1997
                                    ---------- ---------- ----------  ----------
                                                    (Unaudited)
Revenues..........................  $   14,789 $    8,082 $   33,892  $   18,457
Cost of revenues..................       1,923        816      4,114       1,983
                                    ---------- ---------- ----------  ----------
    Gross profit..................      12,866      7,266     29,778      16,474
                                    ---------- ---------- ----------  ----------
Operating expenses:
  Research and development costs,
   net............................       1,971      1,079      4,357       2,854
  Marketing and selling expenses..       6,829      3,644     16,273       7,858
  General and administrative
   expenses.......................       1,638        755      3,496       1,994
  Amortization of excess of cost
   over net assets acquired, net..         771        --       1,286         --
  Acquired in-process technology..         --         --      31,553         --
                                    ---------- ---------- ----------  ----------
    Total operating expenses......      11,209      5,478     56,965      12,706
                                    ---------- ---------- ----------  ----------
Operating income (loss)...........       1,657      1,788    (27,187)      3,768
Financing income, net.............         611      1,020      2,218       2,342
                                    ---------- ---------- ----------  ----------
Income (loss) before taxes on
 income...........................       2,268      2,808    (24,969)      6,110
Taxes on income...................         700        300      1,700         705
                                    ---------- ---------- ----------  ----------
    Net income (loss).............  $    1,568 $    2,508 $  (26,669) $    5,405
                                    ========== ========== ==========  ==========
Net income (loss) per share:
  Basic...........................  $     0.09 $     0.16 $    (1.59) $     0.35
                                    ========== ========== ==========  ==========
  Diluted.........................  $     0.09 $     0.15 $    (1.59) $     0.33
                                    ========== ========== ==========  ==========
Weighted average number of shares:
  Basic...........................  17,572,196 15,652,343 16,824,737  15,527,038
                                    ========== ========== ==========  ==========
  Diluted.........................  18,394,441 16,879,275 16,824,737  16,550,513
                                    ========== ========== ==========  ==========


The accompanying notes to the financial statements form an integral part there-
                                      of.

                              MEMCO SOFTWARE LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          In thousands of U.S dollars

                                                            Nine Months Ended
                                                              September 30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                                                               (Unaudited)
Cash flows from operating activities:
  Net income (loss)........................................ $(26,669) $  5,405
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities (see below)............   (2,118)   (3,212)
  Acquired in-process technology...........................   31,553       --
                                                            --------  --------
      Net cash provided by operating activities............    2,766     2,193
                                                            --------  --------
Cash flows from investing activities:
  Purchase of consolidated companies, net of cash
   acquired................................................  (12,297)      --
  Purchase of property and equipment.......................   (1,912)   (1,115)
  Decrease (increase) in short-term investments, net.......   20,537   (48,714)
  Long-term investment.....................................     (100)     (775)
  Proceeds from sale of equipment..........................      186       --
  Increase in other assets, net............................     (360)      (45)
                                                            --------  --------
      Net cash (used in) provided by investing activities..    6,054   (50,649)
                                                            --------  --------
Cash flows from financing activities:
  Issuance of shares (exercise of options).................    1,146       478
  Long-term loans..........................................       63       --
  Repayment of long-term loans.............................      (23)     (118)
                                                            --------  --------
      Net cash provided by financing activities............    1,186       360
                                                            --------  --------
Increase (decrease) in cash and cash equivalents...........   10,006   (48,096)
Cash and cash equivalents at beginning of year.............    8,780    52,016
                                                            --------  --------
Cash and cash equivalents at end of year................... $ 18,786  $  3,920
                                                            ========  ========
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
  Items not involving cash flows:
    Amortization of deferred compensation.................. $     75  $    147
    Depreciation and amortization..........................    2,289       315
    Severance pay, net.....................................      113        62
    Deferred income........................................   (1,412)   (1,412)
  Changes in operating assets and liabilities:
    Increase in receivables and prepaid expenses...........   (5,918)   (1,636)
    Increase in payables and other current liabilities.....    2,735      (688)
                                                            --------  --------
      Net adjustments...................................... $ (2,118) $ (3,212)
                                                            ========  ========

    The accompanying notes to the financial statements form an integral part thereof.

                              MEMCO SOFTWARE LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1--BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States relating to the provision of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and notes for the year ended December 31, 1997.

Note 2--BUSINESS COMBINATIONS

  In the quarter ended June 30, 1998 Memco completed the acquisition of all the shares of Network Information Technology, Inc. ("NIT") and AbirNet Ltd. ("AbirNet"). Both transactions were accounted for under the purchase method of accounting. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The amounts allocated to acquired in-process technology have been expensed at the time of acquisition. The excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited. The aggregate purchase price of both acquisitions and expensed transaction costs was approximately $56 million. The amount of purchase price in excess of the in-process research and development acquired is approximately $25 million. Such excess amount is composed of both goodwill, which is amortized over a 7-year period, and tangible assets, which are amortized over a 5-year period.

  NIT is involved in development of an intranet security application aimed at UNIX and Windows NT environments. The purchase price was $28 million (821,452 ordinary shares).

  AbirNet is involved in development of network security applications. The purchase price was $28 million (approximately $12 million in cash and 624,413 ordinary shares valued at approximately $16 million).

  The unaudited consolidated statements of operations reflect the results of operations of NIT and AbirNet since the effective dates of the acquisitions.

  The following unaudited pro forma summary presents Memco's results of operations as if the acquisitions of AbirNet and NIT had occurred at the beginning of each period. This summary is provided for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of their respective dates, or of results that may occur in the future.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

              In thousands of U.S dollars (except per share data)
                          Year ended December 31, 1997

                                           Actual                 Pro Forma
                                   ------------------------  -------------------
                                    Memco  AbirNet    NIT    Adjustment Combined
                                   ------- -------  -------  ---------- --------
Revenues.......................... $30,591 $   655  $    87             $31,333
                                   ======= =======  =======             =======
Operating income (loss)........... $ 6,815 $(1,701) $(1,539)  $(3,572)  $     3
                                   ======= =======  =======   =======   =======
Net income (loss)................. $ 9,076 $(1,650) $(1,509)  $(4,256)  $ 1,661
                                   ======= =======  =======   =======   =======
Net income per share:
  Basic........................... $  0.58                              $  0.10
                                   =======                              =======
  Diluted......................... $  0.55                              $  0.09
                                   =======                              =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholders Of
MEMCO SOFTWARE LTD.

  We have audited the accompanying consolidated balance sheets of MEMCO SOFTWARE LTD. as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Israel and in the United States including those prescribed under the Auditors' Regulations (Auditor's Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1997, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

     /s/ Luboshitz, Kasierer & Co.             /s/ Chaikin, Cohen, Rubin
   Member Firm of Andersen Worldwide      Certified Public Accountants (lsr.)

Tel-Aviv, February 16, 1998

                              MEMCO SOFTWARE LTD.

                          CONSOLIDATED BALANCE SHEETS

                In thousands of U.S. dollars (except share data)

                                                                         As of
                                                                     December 31,
                                                                     --------------
                                                                      1996    1997
                                                                     ------  ------
                               ASSETS
                               ------
Current assets:
  Cash and cash equivalents......................................... 52,016   8,780
  Deposits and banks................................................  3,662  51,827
  Trade receivables.................................................  6,164  11,566
  Other receivables and prepaid expenses............................    928   1,376
                                                                     ------  ------
      Total current assets.......................................... 62,770  73,549
                                                                     ------  ------
Property and equipment
  Cost..............................................................  1,521   3,277
  Less--accumulated depreciation....................................    299     749
                                                                     ------  ------
                                                                      1,222   2,528
                                                                     ------  ------
Long-term investment................................................    --      775
                                                                     ------  ------
Other assets........................................................    523     881
                                                                     ------  ------
      Total assets.................................................. 64,515  77,733
                                                                     ======  ======
                LIABILITIES AND SHAREHOLDERS' EQUITY
                ------------------------------------
Current liabilities:
  Current maturities of long-term loans.............................     54      30
  Accounts payable--trade...........................................    647   1,030
  Other current liabilities (Note 3)................................  6,951  11,106
                                                                     ------  ------
      Total current liabilities.....................................  7,652  12,166
                                                                     ------  ------
Long-term liabilities:
  Deferred income...................................................  3,295   1,412
  Loans from banks and others.......................................    157      53
  Accrued severance pay (Note 4)....................................    471     773
                                                                     ------  ------
      Total long-term liabilities...................................  3,923   2,238
                                                                     ------  ------
Commitments and contingencies (Note 5)
Shareholders' equity (Note 6)
  Share capital
    Ordinary shares of NIS 0.01 par value
    Authorized 30,000,000 shares; Issued and outstanding 15,791,196 shares as of December 31, 1997, 15,476,467 shares as of
     December 31, 1996..............................................     48      50
  Share premium..................................................... 52,761  53,876
  Deferred compensation.............................................   (298)   (102)
  Retained earnings.................................................    429   9,505
                                                                     ------  ------
      Total shareholders' equity.................................... 52,940  63,329
                                                                     ------  ------
      Total liabilities and shareholders' equity.................... 64,515  77,733
                                                                     ======  ======

    The accompanying notes to the financial statements form an integral part thereof.

                              MEMCO SOFTWARE LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         In thousands of U.S. dollars (except share and per share data)

                                                  Year ended December 31,
                                              ---------------------------------
                                                 1995        1996       1997
                                              ----------  ---------- ----------
Revenues (Note 8)............................      1,549      15,312     30,591
Cost of revenues.............................        242       1,603      3,087
                                              ----------  ---------- ----------
    Gross profit.............................      1,307      13,709     27,504
                                              ----------  ---------- ----------
Operating expenses:
  Research and development costs, net (Note
   5)........................................        872       2,254      4,066
  Marketing and selling expenses.............      2,361       7,417     13,628
  General and administrative expenses........        535       1,506      2,995
                                              ----------  ---------- ----------
    Total operating expenses.................      3,768      11,177     20,689
                                              ----------  ---------- ----------
Operating income (loss)......................     (2,461)      2,532      6,815
Financing income, net........................        298       1,282      3,196
                                              ----------  ---------- ----------
Income (loss) before taxes on income.........     (2,163)      3,814     10,011
Taxes on income (Note 7).....................        300         430        935
                                              ----------  ---------- ----------
    Net income (loss)........................     (2,463)      3,384      9,076
                                              ==========  ========== ==========
Net income (loss) per share (Note 10)
  Basic......................................      (0.23)       0.27       0.58
                                              ==========  ========== ==========
  Diluted....................................      (0.23)       0.25       0.55
                                              ==========  ========== ==========
Weighted average number of shares
  Basic...................................... 10,768,456  12,721,493 15,573,886
                                              ==========  ========== ==========
  Diluted.................................... 10,768,456  13,469,177 16,647,697
                                              ==========  ========== ==========


    The accompanying notes to the financial statements form an integral part thereof.

                              MEMCO SOFTWARE LTD.

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN SHAREHOLDERS' EQUITY

                In thousands of U.S. dollars (except share data)

                                                                       Retained
                                                                       earnings
                            Number    Share   Share       Deferred   (accumulated
                          of shares  capital premium    compensation   deficit)   Total
                          ---------- ------- -------    ------------ ------------ ------
Balance as of January 1,
 1995...................   9,337,747     8    1,603           --          (492)    1,119
Shares issued...........   2,334,436     2    5,509           --           --      5,511
Deferred compensation...         --    --     1,172        (1,172)         --        --
Amortization of deferred
 compensation...........         --    --       --            531          --        531
Distribution to
 shareholders...........         --    --    (1,196)          --           --     (1,196)
Net loss................         --    --       --            --        (2,463)   (2,463)
                          ----------   ---   ------        ------       ------    ------
Balance as of December
 31, 1995...............  11,672,183    10    7,088          (641)      (2,955)    3,502
Shares issued...........   3,804,284    38   45,673(1)        --           --     45,711
Amortization of deferred
 compensation...........         --    --       --            343          --        343
Net income..............         --    --       --            --         3,384     3,384
                          ----------   ---   ------        ------       ------    ------
Balance as of December
 31, 1996...............  15,476,467    48   52,761          (298)         429    52,940
Shares issued (exercise
 of options), net.......     314,729     2    1,115           --           --      1,117
Amortization of deferred
 compensation...........         --    --       --            196          --        196
Net income..............         --    --       --            --         9,076     9,076
                          ----------   ---   ------        ------       ------    ------
Balance as of December
 31, 1997...............  15,791,196    50   53,876          (102)       9,505    63,329
                          ==========   ===   ======        ======       ======    ======

--------
(1) Net of share issue expenses amounting to $6,327.


    The accompanying notes to the financial statements form an integral part thereof.

                              MEMCO SOFTWARE LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          In thousands of U.S. dollars

                                                     Year ended December 31,
                                                     -------------------------
                                                      1995     1996     1997
                                                     -------  -------  -------
Cash flows from operating activities:
  Net income (loss)................................. $(2,463) $ 3,384  $ 9,076
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities (see
   below)...........................................   5,631   (1,582)  (2,403)
                                                     -------  -------  -------
      Net cash provided by operating activities.....   3,168    1,802    6,673
                                                     -------  -------  -------
Cash flows from investing activities:
  Purchase of property and equipment................    (488)    (821)  (1,756)
  Decrease (increase) in deposits with banks........  (4,753)   1,122  (48,165)
  Long-term investment..............................     --       --      (775)
  Increase in other assets..........................     --      (201)    (202)
                                                     -------  -------  -------
      Net cash (used in) provided by investing
       activities...................................  (5,241)     100  (50,898)
                                                     -------  -------  -------
Cash flows from financing activities:
  Issuance of shares (exercise of options), net.....   5,511   46,512    1,117
  Long-term loans...................................     150      --       --
  Repayment of long-term loans......................     (25)     (50)    (128)
  Repayment of short-term loans to shareholders.....     --    (1,017)     --
                                                     -------  -------  -------
      Net cash provided by financing activities.....   5,636   45,445      989
                                                     -------  -------  -------
Increase (decrease) in cash and cash equivalents....   3,563   47,347  (43,236)
Cash and cash equivalents at beginning of year......   1,106    4,669   52,016
                                                     -------  -------  -------
Cash and cash equivalents at end of year............ $ 4,669  $52,016  $ 8,780
                                                     =======  =======  =======
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Items not involving cash flows:
    Amortization of deferred compensation........... $   531  $   343  $   196
    Depreciation and amortization...................      82      192      461
    Severance pay, net..............................      66      143      135
    Deferred income.................................   5,175   (1,880)  (1,883)
  Changes in operating assets and liabilities:
    Increase in receivables.........................    (953)  (6,027)  (6,335)
    Increase in payables and other current
     liabilities....................................     730    5,647    5,023
                                                     -------  -------  -------
      Net adjustments............................... $ 5,631  $(1,582) $(2,403)
                                                     =======  =======  =======
Income taxes paid................................... $   300  $   177  $   502
                                                     =======  =======  =======
Noncash activities:
  In 1995, a distribution to shareholders (less
   applicable withholding taxes) was converted into
   a short-term loan in the amount of $1,017.

    The accompanying notes to the financial statements form an integral part thereof.

                              MEMCO SOFTWARE LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          In thousands of U.S. dollars

Note 1--GENERAL

  A. The Company develops, markets, licenses and supports software products designed to protect and manage access to critical information assets and system resources in an open client/server environment.

  B. The financial statements of the Company have been prepared in U.S. dollars, as the currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar. Most of the Company's sales are made outside Israel in foreign currencies (mainly the U.S. dollar). In addition, most expenses are incurred outside Israel, primarily in U.S. dollars.

  Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with the principles identical to those set forth in Statement No. 52 of the Financial Accounting Standards Board of the United States ("FASB").

  Exchange gains and losses from the aforementioned remeasurement are reflected in the statement of operations.

  C. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2--SIGNIFICANT ACCOUNTING POLICIES

  The financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are:

 A. Principles of Consolidation

  The financial statements include the accounts of the Company and its subsidiary in the United States (Memco Software, Inc.). Material intercompany balances and transactions have been eliminated.

 B. Cash and Cash Equivalents

  All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

 C. Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from four to fifteen years.

 D. Research and Development, Net

  The Company expenses research and development costs, net of participations by the Government of Israel through the Ministry of Industry and Trade--the Office of the Chief Scientist, as incurred. Software development costs are considered for capitalization when technological feasibility is established in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Costs incurred subsequent to achievement of technological

                              MEMCO SOFTWARE LTD.

feasibility in the process of software production have not been material. Therefore, the Company has not capitalized any of its research and development expenses.

 E. Revenue Recognition

  Revenue is generally recognized upon shipment, after an evaluation period of up to 90 days of the product by the customer (where applicable), and when collection is probable. Revenue from annual maintenance contracts is recognized ratably over the term of the agreement.

  Receipts on account of OEM distribution agreements which grant a license to sell sublicenses for the Company's products and include any such products to be developed in the future are recognized as revenues ratably over the estimated economic life of the products covered by the agreement. Revenues from ongoing sublicense fees are recognized based upon the agreement with the applicable licensee when collection of such fees is probable.

 F. Earnings (Loss) Per Share

  In 1997, the company adopted SFAS No. 128 "Earning per Share", effective December 15, 1997. In accordance with the provisions of this statement, basic earnings per share is computed based on weighted average number of ordinary shares outstanding and excludes any potential dilutions. Diluted earnings per share reflects potential dilution from exercise of options, using the treasury stock method.

  Upon the adoption of SFAS No. 128, the Company's reported earnings per share for 1996 and 1995 were restated. The effect of this accounting change on previously reported earnings per share data was as follows:

                                                                     Year ended
                                                                      December
                                                                        31,
                                                                     -----------
                                                                     1995   1996
                                                                     -----  ----
      Primary Earnings (Loss) per share as reported................. (0.21) 0.25
      Effect of SFAS No. 128........................................ (0.02) 0.02
                                                                     -----  ----
      Basic Earnings (Loss) per share............................... (0.23) 0.27
                                                                     =====  ====

  Diluted earnings per share was not previously reported.

 G. Stock-Based Compensation

  The Company grants stock options for a fixed number of shares to employees. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees.

 H. Long-Term Investment

  Long-term investment (16%) in a company, is presented at cost.

Note 3--OTHER CURRENT LIABILITIES

                                                                  December 31,
                                                                 --------------
                                                                  1996   1997
                                                                 ------ -------
      Payroll and related expenses.............................. $2,179 $ 5,310
      Government institutions...................................    918   2,029
      Deferred income...........................................  1,110   1,912
      Sundry payables and accrued expenses......................  2,744   1,855
                                                                 ------ -------
                                                                 $6,951 $11,106
                                                                 ====== =======

                              MEMCO SOFTWARE LTD.

Note 4--SEVERANCE PAY

  The Company's severance pay obligation to its employees is partially covered by payments to insurance companies.

  Severance pay expenses amounted to $119, $234 and $338 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Deposits with insurance companies in respect of the severance pay accrual in the balance sheet are included in "Other Assets" (1997--$333; 1996--$166).

Note 5--COMMITMENTS, LIENS AND CONTINGENCIES

  A. In connection with its software development, the Company received participation payments from the Office of the Chief Scientist in the total amount of $2,582 (participation for 1997--$1,030; 1996--$744; 1995--$419). In return for the participation, the Company is committed to pay royalties at a rate of 3%-5% of sales of the developed product, up to 100% of the amount of grants received. The Company has paid royalties in the amount of $1,402 (Payment for 1997--$909, 1996--$458, 1995--$35).

  B. The Company's facilities in Israel are leased under an operating lease for a period ending in 2001. The amount of increase in rental payments is linked to the United States Consumer Price Index. Minimum future rental payments as of December 31, 1997 are approximately $374 per annum. The Company's facilities in the United States are leased for a period ending 2003.

  Minimum future rental payments per annum are as following:

             1998................................ $481
             1999................................ $442
             2000................................ $311
             2001................................ $311
             2002................................ $311
             2003................................ $ 39

  C. Loans from banks and others amounting to $83 as of December 31, 1997 are collateralized by fixed charges on some of the Company's fixed assets.

Note 6--SHARE CAPITAL

  The Company granted options and restricted shares to purchase ordinary shares to key employees as an incentive to attract and retain qualified personnel. Options generally become exercisable, vesting ratably, over a four year period. Options were granted at varying exercise prices ranging from $0.00 to fair market value on grant date. Restricted shares generally vest over a four-year period commencing from the date of employment and the purchase price of such restricted shares were equal to NIS 0.01 per share, the par value of the ordinary shares.

  Deferred compensation arising from the difference between the exercise price and the fair market value of the shares on the date of the grant amounting to $1,172 is included in shareholders' equity and is being amortized over the vesting periods of the respective options, in accordance with APB 25. The balance of unamortized compensation at December 31, 1997, is $102. Under APB25 the compensation cost that has been charged to operations for the year ended December 31, 1997, amounted to $196 (1996--$343).

                              MEMCO SOFTWARE LTD.

  In 1997, the shareholders of the Company adopted the 1997 Stock Option and Incentive Plan (III) which authorizes the Company to grant stock options and restricted shares to officers, directors, employees and consultants of the Company. The plan authorizes awards in an aggregate amount of up to 1,600,000 ordinary shares. Options generally become exercisable, vesting ratably, over a four year period commencing from date of grant.

  Transactions related to the above discussed options and restricted shares during the years ended December 31, 1995, 1996 and 1997 were as follows:

                                               Year ended December 31,
                                          -----------------------------------
                                             1995        1996         1997
                                          ----------- -----------  ----------
   Options outstanding--and restricted
    shares reserved beginning of
    period..............................          --    1,184,312   1,191,597
   Options granted......................    1,184,312     263,118   1,077,376
   Restricted shares issued.............          --     (239,418)        --
   Options exercised....................          --      (13,167)   (314,729)
   Options forfeited....................          --       (3,248)    (73,525)
                                          ----------- -----------  ----------
   Options outstanding--end of period...    1,184,312   1,191,597   1,880,719
                                          =========== ===========  ==========
   Price per share for restricted shares
    and options granted during the year   $0.00-$3.08 $4.62-$14.7  $10.25-$20
                                          =========== ===========  ==========
   Weighted average price per share       $      1.22 $      5.42  $     9.32
                                          =========== ===========  ==========
   Weighted average price of forfeited
    options.............................          --          --   $     8.14
                                          =========== ===========  ==========
   Weighted average price of exercised
    options.............................          --          --   $     3.45
                                          =========== ===========  ==========

  The weighted average fair value of options granted in 1997 was $4.93 (1996-- $5.40). The following table summarizes information about options outstanding at December 31, 1997:

                      Options outstanding             Options exercisable
             ------------------------------------- -------------------------
                            Weighted--  Weighted--                Weighted--
 Range of        Number       average    average       Number      average
 exercise    outstanding at  remaining   exercise  outstanding at  exercise
  prices      December 31   contractual   price     December 31     price
   $              1997         life        $            1997         $
 --------    -------------- ----------- ---------- -------------- ----------
    0- 4.62      663,281        8          2.72       310,610        3.00
10.25-10.75      796,376        9.75      10.27           --          --
   12-14.70      146,062        9         14.35        31,577       14.70
19.37-20         275,000       10         19.71           --          --
               ---------                              -------
               1,880,719                              342,187
               =========                              =======

                              MEMCO SOFTWARE LTD.

  Had compensation cost been determined under the alternative fair value accounting method provided for under FASB Statement No. 123 "Accounting for Stock-Based Compensation," the Company's net income (loss) and earnings per share would have been reduced (increased) to the following pro forma amounts:

                                                              1995   1996  1997
                                                             ------  ----- -----
      Net income (loss):
        As Reported......................................... (2,463) 3,384 9,076
        Pro Forma........................................... (2,667) 3,185 8,078
      Basics earnings
      (loss) per share:
        As Reported.........................................  (0.23)  0.27  0.58
        Pro Forma...........................................  (0.25)  0.25  0.52

  Under Statement 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the minimum value method with the following weighted--average assumptions used for grants in 1995, 1996 and 1997: (1) expected life of 2 years; (2) dividend yield of 0%;
(3) expected volatility of 60%; and (4) risk-free interest rate of 6%.

Note 7--TAXES ON INCOME

  A. The Company is subject to the Income Tax Law (Inflationary Adjustments), 1985, measuring income on the basis of changes in the Israeli Consumer Price Index.

  B. The regular tax rate applicable to the Company is 36% (1995--37%). Certain of the Company's investments in property and equipment have received an "Approved Enterprise" status under the Law for the Encouragement of Capital Investments, 1959. The Company has chosen to receive its benefits through the "Alternative Benefits" program. The benefits under this program include a tax exemption on income deriving from the "Approved Enterprise" for a period of two years (1996 and 1997) and a reduced tax rate of 25% for an additional period of up to eight years, commencing in 1998. Should foreign shareholdings in the Company exceed 49%, the reduced rate of tax applicable will be 20%.

  C. Dividends paid out of income derived from the approved enterprise is subject to 15% withholding. Should the Company pay dividends out of income earned during the two-year tax holiday, it will be liable to 25% tax on that income. The Company does not anticipate paying dividends from income derived from the approved enterprise and any such earnings distributed upon dissolution will not subject the Company to income taxes.

  D. The Company's U.S. subsidiary has net operating loss carryforwards of approximately $8 million for which no income tax benefit has been recognized in the financial statements due to the uncertainty of future profits and certain limitations that may be imposed on the net operating loss by the Internal Revenue Code. The net operating loss expires in years 2009 through 2112. The Company also has incurred certain expenses for financial statements which have not yet been deducted for tax purposes of approximately $1.6 million. No income tax benefit has been recognized in the financial statements due to the uncertainty of future profits to offset the deductions.

  Deferred taxes in respect of temporary differences other than the above-mentioned net operating loss carryforwards are immaterial. In addition, there is no deferred tax expense or benefit included as a component of income tax expense in the statement of operations.

  E. Final tax assessments in Israel have been received through December 31, 1996.

                              MEMCO SOFTWARE LTD.

  F. Presented below is a reconciliation between the theoretical amount of tax that would have been incurred if all of the Company's income were subject to tax at regular rates, and the tax expense included in the statement of income.

                                                          Consolidated
                                                      -----------------------
                                                       For the year ended
                                                          December 31,
                                                      -----------------------
                                                      1995    1996     1997
                                                      -----  -------  -------
   Statutory tax rate................................    37%      36%      36%
                                                      =====  =======  =======
   Theoretical tax................................... $(800) $ 1,373  $ 3,604
   Increase (decrease) in taxes arising from:
   Tax benefit as "approved enterprise"..............   --    (1,612)  (3,094)
   Losses for which no tax benefit was included by
    the subsidiary...................................   800      813    1,941
   Tax exempt interest...............................                    (944)
   Other differences.................................   300     (144)    (572)
                                                      -----  -------  -------
                                                      $ 300  $   430  $   935
                                                      =====  =======  =======

Note 8--REVENUES

  A. The Company's revenues by geographic areas are as follows:

                                                           Year ended December
                                                                   31,
                                                          ----------------------
                                                           1995   1996    1997
                                                          ------ ------- -------
      United States...................................... $1,223 $14,930 $29,194
      Israel.............................................    176      52     544
      Europe and others..................................    150     330     853
                                                          ------ ------- -------
                                                          $1,549 $15,312 $30,591
                                                          ====== ======= =======

  B. Sales to single customers (including distributors) exceeding 10%:

                                                      Year ended December 31,
                                                      --------------------------
                                                       1995      1996     1997
                                                      -------   -------  -------
      Customer A.....................................     --        13%       38%
      Customer B.....................................      43%      32%       17%
      Customer C.....................................     --        21%      --
      Customer D.....................................     --        15%      --

Note 9--BALANCES AND TRANSACTIONS WITH RELATED PARTIES

                                                        Year ended December 31,
                                                        ------------------------
                                                         1995    1996     1997
                                                        --------------- --------
      Revenues.........................................   $791   $5,117   $5,300
      Commission expenses..............................     48    1,301      --

                                                                   December 31,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
      Trade receivables and other receivables..................... $3,364 $2,311

  The balances and transactions above include mainly revenues, commissions, and related receivables from the Company's major distributor, who is also a shareholder.

                              MEMCO SOFTWARE LTD.

Note 10--EARNINGS PER SHARE

                                                    Year ended December 31,
                          -----------------------------------------------------------------------------
                                    1995                      1996                      1997
                          ------------------------- ------------------------- -------------------------
                          Income   Shares Per Share Income  Shares  Per Share Income  Shares  Per Share
                          -------  ------ --------- ------- ------- --------- ------- ------- ---------
                          (in thousands)   Amount    (in thousands)  Amount    (in thousands)  Amount
                          --------------- --------- --------------- --------- --------------- ---------
Net Income (loss).......  $(2,463)                  $ 3,384                   $ 9,076
                          =======                   =======                   =======
Basic earnings per share
 Income available to
 ordinary shareholders..  $(2,463) 10,768  $(0.23)  $ 3,384  12,722   $0.27   $ 9,076  15,574   $0.58
                                           ======                     =====                     =====
Effect of dilutive
 Securities Options.....      --      --                --      747               --    1,074
Diluted Earnings per
 Share Income (loss)
 available to ordinary
 shareholders plus
 assumed conversions....
                          -------  ------           ------- -------           ------- -------
                          $(2,463) 10,768  $(0.23)  $ 3,384  13,469   $0.25   $ 9,076  16,648   $0.55
                          =======  ======  ======   ======= =======   =====   ======= =======   =====

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Network Information Technology, Inc.

  We have audited the accompanying balance sheet of Network Information Technology, Inc. as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Information Technology, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

June 12, 1998
New York, New York

                      NETWORK INFORMATION TECHNOLOGY, INC.

                                 BALANCE SHEETS

                                                         As of         As of
                                                      December 31,   March 31,
                                                          1997         1998
                                                      ------------  -----------
                                                                    (Unaudited)
                       ASSETS
                       ------
Current assets:
  Cash and cash equivalents.......................... $   183,094   $   167,260
  Trade receivables..................................       5,750           --
  Marketable securities..............................     517,867           --
                                                      -----------   -----------
    Total current assets.............................     706,711       167,260
Fixed assets, net (note 1b)..........................      27,437        39,120
Other assets.........................................       5,200         5,700
                                                      -----------   -----------
    Total assets..................................... $   739,348   $   212,080
                                                      ===========   ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------
Accounts payable and accrued expenses................ $    40,829   $   124,455
Other current liabilities............................      25,797        25,797
                                                      -----------   -----------
    Total current liabilities........................      66,626       150,252
                                                      -----------   -----------
Commitments and contingencies (note 2)
Shareholders' equity (note 3):
  Preferred stock--no par value; 4,100,000 shares
   authorized; 2,330,742 shares issued............... $ 2,005,415   $ 2,005,415
  Common stock--no par value; 20,000,000 shares
   authorized, 6,722,100 shares issued...............     870,000       870,000
  Additional paid in capital.........................       6,000         6,000
  Unrealized gain on marketable securities, net......      13,385           --
  Accumulated deficit................................  (2,222,078)   (2,819,587)
                                                      -----------   -----------
    Total shareholders' equity.......................     672,722        61,828
                                                      -----------   -----------
    Total liabilities and shareholders' equity....... $   739,348   $   212,080
                                                      ===========   ===========


      The accompanying notes are an integral part of these balance sheets.

                      NETWORK INFORMATION TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS

                                                                    Three months
                                                       Year ended      ended
                                                        December     March 31,
                                                        31, 1997        1998
                                                       -----------  ------------
                                                                    (Unaudited)
Revenues.............................................. $    86,923   $  25,440
Cost of revenues......................................       4,637       1,440
Research and development expenses.....................     838,493     269,527
Selling, general and administrative expenses..........     783,269     370,450
                                                       -----------   ---------
Operating loss........................................  (1,539,476)   (615,977)
Interest income (expense).............................      29,620      (2,580)
Gain on sale of marketable securities.................         --       21,048
                                                       -----------   ---------
Net loss.............................................. $(1,509,856)  $(597,509)
Net loss per share:
  Basic............................................... $      (.22)  $    (.09)
                                                       ===========   =========
  Diluted............................................. $      (.22)  $    (.09)
                                                       ===========   =========
Weighted average number of shares:
  Basic...............................................   6,722,100   6,722,100
                                                       ===========   =========
  Diluted.............................................   6,722,100   6,722,100
                                                       ===========   =========


        The accompanying notes are an integral part of these statements.

                      NETWORK INFORMATION TECHNOLOGY, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                          Common Stock      Preferred Stock    Unrealized gain
                       ------------------ --------------------  on Marketable    Additional    Accumulated
                        Shares    Value    Shares     Value    Securities, Net Paid-in-Capital   deficit       Total
                       --------- -------- --------- ---------- --------------- --------------- -----------  -----------
Balance as of January
 1, 1997.............. 6,722,100 $870,000                                                      $  (712,222) $   157,778
Shares issued.........                    2,330,742 $2,005,415                                                2,005,415
Stock options granted
 to consultants.......                                                              6,000                         6,000
Unrealized gain on
 marketable
 securities, net......                                              13,385                                       13,385
Net loss..............                                                                          (1,509,856)  (1,509,856)
                       --------- -------- --------- ----------     -------         ------      -----------  -----------
Balance at December
 31, 1997............. 6,722,100 $870,000 2,330,742 $2,005,415     $13,385         $6,000      $(2,222,078) $   672,722
Shares issued.........
Sales of marketable
 securities...........                                             (13,385)                                     (13,385)
Net loss..............                                                                            (597,509)    (597,509)
                       ========= ======== ========= ==========     =======         ======      ===========  ===========
Balance at March 31,
 1998 (unaudited)..... 6,722,100 $870,000 2,330,742 $2,005,415     $   --          $6,000      $(2,819,587) $    61,828
                       ========= ======== ========= ==========     =======         ======      ===========  ===========




        The accompanying notes are an integral part of these statements.

                      NETWORK INFORMATION TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                                     Year ended    Three Months
                                                    December 31,      ended
                                                        1997      March 31, 1998
                                                    ------------  --------------
                                                                   (Unaudited)
Cash flows from operating activities:
  Net loss......................................... $(1,509,856)    $(597,509)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation...................................       4,082           --
    Gain on sale of marketable securities..........         --         (7,663)
    Changes in assets and liabilities--
      Decrease in accounts receivable..............      36,896         5,750
      Increase in accounts payable and accrued
       expenses....................................      66,626        74,446
      (Increase) in other assets...................      (2,600)          500
                                                    -----------     ---------
        Net cash used in operating activities......  (1,404,852)     (524,476)
Cash flows from investing activities:
  (Purchase) Sales of short term investments.......    (499,277)      520,325
  Purchase of fixed assets.........................      (1,117)      (11,683)
                                                    -----------     ---------
        Net cash (used in) provided by investing
         activities................................    (500,394)      508,642
Cash flows from financing activities:
  Proceeds from issuance of preferred stock........   2,005,415           --
                                                    -----------     ---------
        Net cash provided by financing activities..   2,005,415           --
                                                    -----------     ---------
        Net increase (decrease) in cash............     100,169       (15,834)
Cash and cash equivalents, beginning of period.....      82,925       183,094
                                                    -----------     ---------
Cash and cash equivalents, end of period...........     183,094       167,260
                                                    ===========     =========
Supplementary noncash information:
Unrealized gain on marketable securities........... $    13,385     $     --
                                                    ===========     =========


        The accompanying notes are an integral part of these statements.

                      NETWORK INFORMATION TECHNOLOGY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

Note 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Network Information Technology, Inc. ("NIT") develops and markets easy-to-deploy, advanced security software for UNIX and NT distributed systems. NIT's UniShield product line provides comprehensive protection of networks systems, files and applications from unauthorized access inside the firewall. NIT provides security products, which have been adopted by major high tech, telecommunications, financial, and insurance companies.

 A. Cash and Cash Equivalents

  The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

 B. Fixed Assets and Accumulated Depreciation

  Fixed assets, as of December 31, 1997 are comprised of the following:

      Computer equipment............................................... $32,774
      Less--accumulated................................................  (5,337)
                                                                        -------
                                                                        $27,437
                                                                        =======

  Depreciation has been calculated using the straight-line method over 5 years, which is the estimated useful life of the assets.

  For the year ended December 31, 1997, depreciation expense amounted to $4,082.

 C. Marketable Securities

  The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). Under SFAS 115 marketable debt and equity securities are reported at fair value, with unrealized gains and losses from those securities classified as "available for sale securities" reported as a separate component of shareholders' equity.

 D. Revenue Recognition

  Revenue is generally recognized upon shipment, after an evaluation period (where applicable), and when collection is probable. Revenue from annual maintenance contracts if recognized ratably over the term of the agreement.

 E. Loss Per Share

  In accordance with the provisions of SFAS No. 128 "Earnings per Share", basic loss per share is computed using the weighted average number of common shares outstanding and excludes any potential dilutions. (Common stock equivalents are not included in the calculation of loss per share as their effect is antidilutive.)

 F. Stock-Based Compensation

  The Company grants stock options for a fixed number of shares to employees and outside consultants. The Company accounts for stock option grants in accordance with accounting principles board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not adopted the measurement

                      NETWORK INFORMATION TECHNOLOGY, INC.

requirements of SFAS No. 123, "Accounting for Stock Based Compensation," for stock option grants to employees and accordingly, has made all of the required pro forma disclosures for the year ended December 31, 1997.

 G. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 H. Unaudited Information

  The financial statements include the unaudited balance sheet as of March 31, 1998, and statements of operations and cash flows for the three-month periods ended March 31, 1998. This unaudited information has been prepared by the Company on the same basis as the audited consolidated financial statements and in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information in accordance with generally accepted accounting principles for the periods presented. Operating results for the three month period ended March 31, 1998 is not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

Note 2--COMMITMENTS AND CONTINGENCIES

  The Company has various lease agreements for offices. Future minimum annual lease payments under the Company's operating leases for the year ended December 31, 1997 and the ensuing years are as follows:

                                                                       Operating
                                                                        Leases
                                                                       ---------
      Year ending December 31:
        1998.......................................................... $ 98,647
        1999..........................................................  107,113
        2000..........................................................  101,159
        2001..........................................................    8,463
        2002..........................................................      --
        Thereafter....................................................      --
                                                                       --------
          Total Minimum Lease Payments................................ $315,382
                                                                       ========

  The rent expense for the year ended December 31, 1997 was $49,057.

Note 3--SHAREHOLDERS' EQUITY

 Stock Options

    The Company's Stock Option Plans (the "Plans") permits the granting of options to purchase up to an aggregate of 1,310,000 shares of the Company's common stock to employees, consultants and directors of the Company. Under the Plans, the Company may grant either incentive stock options or nonqualified stock options, at an underlying price of not less than 100% of the fair market value of the common stock of the Company on the date of grant. The options granted under the Plans are exercisable from five to ten years pursuant to the Plans.

                      NETWORK INFORMATION TECHNOLOGY, INC.

    The Company accounts for the Plans under APB Opinion No. 25, under which no compensation cost has been recognized as all options granted during 1997 have been granted at the fair market value of the Company's common stock. Had compensation cost for these plans been determined in accordance with SFAS No. 123, the Company's net loss and loss per share would have been:

                                                                     Year Ended
                                                                    December 31,
                                                                        1997
                                                                    ------------
      Net loss:           As reported.............................  $(1,509,856)
                          Pro forma...............................   (1,522,750)
      Net loss per share: As reported.............................       $(0.22)
                          Pro forma...............................        (0.22)

  Transactions under the Plans during 1997 were as follows:

                                               Year Ended
                                            December 31, 1997
                                            ----------------- Weighted Average
                                                 Shares        Exercise Price
                                            ----------------- ----------------
      Options outstanding at beginning of
       the year...........................       210,000           $0.06
      Granted.............................       713,000            0.15
      Exercised...........................           --              --
      Terminated..........................           --              --
                                                 -------           -----
      Options outstanding at end of year..       923,000           $0.13
                                                 =======           =====

  There have been no options exercised or expired since the stock option plans were initiated.

Note 4--SUBSEQUENT EVENT

  On May 6, 1998, all of the outstanding shares of the Company were purchased by Memco Software, Ltd. ("Memco"), in exchange for a purchase price of $27.5 million. In addition, in May, Memco loaned the Company $500,000.

                                  ABIRNET LTD.

                           CONSOLIDATED BALANCE SHEET

                          In Thousands of U.S. Dollars

                                                      As of           As of
                                                December 31, 1997 March 31, 1998
                                                    (Audited)       (Unaudited)
                                                ----------------- --------------
                    ASSETS
                    ------
Current assets:
  Cash and cash equivalents....................      $   614         $   265
  Trade receivables............................          332             446
  Other receivables and prepaid expenses.......          129              21
                                                     -------         -------
                                                       1,075             732
                                                     -------         -------
Property and equipment:
  Cost.........................................          423             424
  Less-accumulated depreciation................           66              91
                                                     -------         -------
                                                         357             333
                                                     -------         -------
Other assets...................................            8              30
                                                     -------         -------
                                                     $ 1,440         $ 1,095
                                                     =======         =======
     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------
Current liabilities:
  Short-term borrowing.........................          --              100
  Trade payables...............................          231             101
  Other current liabilities....................          344             701
                                                     -------         -------
                                                         575             902
                                                     -------         -------
Severance pay, net.............................           13             --
                                                     -------         -------
Commitments and contingencies
Shareholders' equity:
  Share capital................................           19              19
  Share premium................................        2,619           2,619
  Accumulated deficit..........................       (1,786)         (2,445)
                                                     -------         -------
                                                         852             193
                                                     -------         -------
                                                     $ 1,440         $ 1,095
                                                     =======         =======


    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                          In Thousands of U.S. Dollars

                                               Year ended     Three months ended
                                            December 31, 1997   March 31, 1998
                                                (Audited)         (Unaudited)
                                            ----------------- ------------------
Revenues...................................      $   655            $ 496
Cost of revenues...........................           52              195
                                                 -------            -----
    Gross profit...........................          603              301
                                                 -------            -----
Operation expenses
  Research and development costs, net......          567              248
  Marketing expenses.......................        1,464              587
  General and administrative expenses......          273              124
                                                 -------            -----
  Total operating expenses.................        2,304              959
                                                 -------            -----
Operating loss.............................       (1,701)            (658)
Financial income (expenses), net...........           54               (1)
                                                 -------            -----
  Income before taxes on income............       (1,647)            (659)
                                                 -------            -----
Income taxes...............................            3              --
                                                 -------            -----
    Net loss...............................      $(1,650)           $(659)
                                                 =======            =====



    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                          In Thousands of U.S. Dollars

                                          Share   Share   Accumulated
                                         Capital Premium    Deficit    Total
                                         ------- -------  ----------- -------
Balance as of January 1, 1997...........  $--    $  225     $  (136)  $    89
Shares issued...........................   --     2,413         --      2,413
Stock dividend..........................    19      (19)        --        --
Net loss for the year...................   --       --       (1,650)   (1,650)
                                          ----   ------     -------   -------
Balance as at December 31, 1997.........    19    2,619      (1,786)      852
Net loss (Unaudited)....................   --       --         (659)     (659)
                                          ----   ------     -------   -------
Balance as at March 31, 1998
 (Unaudited)............................  $ 19   $2,619     $(2,445)  $   193
                                          ====   ======     =======   =======




    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          In Thousands of U.S. Dollars

                                              Year ended     Three months ended
                                           December 31, 1997   March 31, 1998
                                               (Audited)         (Unaudited)
                                           ----------------- ------------------
Cash flows from operating activities:
  Net loss................................      $(1,650)           $(659)
  Adjustments to reconcile net loss to net
   cash flows in operating activities:
    Depreciation and amortization.........           63               26
    Increase (Decrease) in provision for
     severance pay, net...................           13              (13)
    Changes in operating assets and
     liabilities
      Increase in receivables.............         (448)              (6)
      Increase in payables................          458              227
                                                -------            -----
        Net cash used in operating
         activities.......................       (1,564)            (425)
                                                -------            -----
Cash flows from investing activities:
  Purchase of equipment...................         (299)              (1)
  Increase in other assets, net...........           (4)             (23)
                                                -------            -----
        Net cash used in investing
         activities.......................         (303)             (24)
                                                -------            -----
Cash flows from financing activities:
  Issuance of shares......................        2,413              --
  Increase in short-term borrowing, net...          --               100
                                                -------            -----
        Net cash provided by financing
         activities.......................        2,413              100
                                                -------            -----
Increase (Decrease) in cash and cash
 equivalents..............................          546             (349)
Cash and cash equivalents at beginning of
 period...................................           68              614
                                                -------            -----
Cash and cash equivalents at end of
 period...................................      $   614            $ 265
                                                =======            =====


    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1--BASIS OF PRESENTATION

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The operating results for the three month period ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the financial statements and footnotes for the year ended December 31, 1997.

                         REPORT OF INDEPENDENT AUDITORS

                             To the Shareholders of
                                  ABIRNET LTD.

  We have audited the accompanying consolidated balance sheet of Abirnet Ltd. (the "Company") as of December 31, 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for year ended December 31, l997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards in the United States and Israel, including those prescribed by the Israeli Auditor Regulations (Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abirnet Ltd. as of December 31, 1997, and the consolidated results of its operations and cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles in Israel. As applicable to the Company's financial statements accounting principles generally accepted in the United States and in Israel are identical in all material aspects.

Tel-Aviv, Israel                               /s/ KOST, FORER and GABBAY
March 12, 1998                                Certified Public Accountants
                                                        (Israel)
                                                A Member of Ernst & Young
                                                      International

                                  ABIRNET LTD.

                           CONSOLIDATED BALANCE SHEET

                                       As of
                                    December 31,
                                        1997
                                   --------------
                                    U.S. dollars
           ASSETS             Note (In thousands)
           ------             ---- --------------
Current Assets:
  Cash and cash
   equivalents..............           $  614
  Trade receivables.........              332
  Other accounts receivable
   and prepaid expenses.....   3          129
                                       ------
    Total current assets....            1,075
                                       ------
Fixed Assets................   4
  Cost......................              423
  Less--accumulated
   depreciation.............               66
                                       ------
  Other Assets..............              357
                                       ------
  Patent rights.............                9
  Less accumulated
   amortization.............                1
                                       ------
                                            8
                                       ------
                                       $1,440
                                       ======
      LIABILITIES AND
    SHAREHOLDERS' EQUITY
    --------------------
Current Liabilities:
  Trade payables............           $  231
  Other accounts payable and
   accrued expenses.........   5          344
                                       ------
    Total current
     liabilities............              575
                                       ------
Accrued Severance Pay, Net..   6           13
                                       ------
Commitments and Contingent
 Liabilities................   7
Shareholders' Equity:
  Share capital.............   8           19
  Additional paid-in
   capital..................            2,619
  Accumulated deficit.......           (1,786)
                                       ------
                                          852
                                       ------
                                       $1,440
                                       ======

    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1997
                                                                  --------------
                                                                   U.S. DOLLARS
                                                                  (IN THOUSANDS)
                                                                  --------------
Revenues.........................................................     $  655
Cost of revenues.................................................         52
                                                                      ------
Gross profit.....................................................        603
                                                                      ------
Operating costs and expenses:
  Research and development costs.................................        567
  Marketing expenses, net........................................      1,464
  General and administrative.....................................        273
                                                                      ------
Total operating costs and expenses...............................      2,304
                                                                      ------
Operating loss...................................................      1,701
                                                                      ------
Financial income, net............................................         54
Income taxes.....................................................          3
                                                                      ------
Loss for the period..............................................     $1,650
                                                                      ======


    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                 Additional
                                          Share   paid-in-  Accumulated
                                         capital  capital     deficit    Total
                                         ------- ---------- ----------- -------
                                              U.S. Dollars (in thousands)
                                         --------------------------------------
Balance as of January 1, 1997...........  *)--     $  225     $  (136)  $    89
  Issuance of share capital, net........  *)--      2,413         --      2,413
  Issuance of stock dividend............     19       (19)        --        --
  Loss for the year.....................    --        --       (1,650)   (1,650)
                                          -----    ------     -------   -------
Balance as of December 31, 1997.........     19    $2,619     $(1,786)  $   852
                                          =====    ======     =======   =======

--------
*) Represents an amount lower than $1,000.



    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1997
                                                                 --------------
                                                                  U.S. DOLLARS
                                                                 (IN THOUSANDS)
                                                                 --------------
Cash flows from operating activities:
  Loss for the period...........................................    $(1,650)
  Adjustments to reconcile loss to net cash used in operating activities:
    Depreciation and amortization...............................         63
    Increase in accrued severance pay, net......................         13
    Increase in trade receivables...............................       (332)
    Increase in other accounts receivable and prepaid expenses..       (116)
    Increase in trade payables..................................        194
    Increase in other accounts payable and accrued expenses.....        264
                                                                    -------
      Net cash used in operating activities.....................    $(1,564)
                                                                    =======
Cash flows from investing activities:
  Investments in patent rights..................................    $    (4)
  Purchase of fixed assets......................................       (299)
                                                                    -------
      Net cash used in investing activities.....................       (303)
Cash flows from financing activities:
                                                                    -------
  Proceeds from issuance of share capital, net..................      2,413
                                                                    -------
      Net cash provided by financing activities.................      2,413
                                                                    -------
Increase in cash and cash equivalents...........................        546
Cash and cash equivalents at the beginning of the period........         68
                                                                    -------
Cash and cash equivalents at the end of the period..............    $   614
                                                                    =======


    The accompanying notes are an integral part of the financial statements.

                                  ABIRNET LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--GENERAL

  AbirNet Ltd. (the "Company") is an Israeli company which was established on August 12, 1996 under the name Net Wizard Ltd. On January 13, 1997, the Company changed its name to AbirNet Ltd. On December 30, 1996 the Company established a wholly-owned subsidiary in the United States--AbirNet Inc.

  The Company develops, markets, sells and resells network management software applications and software tools that can be installed on commercial computers. AbirNet Inc. is the Company's worldwide sales center.

  The Company sells its products through distributors and to end users directly. The Company has 14 distributors worldwide. Revenues derived from distributors represented 55% of the revenues for the year ended December 31, 1997.

Note 2--SIGNIFICANT ACCOUNTING POLICIES

 a. Financial statements in U.S. dollars:

  The Company's transactions are recorded in new Israeli shekels; however, the majority of the Company's sales are made outside Israel in U.S. dollars, and a substantial portion of the Company's costs are incurred in U.S. dollars. Accordingly, the Company has determined the U.S. dollar to be the currency of its primary economic environment and thus, its functional and reporting currency.

  The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

  The exchange rate of the U.S. dollar in relation to the NIS is as follows:

    December 31, 1997--U.S. $1=NIS 3.536

 b. Fixed assets:

  1. These assets are stated at cost net of accumulated depreciation.

  2. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

                                                                             %
                                                                           -----
      Computers and peripheral equipment.................................. 20-33
      Communication systems............................................... 20-33
      Office furniture and equipment......................................  7-15
      Motor vehicles......................................................    15

  Leasehold improvements are depreciated over the related lease periods.

 c. Other assets:

  Patents are stated at cost and amortized by the straight-line method over the estimated useful economic lives of five years.

                                  ABIRNET LTD.

 d. Cash equivalents:

  Cash equivalents are considered by the Company to be highly liquid investments, which include short-term bank deposits (with original maturities of up to 3 months).

 e. Revenue recognition:

  Revenues from selling and licensing software, in accordance with SOP 97-2, are recognized when the following criteria are met:

  . No significant customization or modification of the software is required.

  .  Persuasive evidence of an agreement exists.

  .  Delivery has occurred.

  .  The vendor's fee is fixed or determinable.

  .  Collectability is probable.

  In software arrangements which include multiple elements, each element is treated according to the aforementioned criteria, and the price of the arrangement is allocated to the elements according to the vendor specific evidence of fair value, and is reduced by a proportional discount, if any.

 f. Research and development:

  Research and development costs are carried to the statement of operations as incurred.

 g. Stock issued to employees:

  The Company accounts for stock-based compensation in accordance with the requirements of APB-25 "Accounting for Stock Issued to Employees."

  Under APB 25 when the exercise price of the Company's employee stock option equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 h. Deferred taxes:

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This statement prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a full valuation allowance to reduce deferred tax assets to their estimated realizable value.

  Due to the uncertainty as to the existence of taxable income in the future, deferred taxes have not been presented in respect of tax benefits originating in the reported period to be carried forward to future years, or in respect of the temporary difference between the recording of revenues and expenses in the financial statements and their inclusion for tax purposes.

 i. Advertising expenses:

  Advertising expenses (including public relations and trade shows) are charged to the statement of operations as incurred. Advertising expenses for the year ended December 31, 1997, were approximately $376,200.

                                  ABIRNET LTD.

 j. Use of estimate:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3--OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                                  DECEMBER 31,
                                                                      1997
                                                                 --------------
                                                                  U.S. DOLLARS
                                                                 (IN THOUSANDS)
                                                                 --------------
      Prepaid expenses..........................................       84
      Government authorities....................................        9
      Other.....................................................       36
                                                                      ---
                                                                      129
                                                                      ===

NOTE 4--FIXED ASSETS

      Cost:
        Computers and peripheral equipment.................................. 244
        Communication systems...............................................  32
        Office furniture and equipment......................................  54
        Motor vehicles......................................................  66
        Leasehold improvements..............................................  27
                                                                             ---
                                                                             423
                                                                             ---
      Accumulated depreciation:
        Computers and peripheral equipment..................................  37
        Communication systems...............................................   3
        Office furniture and equipment......................................  15
        Motor vehicles......................................................  10
        Leasehold improvements..............................................   1
                                                                             ---
                                                                              66
                                                                             ---
      Depreciated cost...................................................... 357
                                                                             ===

  Depreciation expense for the year ended December 31, 1997 was $63.

NOTE 5--OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                   DECEMBER 31,
                                                                       1997
                                                                  --------------
                                                                   U.S. DOLLARS
                                                                  (IN THOUSANDS)
                                                                  --------------
      Deferred income............................................      143
      Employees and related institutions for salaries............       87
      Provision for vacation.....................................       34
      Accrued expenses...........................................       34
      Other......................................................       46
                                                                       ---
                                                                       344
                                                                       ===

                                  ABIRNET LTD.

Note 6--ACCRUED SEVERANCE PAY, NET

  Under Israeli law, the Company is required to make severance payments to dismissed employees and to employees leaving employment under certain other circumstances. This liability is calculated based on the years of employment for each employee respectively, in accordance with the severance pay laws. The Company's liability for required severance payments is covered by funding with recognized severance pay funds, insurance policies and by an accrual. The accrual for severance pay reflected in the balance sheet is in respect of the uncovered liability.

Note 7--COMMITMENTS AND CONTINGENT LIABILITIES

  a. Commitments:

  The Company has entered into a lease agreement with the owners of the building in Yokneam, where the Company's offices are located. The lease agreement is for two years ending on August 15, 1999 with a renewal option for four additional years.

  The Company rents its facilities under various operating lease agreements, which expire on various dates, the latest of which is in December 2000. The minimum rental payments under non-cancelable lease agreements are as follows:

      Year ended December 31,
      -----------------------
      1998............................................................ $137,580
      1999............................................................ $120,780
      2000............................................................ $  6,665

  Total rent expenses for the year ended December 31, 1997 was approximately $49,000.

  b. Liens:

  As collateral for its lease agreement, the Company has placed a bank guarantee for an inclusive amount of $8 thousand in favor of the owner of the building.

  c. The Company submitted two applications to participate in programs sponsored by the Ministry of Industry and Trade through the Office of the Chief Scientist for the support of research and development activities in the amounts of $302,325 and $941,738 for periods which commenced in August 1997. The Company has not yet received final approval in respect of these applications.

                                 ABIRNET LTD.

Note 8--SHARE CAPITAL

  a. During 1996, the Company effected a 100-for-one stock split. Each share NIS 1 par value was split into 100 shares of NIS 0.01 par value.

                                           Number of shares
                         ------------------------------------------------------
                              Issued and
                             outstanding                 Authorized
                         --------------------- --------------------------------
                          Common    Preferred   Common      Common   Preferred
                          shares    shares "A"  shares    shares "A" shares "A"
                         ---------  ---------- ---------  ---------- ----------
January 1, 1997.........    84,500        --   3,130,000      --           --
  Redistribution........    (4,500)     4,500   (108,200)   8,200      100,000
  Issuance of shares
   (1)..................       --      39,980        --       --           --
  Increase in authorized
   shares...............       --         --   1,978,200      --     3,124,000
  Stock dividends (2)... 3,920,000  2,179,520        --       --           --
                         ---------  ---------  ---------    -----    ---------
December 31, 1997....... 4,000,000  2,224,000  5,000,000    8,200    3,224,000
                         =========  =========  =========    =====    =========

--------
(1) In February 1997, the Company raised approximately $2.5 million from an investing group including venture capital funds and strategic investors.
(2) The Company allotted stock dividend shares at the rate of 49 shares for each share of NIS 0.01 par value.
(3) The rights, preferences and restrictions of all shares are as follows:
  (a) Dividends:
    The holders of Common and Preferred "A" shares shall be entitled to receive prior and in preference to the holders of Series Common "A" shares, 10% of the amount of the dividend proposed to be paid. The balance will be distributed pro rata to all the shareholders.
  (b) Liquidation preference:
    The holders of the preferred shares shall have a certain right of priority in the event of liquidation, dissolution or winding up of the Company.
  (c) Conversion rights:
    The Preferred "A" shares shall be convertible on a one-to-one conversion basis, into Common shares upon either of the following events:
    (1) Upon a written demand of any of the holders thereof.
    (2) Upon a written demand of the Company, made immediately prior to an initial public offering or prior to a merger in which the Company is not the surviving entity.

  b. Stock option plan:

  ln 1996 the Company granted 90,000 stock options at an exercise price of $0.06 per option. In January 1997, the Company granted 19,500 stock options at an exercise price of $0.6-$0.9 per option with vesting periods ranging from one to four years, and which are exercisable until January 2007.

  All options granted were at an exercise price equal to the fair market value of the Company's Common shares on the date of grant.

  The Company has elected to follow APB-25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options since the alternative fair value accounting provided for under FASB-123 "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuating employee stock options.

                                  ABIRNET LTD.

Note 9--TAXES ON INCOME

  a. Income Tax (lnflationary Adjustments) Law, 1985:

    The Company is subject to the Income Tax Ordinance and the Income Tax (Inflationary Adjustments) Law, 1985. Pursuant to the above law, the results for tax purposes are measured in real terms, in accordance with the changes in the Israeli CPI.

  b. Law for the Encouragement of Capital Investments, 1959:

    The Company has been granted the status of an "Approved Enterprise" from December 16, 1996, under the Law in respect of which the Company has elected the alternative benefits track, waiver of grants in return for tax exemptions. Pursuant thereto, the income of the Company derived from the aforementioned "Approved Enterprise" expansion program is tax-exempt for ten years.

    The period of tax benefits, detailed above, is subject to limits of 12 years from the commencement of production, or 14 years from granting the approval, whichever is earlier.

    The tax-exempt profits that will be earned by the Company's "Approved Enterprise" can be distributed to shareholders, without a resultant tax liability to the Company, only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than upon the complete liquidation of the Company, they would be taxed at the corporate tax rate applicable to such profits if the Company had not chosen the alternative tax benefits (currently--25% for an "Approved Enterprise").

    The Law also grants entitlement to claim accelerated depreciation on equipment used by the "Approved Enterprise" during five tax years.

    Should the Company derive income from sources other than the "Approved Enterprise" during the periods of benefits, such income shall be taxable at the regular corporate tax rate of 36%.

    The Company's period of tax benefits has not yet commenced.

  c. Tax benefits under the Israeli Law for the Encouragement of Industry (Taxation), 1969:

    The Company is an "industrial company" under the Law for the Encouragement of Industry (Taxation), 1969 and, therefore, is entitled to certain tax benefits, including accelerated rates of depreciation and deduction of public offering expenses.

  d. Net operating losses carryforwards:

    AbirNet Ltd. has accumulated losses for Israeli tax purposes as of December 31, 1997 in the amount of approximately $1,605,000. The Israeli loss carryforwards have no expiration date.

    The Company has provided valuation allowances in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences, since it has a history of losses since its establishment. Management currently believes that it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized.

                                  ABIRNET LTD.

Note 10--SELECTED STATEMENTS OF OPERATIONS DATA

  a. Sales classified by geographical destinations. Sales are attributed to countries based on location of the customers:

                                                                    Year ended
                                                                   December 31,
                                                                       1997
                                                                  --------------
                                                                   U.S. dollars
                                                                  (In thousands)
                                                                  --------------
      Israel.....................................................        24
      Export:
        U.S.A....................................................       297
        England..................................................       177
        Korea....................................................        98
        Other....................................................        59
                                                                       ----
                                                                        655
                                                                       ====

  b. Major customers data, percentage of total revenues:

      Distributor A..............................................      21.6%
                                                                       ====
      Distributor B..............................................      14.5%
                                                                       ====

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following selected consolidated financial data of Memco for the year ended December 31, 1997, has been derived from Memco's consolidated financial statements, which have been prepared in accordance with US GAAP and have been audited by Luboshitz, Kasierer & Co., a member firm of Arthur Andersen, and by Chaikin, Cohen, Rubin each of which are independent public accountants. The selected financial data for NIT for the year ended December 31, 1997 has been derived from NIT's financial statements which have been prepared in accordance with US GAAP and have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data for AbirNet for the year ended December 31, 1997 has been derived from AbirNet's consolidated financial statements which have been prepared in accordance with generally accepted accounting standards in Israel, which do not differ in any significant aspect from US GAAP, and have been audited by Kost Forer and Gabbay, a member of Ernst & Young International, independent public accountants. The selected consolidated financial data as of and for the three months ended March 31, 1998 has been derived from Memco's, NIT's and AbirNet's unaudited consolidated financial statements at and for such periods, respectively. The interim financial statements of Memco and NIT have been prepared in accordance with US GAAP and the interim financial statements of AbirNet have been prepared in accordance with generally accepted accounting standards in Israel, which do not differ in any significant respect from US GAAP and in the opinion of management reflect all adjustments (consisting of normal and recurring adjustments) necessary for a proper statement of the results of such periods. Results for the interim periods are not necessarily representative of the results for the full year. All of the financial data set forth below should be read in conjunction with the consolidated financial statements of Memco, NIT and AbirNet, which are included in this Prospectus.

  The following tables present summary unaudited pro forma combined financial information after giving effect to the NIT Merger and the AbirNet Transaction. Both the NIT Merger and the AbirNet Transaction have been accounted for using purchase accounting. The summary pro forma balance sheet has been prepared as if such transactions had been effective as of March 31, 1998, while the summary pro forma statements of operations for the year ended December 31, 1997 and the pro forma statement of operations for the three months ended March 31, 1998 has been prepared as if such transactions had been effective as of January 1, 1997. The data below is presented for illustrative purposes and is not necessarily indicative of the operating results or financial positions that would have occurred or that will occur in the future.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     (In thousands, except per share data)
                          Year ended December 31, 1997

                                      Actual                   Pro Forma
                            ---------------------------  ------------------------
                              Memco    AbirNet  N.I.T.   Adjustment     Combined
                            ---------- -------  -------  ----------    ----------
Revenues..................  $   30,591 $   655  $    87                $   31,333
Cost of revenues..........       3,087      52        5       486 (1)       3,630
                            ---------- -------  -------   -------      ----------
  Gross profit............      27,504     603       82      (486)         27,703
                            ---------- -------  -------   -------      ----------
Operating expenses........
  Research and
   development, net.......       4,066     567      838                     5,471
  Marketing and selling,
   net....................      13,628   1,464      783                    15,875
  General and
   administrative.........       2,995     273                              3,268
  Amortization of excess
   of cost over net assets
   acquired, net..........                                  3,086 (1)       3,086
                            ---------- -------  -------   -------      ----------
    Total operating
     expenses.............      20,689   2,304    1,621     3,086          27,700
                            ---------- -------  -------   -------      ----------
Operating income (loss)...       6,815  (1,701)  (1,539)   (3,572)              3
Financial income, net.....       3,196      54       30      (684)(2)       2,596
                            ---------- -------  -------   -------      ----------
Income before taxes on
 income...................      10,011  (1,647)  (1,509)   (4,256)          2,599
Income taxes..............         935       3                                938
                            ---------- -------  -------   -------      ----------
    Net income (loss).....  $    9,076 $(1,650) $(1,509)  $(4,256)     $    1,661
                            ========== =======  =======   =======      ==========
  Net income per share....
    Basic.................  $     0.58                                 $     0.10
                            ==========                                 ==========
    Diluted...............  $     0.55                                 $     0.09
                            ==========                                 ==========
Weighted average number of
 shares
  Basic...................  15,573,886                                 17,021,751
                            ==========                                 ==========
  Diluted.................  16,647,697                                 18,524,447
                            ==========                                 ==========

--------
(1) Aggregate purchase price of both acquisitions and expensed transaction costs was approximately $56 million. The amount of purchase price in excess of the in-process research and development acquired is approximately $25 million. Such excess amount is composed of both goodwill, which is amortized over a 7-year period, and tangible assets, which are amortized over a 5-year period.
(2) Reflects the elimination of interest earned, assuming an interest rate of 5%.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     (In thousands, except per share data)
                       Three months ended March 31, 1998

                                      Actual                  Pro Forma
                             -------------------------  ------------------------
                               Memco    AbirNet N.I.T.  Adjustment     Combined
                             ---------- ------- ------  ----------    ----------
Revenues.................... $    8,401  $ 496  $  25                 $    8,922
Cost of revenues............        870    195      1    $   121 (1)       1,187
                             ----------  -----  -----    -------      ----------
  Gross Profits.............      7,531    301     24       (121)          7,735
                             ----------  -----  -----    -------      ----------
Operating expenses
  Research and development,
   net......................      1,071    248    270                      1,589
  Marketing and selling.....      3,770    587    370                      4,727
  General and
   administrative...........        797    124                               921
  Amortization of excess of
   cost over net assets
   acquired, net............                                 772 (1)         772
                             ----------  -----  -----    -------      ----------
    Total operating
     expenses...............      5,638    959    640        772           8,009
                             ----------  -----  -----    -------      ----------
Operating income (loss).....      1,893   (658)  (616)      (893)           (274)
Financial income (expense),
 net........................        799     (1)    18       (171)(2)         645
                             ----------  -----  -----    -------      ----------
Income before taxes on
 income.....................      2,692   (659)  (598)    (1,064)            371
Income taxes................        550                                      550
                             ----------  -----  -----    -------      ----------
    Net income (loss)....... $    2,142  $(659) $(598)   $(1,064)     $     (179)
                             ==========  =====  =====    =======      ==========
Net income per share
  Basic..................... $     0.14                               $    (0.01)
                             ==========                               ==========
  Diluted................... $     0.13                               $    (0.01)
                             ==========                               ==========
Weighted average number of
 shares
  Basic..................... 15,815,629                               17,263,494
                             ==========                               ==========
  Diluted................... 16,986,753                               17,263,494
                             ==========                               ==========

--------
(1) Aggregate purchase price of both acquisitions and expensed transaction costs was approximately $56 million. The amount of purchase price in excess of the in-process research and development acquired is approximately $25 million. Such excess amount is composed of both goodwill, which is amortized over a 7-year period, and tangible assets, which are amortized over a 5-year period.
(2) Reflects the elimination of interest earned, assuming an interest rate of 5%.

                       PRO FORMA COMBINED BALANCE SHEETS

                              As at March 31, 1998
                                 (In thousands)

                                    Actual                  Pro Forma
                            -------------------------  ----------------------
                             Memco   AbirNet  N.I.T.   Adjustment    Combined
                            -------  -------  -------  ----------    --------
          ASSETS
          ------
Current Assets
  Cash and cash
   equivalents............. $16,294  $   265  $   167   $(12,435)(1) $  4,291
  Short-term investments...  49,109                                    49,109
  Trade receivables........   7,817      446                            8,263
  Other receivables and
   prepaid expenses........   1,199       21                            1,220
                            -------  -------  -------   --------     --------
    Total current assets...  74,419      732      167    (12,435)      62,883
                            -------  -------  -------   --------     --------
Property and Equipment
  Cost.....................   3,881      424       45                   4,350
  Less accumulated
   depreciation............     936       91        6                   1,033
                            -------  -------  -------                --------
                              2,945      333       39                   3,317
                            -------  -------  -------                --------
Long-Term Investment.......     775                                       775
Excess of cost over net
 assets acquired and other
 assets, net...............   1,298       30        6     25,002 (2)   26,336
                            -------  -------  -------   --------     --------
  Total assets............. $79,437  $ 1,095  $   212   $ 12,567     $ 93,311
                            =======  =======  =======   ========     ========
      LIABILITIES AND
   SHAREHOLDERS' EQUITY
   --------------------
Current Liabilities
  Short-term credits and
   current maturities...... $    30  $   100                         $    130
  Accounts payable--trade..   1,412      101      124                   1,637
  Other current
   liabilities.............  10,445      701       26                  11,172
                            -------  -------  -------                --------
    Total current
     liabilities...........  11,887      902      150                  12,939
                            -------  -------  -------                --------
Long-Term Liabilities
  Deferred income..........     941                                       941
  Loans from banks and
   others..................      46                                        46
  Accrued severance pay....     818                                       818
                            -------                                  --------
    Total long-term
     liabilities...........   1,805                                     1,805
                            -------                                  --------
Shareholders' Equity
  Preferred Stock..........                     2,005     (2,005)(3)
  Common Stock.............      50       19      870       (889)(3)       50
  Share premium............  54,125    2,619        6     40,940 (4)   97,690
  Deferred compensation....     (77)                                      (77)
  Retained earnings........  11,647   (2,445)  (2,819)   (25,479)(3)  (19,096)
                            -------  -------  -------   --------     --------
    Total shareholders'
     equity................  65,745      193       62     12,567       78,567
                            -------  -------  -------   --------     --------
    Total liabilities and
     shareholders' equity.. $79,437  $ 1,095  $   212   $ 12,567     $ 93,311
                            =======  =======  =======   ========     ========

--------
(1) Reflects the cash portion of the consideration paid in connection with the AbirNet Merger and related expenses for both acquisitions.
(2) Aggregate purchase price of both acquisitions and expensed transaction costs was approximately $56 million. The amount of purchase price in excess of the in-process research and development acquired is approximately $25 million. Such excess amount is composed of both goodwill, which is amortized over a 7-year period, and tangible assets, which are amortized over a 5-year period.
(3) Reflects the elimination of the shareholders' equity for both acquisitions, and the expense of the in-process research and development acquired.
(4) Reflects the adjustments to increase share premium arising from the issuance of Ordinary Shares in connection with the acquisitions.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
PLATINUM technology International, inc.:

  Under date of May 28, 1998, we reported on the consolidated balance sheets of PLATINUM technology International, inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. Our report is based in part on the reports of other auditors. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

  In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP

Chicago, Illinois
May 28, 1998

                                  SCHEDULE II

                    PLATINUM technology International, inc.

                       VALUATION AND QUALIFYING ACCOUNTS

 Allowance for
    Doubtful
  Accounts for
   Trade and
  Installment                   Beginning   Bad Debt                   Ending
  Receivables                    Balance     Expense    Write-Offs    Balance
 -------------                  ---------- ----------- ------------  ----------
Year ended December 31, 1997... $6,626,000 $13,095,000 $(12,439,000) $7,282,000
Year ended December 31, 1996...  4,643,000   3,303,000   (1,320,000)  6,626,000
Year ended December 31, 1995...  2,020,000   3,942,000   (1,319,000)  4,643,000

                                   APPENDIX A


                                   AGREEMENT

                                    Between

                           PLATINUM technology, inc.

                                      and

                              MEMCO Software Ltd.

                          Dated as of: August 13, 1998

   Agreement (the "Agreement") dated as of the 13th day of August, 1998 by and between PLATINUM technology International, inc., a public company organized under the laws of Delaware (the "Buyer"), and MEMCO Software, Ltd., a corporation organized under the laws of the State of Israel (the "Company").

   Whereas, Buyer is a public company duly organized and existing under the laws of the United States, and has an authorized capital stock of 180,000,000 shares of Common Stock, $.001 par value, (the "Buyer Stock") of which 85,757,918 shares were issued and outstanding as of August 10, 1998 (excluding any shares issued or issuable on or after such date upon exercise of options outstanding on such date) and 10,000,000 shares of Class II Preferred Stock, $.01 par value, 1,000,000 shares of which (subject to adjustment upward or downward by the Buyer's Board of Directors) have been designated Series A Junior Participating Preferred Stock and 1,775,000 of which (subject to adjustment upward or downward in accordance with the Buyer's Certificate of Incorporation, as amended) have been designated as Class II Series B Preferred Stock;

   Whereas, the Company is a corporation organized and existing under the laws of the State of Israel, and has an authorized capital stock of 30,000,000 Ordinary Shares, NIS 0.01 par value, of which 17,462,324 shares were issued and outstanding as of August 10, 1998 (the Ordinary Shares are hereinafter referred to as the "Company Stock");

   Whereas, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its shareholders that the Company and its shareholders enter into an arrangement pursuant to Section 233 ("Section 233") of the Companies Ordinance (New Version) 5743-1983, whereby, inter alia, all the issued and outstanding shares of the Company Stock not already owned by Buyer shall be deemed transferred to Buyer in exchange for newly issued shares of the Buyer Stock (the "Arrangement");

   Whereas, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its shareholders, as part of the Arrangement, that the Company and Buyer enter into this Agreement, pursuant to which all the issued and outstanding shares of the Company Stock not already owned by Buyer shall be deemed transferred to Buyer in exchange for newly issued shares of the Buyer Stock and options to purchase the Buyer Stock, on the terms and conditions hereinafter set forth;

   Whereas, the Board of Directors of Buyer deems it desirable and in the best interests of Buyer and its shareholders that Buyer and the Company enter into this Agreement, pursuant to which all the issued and outstanding shares of the Company Stock not already owned by Buyer shall be deemed transferred to Buyer in exchange for newly issued shares of the Buyer Stock and options to purchase the Buyer Stock, on the terms and conditions hereinafter set forth; and

   Whereas, concurrently with the execution of this Agreement, Israel Mazin, Eliahu Mashiah, Izaak Mashiah, Ori Mazin, Jules Marilus, Esriel Sternbuch and Ophir Holdings, Ltd shall have executed an agreement to vote all shares of the Company Stock "beneficially owned" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by each of them in favor of the transactions contemplated by this Agreement.

   Now, Therefore, the parties hereto, in consideration of the premises and of the mutual covenants and agreements contained herein, hereby agree as follows:

                                    PLAN OF
                                 REORGANIZATION

   This Agreement is intended to constitute a plan of reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code"). It is also intended that the transactions contemplated by this Agreement be recorded for accounting purposes as a pooling of interests.

1. THE EXCHANGE.

   1.1 The Exchange. Pursuant to this Agreement, as of the time of the Filing (as hereinafter defined) (the "Closing Date"), by virtue of the Filing and without any action on the part of the holders thereof, all issued and outstanding shares of the Company Stock not already owned by Buyer will be deemed transferred to in exchange for newly-issued, shares of the Buyer Stock in the aggregate amount and in the manner set forth in Section 2 below (the "Exchange"), and all outstanding options to purchase shares of the Company Stock will either be exercised prior to the date and time of the filing (the "Filing") of the Final Court Order (as defined in Section 7.1(c)) with the Registrar of Companies in Israel, or will be deemed assumed by Buyer by the exchange of equivalent options to purchase shares of the Buyer Stock, as set forth in Section 2 below. Thereupon, the corporate existence of the Company, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Arrangement under the laws of the State of Israel.

   1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 12, the closing of the Exchange (the "Closing") shall take place on the Closing Date which shall occur no later than five (5) business days after the satisfaction of all of the conditions set forth in Sections 9, 10 (or waiver of such conditions to the extent such condition may be waived), but not earlier than January 1, 1999, or such other date upon which the parties hereto may agree in writing. The Closing shall take place at the offices of Buyer's counsel or such other place upon which the parties hereto may agree.

2. MANNER AND BASIS FOR EXCHANGING THE COMPANY STOCK AND OPTIONS.

   2.1 Exchange of the Company Stock. Subject to the provisions of this Section 2, each share of the Company Stock issued and outstanding immediately prior to the Closing Date (other than shares of the Company Stock owned by Buyer or by any subsidiary of Buyer and shares of the Company Stock owned by the Company or any subsidiary of the Company) shall, as of the Closing Date, by virtue of the Filing and without any action on the part of the holders thereof, be converted into the right to receive 0.836 (the "Exchange Ratio") of an authorized validly issued, fully paid and non-assessable share of the Buyer Stock (the "Consideration"). If prior to the Closing Date, Buyer should split or combine the Buyer Stock, or pay a share dividend or other distribution in shares of the Buyer Stock, or otherwise change the Buyer Stock into any other securities, the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

   2.2 Conversion of Options. (a) As of the Closing Date, each outstanding option to purchase the Company Stock (each, an "Option"), whether or not vested or exercisable, shall be assumed by Buyer and shall be deemed to constitute an option to acquire, on the same terms and conditions (including treatment as an incentive stock option or a non-qualified stock option, as the case may be), as were applicable under such Option, the same number of shares of the Buyer Stock as the holder of such Option would have been entitled to receive pursuant to the Agreement had such holder exercised such Option in full immediately prior to the Closing Date (not taking into account whether such Option was in fact exercisable at such time), at a per share exercise price equal to (i) the aggregate exercise price for the Company Stock subject to such Option divided by (ii) the number of full shares of the Buyer Stock (rounded up to the next full share of the Buyer Stock) purchasable pursuant to such Option as provided in this Section 2.2. As soon as practicable after the Closing Date, Buyer either shall amend the Company plan to provide for the issuance of the Buyer Stock in lieu of the Company Stock and advise each holder of an Option in writing of such holder's right to acquire shares of the Buyer Stock and the Option agreements of each such holder shall be deemed to be appropriately amended so that such Options shall represent rights to acquire shares of the Buyer Stock on substantially the same terms and conditions as contained in the outstanding Options (subject to any adjustments required by the preceding sentence) or deliver to each holder of an Option an amended option agreement under a comparable Buyer stock option plan.

   2.3 Surrender and Exchange Procedure. As soon as practicable after the Closing Date, each holder of any outstanding certificate or certificates theretofore representing shares of the Company Stock shall be entitled, upon surrender of such certificate or certificates to American Stock Transfer and Trust Company, acting in its capacity as exchange agent, or such successor agent or agents as may be appointed by Buyer (the "Exchange Agent"), to receive therefor a certificate or certificates representing the number of full shares of the Buyer Stock into which the shares of the Company Stock theretofore represented by the certificate or certificates so surrendered shall be required to be exchanged as aforesaid, as shall be more particularly provided in the Exchange Agent Agreement to be entered into by Buyer and the Exchange Agent (the "Exchange Agent Agreement"). At or prior to the Closing Date, Buyer shall deliver to the Exchange Agent a sufficient number of certificates representing the Buyer Stock and cash in lieu of fractional shares to effect delivery of the aggregate Consideration required to be issued pursuant to the Exchange.

     (a) Action of Exchange Agent. On or before the third business day following the Closing Date, the Exchange Agent will send a notice and a transmittal form to each holder of record of an outstanding certificate or certificates which immediately prior to the Closing Date represented shares of the Company Stock, at the address of each such holder as it appears on the books of American Stock Transfer and Trust Company, the Company's registrar and transfer agent (the "Company Transfer Agent"), advising such holder of the terms of the Exchange and the procedure for the surrender and exchange of certificates. Upon surrender of the certificates for cancellation to the Exchange Agent, together with such transmittal form duly executed and any other required documents, the holder of such certificates shall be entitled to receive for each share of the Company Stock formerly represented by such certificates, the Consideration and the certificates so surrendered shall forthwith be canceled.

     (b) Rights Prior to Surrender. Until so surrendered, each such outstanding certificate which prior to the Closing Date represented shares of the Company Stock shall be deemed to evidence ownership of the number of full shares of the Buyer Stock and any cash in lieu of any fractional share of the Buyer Stock into which such shares of the Company Stock shall have been so exchanged. After the Closing Date there shall be no further registry of transfers of shares of the Company Stock, and, if certificates representing such shares are presented to Buyer or its transfer agent, or to the Company Transfer Agent, they shall be canceled and exchanged for certificates representing shares of the Buyer Stock and any cash in lieu of any fractional share of the Buyer Stock as provided in the Exchange Agent Agreement.

     (c) No Dividends. No dividends or distributions payable after the Closing Date will be paid on shares of the Buyer Stock issuable to persons entitled to shares of the Buyer Stock in exchange for the Company Stock until such persons shall have surrendered their certificates representing the Company Stock, provided, however, that when certificates shall have been so surrendered, there shall be paid to the holders thereof, but without interest thereon, except to the extent paid to all holders of the Buyer Stock, any dividends and other distributions payable subsequent to the Closing Date and prior to the surrender of such certificates for the shares of the Company Stock.

     (d) No Fractional Shares. No fractional shares of the Buyer Stock and no scrip certificates therefor shall be issued to represent any fractional share interests in the Buyer Stock to be delivered hereunder in exchange for shares of the Company Stock. In lieu thereof, each holder of the Company Stock shall be entitled to receive at the time the certificates for the Buyer Stock are issued pursuant to this Section 2, an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the share value as of the Closing Date. For purposes of this Agreement, the "share value" means, as of the date of determination, the average of the closing sale price per share of the Buyer Stock, as reported on the Nasdaq National Market System ("Nasdaq") for the most recent five (5) days that the shares of the Buyer Stock have traded ending on the trading day immediately prior to the Closing Date.

3. PUBLICITY.

   Except as otherwise required by applicable law, Buyer and the Company agree that no publicity, release or announcement concerning the transactions contemplated hereby shall be issued without the advance approval of the form and substance of the same by the parties hereto, and their respective legal counsel.

4. REPRESENTATIONS AND WARRANTIES BY THE COMPANY.

   The Company represents and warrants to Buyer, subject to the exceptions disclosed in writing in the disclosure letter supplied by the Company to Buyer (the "Company Schedules") which sets forth the Schedules referenced in this
Article 4 and which is dated as of the date hereof, as follows:

   4.1 Organization of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Israel and has all requisite power and authority to carry on its business as now conducted, and to own its assets. The Company is duly qualified to do business and is in good standing in the jurisdictions in which the Company is required to be qualified in order to carry on its business, and is duly authorized and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for qualifications, authorizations or licenses of which would not have a Material Adverse Effect on the Company. In this Agreement, the term "Material Adverse Effect" used in reference to the Company or any of its Subsidiaries (as hereinafter defined) means any event, change or effect materially adverse to the business or financial condition, assets, liabilities, results of operations of the Company and its Subsidiaries, taken as a whole, other than changes resulting solely from changes in general economic or software industry conditions. The Company has heretofore delivered to Buyer true and complete copies of its Memorandum of Association and its Articles of Association certified by the Secretary of the Company, as in effect on the date hereof. The minute books of the Company contain substantially accurate records of all meetings of its Board of Directors, all committees of its Board of Directors, and of its shareholders since its incorporation and accurately reflect all material transactions referred to in such minutes.

   4.2 Capitalization. Except as set forth on Schedule 4.2 hereto, the authorized capital stock of the Company consists of 30,000,000 Ordinary Shares, NIS 0.01 par value, of which there were 17,462,324 shares issued and outstanding as of the date hereof plus any shares issued on the date hereof upon exercise of options outstanding as of August 10, 1998. All outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Memorandum of Association or Articles of Association of the Company or any agreement or document to which the Company is a party or by which it is bound.

   4.3 Subsidiaries. The subsidiaries of the Company (the "Subsidiaries") consists of Memco Software, Inc., a Delaware corporation ("Memco US"), AbirNet Ltd., a corporation organized under the laws of the State of Israel, Memco Software Europe Ltd., a corporation organized under the laws of the United Kingdom, Abirnet, Inc., a Delaware corporation and Network Information Technology, Inc., a California corporation ("NIT"). Schedule 4.3 sets forth the percentage and numbers of the outstanding shares of each subsidiary owned by the Company, or any other person, firm or corporation. Except for the Subsidiaries, there exists no other corporation, joint venture, partnership or other entity of which the Company, directly or indirectly, through other corporations or otherwise, owns 50% or more of the outstanding capital stock or interest. Each of the Subsidiaries is qualified to do business in the jurisdictions in which each such Subsidiary is required to be qualified in order to carry on its business, and is duly authorized, and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for authorizations, qualifications or licenses of which the failure to obtain would not have a Material Adverse Effect on the Company. The outstanding shares of capital stock, or other evidence of ownership, of each of the Subsidiaries are validly issued, fully paid and non-assessable, and the shares of each of the Subsidiaries, to the extent owned by the Company or another Subsidiary, are owned by the Company or such other Subsidiary free of any claims, liens, charges or encumbrances of any nature whatsoever, except as set forth in Schedule 4.3. Each of the Subsidiaries is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and has the power to carry on its business as now conducted and to own its assets. The Company has delivered to Buyer, true and complete copies of the Certificate of Incorporation (or similar instrument) and By-Laws (or similar instrument) of each Subsidiary, as in effect on the date hereof. The minute books of each Subsidiary contain substantially accurate records of all meetings of its Board of Directors and its shareholders since the time of its incorporation and accurately reflect all material transactions referred to in such minutes. Except as set forth in
Schedule 4.3, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity.

   4.4 Grants, Incentives and Subsidies. Schedule 4.4 hereto provides a complete list of all grants, incentives and subsidies ("Grants") from the Government of the State of Israel or any agency thereof to the Company or any Subsidiary, including, without limitation, (a) Approved Enterprise Status and
(b) grants from the office of the Chief Scientist. Correct copies of all applications submitted by the Company or any Subsidiary to the Investment Center for receipt of Approved Enterprise Status in accordance with the Encouragement of Capital Investments Law--1959 ("Investment Center") and of all letters of approval, and supplements thereto, granted to the Company or to any Subsidiary by the Investment Center have been provided to Buyer. Schedule 4.4 details the nature of the Grants, all material terms and conditions thereof and all material undertakings of the Company or its Subsidiaries given in connection with the Grants. Schedule 4.4 lists with respect to each grant that the Company or any of its Subsidiaries received or is entitled to receive from
(x) the Chief Scientist and (y) the Israel-United States Binational Industrial Research and Development Foundation ("BIRD"), the following information: (i) the total amount of the grant received by the Company or any of its Subsidiaries and the amount available for future use by the Company or any of its Subsidiaries; (ii) the time period in which the Company or any of its Subsidiaries received, or will be entitled to receive, each grant; (iii) a general description of the research and development program for which such grant was approved; (iv) the royalty repayment schedule applicable to such grant and the total repayment due; (v) the type of revenues from which royalty payments should be made; and (vi) the total amount of royalties paid as of an unidentified recent date and the total royalty obligations which accrue as of such date. The Company and its Subsidiaries are in compliance, in all material respects, with the terms and conditions of the Grants and, except as disclosed in Schedule 4.4 hereto, has duly fulfilled, in all material respects, all the undertakings relating thereto. The Company is unaware of any event which might lead to the annulment or material limitation of any of the Grants.

   4.5 Options, Warrants, Etc. Schedule 4.5 hereto contains a complete and correct list of all plans under which options to purchase Company Shares have or may be granted ("Option Plans"). Schedule 4.5 includes a list by Option Plan for each outstanding option, as of the date hereof, of the following: (a) the name of the holder of such option, (b) the number of shares subject to such option and (c) the exercise price of such option. As of the date hereof, the Company had reserved 5,813,614 shares of the Company Stock, net of exercises, for issuance to employees pursuant to the Option Plans, under which options are outstanding for 3,645,133 shares of the Company Stock minus any options exercised on the date hereof. No repricing of options has taken place. All shares of the Company Stock subject to issuance under the Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.5, there are no outstanding options, warrants, rights, calls, commitments or agreements calling for the issuance or transfer, sale or disposition by the Company or any Subsidiary of any shares, issued or unissued, of the capital stock of the Company or any Subsidiary, or of any securities convertible or exchangeable, actually or contingently, into any such capital stock, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or of which the Company has knowledge.

   4.6 Officers and Directors. The Company Schedule contains a complete and correct list of the names and business addresses of all officers and directors of the Company and each of the Subsidiaries.

   4.7 Financial Statements. Except as set forth on Schedule 4.7 hereto, the books of account of the Company and its Subsidiaries are correct and complete in all material respects and fairly present their income, expenses, assets and liabilities in accordance with United States generally accepted accounting principles consistently applied. The audited consolidated financial statements of the Company and its consolidated Subsidiaries, if any, for each of the years in the three year period ended December 31, 1997, together with the reports and opinions thereon of Luboshitz, Kasierer & Co., Member Firm of Andersen Worldwide, and Chaikin, Cohen, Rubin, Certified Public Accountants (Israel), and the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries, if any, for the six months ended June 30, 1998, all of which have previously been delivered to Buyer, present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, if any, as of said dates and the consolidated results of their operations for such periods, and were prepared in conformity with United States generally accepted accounting principles consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal recurring audit adjustments not material in scope or amount), such unaudited financial statements include and will include all adjustments (consisting only of normal accruals) necessary for a fair presentation, in all material respects, of the financial condition and results of operations of the Company in accordance with United States generally accepted accounting principles consistently applied throughout the periods covered thereby. The Company Financial Statements (as hereinafter defined) are true and complete as of their respective dates comply as to form in all respects with all applicable accounting requirements and with the published rules and regulations of the United States Securities and Exchange Commission ("SEC"). The audited consolidated financial statements of the Company and its consolidated Subsidiaries, if any, for the fiscal year ended December 31, 1997 and the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries, if any, for the six months ended June 30, 1998, are herein called the "Company Financial Statements". Except (a) for normal or ordinary recurring liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on the most recent balance sheet included in the Company Financial Statements, or (d) as set forth in the Schedule 4.7, neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in a material liability or material obligation that either (i) would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the Company Financial Statements or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   4.8 Absence of Changes. Except as set forth on Schedule 4.8 hereto, since June 30, 1998, except with respect to the actions contemplated by this Agreement, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on the Company or any development that could reasonably be expected to have a Material Adverse Effect on the Company; (b) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (c) any material revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; or (d) any other action or event that would have required the consent of Buyer pursuant to
Section 8.1.1 had such action or event occurred after the date of this Agreement.

   4.9 Taxes.

     (a) All taxes, including, without limitation, income, property, gross receipts, sales, use, franchise, excise, value added, capital, social security, withholding, and employees' withholding taxes imposed by the State of Israel, by the U.S., by any other foreign country, and by any political subdivision of the State of Israel, the U.S. and any foreign country ("Taxes"), which have become due and payable by the Company or any of its Subsidiaries, including any Taxes for which the Company or any of its Subsidiaries is liable under a tax sharing agreement, indemnification agreement, contract and other arrangement, together with any interest or penalties thereon ("Company Taxes"), whether disputed or not, have, to the extent material, been paid in full or adequately provided for by reserves shown on the books of account of the Company; all material deposits required by law to be made by the Company and its Subsidiaries with respect to Company Taxes have been duly made, and all material returns with respect to Company Taxes are materially complete and correct and have been timely filed with, and where indicated, have been examined by the relevant tax authorities through the fiscal years set forth on Schedule 4.9 hereto and no extension of time for the assessment of deficiencies with respect to such taxes is in effect for any fiscal year. As of the date of this Agreement, neither the Company nor any Subsidiary is liable for the payment of Company Taxes (other than sales and franchise taxes) in any jurisdiction other than those listed on Schedule
  4.9 hereto. No material deficiency or adjustment in respect of any Company Taxes has been assessed against the Company or any Subsidiary and remains unpaid, other than such Company Taxes which are being contested in good faith and disclosure of which has been previously made in writing to Buyer in writing, and the Company has no knowledge of any proposed or threatened assessment of additional liability for Company Taxes against the Company or any Subsidiary for any period ending prior to the date of this Agreement. The Company has delivered to Buyer copies of all material tax returns filed for Company Taxes for the fiscal years ended December 31, 1995 and 1996 and a draft of the Company's tax return to be filed for Company Taxes for the fiscal year ended December 31, 1997.

     (b) Schedule 4.4 hereto, together with the Company's 1997 20-F, lists each tax incentive to which the Company is entitled under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. To the Company's knowledge, the Company has complied with all material requirements of Israeli law to be entitled to claim the tax incentive. To the Company's knowledge, subject to the receipt of the approvals set forth in Section 10.8 below, except as disclosed on
  Schedule 4.4, the consummation of the Arrangement will not adversely affect the ability of the Company to claim the benefit of any tax incentive for the remaining duration of the incentive or require any recapture of any previously claimed incentive, and no consent or approval of any governmental authority is required, other than as contemplated by Section 10.8, prior to consummation of the Arrangement in order to preserve the entitlement of the Company to any such incentive. Except as set forth on
  Schedule 4.9 hereto, no Subsidiary of the Company is entitled to any benefit of the type described in this Section 4.9(b).

   4.10 Ownership of Assets. Except as set forth in Schedules under Section
4.10 hereto, the Company and its Subsidiaries have good and valid title to, all of their respective owned assets and properties, tangible and intangible (including all assets reflected in the Company's Financial Statements, except those disposed of in the ordinary course of business since June 30, 1998), and good title to their leasehold estates, in each case free and clear of all claims, liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges ("Encumbrances") except, in each case, for (a) liens for current taxes not delinquent, or taxes being protested in good faith (such protests being expressly set forth in a Schedule hereto), and (b) such imperfections in the title thereto and Encumbrances, if any, as do not materially detract from the value, or interfere with the present or continued use, of the property of the Company or its Subsidiaries, or otherwise impair their business or operations. Except as set forth in the Company's Financial Statements, the notes thereto and the Company's Schedules attached hereto, none of the properties or assets, the value of which is reflected in the Company's Financial Statements, is held by the Company or any Subsidiary as lessee or subject to any lease or as conditional vendee under conditional sale or other title retention agreement or as optionee under any option to purchase.

   4.11 Intangible Assets.

     (a) Schedules 4.11.1 (patents) and 4.11.2 (trademarks and tradenames) hereto set forth a list, including the title of all patents and patent applications, and all registered trademarks and trade names and applications therefor, owned by the Company or any Subsidiary (other than Commercial Software or intellectual property in the public domain). Except as set forth in Schedules 4.11.1 and 4.11.2, the Company or its Subsidiaries owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, trade secrets, know-how, computer software (in both source code for all software owned by the Company or its Subsidiaries and object code form), and tangible or intangible proprietary information or material (excluding in each case Commercial Software (as defined below)) that are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the "Company Intellectual Property Rights"). Each of the Company and its Subsidiaries has licenses for all Commercial Software used in its business and neither the Company nor any Subsidiary has any obligation to pay fees, royalties and other amounts at any time pursuant to any such license other than payments which are in amounts and terms which are generally commercially charged for such Commercial Software. "Commercial Software" means commercially available software programs available to the public which have been licensed to the Company or any of its Subsidiaries pursuant to end-user licenses and which are used in the Company's or any of its Subsidiaries' respective internal business operations or which are broadly available to the public on a royalty free basis.

     (b) Schedules 4.11.3 (as licensor or under which the Company otherwise grants rights) and 4.11.4 (as licensee or under which the Company receives rights) set forth a complete list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and which are material to the Company and its Subsidiaries taken as a whole (as licensor, licensee or otherwise) and pursuant to which the Company or any of its Subsidiaries or any other person is authorized to use, sell, distribute or license any Company Intellectual Property Rights (excluding object code end-user licenses granted to end-users which in some cases includes standard third party commercial source code escrows), in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses"). To the Company's knowledge, neither the Company nor any of its Subsidiaries is in violation of any such license, sublicense or agreement, except for such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) Except for the third party intellectual property which is incorporated in any existing product or service of the Company (the "Embedded Products") for which the Company has valid non-exclusive licenses which are disclosed in Schedule 4.11.4 and except as otherwise set forth in Schedules 4.11.3 and 4.11.4, the Company or one of its Subsidiaries is the sole and exclusive owner of the Company Intellectual Property Rights (free and clear of any liens or encumbrances) listed on Schedule 4.11.5, and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property Rights are currently being used, sold, licensed or distributed. Schedule 4.11.4 lists all material written licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any such subsidiary is authorized to use any Embedded Products. Neither the Company nor any of its Subsidiaries is contractually obligated to pay compensation to any third party with respect to any Company Intellectual Property Rights, except pursuant to the agreements disclosed on Schedules 4.11.3 and 4.11.4.

     (d) To the Company's knowledge, neither the Company nor any of its Subsidiaries has infringed, in any material respect, on any intellectual property rights of any third persons.

     (e) Except as disclosed in Schedule 4.11.5, no claims with respect to the Company Intellectual Property Rights are pending or, to the knowledge of the Company, threatened by the Company or any third party, (i) alleging that the manufacture, sale, licensing or use of any Company Intellectual Property Rights as now manufactured, sold, licensed or used by the Company or any of its Subsidiaries or any third party infringes on any intellectual property rights of any third party or the Company, (ii) against the use by the Company or any of its Subsidiaries or any third party of any technology, know-how or computer software used in the Company's business as currently conducted or (iii) challenging the ownership by the Company or any of its Subsidiaries, validity or effectiveness of any such Company Intellectual Property Rights; provided, however, no disclosure pursuant to this paragraph (e) shall be required with respect to any Company Intellectual Property Rights which are licensed to the Company or any of its Subsidiaries on a non-exclusive basis, unless the Company has knowledge of the pending or threatened claim and such claim, if true, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (f) Except as disclosed in Schedule 4.11.6 hereto or as required by the Office of the Chief Scientist, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or its Subsidiaries is restricted from selling, licensing or otherwise distributing any products to any class or type of customers, in any geographic area or during any period of time.

     (g) The Company or one of its Subsidiaries has taken reasonable security measures to safeguard and maintain their respective property rights in, all Company Intellectual Property Rights owned by the Company or any of its Subsidiaries. To the knowledge of the Company, no current or prior officers, employees or consultants of the Company or any of its Subsidiaries claim, and neither the Company nor any of its Subsidiaries is aware of any grounds to assert a claim to, any ownership interest in any Company Intellectual Property Right as a result of having been involved in the development of such property while employed by or consulting to the Company or one of its Subsidiaries, or otherwise. Except as disclosed in
  Schedule 4.11.7 and except for Embedded Products, all of the computer software products within the Company Intellectual Property Rights have been developed by employees of the Company or its Subsidiaries within the scope of their employment or by consultants who have assigned all rights to such products to the Company or its Subsidiaries.

     (h) To the knowledge of the Company (and except with respect to the software products licensed to Buyer under the OEM Licensing Agreement dated July 13, 1995 by and between the Company and Buyer as to which the Company does not make the representation), as of the date hereof, there are no defects in the Company's or any of its Subsidiaries' software products, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Company's or any of its Subsidiaries' software products (collectively, the "Design Documentation"), which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in Schedule 4.11.8, the occurrence in or use by any computer software included in the Company Intellectual Property Rights, of dates on or after January 1, 2000 (the "Millennial Dates") will not materially adversely affect the performance of such software with respect to date dependent data, computations, output or other functions (including without limitation, calculating, computing and sequencing) and such software will create, sort and generate output data related to or including Millennial Dates without any material errors or omissions; provided, however, that the foregoing warranty does not apply to any Millennial Date defect or any other deficiency in any product (other than Embedded Products) or other item or service not developed, acquired, sold, provided or performed by the Company or its Subsidiaries.

     (i) Except for the matters disclosed in Section 4.4, no government funding or university or college facilities were used in the development of the computer software programs or applications owned by the Company or one of its Subsidiaries.

     (j) Except as disclosed in Schedule 4.11.9, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has made any material oral or written representations or warranties which it believes to be legally binding and which are outside of its normal practice.

     (k) The consummation of the transactions contemplated hereby will not result in the loss or impairment, in any material respect, of the Company's rights to own or use any of the Company Intellectual Property Rights nor will it require the consent of any governmental entity or third party in respect of any such Company Intellectual Property Rights.

   4.12 Insurance. Schedule 4.12 hereto provides a complete list and brief description of all policies of fire, liability (including officers' and directors' liability), title, key-man life insurance and other forms of insurance held by the Company and Memco US as of the date hereof. Such policies are in amounts, and against such losses and risks, as have generally been maintained by the Company and its Subsidiaries in prior years. Except as set forth in Schedule 4.12 hereto, neither the Company nor any Subsidiary has any knowledge of any state of facts or of the occurrence of any event, which reasonably might (a) form the basis for any claim against the Company or any Subsidiary, not fully covered by insurance, or not provided for in Company's Financial Statements, and which may exceed U.S. $100,000 in liability, or (b) increase the insurance premiums paid by the Company or any Subsidiary, in excess of U.S. $200,000 per annum in the aggregate, or affect the availability of the insurance coverage currently maintained by the Company and its Subsidiaries on substantially the same terms (other than premiums or deductible amounts) as now in effect.

   4.13 Litigation. Except as set forth on Schedule 4.13 hereto, there are no actions, suits, proceedings or investigations, pending before any court or governmental agency or before any arbitrator of any kind, or any order, injunction or decree outstanding, or, to the knowledge of the Company or any Subsidiary, threatened, against the Company or any Subsidiary or against or relating to their property, assets or business, that, if adversely determined would have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary have been, or is in violation of any applicable law, rule, regulation, statute, ordinance, order, injunction, decree, award, judgment or other requirement of any governmental body, court, or arbitrator ("Law or Order") relating to its property, assets, or business, except for such Law or Order, or other requirement of which the Company is unaware, or which would not have a Material Adverse Effect on the Company. The Company has made available to Buyer or its counsel correct and complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last two completed audits of the Company's financial statements and any such correspondence since the date of the last such audit.

   4.14 Agreements and Obligations. Except as set forth in the Company Schedules or Schedule 4.14, and except for agreements, arrangements and contracts which are filed as exhibits to the Company Securities Reports (as hereinafter defined) (the "SEC Exhibits"), neither the Company nor any of its Subsidiaries is a party to nor is it or its assets bound by any Listed Agreement. For purposes of this Agreement, "Listed Agreement" means the following:

     (a) any union or collective bargaining agreements;

     (b) any employment or consulting agreement, contract or binding commitment (including royalty agreements with employees) providing for compensation or payments in excess of $150,000 in any year not terminable by the Company or its subsidiary on thirty days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's or its subsidiary's ability to terminate employees at will;

     (c) any partnership agreement or joint venture agreement to establish an entity or other similar arrangement to share in profits from an activity;

     (d) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $100,000 individually or in the aggregate, and any agreement of indemnification or guarantee between the Company or any of its Subsidiaries and any of its officers or directors, irrespective of the amount of such agreement and guarantee;

     (e) any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any person, or sell any product, or following the consummation of the Arrangement would so limit Buyer, the Company or any of the Subsidiaries;

     (f) any agreement, contract or binding commitment relating to capital expenditures and involving future obligations in excess of $250,000;

     (g) any agreement, contract or binding commitment relating to the disposition or acquisition of assets not in the ordinary course of business (since October 1996) or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

     (h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

     (i) any development agreement (including any agreements with independent contractors);

     (j) any material (which for these purposes shall include any agreement which grants any exclusivity or limits the Company's ability to conduct its business in any way) distribution, sales representative, reseller, or value-added reseller agreement which cannot be terminated on thirty (30) days notice without cost or expense to the Company or its Subsidiaries, including in such Company Schedules an indication of those distributors, sales representatives, resellers or value-added resellers who have not met the quotas established in accordance with those agreements or whose agreements are otherwise currently terminable;

     (k) other than in connection with the transactions contemplated by this Agreement, any other agreement, contract or binding commitment which involves payment by the Company or any of its Subsidiaries of $100,000 or more in any twelve (12) month period or $250,000 in the aggregate and which cannot, by its terms, be terminated on thirty (30) days notice without cost or expense to the Company or its Subsidiaries;

     (l) any escrow agreements involving Company Intellectual Property Rights (including source codes);

     (m) any agreements to register its securities;

     (n) any agreement required to be disclosed in Section 4.11;

     (o) any voting trust or shareholders' agreement;

     (p) any tax sharing or tax indemnification agreements; or

     (q) any other agreements, contracts or binding commitments, which materially affects the business, properties or assets of the Company and its Subsidiaries taken as a whole.

     The numerical thresholds set forth in this Section 4.14 shall not be deemed in any respects to define materiality for other purposes of this Agreement. The Company has provided or made available to Buyer true and complete copies of all Listed Agreements as amended to date.

   Except as set forth on Schedule 4.14 hereto, to the Company's knowledge, the Company and its Subsidiaries have, in all material respects, performed all obligations required to be performed by them to date under all Listed Agreements (a true and correct copy of each of which written agreements has been filed with the SEC or has been provided to Buyer), are not in default in any material respect under any of the Listed Agreements which would permit the other party to terminate or would give rise to a claim for material damages by the other party, and neither the Company nor any Subsidiary knows of any default or alleged default in any material respect thereunder by any other party, or of any event which, with the giving of notice or the passage of time, would become such a default by the Company or any of its Subsidiaries which would permit such other party, to terminate, or would give rise to a claim for material damages against the defaulting party, or such other party. All of the Listed Agreements are valid and in full force and effect and, to the best of the knowledge of the Company, none is subject to rescission or reformation and there are no circumstances or writings extrinsic to any of such Listed Agreements which would materially modify their terms, prevent their assignment or create an encumbrance thereon. Notwithstanding the foregoing, the Company makes no representation regarding the Listed Agreements between the Company and Buyer.

   4.15 Condition of Assets. All accounts receivable reflected on the Company Financial Statements have arisen in the ordinary course of business and represent valid obligations due to the Company or its Subsidiaries, in the aggregate recorded amounts thereof, except to the extent set forth in the Company Financial Statements as reserves for bad debts. All tangible assets owned by the Company or any Subsidiary or otherwise used in the conduct of their business is in good operating condition and repair, except for normal breakdowns, reasonable wear and use, damage by fire or unavoidable casualty, not materially affecting the business of the Company, except as set forth in the Company Schedules.

   4.16 Permits. The Company and its Subsidiaries have all permits, licenses, orders, approvals, franchises and other rights and privileges ("Permits") necessary in order for them to carry on their business as presently conducted, except such Permits which no governmental authority has demanded be obtained, or of which the Company is unaware, or which the failure to obtain, if required, would not have a Material Adverse Effect on the Company, except as set forth in the Company Schedules. Schedule 4.16 hereto sets forth a list of all such material Permits from all Israeli and other governmental and regulatory bodies held by the Company and its Subsidiaries, including all Permits from the Israeli Ministry of Defense for the export or import of encryption software. The Company and its Subsidiaries has and currently conducts business in compliance, in all material respects, with such Permits, except as set forth in the Company Schedules.

   4.17 Banking Arrangements. Schedule 4.17 hereto sets forth the name of each bank in or with which the Company or a Subsidiary has an account, credit line or safety deposit box and the names of all persons presently authorized to draw thereon or have access thereto, and a brief statement describing the purpose of each such account.

   4.18 No Breach; Consents. The transactions contemplated by this Agreement and the Arrangement will not give rise to a right to terminate by the other party thereto or result in a breach of the terms or conditions of or constitute a default under, or violate, as the case may be, (a) the Memorandum of Association or Articles of Association, or similar instrument, of the Company or any Subsidiary, (b) any agreement or other document or undertaking listed or referred to on Schedule 4.14 or Schedule 4.11, to which the Company or a Subsidiary is a party or by which any of them is bound, (c) any Permit, Law or Order applicable to the Company and its Subsidiaries, except as set forth on Schedules 4.14 or 4.18 or for violations or breaches which could not reasonably be expected, in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

   4.19 Authority for Agreement. All corporate and other proceedings required to be taken by or on behalf of the Company, other than shareholder approval and receipt of the Final Court Order (as defined in Section 7.1) and Filing, to authorize the Company and its shareholders to enter into and carry out this Agreement and the Arrangement have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and subject to such shareholder approval and receipt of the Final Court Order and Filing, and assuming the due authorization, execution and delivery hereof by Buyer, is valid and binding upon the Company and the exchange of shares of the Buyer Stock for all of the outstanding shares of the Company Stock under the Arrangement will be binding upon the Company shareholders, subject as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable or fiduciary principles. The Company has all requisite corporate power and authority to enter into this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), the Exchange Act of 1934, (b) applicable requirements, if any, of Nasdaq, (c) the filing of the Final Court Order with the Registrar of Companies in Israel,
(d) the required approvals of the Arrangement and this Agreement by the Company's shareholders pursuant to Israeli law, (e) filings with the SEC, (f) filings with the Israel Investment Center of the Israeli Ministry of Trade & Industry, (g) filings with the Chief Scientist of the Israeli Ministry of Trade & Industry, (h) filings with and the approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary, (i) filings with the Israeli Securities Authority and (j) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

   The required vote for the approval of the Arrangement is the affirmative vote of the majority of shareholders represented at the Company Shareholder Meeting (as defined in Section 7.1(a)) in person or by proxy and the holders of not less than 75% of the voting power of each class of shares represented at such meeting in person or by proxy. The required vote for the approval of the Agreement is a simple majority of the voting power of the shares held by shareholders participating in the Company Shareholder Meeting in person or by proxy. No other vote of the securityholders of the Company is required by law, the Company's Memorandum of Association and Articles of Association or otherwise in order for the Company to consummate the Arrangement and the transactions contemplated hereby.

   4.20 Relationships with Related Persons. Except as disclosed in the Company Securities Reports filed with the SEC prior to the date hereof and except as set forth and identified on the Company Schedules and except for this Agreement and the transactions contemplated hereby, there are no, and since December 31, 1997 have not been any, undischarged contracts or agreements or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of their respective Related Persons have any interest in any of the assets of the Company or any of its Subsidiaries. No executive officer, director of the Company or any of their respective Related Persons has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Benefit Plans (as hereinafter defined), claims for compensation, expense reimbursement and similar obligations and similar matters and agreements. For purposes hereof, the term "Related Persons" shall mean:

     (a) each other member of such individual's Family; and

     (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual,
  (ii) the individual's spouse, siblings, or ancestors (iii) any lineal descendant of such individual, or their siblings, or ancestors or (iv) a trust for the benefit of the foregoing.

   4.21 Powers of Attorney. Schedule 4.21 hereto sets forth the names of all persons now holding powers of attorney from the Company or any Subsidiary, and a summary of the terms thereof.

   4.22 Brokers. Except with respect to the engagement of Lehman Brothers, Inc. by the Company, the terms of which have been presented to Buyer all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by the Company with Buyer without the intervention of any broker or investment banker or third party. Except for the engagement of Lehman Brothers, Inc., neither the Company nor any of its officers or directors has engaged, consented to, or authorized any broker, investment banker or third party to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

   4.23 Real Estate. Except as set forth on Schedule 4.23 hereto, the Company owns no real property. Schedule 4.23 hereto sets forth a brief description of all real properties which are leased to the Company or its Subsidiaries, including all plants and structures located thereon. The Company's and its Subsidiaries facilities are in good operating condition for the purposes used by the Company and its Subsidiaries, reasonable wear and tear excepted. None of the properties occupied by the Company or its Subsidiaries, or the occupancy or operation thereof, is in violation of any law or any building, zoning or other ordinance, code or regulation in such a manner as to materially interfere with the use and occupancy thereof in the ordinary course of the business of the Company and its Subsidiaries. Except as set forth on Schedule 4.23, no notice from any governmental body has been served upon the Company or any of its Subsidiaries claiming any violation of any such law, ordinance, code or regulation, of the type described in the preceding sentence, or requiring any substantial work, repairs, construction, alterations or installation on or in connection with said properties which has not been complied with.

   4.24 Securities Filings.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC, Nasdaq, and the Israel Securities Authority (collectively, the "Securities Regulators") since October 1996. All such required forms, reports and documents are referred to herein as the "Company Securities Reports". The Company has provided to Buyer true and correct copies of the Company Securities Reports. As of their respective dates, the Company Securities Reports (i) complied, when filed, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act of 1934, the regulations of Nasdaq, and the securities laws of Israel, as the case may be, and the rules and regulations applicable to such Company Securities Reports, and
  (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the Securities Regulators.

     (b) As of the date hereof, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act of 1934 or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are required to be filed by the Company.

   4.25 Proxy Statement Disclosures. No information supplied by the Company to Buyer for inclusion or incorporation in the S-4 Registration Statement and the Proxy Statement/Prospectus (both as defined in Section 8.2 below) shall, at the time such Proxy Statement/Prospectus is mailed or such S-4 Registration Statement becomes effective contain an untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act of 1934, the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

   4.26 Environmental Matters. To the Company's knowledge, the Company and its Subsidiaries are in compliance with all applicable environmental regulations and standards relating to the conduct of the business of the Company and there exists no toxic waste or other environmental hazard that has not previously been publicly disclosed by the Company or otherwise disclosed in writing to Buyer which would have a Material Adverse Effect on the Company.

   4.27 Restrictions on Business Activities. Except as set forth in the Company Schedules, there is no agreement, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by the Company or any of its Subsidiaries or the conduct of the business by the Company or any of its Subsidiaries including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to the Company or its Subsidiaries.

   4.28 Intentionally Omitted.

   4.29 Labor Matters. Except as set forth in Schedule 4.14, the Company is not a party to or bound by any collective bargaining agreement or other understanding with a labor organization, including, without limitation, any collective employment agreements to which the Company is subject by law, regulation or administrative order, and the Company has not experienced any strikes, grievances, other collective bargaining disputes or, claims of unfair labor practices. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

   4.30 Employee Benefits.

     (a) Schedule 4.30.1 contains a true and complete list of each (i) written, deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical or surgical, hospitalization, life insurance and other "welfare" plan, fund or program, profit-sharing, stock bonus or other "pension" plan, fund or program; (iii) employment, termination, consulting or severance agreement; and (iv) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary ("Benefit Plans").

     (b) With respect to each Benefit Plan, the Company has heretofore provided to Buyer true and complete copies of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written Benefit Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under any Law or Order applicable to such Benefit Plan.

     (c) Except (i) as set forth on Schedule 4.30.2, (ii) for the acceleration of vesting of outstanding stock options to the extent required in accordance with the terms of the Option Plans (but not otherwise) and set forth in Schedule 4.30.2, and (iii) except for employment agreements with directors and officers entered into before the date of this Agreement and filed with the SEC, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
  (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director or employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries, under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) create a right to receive payments upon a subsequent termination of employment.

     (d) There are no pending, or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits).

     (e) Except a set forth in Schedule 4.30.3, neither the Company nor any of its Subsidiaries operates any profit sharing scheme for the benefit of any of their officers or employees. Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

      (f) All of the material benefits to which any officer, former officer, employee or former employee of the Company and the Subsidiaries is or may be entitled including, inter alia, severance pay, leave and health, have been paid, to the extent due, or adequately provided for in the Company Financial Statements to the extent required by United States generally accepted accounting principles, and neither the Company nor its Subsidiaries has any unfunded liability with respect to such Benefits.

     (g) The Company has complied in all material respects with all applicable laws relating to labor, including any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Company Taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any Company Taxes, costs or penalties for failure to comply with any of the foregoing, except as set forth in the Company Schedules.

   4.31 Pooling of Interests. To the best knowledge of the Company, based on consultation with its independent accountants, neither the Company nor its directors, officers or stockholders has taken any action which would preclude
(a) Buyer's ability to account for the Arrangement as a pooling of interests or
(b) Buyer's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

   4.32 Board Approvals. The Board of Directors of the Company, has, on or prior to the date hereof, unanimously approved this Agreement and the Arrangement by those permitted to vote thereon.

   4.33 Fairness Opinion. The Board of Directors of the Company has received a written opinion from Lehman Brothers, Inc. dated no later than the date hereof, that the Exchange Ratio contemplated by this Agreement is fair to the Company's shareholders from a financial point of view and has delivered to Buyer a copy of such opinion.

   4.34 Releases. General releases of all claims from each of Israel Mazin, Eliahu Mashiah, Ori Mazin, Izaak Mashiah, Yirmivahu Kaplan, Shalom Berkowitz, Moshe Allon, Jules Marilus and Dov Gal may have through the Closing Date, or if earlier, the date Buyer obtains control of the Board of Directors of the Company pursuant to Section 8.17 of this Agreement against the Company and its Subsidiaries, substantially in the form set forth in Exhibit 4.35, have been executed and delivered by such persons to the Company.

   4.35 Non-Competition Agreements. Non-Competition Agreements have been executed by Israel Mazin and Eliahu Mashiah.

   4.36 Schedules. The Company Schedules when delivered in final form to Buyer will not reflect any agreements, arrangements or conditions which are materially inconsistent with the due diligence information provided to Buyer prior to the execution of this Agreement and the announcement of the Arrangement.

5. REPRESENTATIONS AND WARRANTIES BY THE BUYER.

   Buyer represents and warrants to the Company, subject to the exceptions disclosed in writing in the disclosure letter supplied by Buyer to the Company (the "Buyer Schedules") which sets forth the Schedules referenced in this
Article 5 and which is dated as of the date hereof, as follows:

   5.1 Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted, and to own its assets. Buyer is duly qualified to do business and is in good standing in the jurisdictions in which Buyer is required to be qualified in order to carry on its business, and is duly authorized, and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for qualifications, authorizations or licenses of which would not have a Material Adverse Effect on Buyer. In this Agreement, the term "Material Adverse Effect" used in reference to Buyer or any of its Subsidiaries means any event, change or effect materially adverse to the financial condition, assets, liabilities, results of operations or business of Buyer and its Subsidiaries, taken as a whole, other than changes resulting solely from changes in general economic or software industry conditions. Buyer has heretofore delivered to the Company true and complete copies of its Articles of Incorporation certified by the Secretary of the Buyer, as in effect on the date hereof. The minute books of the Buyer contain substantially accurate records of all meetings of its Board of Directors, all committees of its Board of Directors and of its shareholders since its incorporation and accurately reflect all material transactions referred to in such minutes.

   5.2 Capitalization. The authorized capital stock of the Buyer consists of 180,000,000 common shares $.001 par value of which there were 85,757,918 shares issued and outstanding as of August 10, 1998 plus any shares issued on the date hereof upon exercise of options outstanding on such date and 10,000,000 shares of Class II Preferred Stock, $.01 par value, 1,000,000 shares of which (subject to adjustment upward or downward by the Buyer's Board of Directors) have been designated Series A Junior Participating Preferred Stock and 1,775,000 of which (subject to adjustment upward or downward in accordance with the Buyer's Certificate of Incorporation, as amended) have been designated as Class II Series B Preferred Stock. No shares of the Series A Junior Participating Preferred Stock are issued or outstanding as of the date hereof. The shares of the Buyer Stock to be issued pursuant to the Arrangement and upon the exercise of the Options will include a corresponding number of rights (such rights being hereinafter referred to collectively as "Buyer Rights") to purchase shares of Series A Junior Participating Stock pursuant to the Rights Agreement dated as of December 21, 1995 (the "Buyer Rights Agreement") between Buyer and Harris Trust and Savings Bank, as Rights Agent. All outstanding shares of the Buyer Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation of Buyer or any agreement or document to which Buyer is a party or by which it is bound.

   5.3 Subsidiaries. For purposes of this Agreement, any corporation, joint venture, partnership or other entity of which Buyer, directly or indirectly, through other corporations or otherwise, owns 50% or more of the outstanding capital stock or interest in shall be deemed to be a Subsidiary of Buyer. Each of the Subsidiaries is qualified to do business in the jurisdictions in which each such Subsidiary is required to be qualified in order to carry on its business, and is duly authorized, and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for authorizations, qualifications or licenses of which the failure to obtain would not have a Material Adverse Effect on Buyer. The outstanding shares of capital stock, or other evidence of ownership, of each of the Subsidiaries are validly issued, fully paid and non-assessable, and the shares of each of the Subsidiaries, to the extent owned by Buyer or another Subsidiary, are owned by the Buyer or such other Subsidiary free of any claims, liens, charges or encumbrances of any nature whatsoever, except as set forth in
Schedule 5.3.1. Each of the Subsidiaries is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and has the power to carry on its business as now conducted and to own its assets.

   5.4 Options, Warrants, Etc. Schedule 5.4 hereto contains a complete and correct list of all plans under which options to purchase the Buyer Stock have or may be granted ("Option Plans") and the number of options to purchase the Buyer Stock or the stock of any of the Subsidiaries. To the Buyer's knowledge, the options granted under the Option Plans have been granted at fair market value. Except as set forth in Schedule 5.4 and in connection with the acquisition of businesses or technology, there are no outstanding options, warrants, rights, calls, commitments or agreements calling for the issuance or transfer, sale or disposition by Buyer or any Subsidiary of any shares, issued or unissued, of the capital stock of Buyer or any Subsidiary, or of any securities convertible or exchangeable, actually or contingently, into any such capital stock, to which Buyer or any Subsidiary is a party or by which Buyer or any Subsidiary is bound, or of which Buyer has knowledge.

   5.5 Financial Statements. The books of account of Buyer and its Subsidiaries are correct and complete in all material respects and fairly present their income, expenses, assets and liabilities in accordance with United States generally accepted accounting principles consistently applied. The audited consolidated financial statements of Buyer and its consolidated Subsidiaries, if any, for each of the years in the three year period ended December 31, 1997, together with the reports and opinions thereon of KPMG Peat Marwick, Certified Public Accountants (United States), and the unaudited consolidated financial statements of Buyer and its consolidated Subsidiaries, if any, for the six months ended June 30, 1998, all of which have previously been delivered to Company, present fairly, in all material respects, the consolidated financial position of the Buyer and its consolidated Subsidiaries, if any, as of said dates and the consolidated results of their operations for such periods, and were prepared in conformity with United States generally accepted accounting principles consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal recurring audit adjustments not material in scope or amount), such unaudited financial statements include and will include all adjustments (consisting only of normal accruals) necessary for a fair presentation, in all material respects, of the financial condition and results of operations of the Buyer in accordance with United States generally accepted accounting principles consistently applied throughout the periods covered thereby. The Buyer Financial Statements (as hereinafter defined) are true and complete as of their respective dates comply as to form in all respects with all applicable accounting requirements and with the published rules and regulations of the SEC. The audited consolidated financial statements of Buyer and its consolidated Subsidiaries, if any, for the fiscal year ended December 31, 1997 and the unaudited consolidated financial statements of the Buyer and its consolidated Subsidiaries, if any, for the six months ended June 30, 1998, are herein called the "Buyer Financial Statements". Except (a) for normal or ordinary recurring liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on the most recent balance sheet included in the Buyer Financial Statements, (d) liabilities which have or may be incurred in connection with acquisitions of other businesses or technology by Buyer or its Subsidiaries, whether or not in the ordinary course of business, or (e) as set forth in the Schedule 5.5, neither Buyer nor any of its Subsidiaries has any material liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in a material liability or material obligation that either (i) would be required to be reflected or reserved against in a consolidated balance sheet of Buyer and its Subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the Buyer Financial Statements or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Notwithstanding anything in this Section 5.5 to the contrary, the financial statements for

Buyer and its consolidated Subsidiaries for the six months ended June 30, 1998 have been delivered to Company in draft form, and the representations made with respect to such June 30, 1998 financial statements are made with respect to the final form of such financial statements which will be filed on August 14, 1998 and which will not vary from the draft provided to Company in any materially adverse respect.

   5.6 Absence of Changes. Since June 30, 1998, except with respect to the actions contemplated by this Agreement and except for liabilities which have or may be incurred in connection with acquisitions of other businesses or technology by Buyer or its Subsidiaries, whether or not in the ordinary course of business, each of Buyer and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on Buyer or any development that could reasonably be expected to have a Material Adverse Effect on Buyer; (b) any material change by Buyer or any of its Subsidiaries in its accounting methods, principles or practices; or (c) any material revaluation by Buyer or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business.

   5.7 Litigation. Except as set forth in the Buyer Securities Reports (as hereinafter defined) there are no actions, suits, proceedings or investigations, pending before any court or governmental agency or before any arbitrator of any kind, or any order, injunction or decree outstanding, or, to the knowledge of Buyer or any Subsidiary, threatened, against Buyer or any Subsidiary or against or relating to their property, assets or business, that, if adversely determined would have a Material Adverse Effect on Buyer. Neither Buyer nor any Subsidiary have been, or is in violation of any Law or Order relating to its property, assets, or business, except for such Law or Order, or other requirement of which Buyer is unaware, or which would not have a Material Adverse Effect on Buyer. Buyer has provided to the Company or its counsel correct and complete copies of all correspondence prepared by its counsel for Buyer's auditors in connection with the last two completed audits of the consolidated financial statements of the Company and any such correspondence since the date of the last such audit.

   5.8 No Breach; Consents. The transactions contemplated by this Agreement and the Arrangement will not give rise to a right to terminate by the other party thereto or result in a breach of the terms or conditions of or constitute a default under, or violate, as the case may be, (a) the Certificate of Incorporation, or similar instrument, of Buyer or any Subsidiary, (b) any material agreement or other document or undertaking, to which Buyer or a Subsidiary is a party or by which any of them is bound, (c) any Permit, Law or Order applicable to Buyer and its Subsidiaries, except for violations or breaches which could not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Buyer or adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

   5.9 Authority for Agreement. All corporate proceedings required to be taken by or on behalf of Buyer, authorize Buyer to enter into and carry out this Agreement and the Arrangement have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and subject as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Buyer has all requisite corporate power and authority to enter into this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act of 1934, (b) applicable requirements, if any, of Nasdaq, (c) filings with the SEC, (d) filings with the Israeli Investment Center of the Israeli Ministry of Trade & Industry, (e) filings with the Chief Scientist of the Israeli Ministry of Trade & Industry,
(f) filings with and the approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary, (g) filings with the Israeli Securities Authority and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

   5.10 Brokers. Except with respect to the engagement of Credit Suisse First Boston Corporation by Buyer, the terms of which have been presented to Buyer all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by Buyer with Buyer without the intervention of any broker or investment banker or third party. Except for the engagement of Credit Suisse First Boston Corporation, neither Buyer nor any of its officers or directors has engaged, consented to, or authorized any broker, investment banker or third party to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

   5.11 Securities Filings. Buyer has filed all forms, reports and documents required to be filed with the SEC or Nasdaq since January 1, 1995. All such required forms, reports and documents are referred to herein as the "Buyer Securities Reports." As of their respective dates, the Buyer Securities Reports
(a) complied in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, the regulations of Nasdaq, as the case may be, and the rules and regulations applicable to such the Buyer Securities Reports, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the Securities Regulators. As of the date hereof, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Buyer with the SEC pursuant to the Securities Act or the Exchange Act of 1934 or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Buyer.

   5.12 Proxy Statement Disclosures. No information supplied by Buyer to Company for inclusion in the Proxy Statement/Prospectus (as defined in Section
8.2 below) shall, at the time such Proxy Statement/Prospectus is mailed be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

   5.13 Pooling of Interests. To the knowledge of Buyer, based on consultation with its independent accountants, neither Buyer nor its directors, officers or stockholders has taken any action which would preclude (i) Buyer's ability to account for the Arrangement as a pooling of interests or (ii) Company's or Buyer's ability to continue to account for as a pooling of interests any past acquisition by the Buyer currently accounted for as a pooling of interests.

   5.14 Board Approvals. The Board of Directors of Buyer, has, on or prior to the date hereof, unanimously approved this Agreement and the Arrangement.

   5.15 Fairness Opinion. The Board of Directors of the Buyer has received an opinion from Credit Suisse First Boston Corporation as of the date hereof, that the Exchange Ratio contemplated by this Agreement is fair to Buyer's shareholders from a financial point of view and has delivered to Buyer a copy of such opinion.

   5.16 Employee Benefits.

     (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (i) each Buyer Plan complies with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations and (ii) there has been no failure to make any contribution or pay any amount due to any Buyer Plan as required by Section 412 of the Code or Section 302 of ERISA and no Buyer Plan, no any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

     (b) To the knowledge of Buyer, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Buyer Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Neither Buyer nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which could reasonably be expected to result in material liability to Buyer or its subsidiaries.

     (c) As used herein, "Buyer Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by Buyer or any of its ERISA Affiliates or as to which Buyer or any of its ERISA Affiliates or otherwise may have any material liability.

     (d) As used herein, "ERISA Affiliate" means (i) any entity which is a member of a "controlled group of corporations" with or under "common control" (as such terms are defined in Sections 414(b) or (c) of the Code) with the Company, (ii) any entity which is (or at any relevant time was) a member of an "affiliated service group" (as such term is defined in Section 414(m) of the Code) which includes the Company, or (iii) any other entity or person which, with respect to the Company, must be treated as a single employer under any other provision of Code Section 414 or ERISA Section 4001.

5.17 Taxes. Except as set forth in Schedule 5.17:

     (a) Buyer and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by Buyer and each of its subsidiaries, except where any such failure to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. All Taxes imposed on Buyer or any of its subsidiaries by a taxing authority or for which Buyer or any of its subsidiaries is or could be liable, whether to a taxing authority or to other persons or entities, to the extent required to be paid by Buyer or any of its subsidiaries have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

     (b) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, as of the Closing Date, Buyer and each of its subsidiaries, will have withheld with respect to its employees all federal and state taxes, FICA, FUTA and other Taxes required to be withheld.

     (c) There is no Tax deficiency outstanding, proposed or assessed against Buyer or any of its subsidiaries, except any deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

   5.18 Intellectual Property. Buyer and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary Buyer intellectual property rights (collectively, "Buyer Intellectual Property Rights") as are necessary in connection with the business of Buyer and its subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Neither Buyer nor any of its subsidiaries has infringed any Intellectual Property Rights of any third party, other than any infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

6. CONFIDENTIAL INFORMATION.

   6.1 Confidentiality. Each party agrees that, the terms of the Confidentiality Agreement dated August 7, 1998 (the "Confidentiality Agreement") between the Buyer and the Company shall remain in full force and effect, other than those set forth in clauses (a) through (f) on page 3.

   6.2 Non-Solicitation. Without the prior written consent of the other party, neither Buyer nor the Company, will for a period of two (2) years from the date of this Agreement, solicit or cause to be solicited the employment of any person who is employed by the other during such time.

7. REQUIRED APPROVALS AND CLOSING.

   7.1 Shareholders and Court Approvals.

     (a) The Company undertakes to take appropriate action to file a motion (the "First Motion") with the Tel Aviv-Jaffa District Court or any other competent court in Israel (the "Court") to order that an extraordinary meeting of the Company's shareholders be convened at the earliest practicable date for the purpose of considering and approving (if they deem fit) the Arrangement and this Agreement, including the Exchange and the other transactions contemplated by this Agreement (the "Company Shareholders Meeting"), which shall have been recommended for approval by the Company's Board of Directors unless based upon the written advice of its Israeli counsel that such recommendation is not consistent with its fiduciary obligations, in which case the Company's Board of Directors shall make no recommendation with regard to the Arrangement, the Agreement or any other Acquisition Proposal (as defined in Section 8.6).

     (b) Subsequent to approval of the First Motion by the Court, the Company shall take appropriate action to convene the Company Shareholders Meeting, in accordance with the Court's instructions and applicable law.

     (c) Subsequent to approval of the Agreement and the Arrangement at the Company Shareholders Meeting, by the requisite vote required under law, the Company shall as soon as practicable file with the Court a motion (the "Second Motion") requesting that the Court issue an order approving the Arrangement (the "Final Court Order").

     (d) As soon as possible subsequent to the issuance of the Final Court Order and the satisfaction of all Closing conditions, but not earlier than January 1, 1999, the Company shall file the Final Court Order with the Registrar of Companies in Israel. The First Motion, the Second Motion and any related motions and the description of the Arrangement to the Israeli court shall be reviewed and approved by Buyer prior to the filing thereof by the Company. In connection with the Company Shareholders Meeting, the Company will duly solicit the vote of the shareholders of the Company, for their approval, as set forth above in this Section 7.1, by mailing or delivering to each such shareholder the Proxy Statement/Prospectus in the form included in the S-4 Registration Statement, as soon as practicable after the date said Registration Statement is declared effective by the SEC and after Court approval of the First Motion.

7.2 Closing. The Closing of this Agreement shall take place simultaneously with the Filing.

8. COVENANTS.

   8.1 Conduct of Business of the Company Prior to Closing Date.

   8.1.1 Conduct by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company (which for the purposes of this Section 8.1 shall include the Company and each of the Subsidiaries) agrees, except as set forth on Schedule 8.1 hereto and except to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to timely pay its debts and Taxes, subject to good faith disputes over such debts or Taxes, on the same payment terms such debts and Taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Closing Date. The Company shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of the Company. Except as expressly provided for by this Agreement or as set forth on the Company Schedules, the Company shall not, prior to the Closing Date or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

     (a) Except as required by the Company's benefit plans and agreements, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Enter into any material partnership agreements, joint development agreements or strategic alliance agreements;

     (c) Except as required by the Benefit Plans or under Israeli Law, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Company's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Buyer;

     (d) Other than in the ordinary course of business consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than the Company's standard forms of End-User Licenses entered into in the ordinary course of business consistent with past practices;

     (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Buyer prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Buyer with respect to any claim, suit or proceeding by the Company against Buyer or any of its affiliates);

     (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

     (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

     (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of the Company Stock pursuant to the exercise of Company Stock options outstanding as of the date of this Agreement and (ii) the grant of options to purchase at fair market value at the time of grant up to 700,000 shares of the Company Stock, in the aggregate and 30,000 shares of Company Stock, in the aggregate, to any one other individual, to newly hired employees or in the ordinary course of business and in accordance with the Company's standard policies consistent with past practice.

     (i) Except as set forth on Schedule 8.1, cause, permit or propose any amendments to the Company's Articles of Association or amend any Listed Agreement;

     (j) Sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

     (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

     (l) Except as required by law and as set forth on Schedule 8.1, adopt or amend any Benefit Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee other than the bonuses reflected on the Company Financial Statements;

     (m) Revalue any of the Company's assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or waive any right of material value;

     (n) Pay, discharge or satisfy in an amount in excess of $50,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financial Statements (or the notes thereto);

     (o) Except as required by applicable tax law, make or change any material election in respect of Company Taxes, adopt or change in any material respect any accounting method in respect of Company Taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of Company Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Company Taxes;

     (p) Intentionally take any action, including the acceleration of vesting (except as contemplated under the Option Plans) of any options, warrants, restricted stock or other rights to acquire shares of the Company Stock, which would be reasonably likely to interfere with Buyer's ability to account for the Arrangement as a pooling of interests;

     (q) Enter into any Listed Agreement other than in the usual, regular and ordinary course of business consistent with past practices and policies; or

     (r) Take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (q) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Arrangement set forth in Sections 9 or 10, not to be satisfied.

   8.1.2 Conduct by Buyer. Except as expressly provided for by this Agreement, Buyer shall not, prior to the Closing Date or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), adopt any amendments to its Certificate of Incorporation or take any other action requiring a vote of the holders of the Buyer Stock, which would materially adversely affect the terms and provisions of the Buyer Stock or take or agree in writing or otherwise to take, any of the foregoing actions.

   8.2 Registration Statement/Proxy Statement. The Company and Buyer will, as promptly as practicable hereafter, prepare and file with the SEC a proxy statement/prospectus and form of proxy, in connection with the vote of the Company's shareholders with respect to the Arrangement, and the issuance of the Buyer Stock and Buyer Rights pursuant to this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's Shareholders, is herein called the "Proxy Statement/Prospectus"). Buyer will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing the Proxy

Statement/Prospectus, in connection with the registration under the United States Securities Act of 1933, as amended (the "Act") of the shares of the Buyer Stock and Buyer Rights issuable upon exchange of the Company Stock. The Company and Buyer will, and will cause their accountants and legal counsel to, use their best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under United States federal or state securities laws or otherwise in connection with the registration process. The Company will use its best efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of the Company at the earliest practicable date after approval by the Court of the First Motion and to hold the Company Shareholders Meeting as soon as practicable after approval by the Court of the First Motion. The Proxy Statement/Prospectus will, when prepared pursuant to this Section 8.2 and mailed to the Company's Shareholders, to the extent required by the SEC be substantially in accordance with the requirements of Regulation 14A under the Exchange Act of 1934. No filing of or amendment or supplement to the S-4 Registration Statement will be made by Buyer without providing the Company with the opportunity to review and comment thereon. Buyer will advise the Company promptly after it received notice thereby, of the time when the S-4 Registration Statement has become effective or any amendment or any supplement has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Stock issuable in connection with the Arrangement for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 Registration Statement or comments thereon and responses thereto and requests by the SEC for additional information. The Proxy Statement/Prospectus and the S-4 Registration Statement shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. In the Proxy Statement/Prospectus, the Company's Board of Directors shall state that the directors permitted to vote thereon unanimously recommend that shareholders of the Company approve the Arrangement, unless based upon the written advice of its Israeli counsel that such recommendation is not consistent with its fiduciary obligations, in which case the Company's Board of Directors shall make no recommendation with regard to the Arrangement, this Agreement or any other Acquisition Proposal (as defined in Section 8.6). Each party shall use its best effort to cause its respective outside accounting firms to conduct customary agreed upon procedures with respect to the Proxy Statement/Prospectus and deliver written reports thereon, dated no earlier than five (5) business days prior to the effective date of the Proxy Statement/Prospectus.

   8.3 Information for the Buyer Registration Statement. The Company will furnish Buyer with all information concerning the Company required for inclusion or incorporation by reference in (a) the S-4 Registration Statement,
(b) the Nasdaq listing application to be filed with respect to the shares of the Buyer Stock to be delivered hereunder or (c) any statements or applications made by Buyer to any governmental body in connection with the transactions contemplated by this Agreement, and all information furnished to Buyer for such applications and statements shall be true and correct in all material respects without omission of any material fact required to be stated to make such information, in light of the circumstances under which they are made, not misleading.

   8.4 Inclusion of the Buyer Stock on Nasdaq. As promptly as practicable after the date hereof, and in any event prior to the Closing Date, Buyer shall use its best efforts to cause the shares of the Buyer Stock to be issued pursuant to this Agreement to be included on Nasdaq, subject to notice of official issuance thereof.

   8.5 Affiliates; Pooling of Interests. Neither the Company nor Buyer nor their respective affiliate shareholders as hereinafter defined, shall take or cause to be taken any action, whether before or after the Closing Date, which would disqualify the transaction contemplated herein as a pooling of interests for accounting purposes.

     (a) The Company has advised Buyer that Israel Mazin, Eliahu Mashiah, Ori Mazin, Izaak Mashiah and Ophir Holdings Ltd. may be deemed "affiliates" of the Company for purposes of Rule 145 under the Act and for purposes of qualifying for "pooling of interests" accounting treatment (each such person is herein referred to as an "Affiliate Shareholder"). The Company shall cause each person who is identified as an Affiliate Shareholder to deliver to Buyer, on or prior to the Closing Date, a written agreement, to the effect that such Affiliate Shareholder will not sell, pledge, transfer or otherwise dispose of any shares of the Buyer Stock issued to such Affiliate Shareholder pursuant to the Arrangement, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Act. The Company shall promptly advise Buyer if any person becomes or ceases to be such an Affiliate Shareholder.

     (b) Each person who is identified as an Affiliate Shareholder has delivered to Buyer a written agreement, to the effect that such Affiliate Shareholder will not thereafter sell or in any other way reduce such Affiliate Shareholder's risk relative to any shares of the Company Stock during the period commencing 30 days prior to the Closing Date and will not sell or otherwise reduce such person's risk relative to any shares of the Buyer Stock acquired under the Agreement until publication of financial results covering at least 30 days of combined operations of Buyer and the Company as required by the SEC so as to ensure that the transactions contemplated by this Agreement qualify as a "pooling of interests". Buyer shall publish such financial results covering at least 30 days of combined operations of Buyer and the Company following the end of Buyer's fiscal quarter in which the Closing occurs and in which there have been at least 30 days of combined operations, but not later than 45 days following the end of such quarter. During the period between the date of this Agreement and the thirtieth day prior to the Closing Date, the Company shall cause each person who is identified as an Affiliate Shareholder to formally notify Buyer of any and all proposed sales or acquisitions of the Company Stock or the Buyer Stock in advance of any such acquisition or sale. Such notification will permit Buyer to review the circumstances of the proposed transaction with its advisors to ensure that pooling of interests accounting is not compromised by such sales or purchases.

8.6 No Solicitation.

     (a) From and after the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and its Subsidiaries will not, and will not permit their respective directors, officers, investment bankers and affiliates to, and will use their best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal, or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any proposal, offer or expression of interest relating to a possible (i) merger, consolidation or similar transaction involving the Company or any Subsidiary of Company, (ii) sale, lease, license or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Company or any subsidiary of Company representing 20% or more of the assets of Company on a consolidated basis, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act of 1934), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act of 1934) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Company Stock, (v) liquidation, dissolution, or other similar type of transaction with respect to Company or any subsidiary of Company, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term "Acquisition Proposal" shall not include the Arrangement and the transactions contemplated thereby. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Notwithstanding the provisions of paragraph (a) above, prior to the approval of this Agreement and the Arrangement by the shareholders of the Company at the Company Shareholders meeting, nothing contained in this Agreement shall prevent Company or its Board of Directors, directly or through representatives or agents on behalf of the Board, from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act of 1934 with regard to an Acquisition Proposal. Notwithstanding the foregoing, the Company will provide to Buyer, within 24 hours of providing any non-public information to any third party, such non-public information if the Company has not previously provided such information to Buyer.

     (c) The Company will (i) notify Buyer within 24 hours if any proposal is made or any information or access is requested in connection with an Acquisition Proposal and (ii) within 24 hours communicate to Buyer the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry, the identity of the offeror or potential offeror, and a list and description of any information provided to the offeror or potential offeror.

   8.7 Break-Up Fee.

     (a) If this Agreement is terminated pursuant to (i) Section 12.2(b) under circumstances that the failure to close by June 30, 1999 was due to a not immaterial breach of this Agreement by the Company, or the Company failed to convene the Company Shareholders Meeting to vote upon the Agreement and the Arrangement prior to June 30, 1999 and such failure was not caused by Buyer, (ii) 12.2(d), or (iii) 12.2(e) and Buyer is not then in material breach of the terms of this Agreement, the Company shall pay to Buyer, within five (5) business days following Buyer's written request therefor, the aggregate sum of $15,000,000 U.S. (the "Initial Payment") plus Expenses (as hereinafter defined). In addition, if within twelve months after termination of this Agreement for any reason other than pursuant to Section 12.2(f) there shall be consummated a transaction in which a shareholder or group other than the Company's current principal shareholders shall acquire 50.1% of the Company's Stock or its assets, then
  Section 6.2 shall terminate and the Company shall either, at the sole option of Buyer (x) pay to Buyer, $30,000,000 U.S., minus the Initial Payment to the extent previously paid or (y) provide the non-exclusive royalty-free license (the "License Option") in the form set forth in
  Exhibit 8.7 (the "License") and pay to Buyer $5,000,000; provided however that if the Initial Payment has previously been paid, Buyer shall pay to the Company $10,000,000. "Expenses" shall mean all of the reasonable out-of-pocket expenses of Buyer, including but not limited to attorneys' fees, accounting fees, financial printing fees, filing fees and fees and expenses of financial advisors, in each case incurred in connection with this Agreement and the Arrangement up to a maximum of $3,000,000.

     (b) If this Agreement is terminated (i) pursuant to Section 12.2(f) and the Company is not then in material breach of this Agreement, or (ii) pursuant to Section 12.2(b) under circumstances that the failure to close by June 30, 1999 was due to Buyer's not immaterial breach of this Agreement, Buyer shall pay to Company within five (5) business days following the Company's written request therefor the Initial Payment plus Expenses.

     (c) If a party hereto fails to promptly pay to the other party any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of American National Bank & Trust Company from the date such fee was required to be paid.

     (d) Any payment required to be made pursuant to this Section 8.7 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to the payment.

   8.8 Legal Requirements. Each of Buyer and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Arrangement or taking of any action contemplated by this Agreement.

   8.9 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Stock pursuant hereto. The Company shall use its reasonable commercial efforts to assist Buyer as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the Buyer Stock pursuant hereto.

   8.10 Reasonable Commercial Efforts and Further Assurances. Each of the parties to this Agreement shall each use its reasonable commercial efforts to effectuate the transactions contemplated hereby as expeditiously as reasonably practicable and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

   8.11 Indemnification. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless (and advance expenses to) all past and present officers, directors and employees (each, an "Indemnified Person") of the Company and of its subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to any resolutions of the Company, agreements between the Company and any such person, the Company's Articles of Association or applicable law, from and against all claims, damages, losses, obligations or liabilities with respect to acts or omissions (each, a "Claim") occurring at or prior to the Closing Date. In the event of any dispute regarding whether a director, officer or employee has met the standards of conduct set forth therein, such question shall be conclusively determined by the written opinion of reputable disinterested legal counsel selected by the Company's Board of Directors. The provisions of this Section
8.11 are for the benefit of the Indemnified Persons, any of whom shall have all rights at law and in equity to enforce the rights hereunder. Buyer shall maintain in effect for not less than six years from the Closing Date the current policies of directors' and officers' liability insurance maintained by the Company and the Subsidiaries (provided that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Persons in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby occurring prior to, and including the Closing Date, provided that, in the event that any Claim is asserted or made within such six year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided, further, that Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance (provided that in such case Buyer shall purchase as much coverage as possible for 200% of the premiums paid as of the date hereof for such insurance.

   8.12 Notification. Between the date of this Agreement and the Closing Date, each party will promptly notify the other party in writing if such party becomes aware of any development, fact or condition that causes or constitutes a breach of any agreement or covenant under this Agreement applicable to such party or of such party's representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

   8.13 S-8 Registration Statement. Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the Buyer Stock and Buyer Rights for delivery upon exercise of the Options assumed. Buyer shall file a Registration Statement on Form S-8 (or any successor form) or any other appropriate form, effective within one (1) business day after the Closing Date, with respect to shares of the Buyer Stock subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements, and maintain the current status of the prospectuses contained therein, for so long as such Options remain outstanding.

   8.14 Israeli Prospectus. Buyer shall use its reasonable best efforts and the Company cooperate as reasonably necessary to either (a) obtain an exemption from the Israeli Securities Authority from any prospectus requirements with respect to the exchange of the Company Stock with the Israeli shareholders of the Company or (b) comply with the prospectus requirements of the Israeli Securities Law of 1968.

   8.15 Employee Benefits. (a) Buyer agrees that it will honor, from and after the Closing Date, all Benefit Plans and all employment agreements entered into by the Company prior to the date hereof; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Buyer to amend or terminate any Benefit Plan or any other individual employee benefit plan, program, agreement or policy or as requiring Buyer to offer to continue (other than as required by its terms) any written employment contract. As soon as administratively practicable following the Closing Date, Buyer shall cause all employees of the Company and its Subsidiaries then actually at work (the "Company Employees") to be covered under employee benefit and fringe benefit plans, programs, policies and arrangements that are substantially the same as the employee benefit plans, programs, policies and arrangements that Buyer maintains for similarly situated employees of Buyer (the "Buyer-Provided Plans").

     (b) All service of a Company Employee taken into account prior to the Closing Date under any Benefit Plan shall, on and after the Closing Date, be taken into account as service with Buyer or any of its Subsidiaries (as applicable) for purposes of eligibility to participate and vesting and accrual of benefits under any similar Buyer-Provided Plan; provided, however, that a Company Employee's service prior to the Closing Date shall not be taken into account as service for purposes of the accrual of benefits under any defined benefit pension plan maintained by Buyer or any of its Subsidiaries on or after the Closing Date. Buyer shall cause all Buyer-Provided Plans to (A) waive any pre-existing condition limitations otherwise applicable on and after the Closing Date to the extent that such conditions are covered under the Benefit Plans immediately prior to the Closing Date and (B) provide that any expenses incurred by the Company Employees (and their dependents) during the plan year within which the Closing Date occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under the Buyer-Provided Plans. Any salary deduction elections of the Company Employees under a flexible spending plan maintained by the Company pursuant to section 125 of the Code prior to the Closing Date shall continue in effect under any similar Buyer-Provided Plan on and after the Closing Date, and any amounts credited and debited to accounts of such employees under such Benefit Plan as of the Closing Date shall be credited and debited to such employees' accounts under such Buyer-Provided Plan.

     (c) If a Company Employee is terminated by Buyer for reasons other than such Employee's failure to perform his or her duties or responsibilities to the reasonable satisfaction of Buyer within six (6) months following the Closing Date and such Employee's Options did not otherwise vest as a consequence of the Arrangement, any unvested stock options owned by such Company Employee shall become vested upon such termination. Notwithstanding the foregoing, no Options shall vest as a result of this provision if in the opinion of Buyer's accountants or the SEC such vesting will interfere with the Company's ability to account for the acquisition of the Company as a "pooling of interests".

   8.16 Non-Competition Agreements. The Company shall use its best efforts to cause each of Kathleen Andonian, Gadi Maier and Eliahu Singer to execute a Non-Competition Agreement substantially in the form set forth in Exhibit 8.16.

   8.17 Company Directors. After issuance of the Final Court Order, assuming all of the conditions in Section 9 have been satisfied or waived, and Buyer agrees that no further conditions to Closing exist other than the Filing, the Company and its directors shall promptly (but no later than three (3) business days thereafter) take such actions as are necessary for persons nominated by Buyer to constitute a majority of the Company's Board of Directors until the Closing Date. In order to obtain such majority, a current Director of the Company may appoint an alternative to himself (hereinafter referred to as an "Alternate Director"). The appointment of any such Alternate Director shall be irrevocable and the scope of authority of such Alternate Director shall not be limited in any manner. Any director who appoints an Alternate Director shall agree not to attend any meeting of the Board or committee after the date of such designation. If the Closing does not occur and this Agreement is terminated, any person acting as a director or Alternate Director nominated by Buyer (other than Andrew J. Filipowski) shall resign.

   8.18 Technology Escrow Agreement. With five (5) business days of the date of this Agreement, the Company and Buyer shall have entered into a Technology Escrow Agreement with an Escrow Agent located in Israel, in the form set forth in Exhibit 8.18.

   8.19 Company Schedules/Affiliate Opinion. Within five (5) business days of the date of this Agreement, the Company shall deliver to Buyer (a) the Company Schedules required pursuant to Article 4 and (b) the legal opinion of Chadbourne & Parke LLP, without any material condition, in form and substance satisfactory to Buyer and Buyer's accountants which identifies the persons who may be deemed to be "affiliates" of the Company for purpose of Rule 145 under the Act and states that each such person has executed and delivered to Buyer an agreement to the effect set forth in Section 8.5.

9. CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE.

   The obligations of Buyer to enter into and complete this Agreement are subject to the fulfillment in all respects, prior to or at the Closing Date, of each of the following conditions, any one or more of which may be waived by Buyer (except when the fulfillment of such condition is a requirement of law):

   9.1 Representations and Warranties. All representations and warranties of the Company contained in this Agreement and in any written statement (including financial statements), certificate, Exhibit, Schedule, or other document delivered pursuant hereto or in connection with the transactions contemplated hereby, that are qualified by materiality or "Material Adverse Effect" shall have been true and correct in all respects on and as of the date hereof and the representations and warranties that are not so qualified shall have been true and correct in all material respects on and as of the date hereof.

   9.2 Covenants. The Company shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

   9.3 Shareholder Authorization. The shareholders of the Company shall have approved the Arrangement by the vote required under Israeli law.

   9.4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the Act and shall not be subject to a "stop order" and no proceedings shall have been instituted or threatened by the SEC to suspend the effectiveness thereof.

   9.5 No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of this Agreement or the Arrangement shall be in effect.

   9.6 Certificates. The Company shall have delivered to Buyer, in form satisfactory to Buyer and its counsel, and dated the Closing Date, a certificate signed by the President and the Vice President-Finance of the Company, for and on behalf of the Company setting forth the following:

     (a) The names of the officers of the Company authorized to execute and deliver the documents and instruments deliverable hereunder;

     (b) The due adoption by the Board of Directors and shareholders of the Company, in accordance with its Memorandum of Association and Articles of Association and with the applicable laws of the State of Israel, of resolutions: (i) approving the Arrangement, including the execution and delivery of this Agreement, the consummation of the Arrangement and the carrying out of the transactions contemplated hereby and thereby, and (ii) authorizing and directing the officers of the Company to take such other and further action as may be required to consummate the transactions contemplated hereby, together with copies of the foregoing resolutions;

     (c) That all of the conditions set forth in Sections 9.1, 9.2, 9.3 and
  9.5 hereof have been fulfilled, at or prior to the Closing Date, and that the Company is not otherwise in default under any of the provisions of this Agreement;

     (d) The number of outstanding shares of the Company Stock as of the Closing Date; and

     (e) That such certificate or certificates are being executed and delivered in order to induce Buyer to consummate the Agreement.

   9.7 Company Counsel Opinion. The Company shall have delivered to Buyer opinions of the Company's Israeli counsel, Meitar, Littman & Co., and the Company's United States counsel, Chadbourne & Parke LLP, in the form set forth in Exhibits 9.7(a) and 9.7(b) hereto, respectively.

   9.8 Intentionally Omitted.

   9.9 Intentionally Omitted.

   9.10 Resignations. Each of the directors of the Company and the Subsidiaries shall have submitted their resignation as directors of the Company and the Subsidiaries.

   9.11 Intentionally Omitted.

   9.12 Other Approvals. The following approvals, orders or permits shall have been received in form and substance reasonably satisfactory to Buyer:

     (a) Issuance of Final Court Order;

     (b) Approval of Israel Chief Scientist for change in control of the Company;

     (c) Approval of the Israel Investment Center for change in control of the Company;

     (d) (i) Exemption from the Israel Securities Authority from any prospectus requirement with respect to the exchange of the Buyer Stock with the Israeli shareholders of the Company or (ii) compliance with the prospectus requirements of the Israel Securities Law of 1968;

     (e) The applicable waiting period under HSR Act shall have expired.

10. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE.

   The obligations of the Company to enter into and consummate the Arrangement are subject to the fulfillment in all respects, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Company (except when the fulfillment of such condition is a requirement of law):

   10.1 Representations and Warranties. All representations and warranties of the Company contained in this Agreement and in any written statement (including financial statements), certificate, Exhibit, Schedule, or other document delivered pursuant hereto or in connection with the transactions contemplated hereby, that are qualified by materiality or "Material Adverse Effect" shall have been true and correct in all respects on and as of the date hereof and the representations and warranties that are not so qualified shall have been true and correct in all material respects on and as of the date hereof.

   10.2 Covenants. Buyer shall have performed and complied, in all material respects, with all covenants, agreements and conditions required in this Agreement to be performed or complied with by it prior to or at the Closing Date.

   10.3 Registration Statement Effective. The S-4 Registration Statement shall have become effective and shall not be subject to a "stop order" and no proceedings shall have been instituted or threatened by the SEC to suspend the effectiveness thereof.

   10.4 No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of this Agreement or the Arrangement shall be in effect.

   10.5 Certificates. Buyer shall have delivered to the Company, in form satisfactory to the Company and its counsel and dated as of the Closing Date, a certificate or certificates signed by the President or Vice President and the Chief Financial Officer of Buyer, for and on behalf of Buyer setting forth the following:

     (a) The names of the officers of Buyer authorized to execute and deliver the documents and related instruments deliverable hereunder;

     (b) The due adoption by the Board of Directors of Buyer, in accordance with its Certificate of Incorporation and the applicable laws of the United States, of resolutions approving the execution, delivery and consummation of this Agreement and the carrying out of the transactions contemplated hereby, and also authorizing and directing the officers of Buyer to take such other and further actions as may be required to consummate the transactions contemplated hereby, together with copies of the foregoing resolutions;

     (c) All of the conditions set forth in Sections 10.1, 10.2 and 10.4 hereof have been satisfied at or prior to the Closing Date, and that Buyer is not in default under any of the provisions of this Agreement; and

     (d) That such certificate or certificates are being executed and delivered in order to induce the Company to consummate the Arrangement, including the transactions contemplated by this Agreement.

   10.6 Listing. Nasdaq shall have approved for listing, upon official notice of issuance, the Buyer Stock to be issued upon the Closing pursuant to the Arrangement.

   10.7 Shareholder Authorization. The shareholders of the Company shall have approved the Arrangement by the requisite votes required under Israeli law.

   10.8 Other Approvals. The following approvals, orders and permits shall have been received in form and substance reasonably satisfactory to the Company:

     (a) Issuance of Final Court Order;

     (b) Israeli Trade Commission Approval.

     (c) Approval of the Israel Chief Scientist for the change in control of the Company.

     (d) Approval of the Israel Investment Center for the change in control of the Company.

     (e) The applicable waiting period under the HSR Act shall have expired.

   10.9 Affiliate Letters. The affiliate shareholders of Buyer shall each have executed and delivered to Buyer an agreement with respect to pooling of interests substantially in the form set forth in Exhibit 10.9 hereto.

11. ACTIONS AFTER THE CLOSING DATE.

   11.1 Survival of Representations and Warranties. Except for the agreements set forth in this Agreement which by their terms are to be carried out subsequent to the date hereof or the Closing Date, none of the representations, warranties, covenants and agreements made in this Agreement, or in any Exhibit, Schedule, certificate or document delivered pursuant to this Agreement, shall survive the Closing Date.

   11.2 Further Acts. Each of the parties hereto shall perform such further acts and execute such additional documents as may be reasonably required to effectuate the transactions contemplated hereby.

12. MODIFICATION OR TERMINATION; WAIVERS.

   12.1 Modifications and Waivers. This Agreement may be amended or modified at any time before or after approval of this Agreement by the Company's shareholders, by a written instrument executed by the Company and Buyer, and any of the terms, covenants, representations, warranties or conditions hereof may be waived by a written instrument executed by the party waiving compliance, provided, however, that after such vote by the shareholders of the Company,
Section 2 hereof shall not be amended to change the terms of the Exchange, provided, further, that after such vote by the shareholders of the Company, there shall not be made any amendment that by law requires further approval by such shareholders or the Court without the further approval of such shareholders or the Court. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

   12.2 Termination. This Agreement may be terminated at any time prior to the Closing Date (notwithstanding that approval by the shareholders of the Company may have been obtained) under any of the following circumstances:

     (a) By mutual consent of the Company and Buyer or by mutual action of their respective Boards of Directors;

     (b) By the Company or Buyer, if the Closing Date shall not have occurred on or before June 30, 1999, unless such delay shall have been caused by the breach of the party seeking to terminate;

     (c) By the Company or Buyer, if any court of competent jurisdiction or other governmental body shall have issued an order, decree, or ruling, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Arrangement and/or the Agreement and such order, license, ruling or other action shall have become final and non-appealable;

     (d) By the Company or Buyer, if the Arrangement, this Agreement or the issuance of the shares of the Buyer Stock pursuant to this Agreement, as the case may be, shall have been voted on by shareholders of the Company at a meeting duly convened therefor and such shareholders did not approve the Arrangement, this Agreement or the issuance of shares of the Buyer Stock pursuant to this Agreement, as the case may be, by the requisite vote, or if the court does not issue the First Court Order or the Final Court Order by June 15, 1999;

     (e) By Buyer, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) business days after written notice to the Company (provided, that Buyer is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 9 or Section 10, as the case may be, will not be satisfied; and

     (f) By the Company, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer and such breach has not been cured within ten (10) business days after written notice to Buyer (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 9 or
  Section 10, as the case may be, will not be satisfied.

   Any such termination shall first be approved by the Board of Directors of the party seeking termination and shall, except for termination effected pursuant to Section 12.1(a) or 12.2(b) be upon at least ten days' notice of termination given to the other party by the party seeking termination.

   Upon termination of this Agreement pursuant to this Section 12.2, none of the Company, or Buyer, nor the directors, officers, or shareholders of any of such parties shall have any liability to the other, and the only right or remedy of Buyer or the Company in connection with such termination shall be to terminate this Agreement; provided, however that the provisions of Sections 6.1, 6.2 and 8.7 shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing to the contrary, nothing in this Section 12.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

13. GENERAL PROVISIONS

   13.1 Expenses. Each of the parties hereto shall pay their own respective expenses (including, without limitation, the fees, disbursements and expenses of their attorneys, accountants and investment advisors), in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

   13.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (a) personally, (b) via telecopy, (c) via overnight courier (providing proof of delivery) or (d) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or
(ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

   If to Buyer to:

       PLATINUM technology International, inc.
       1815 South Meyers Road
       Oakbrook Terrace, Illinois 60181
       Attention: Michael P. Cullinane
                   Larry S. Freedman
       Telecopy:   630-691-0704

   With copies to:

       Katten Muchin & Zavis
       525 West Monroe Street
       Chicago, Illinois 60661
       Attention: Matthew S. Brown, Esq.
       Telecopy:   312-902-1061

   If to the Company, to:
       MEMCO Software Ltd.
       24 Raoul Wallenberg Street
       Tel Aviv, 69719, Israel
       Attention: Israel Mazin
       Telecopy:   972 3 645 0001

   With copies to:

       Meitar, Littman & Co.
       16 Abba Hillel Silver Road
       Ramat-Gan 52506
       Tel Aviv, Israel
       Attention: Dan Geva, Adv.
       Telecopy:   972 3 610 3111

       Chadbourne & Parke LLP
       30 Rockefeller Plaza
       New York, NY 10112
       Attention: Dennis J. Friedman
       Telecopy:   212-489-5303

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

   13.3 Governing Law. This Agreement shall be construed and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely in that jurisdiction; provided, however, that matters affecting the validity of corporate action taken by the Company or matters relating to the Arrangement shall be governed by the laws of Israel.

   13.4 Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

   13.5 Schedules and Exhibits. All Schedules or Exhibits annexed hereto and the documents and instruments delivered at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such documents (whether or not such references include a specific reference to such documents) shall be deemed to refer to and include all such documents. Any breach of, or default under, any provision of any of such documents shall for all purposes constitute a breach or default under this Agreement.

   All Schedules and Exhibits provided herein by the Company to Buyer or Buyer to the Company shall be in the English language, except such agreements not in English already existing between the Company or Buyer and third parties.

   13.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   13.7 Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

   13.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   13.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties.

   In Witness Whereof, each of the parties hereto has executed this Agreement as of the date first above written.

                                          Buyer:

                                                   /s/ Larry Freedman
                                          By __________________________________
                                          Name: Larry Freedman
                                          Title: General Counsel

                                          Company:

                                                    /s/ Israel Mazin
                                          By __________________________________
                                          Name: Israel Mazin
                                          Title: Chairman and CEO

                              PLAN OF ARRANGEMENT

      Between      The Company                                 Of the First Part
      And          The holders of the Ordinary Shares,         Of the Second Part
                   NIS 0.01 par value per share

   In this Arrangement the following terms shall have the meanings assigned to them respectively hereunder:

   "Arrangement":                   This Plan of Arrangement, as drafted, or
                                    with such amendments, supplements or
                                    conditions that the competent court may
                                    determine or require.
   "Arrangement Effective Time":    The time that this Arrangement shall become
                                    effective in accordance with Section 5
                                    hereinafter.
   "Board":                         The Board of Directors of the Company.
   "Companies Ordinance":           The Companies Ordinance [New Version],
                                    1983.
   "Company":                       MEMCO Software Ltd.
   "Exchange":                      The Exchange of Ordinary Shares in
                                    accordance with the preamble below.
   "Extraordinary General Meeting": The Extraordinary General Meeting of the
                                    Company's shareholders, and any
                                    adjournments or postponements thereof, in
                                    which the Companys shareholders will be
                                    requested to approve this Arrangement.
   "Nasdaq":                        The National Association of Securities
                                    Dealers, Inc. Automated Quotation
                                    System/National Market, in the United
                                    States.
   "Ordinary Shares":               The issued and outstanding Ordinary Shares,
                                    NIS 0.01 par value per share, of the
                                    Company.

   Whereas, as of the date hereof, the Company has an authorized capital stock of 30,000,000 Ordinary Shares, of which 17,462,324 shares were issued and outstanding as of August 10, 1998; and

   Whereas, the Ordinary Shares are listed for trading on Nasdaq; and

   Whereas, the Board deems it desirable and in the best interests of the Company and its shareholders that the Company and its shareholders enter into the Arrangement, pursuant to which, (i) all of the Ordinary Shares will be deemed transferred to PLATINUM technology International, inc. (the "Buyer"), other than those already owned by Buyer, in exchange (the "Exchange") for shares of Common Stock, par value $0.001 per share, of Buyer (the "Buyer Stock"); and (ii) the Agreement, dated as of August 13, 1998 between the Company and Buyer, attached hereto as Annex A (the "Agreement"), shall be approved; and

   Whereas, under the Agreement, Buyer agreed that, (i) in the Exchange, each Ordinary Share will be deemed transferred to Buyer in exchange for 0.836 shares of the Buyer Stock; and (ii) each such share of the Buyer Stock shall be listed for trading on Nasdaq; and

   Whereas, the Company granted to certain employees and directors options to purchase Ordinary Shares (the "Options"), under certain stock option plans (the "Options Plans"); and

   Whereas, each Option Plan includes a provision to the effect that in the event that, upon a merger, reorganization, recapitalization or similar transaction, the Ordinary Shares underlying the Options shall be exchanged for other securities of another corporation, each Option holder shall be entitled to purchase such number of such other securities as were exchangeable for the number of Ordinary Shares which such Option holder would have been entitled to purchase, except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such combination or exchange; and

   Whereas, under the Agreement, Buyer agreed that each Option shall be assumed by Buyer and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such

Option, the same number of shares of the Buyer Stock as the holder of such Options would have been entitled to receive pursuant to the Exchange had such holder exercised such option in full immediately prior to the Exchange (not taking into account whether such Option was in fact exercisable at such time); and

   Whereas, on August 12, 1998, the Board approved in principle entering into a definitive agreement, based, among other things, on an opinion of Lehman Brother, the Company's financial advisor in connection with the Arrangement, that, as of the date of such opinion, the consideration to be offered to the Company's shareholders in the Arrangement was fair to such shareholders from a financial point of view. Lehman Brothers' written opinion, dated August 12, 1998, is attached hereto as Annex B (the "Opinion"); and

   Whereas, on August 12, 1998, the Board approved the terms of the Arrangement, the Agreement and the Exchange, and determined, (i) that the terms of the Agreement, the Arrangement and the Exchange are fair to, and in the best interests of, the Company and its shareholders; and (ii) that the Company commence proceedings under Section 233 of the Companies Ordinance, under which proceedings the District Court would be requested to convene the Extraordinary General Meeting and to approve the Arrangement.

   Now Therefore, it was agreed between the parties, as follows:

     1. The preamble and Annexures of this Arrangement constitute an integral part hereof.

     2. As of the Arrangement Effective Time, the Ordinary Shares shall be deemed transferred to Buyer in exchange for the Buyer Stock, in accordance with the Exchange.

     3. As of the Arrangement Effective Time the Company shall become a private corporation within the meaning of the Companies Ordinance.

     4. As of the Arrangement Effective Time the Company's Articles of Association shall be altered and shall be in the form attached to this Plan of Arrangement as Annex C.

     5. The Agreement shall be approved, effective as of the Arrangement Effective Time.

     6. The above constitutes one integral Arrangement, is not separable, and cannot be partially performed.

     7. This Arrangement will become effective upon the filing with the Registrar of Companies in Israel of a copy of the District Court Order approving the Arrangement in accordance with Section 233 of the Companies Ordinance.

     8. The Company is entitled to agree, on behalf of all the parties to this Arrangement, to any amendment or revision of, or supplement to, this Arrangement, or to any term or condition that the District Court will deem fit to determine or require.

                                   APPENDIX B

                                LEHMAN BROTHERS

                                                                 August 12, 1998

Board of Directors
Memco Software Ltd.
Atidim Industrial Park
Building 7
Neve Sharet, Tel Aviv 61581

Members of the Board:

   We understand that PLATINUM technology, inc. ("PLATINUM technology"), a Delaware corporation, and Memco Software Ltd. ("Memco Software" or the "Company"), an Israeli corporation, are proposing to enter into an Agreement, dated as of August 13, 1998 (the "Agreement") which provides, among other things, for the acquisition of each issued and outstanding share of Memco Software's Ordinary Shares, NIS 0.01 per share, in exchange for 0.836 shares of common stock of PLATINUM technology (the "Exchange Ratio"), based on the average closing price of PLATINUM technology's common stock for the ten trading days prior to and including August 12, 1998 (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

   We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning PLATINUM technology and the Company that we believe to be relevant to our analysis, including SEC Forms 10-K, 10-Q, 20-F and 6-K, press releases and other relevant public documents, (3) financial and operating information with respect to the business, operations and prospects of Memco Software furnished to us by Memco Software, (4) financial and operating information with respect to the business, operations and prospects of PLATINUM technology furnished to us by PLATINUM technology, (5) a trading history of Memco Software's Ordinary Shares from November 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of PLATINUM technology's common stock from August 10, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Memco Software with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of PLATINUM technology with those of other companies that we deemed relevant, (9) publicly available estimates of the future financial performance of PLATINUM technology prepared by third-party research analysts, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (11) the relative contribution of Memco Software and PLATINUM technology to the historical and pro forma financial condition and operating results of PLATINUM technology following consummation of the Proposed Transaction, and (12) the results of our efforts to solicit indications of interest and proposals from third parties with respect to an acquisition of the Company. In addition, we have had discussions with the managements of PLATINUM technology and the Company concerning their respective businesses, operations, assets, financial conditions and prospects, including with respect to cost savings, operating synergies, revenue enhancements and other strategic benefits expected to result from a combination of the businesses of Memco Software and PLATINUM technology, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Memco Software and PLATINUM technology that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Memco Software prepared by management of the Company (including, without limitation, revenues projected to be received from distributors of the Company), we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Memco Software as to the future financial performance of the Company and we relied upon such projections in arriving at our opinion. In arriving at our opinion, we were not provided with and did not have access to any financial forecasts or projections prepared by the management of PLATINUM technology as to the future financial performance of PLATINUM technology and accordingly, in performing our analysis, based upon advice of PLATINUM technology and with the consent of the Company, we have assumed that the publicly available estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of PLATINUM technology and that PLATINUM technology will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of PLATINUM technology or the Company and have not made or obtained any evaluation or appraisals of the assets or liabilities of PLATINUM technology and the Company. Upon advice of the Company and its legal and accounting advisors, we have assumed that the merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the U.S. stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of Memco Software in the Proposed Transaction is fair to such stockholders.

   We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past, including acting as underwriter for the Company's initial public offering in 1996, and have received customary fees for such services. In the ordinary course of our business, we may trade in the debt and equity securities of PLATINUM technology and Memco Software for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          Lehman Brothers

                                          By: /s/ Lehman Brothers
                                             ----------------------------------

                                   APPENDIX C

                                    FORM OF

                            ARTICLES OF ASSOCIATION

                                       OF

                              MEMCO SOFTWARE LTD.

                          A COMPANY LIMITED BY SHARES

                                  PRELIMINARY

1. TABLE "A" EXCLUDED

   The regulations contained in the second schedule to the Companies Ordinance (New Version), 5743-1983 (the "Companies Ordinance") shall not apply to the Company.

2. INTERPRETATION

   (a) In these Articles, the words standing in the first column of the table next hereinafter contained shall bear the meaning set opposite to them respectively in the second column thereof, if not inconsistent with the subject or context.

   "The Company"--Memco Software Ltd.

   "The Companies Ordinance" or "The Statutes"--The Companies Ordinance, and every other Israeli Ordinance or statute in force concerning companies limited by shares and affecting the Company.

   "These Articles"--These Articles of Association as originally adopted or as amended from time to time by Special Resolution.

   "The Office"--The current registered office from time to time of the Company.

   "Year" and "Month"--a Gregorian month or year.

3. PRIVATE COMPANY

   The Company is a private company and accordingly:

     (a) the number of members for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, members of the Company), shall not exceed fifty (50), but where 2 or more persons jointly own one or more shares in the Company, they shall, for the purpose of this Article be treated as a single member;

     (b) any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is prohibited; and

     (c) the right to transfer shares in the Company shall be restricted as hereinafter provided.

                                 SHARE CAPITAL

4. SHARE CAPITAL

   (a) The authorized share capital of the Company is NIS 850,000 divided into 85,000,000 (eighty-five million) Ordinary Shares, par value NIS 0.01 per share.

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   (b) The Ordinary Shares all rank pari passu in all respects.

5. INCREASE OF AUTHORIZED SHARE CAPITAL

   (a) The Company may, from time to time, by Special Resolution (as defined in Article 28(a) below), whether or not all the shares then authorized have been issued and whether or not all the shares theretofore issued have been called up for payment, increase its authorized share capital. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such Special Resolution shall provide.

   (b) Except to the extent otherwise provided in such Special Resolution, any new shares included in the authorized share capital increased as aforesaid shall be subject to all the provisions of these Articles which are applicable to shares of the same class included in the existing share capital (and, if such new shares are of the same class as a class of shares included in the existing share capital, to all of the provisions which are applicable to shares of such class included in the existing share capital).

6. SPECIAL RIGHTS; MODIFICATION OF RIGHTS

   (a) Subject to the provisions of the Memorandum of Association of the Company, and without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by Special Resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such Special Resolution.

   (b) (i) If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, by Special Resolution, subject to the consent in writing of the holders of seventy-five percent (75%) of the issued shares of such class or the adoption of a Special Resolution passed at a separate General Meeting of the holders of the shares of such class.

   (ii) The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class, provided, however, that the requisite quorum at any such separate General Meeting shall be two or more members present in person or by proxy and holding not less than thirty-three and a third per cent (33 1/3%) of the issued shares of such class.

   (iii) Unless otherwise provided by these Articles, the enlargement of an authorized class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 6(b), to modify or abrogate the rights attached to previously issued shares of such class or of any other class.

7. CONSOLIDATION, SUBDIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL

   (a) The Company may, from time to time, by Special Resolution (subject, however, to the provisions of Article 6(b) hereof and to applicable law):

     (i) consolidate and divide all or part of its issued or unissued authorized share capital into shares of a per share nominal value which is larger than the per share nominal value of its existing shares;

     (ii) subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by the Memorandum of Association (subject, however, to the provisions of Section 144(4) of the Companies Ordinance);

     (iii) cancel any shares which, at the date of the adoption of such Special Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

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

     (iv) reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

   (b) With respect to any consolidation of issued shares into shares of a larger nominal value per share, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

     (i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into a share of a larger nominal value per share;

     (ii) allot, in contemplation of or subsequent to such consolidation or other action, shares or fractional shares sufficient to preclude or remove fractional share holdings;

     (iii) redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

     (iv) cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 7(b)(iv).

                                     SHARES

8. ISSUANCE OF SHARE CERTIFICATES; REPLACEMENT OF LOST CERTIFICATES

   (a) Share certificates shall be issued under the corporate stamp of the Company and shall bear the signature of one Director, or of any other person or persons authorized therefor by the Board of Directors.

   (b) Each member shall be entitled to one or several numbered certificate for all the shares of any class registered in his name, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

   (c) A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Members in respect of such co-ownership.

   (d) A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

9. REGISTERED HOLDER

   Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

10. ALLOTMENT OF SHARES

   The unissued shares from time to time shall be under the control of the Board of Directors, who shall have the power to allot, issue or otherwise dispose of shares to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 12(f) hereof), and either at par or at a

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

premium, or, subject to the provisions of the Companies Ordinance, at a discount and/or with payment of commission, and at such times, as the Board of Directors deems fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount and/or with payment of commission, during such time and for such consideration as the Board of Directors deems fit.

11. PAYMENT IN INSTALLMENTS

   If pursuant to the terms of allotment or issue of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

12. CALLS ON SHARES

   (a) The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon members in respect of any sum which has not been paid up in respect of shares held by such members and which is not pursuant to the terms of allotment or issue of such shares or otherwise, payable at a fixed time, and each member shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the Company at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rate payment on account of all the shares in respect of which such call was made.

   (b) Notice of any call for payment by a member shall be given in writing to such member not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment. Prior to the time for any such payment fixed in a notice of a call given to a member, the Board of Directors may in its absolute discretion, by notice in writing to such member, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment. In the event of a call payable in installments, only one notice thereof need be given.

   (c) If pursuant to the terms of allotment or issue of a share or otherwise, an amount is made payable at a fixed time (whether on account of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 12, and the provisions of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount (and the non-payment thereof).

   (d) Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

   (e) Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

   (f) Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amounts and times for payment of calls in respect of such shares.

13. PREPAYMENT

   With the approval of the Board of Directors, any member may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the

Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 13 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

14. FORFEITURE AND SURRENDER

   (a) If any member fails to pay an amount payable by virtue of a call, or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, resolve to forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorney's fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of, the amount payable to the Company in respect of such call.

   (b) Upon the adoption of a resolution as to the forfeiture of a member's share, the Board of Directors shall cause notice thereof to be given to such member, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

   (c) Without derogating from Articles 54 and 59 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

   (d) The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share not fully paid for.

   (e) Any share forfeited or surrendered as provided herein, shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors deems fit.

   (f) Any member whose shares have been forfeited or surrendered shall cease to be a member in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in
Article 12(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce the payment of such moneys, or any part thereof. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the member in question (but not yet due) in respect of all shares owned by such member, solely or jointly with another.

   (g) The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 14.

15. LIEN

   (a) Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each member (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements to the Company arising from any amount payable by such member in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

   (b) The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such member, his executors or administrators.

   (c) The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such member in respect of such share (whether or not the same have matured), and the residue (if any) shall be paid to the member, his executors, administrators or assigns.

16. SALE AFTER FORFEITURE OR SURRENDER OR IN ENFORCEMENT OF LIEN

   Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser's name to be entered in the Register of Members in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his name has been entered in the Register of Members in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

17. REDEEMABLE SHARES

   The Company may, subject to applicable law, issue redeemable shares and redeem the same.

18. CONVERSION OF SHARES INTO STOCK

   (a) The Board of Directors may, with the approval of the members previously given by Special Resolution, convert any paid-up shares into stock, and may, with like sanction, reconvert any stock into paid-up shares of any denomination.

   (b) The holders of stock may transfer the same, or any part thereof, in the same manner and subject to the same regulations, as the shares from which the stock arose might have been transferred prior to conversion, or as near thereto as circumstances admit, provided, however, that the Board of Directors may from time to time fix the minimum amount of stock so transferable, and restrict or forbid the transfer of fractions of such minimum, but the minimum shall not exceed the nominal value of each of the shares from which such stock arose.

   (c) The holders of stock shall, in accordance with the amount of stock held by them, have the same rights and privileges as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which such stock arose, but no such right or privilege, except participation in the dividends and profits of the Company, shall be conferred by any such aliquot part of such stock as would not, if existing in shares, have conferred that right or privilege.

   (d) Such of the Articles of the Company as are applicable to paid-up shares shall apply to stock, and the words "share" and "shareholder" (or "member") therein shall include "stock" and "stockholder".

                               TRANSFER OF SHARES

19. REGISTRATION OF TRANSFER

   (a) No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors) has been submitted to the Company (or its transfer agent), together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Register of Members in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.

   (b) The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Members for registrations of transfers of shares during any year for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Members is so closed.

20. RECORD DATE FOR NOTICES OF GENERAL MEETINGS AND OTHER ACTION

   Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the members entitled to notice of, or to vote at, any Annual or Extraordinary General Meeting or any adjournment thereof, or to express consent to or dissent from any corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of, or to take or be the subject to, any other action, the Board of Directors may fix in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of members of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                             TRANSMISSION OF SHARES

21. DECEDENTS' SHARES

   (a) In case of death of a registered holder of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 21(b) have been effectively invoked.

   (b) Any person becoming entitled to a share in consequence of the death of any shareholder, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient), shall be registered as a member in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

22. RECEIVERS AND LIQUIDATORS

   (a) The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate member, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a member or its properties, as being entitled to the shares registered in the name of such member.

   (b) Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate member and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a member or its properties, upon producing such evidence as the Board of Directors may deem sufficient as to his authority to act in such capacity or under this Article, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a member in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

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

                                GENERAL MEETINGS

23. ANNUAL GENERAL MEETING

   (a) An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place, either within or without the State of Israel, as may be determined by the Board of Directors.

   (b) Subject to the provisions of these Articles, the function of the Annual General Meeting shall be to elect the members of the Board of Directors; to receive the Financial Statements, the ordinary reports and accounts of the Company's directors and auditors; to approve final annual (pursuant and subject to Articles 52, 53, 54 and 57) dividends; to appoint the Company's auditors and to fix their remunerations and to transact any other business which under these Articles or the Statutes are to be transacted at a General Meeting.

24. EXTRAORDINARY GENERAL MEETINGS

   All General Meetings other than Annual General Meetings shall be called "Extraordinary General Meeting". The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting, at such time and place, within or out of the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with
Section 109 of the Companies Ordinance.

25. NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE

   (a) Not less than seven (7) days' prior notice shall be given of every General Meeting, provided, however, that a Special Resolution shall not be passed unless at least twenty-one (21) days' prior notice shall have been given of the meeting at which it is proposed to pass the same. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat, said notice to be given to all members who would be entitled to attend and vote at such meeting. Anything therein to the contrary notwithstanding, with the consent of all members entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

   (b) The accidental omission to give notice of a meeting to any member, or the non-receipt of notice sent to such member, shall not invalidate the proceedings at such meeting.

                        PROCEEDINGS AT GENERAL MEETINGS

26. QUORUM

   (a) No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

   (b) In the absence of contrary provisions in these Articles, two or more members (not in default in payment of any sum referred to in Article 32(a) hereof), present in person or by proxy and holding shares conferring in the aggregate more than thirty three and a third (33 1/3%) percent of the voting power of the Company, shall constitute a quorum of General Meetings.

   (c) If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Section 109 of the Companies Ordinance, shall be dissolved, but in any other case it shall be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power present at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting (other than an adjourned separate meeting of a particular class of shares as referred to in
Article 6 of these Articles), any two (2) members (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

27. CHAIRMAN

   The Chairman, if any, of the Board of Directors, shall preside as Chairman at every General Meeting of the Company. If at any meeting the Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the Co-Chairman shall preside at the meeting. If at any such meeting both the Chairman and the Co-Chairman are not present or are unwilling to act as Chairman, the members present shall choose someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

28. ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS

   (a) (i) An Ordinary Resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

   (ii) A Special or Extraordinary Resolution shall be deemed adopted if approved by the holders of not less than seventy-five percent (75%) of the voting power represented at the meeting in person or by proxy and voting thereon.

   (b) Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any member present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another member may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

   (c) A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

29. RESOLUTIONS IN WRITING

   A resolution in writing signed by all members of the Company then entitled to attend and vote at General Meetings or to which all such members have given their written consent (by letter, telegram, telex, facsimile or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

30. POWER TO ADJOURN

   The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

31. VOTING POWER

   Subject to the provisions of Article 32(a) and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every member shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

32. VOTING RIGHTS

   (a) No member shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him in respect of his shares in the Company have been paid, but this Article 32(a) shall not apply to separate General Meetings of the holders of a particular class of shares pursuant to Article 6(b).

   (b) A company or other corporate body being a member of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such member all the power which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

   (c) Any member entitled to vote may vote either in person or by proxy (who need not be a member of the Company), or, if the member is a company or other corporate body, by a representative authorized pursuant to Article 32(b).

   (d) If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Members.

                                    PROXIES

33. INSTRUMENT OF APPOINTMENTS

   (a) An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

  "I _______________________________ of ________________________________
                (Name of Shareholder)          (Address of Shareholder)

  being a member of Memco Software Ltd. hereby appoint

      _______________________________ of _______________________________
                 (Name of Proxy)                   (Address of Proxy)
  as my proxy to vote for me and on my behalf at the General Meeting of
  the Company to be held on the     day of        , 19   and at any
  adjournment(s) thereof.

  Signed this      day of            , 19  .

                                        _________________________________
                                                   (Signature of Appointor)"

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor or such person's duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

   (b) The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be presented to the Chairman at the meeting at which the person named in the instrument proposes to vote or be delivered to the Company (at its Registered Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as the Board of Directors may specify) not less than two (2) hours before the time fixed for such meeting, except that the instrument shall be delivered (i) twenty-four (24) hours before the time fixed for the meeting where the meeting is to be held outside of Israel and the instrument is delivered to the Company at its Registered Office or principal place of business, or (ii) forty-eight (48) hours before the time fixed for the meeting where the meeting is to be held outside of the United States of America and the instrument is delivered to the Company's registrar or transfer agent. Notwithstanding the above, the Chairman shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting.

34. EFFECT OF DEATH OF APPOINTOR OR TRANSFER OF SHARE OR REVOCATION OF
APPOINTMENT

   (a) A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing member (or of his attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairman of such meeting prior to such vote being cast.

   (b) An instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairman, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the member appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing member is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such member of the revocation of such appointment, or if and when such member votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing member at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

                               BOARD OF DIRECTORS

35. POWERS OF BOARD OF DIRECTORS

 (a) General

   The management of the business of the Company shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company by action of its members at a General Meeting. The authority conferred on the Board of Directors by this
Article 35 shall be subject to the provisions of the Companies Ordinance, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company by action of its members at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

 (b) Borrowing Power

   The Board of Directors may from time to time, at its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions as it deems fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

 (c) Reserves

   The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36. EXERCISE OF POWERS OF BOARD OF DIRECTORS

   (a) A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

   (b) A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon.

   (c) A resolution in writing signed by all of the Directors then in office and lawfully entitled to vote thereon or to which all of such Directors have given their written consent (by letter, telegram, telex, facsimile, electronic mail or otherwise) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

37. DELEGATION OF POWERS

   (a) The Board of Directors may, subject to the provisions of the Companies Ordinance, delegate any or all of its powers to committees, each consisting of one or more persons (who are Directors), and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (in these Articles referred to as a "Committee of the Board of Directors"), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

   (b) Without derogating from the provisions of Article 50, the Board of Directors may from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Ordinance, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it deems fit.

   (c) The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

38. NUMBER OF DIRECTORS

   The Board of Directors of the Company shall consist of such number of Directors (not less than two (2) nor more than five (5)) as may be fixed, from time to time, by Ordinary Resolution of the Company.

39. ELECTION AND REMOVAL OF DIRECTORS

   Directors shall be elected at the Annual General Meeting, Extraordinary Meeting or General Meeting of the Company by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each Director shall serve, subject to Article 42 hereof, and, with respect to a Director appointed pursuant to
Article 41 hereof, subject to such Article, until the Annual General Meeting next following the Annual General Meeting or General Meeting at which such Director was elected pursuant to this Article or Article 41 hereof, or his earlier removal pursuant to this Article 39. The holders of a majority of the voting power represented at a General Meeting in person or by proxy and voting thereon at such Meeting shall be entitled to remove any Director(s) from office, to elect Directors instead of Directors so removed or to fill any vacancy, however created, in the Board of Directors.

40. QUALIFICATION OF DIRECTORS

   No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

41. CONTINUING DIRECTORS IN THE EVENT OF VACANCIES

   In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 39, may appoint Directors to temporarily fill any such vacancy, provided, however, that if they number less than a majority of the number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of director which has become vacant up to the minimum number or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 38 hereof are in office as a result of said meeting.

42. VACATION OF OFFICE

   (a) The office of a Director shall be vacated, ipso facto, upon his or her death, or if he or she be found incompetent or become of unsound mind, or if he or she becomes bankrupt, or if the Director is a company, upon its winding-up.

   (b) The office of a Director shall be vacated by his, her or its written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

43. REMUNERATION OF DIRECTORS

   A Director shall be paid remuneration by the Company for his services as Director to the extent such remuneration shall have been approved by a General Meeting of the Company.

44. CONFLICT OF INTEREST

   Subject to the provisions of the Companies Ordinance, no Director shall be disqualified by virtue of his office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Ordinance, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Directors holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his interest.

45. ALTERNATE DIRECTORS

   (a) A Director may, by written notice to the Company given in the manner set forth in Article 45(b) below, appoint any individual (whether or not such person is then a member of the Board of directors) as an alternate for himself (in these Articles referred to as Alternate Director), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. The appointment of an Alternate Director shall be subject to the consent of the Board of Directors if the appointee is not then a member of the Board of Directors. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for all purposes, and for a period of time concurrent with the term of the appointing Director.

   (b) Any notice to the Company pursuant to Article 45(a) shall be given in person to, or by sending the same by mail to the attention of the General Manager of the Company at the principal office of the Company or to such other person or place as the Board of Directors shall have determined for such purpose, and shall become effective on the date fixed therein, or upon the receipt thereof by the Company (at the place as aforesaid), whichever is later, subject to the consent of the Board of Directors if the appointee is not then a member of the Board of Directors, in which case the notice will be effective as of the date of such consent.

   (c) An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided however, that (i) he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and (ii) that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present, and (iii) that the Alternate Director is not entitled to remuneration.

   (d) Any natural person, whether or not he or she be a member of the Board of Directors, may act as an Alternate Director. One person may act as Alternate Director for several Directors, and in such event he or she shall have a number of votes (and shall be treated as the number of persons for purposes of establishing a quorum) equal to the number of Directors for whom he acts as Alternate Director. If an Alternate Director is also a Director in his own right, his rights as an Alternate Director shall be in addition to his rights as a Director.

   (e) An Alternate Director shall alone be responsible for his or her own acts and defaults, and he or she shall not be deemed the agent of the Director(s) who appointed him.

   (f) The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set fort in Article 42, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceased to be a Director.

                     PROCEEDINGS OF THE BOARD OF DIRECTORS

46. MEETINGS

   (a) The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit.

   (b) Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meetings of the Board of Directors, but not less than two (2) days' notice shall be given of any meetings so convened. Notice of any such meeting shall be given to all the Directors and may be given orally, by telephone, in writing or by mail, telex, cablegram or facsimile. Notwithstanding anything to the contrary herein, failure to deliver notice to a director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid.

47. QUORUM

   Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by telephone conference of half (50%) of the Directors then in office who are lawfully entitled to participate in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by telephone conference) when the meeting proceeds to business.

48. CHAIRMAN OF THE BOARD OF DIRECTORS

   The Board of Directors may from time to time, elect one of its members to be the Chairman of the Board of Directors, and another of its members as Co-Chairman, remove such Chairman and Co-Chairman from office and appoint others in their place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Co-Chairman shall preside. If both the Chairman and the Co-Chairman are not present within such fifteen (15) minutes or are unwilling to take the chair the Directors present shall choose one of their number to be the Chairman of such meeting.

49. VALIDITY OF ACTS DESPITE DEFECTS

   All acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

                     CHIEF EXECUTIVE OFFICER AND PRESIDENT

50. CHIEF EXECUTIVE OFFICER AND PRESIDENT

   The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer or Officers, General Manager or Managers, or President of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority with respect of the management of the Company in the ordinary course of business. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Ordinance and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

                                    MINUTES

51. MINUTES

   (a) Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose, and shall be held by the Company at its principal place of office or its Registered Office or such other place as shall have been determined by the Board of Directors. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

   (b) Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

                                   DIVIDENDS

52. DECLARATION OF DIVIDENDS

   The Board of Directors may from time to time declare, and cause the Company to pay, such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company. The final dividend in respect of any fiscal year shall be proposed by the Board of Directors and shall be payable only after the same has been approved by Ordinary Resolution of the Company, but no such resolution shall provide for the payment of an amount exceeding that proposed by the Board of Directors for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend theretofore declared and paid. The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.

53. FUNDS AVAILABLE FOR PAYMENT OF DIVIDEND

   No dividend shall be paid otherwise than out of the profits of the Company.

54. AMOUNT PAYABLE BY WAY OF DIVIDENDS

   Subject to the provisions of these Articles and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company which shall be declared as dividends shall be distributed according to the proportion of the nominal value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

55. INTEREST

   No dividend shall carry interest as against the Company.

56. PAYMENT IN SPECIE

   Upon the recommendation of the Board of Directors approved by Ordinary Resolution of the Company, the Company (i) may cause any monies, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly or in payment, in full or in part, of the uncalled liability on all issued shares or debentures or debenture stock if such liability exists, on a pro rata basis; and (ii) may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.

57. IMPLEMENTATION OF POWERS UNDER ARTICLE 56

   For the purpose of giving full effect to any resolution under Article 56, and without derogating from the provisions of Article 7(b) hereof, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any members upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite, a proper contract shall be filed in accordance with Section 129 of the Companies Ordinance, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

58. DIVIDEND ON UNPAID SHARES

   Without derogating from Article 54 hereof, the Board of Directors may give an instruction which shall prevent the distribution of a dividend to the registered holders of share the full nominal amount of which has not been paid up.

59. RETENTION OF DIVIDENDS

   (a) The Board of Directors may retain any dividend or other monies payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

   (b) The board of Directors may retain any dividend or other monies payable or property distributable in respect of a share in respect of which any person is, under Article 21 or 22, entitled to become a member, or which any person, is, under said Articles, entitled to transfer, until such person shall become a member in respect of such share or shall transfer the same.

60. UNCLAIMED DIVIDENDS

   All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof. The principal (and only the principal) of an unclaimed dividend or such other moneys shall be if claimed, paid to a person entitled thereto.

61. MECHANICS OF PAYMENT

   The Board of Directors may fix the mechanics for payment of dividends as it deems fit. However, if nothing to the contrary in the resolution of the Board of Directors, than all dividends or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Register of Members or his bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such persons bank account), or to such person and at such other address as the person entitled thereto may by writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company.

62. RECEIPT FROM A JOINT HOLDER

   If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

                                    ACCOUNTS

63. BOOKS OF ACCOUNT

   The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Ordinance and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No member, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors or by Ordinary Resolution of the Company.

64. AUDIT

   At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

65. AUDITORS

   The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the members in General Meeting may, by Ordinary Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Ordinary Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

                                BRANCH REGISTERS

66. BRANCH REGISTERS

   Subject to and in accordance with the provisions of Sections 71 to 80, inclusive, of the Companies Ordinance and to all orders and regulation issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

                            INDEMNITY AND INSURANCE

67. INDEMNITY AND INSURANCE

   Subject to the provisions of the Companies Ordinance, the Company may (i) procure insurance for, or indemnify any Director or any other Office Holder or Director to the fullest extent permitted and not prohibited by the Companies Ordinance; provided that the procurement of any such insurance or provision of any such indemnification, as the case may be, is approved as required by law; or (ii) procure insurance for or indemnify any person who is not an Office Holder, including, without limitation, any employee, agent, consultant, Director or contractor of the Company who is not an Office Holder, as provided by the Board of Directors.

                                   WINDING UP

68. WINDING UP

   If the Company is wound up, then subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the members shall be distributed to them in proportion to the respective holdings of the shares in respect of which such distribution is being made.

                      RIGHTS OF SIGNATURE, STAMP, AND SEAL

69. RIGHTS OF SIGNATURE, STAMP, AND SEAL

   (a) The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

   (b) The Board of Directors may provide for a seal. If the Board of Directors so provides, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board of Directors and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

   (c) The Company may exercise the powers conferred by Section 102 of the Companies Ordinance regarding a seal for use abroad, and such powers shall be vested in the Board of Directors.

                                    NOTICES

70. NOTICES

   (a) Any written notice or other document may be served by the Company upon any member either personally or by sending it by prepaid mail (airmail if sent internationally) addressed to such member at his address as described in the Register of Members. Any written notice or other document may be served by any member upon the Company by tendering the same in person to the Secretary or the General Manager or Chief Executive Officer of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at it Registered Address. Any such notice or other document shall be deemed to have been served five (5) business days after it has been posted (7 business days if posted internationally), or when actually tendered in person, to such member ( or to the Secretary or the General Manager). Notice sent by cablegram, telex, or facsimile shall be deemed to have been served two business days after the notice is, sent to the addressee, or when in fact received, whichever is earlier, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 71 (a).

   (b) All notices to be given to the members shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Members, and any notice so given shall be sufficient notice to the holders of such share.

   (c) Any member whose address is not described in the Register of Members, and who shall not have designated in writing delivered to the Company an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

   (d) Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting which is published in at least two daily newspapers in the State of Israel within the time otherwise required for giving notice of such meeting under Article 25 hereof and containing the information required to be set forth in such notice under such Article, shall be deemed to notice of such meeting duly given, for purposes of these Articles, to any member of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Article Ten of PLATINUM's restated certificate of incorporation provides that PLATINUM shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that PLATINUM shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by PLATINUM without the prior written consent of PLATINUM. With the approval of its stockholders, PLATINUM has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require PLATINUM, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

   In addition, Article Nine of PLATINUM's restated certificate of incorporation provides that a director of PLATINUM shall not be personally liable to PLATINUM or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to PLATINUM or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit.

   Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

   PLATINUM has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) The exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

(b) Schedule II--Valuation and Qualifying Accounts is included in the Financial Statements and Financial Statement Section of the proxy statement/prospectus contained in this Registration Statement.

(c) The opinion of Lehman Brothers Inc. is included as Appendix B to the proxy statement/prospectus contained in this Registration Statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant, PLATINUM technology International, inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois on the 1st day of February, 1999.

                                          Platinum technology International,
                                           inc.

                                                /s/ Andrew J. Filipowski
                                          By: _________________________________
                                                   Andrew J. Filipowski
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane and Matthew S. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


             Signature                           Title                    Date
             ---------                           -----                    ----


    /s/ Andrew J. Filipowski         President, Chief Executive     February 1, 1999
____________________________________  Officer (Principal
        Andrew J. Filipowski          Executive Officer) and a
                                      Director

     /s/ Paul A. Humenansky          Executive Vice President--     February 1, 1999
____________________________________  Product Development, Chief
         Paul A. Humenansky           Operations Officer and a
                                      Director

    /s/ Michael P. Cullinane         Executive Vice President,      February 1, 1999
____________________________________  Chief Financial Officer,
        Michael P. Cullinane          Treasurer (Principal
                                      Financial and Accounting
                                      Officer) and a Director

       /s/ James E. Cowie            Director                       February 1, 1999
____________________________________
           James E. Cowie

      /s/ Steven D. Devick           Director                       February 1, 1999
____________________________________
          Steven D. Devick

      /s/ Arthur P. Frigo            Director                       February 1, 1999
____________________________________
          Arthur P. Frigo

      /s/ Gian M. Fulgoni            Director                       February 1, 1999
____________________________________
          Gian M. Fulgoni


                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Agreement between PLATINUM technology, International inc. (the
         "Registrant" or "PLATINUM") and Memco Software Ltd. ("Memco"), dated as of August 13, 1998 (the "Agreement") (incorporated by reference to
         Appendix A to the proxy statement/prospectus contained in this
         Registration Statement). The exhibits to the Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally to the Commission, upon request, a copy of any omitted exhibits.
   3.1   Restated Certificate of Incorporation of the Registrant, as amended.*
   3.2   Bylaws of the Registrant, as amended.*
   4.1   Registrant's specimen stock certificate representing Common Stock, incorporated by reference to Exhibit 4.1 to the Registrant's
         Registration Statement on Form S-1, Registration Statement No.
         33-39233 (the "IPO S-1 Registration Statement").
   4.2   Rights Agreement dated as of December 21, 1995 between Registrant and
         Harris Trust and Savings Bank, incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A, filed December
         26, 1995 (the "1995 8-A").
   4.3   Certificate of Designations of the Class II Series A Junior
         Participating Preferred Stock, incorporated by reference to Exhibit
         4.3 to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1995 (the "1995 10-K").
   4.4   Amendment to the Certificate of Designations of the Class II Series A
         Junior Participating Preferred Stock.*
   4.5   Indenture between the Registrant and American National Bank and Trust
         Company, as Trustee, dated as of November 18, 1996, incorporated by reference to Exhibit 4.4 to the Registrant's Annual Report on Form 10-
         K for the year ended December 31, 1997 ("1997 10-K").
   4.6   Form of Note for the Registrant's convertible subordinated notes due
         2001, incorporated by reference to Exhibit 4.5 to the 1997 10-K.
   4.7   Indenture between the Registrant and American National Bank and Trust
         Company, as Trustee, dated as of December 15, 1997, incorporated by reference to Exhibit 4.6 to the 1997 10-K.
   4.8   Form of Note for the Registrant's convertible subordinated notes due
         2002, incorporated by reference to Exhibit 4.7 to the 1997 10-K.
   5.1   Opinion of Katten Muchin & Zavis as to the legality of the securities being issued.*
   8.1   Tax Opinion of Katten Muchin & Zavis.*
   8.2   Tax Opinion of Chadbourne & Parke LLP.*
   8.3   Tax Opinion of Meitar, Liquornik, Geva & Co.*
   8.4   Tax Opinion of Herzog, Fox & Neeman.*
   9.1   Form of Memco Shareholders Agreement.*
  10.1   1989 Stock Option Plan of the Registrant, incorporated by reference to
         Exhibit 10.1 to the IPO
         S-1 Registration Statement.
  10.2   Forms of Stock Option Agreements of the Registrant, incorporated by reference to Exhibit 10.2 to the IPO S-1 Registration Statement.

 Exhibit
 Number                                Description
 -------                               -----------
  10.3   Chief Executive Stock Option Plan of the Registrant, incorporated by reference to Exhibit 10.3 to the IPO S-1 Registration Statement.
  10.4   Chief Executive Stock Option Agreement of the Registrant, incorporated by reference to Exhibit 10.4 to the IPO S-1 Registration Statement.
  10.5   1991 Stock Option Plan of the Registrant, incorporated by reference to
         Exhibit 10.5 to the IPO
         S-1 Registration Statement.
  10.6   Amended and Restated Employment Agreement between Andrew J. Filipowski and the Registrant, dated as of January 1, 1996, incorporated by reference to Exhibit 10.6 to the 1997 10-K.
  10.7   Amended and Restated Employment Agreement between Michael P. Cullinane and the Registrant, dated as of January 1, 1996, incorporated by reference to Exhibit 10.7 to the 1997 10-K.
  10.8   Amended and Restated Employment Agreement between Paul L. Humenansky and the Registrant, dated as of January 1, 1996, incorporated by reference to Exhibit 10.8 to the 1997 10-K.
  10.9   Form of Indemnification Agreement between the Registrant and each of
         Andrew J. Filipowski, Michael P. Cullinane, Paul L. Humenansky, Casey
         G. Cowell, James E. Cowie, Steven D. Devick and Gian Fulgoni,
         incorporated by reference to Exhibit 10.10 to the IPO S-1 Registration
         Statement.
  10.10  Forms of Affiliate Agreements of the Registrant, incorporated by reference to Exhibit 10.11 to the IPO S-1 Registration Statement.
  10.11  Form of Master Product License Agreement of the Registrant,
         incorporated by reference to Exhibit 10.11 to the 1995 10-K.
  10.12  Office Lease, dated May 6, 1992, between the Registrant and LaSalle
         National Trust N.A. as Trustee (the "Oakbrook Terrace Lease"),
         incorporated by reference to Exhibit 10.20 to the Registrant's Annual
         Report on Form 10-K for the year ended December 31, 1992.
  10.13  PLATINUM 1993 Directors' Stock Option Plan, incorporated by reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for
         the quarter ended June 30, 1994 (the "June 1994 10-Q").
  10.14  PLATINUM 1994 Stock Incentive Plan, incorporated by reference to
         Exhibit 10.19 to the June 1994 10-Q.
  10.15  Amendments to the PLATINUM 1994 Stock Incentive Plan, incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on
         Form S-8, Registration No. 33-85798 (the "1994
         S-8").
  10.16  Form of Option Agreement under the PLATINUM 1993 Director's Stock
         Option Plan, incorporated by reference to Exhibit 4.4 to the 1994 S-8.
  10.17  Form of Option Agreement under the PLATINUM 1994 Stock Incentive Plan, incorporated by reference to Exhibit 4.5 to the 1994 S-8.
  10.18  Amendment Number One, dated as of May 3, 1993, to the Oakbrook Terrace
         Lease, incorporated by reference to Exhibit 10.19 to the 1994 10-K.
  10.19  Amendment Number Two, dated as of October 26, 1993, to the Oakbrook
         Terrace Lease, incorporated by reference to Exhibit 10.20 to the 1994
         10-K.
  10.20  Amendment Number Three, dated as of December 22, 1994, to the Oakbrook
         Terrace Lease, incorporated by reference to Exhibit 10.21 to the 1994
         10-K.

 Exhibit
 Number                                Description
 -------                               -----------
  10.21  Office Lease, dated August 8, 1994, between the Registrant and L.J.
         Sheridan & Co. as court appointed receiver, incorporated by reference to Exhibit 10.22 to the 1994 10-K.
  10.22  PLATINUM Employee Incentive Compensation Plan, incorporated by reference to Exhibit 10.23 to the Registrant's Registration's
         Statement on Form S-4, Registration No. 33-94410 (the "1995 S-4").
  10.23  Lease Agreement, dated as of March 30, 1995, between the Registrant and Lisle Property Venture, Inc. (the "March 1995 Lisle Lease"),
         incorporated by reference to Exhibit 10.24 to the 1995 S-4.
  10.24  First Amendment, dated as of September 15, 1995, to the March 1995
         Lisle Lease, incorporated by reference to Exhibit 10.25 to the 1995
         10-K.
  10.25  Second Amendment, dated as of September 15, 1995, to the March 1995
         Lisle Lease, incorporated by reference to Exhibit 10.26 to the 1995
         10-K.
  10.26  Third Amendment, dated as of January 3, 1996, to the March 1995 Lisle
         Lease, incorporated by reference to Exhibit 10.27 to the 1995 10-K.
  10.27  Lease Agreement, dated as of October 31, 1995, between Lisle Property
         Venture, Inc. and the Registrant (the "October 1995 Lisle Lease"),
         incorporated by reference to Exhibit 10.28 to the 1995 10-K.
  10.28  Amendment Number Four, dated as of March 9, 1995, to the Oakbrook
         Terrace Lease, incorporated by reference to Exhibit 10.29 to the 1995
         10-K.
  10.29  Loan Agreement, dated as of December 31, 1995, between the Registrant and American National Bank and Trust Company of Chicago (the "Loan
         Agreement"), incorporated by reference to Exhibit 10.30 to the 1995
         10-K.
  10.30  First Amendment, dated as of December 31, 1996, to the Loan Agreement, incorporated by reference to Exhibit 10.30 to the Registrant's Annual
         Report on Form 10-K for the year ended December 31, 1996 (the "1996
         10-K").
  10.31  First Amendment, dated as of May 23, 1996, to the October 31, 1995
         Lisle Lease, incorporated by reference to Exhibit 10.31 to the 1996
         10-K.
  10.32  Second Amendment, dated as of May 24, 1996, to the October 31, 1995
         Lisle Lease, incorporated by reference to Exhibit 10.32 to the 1996
         10-K.
  10.33  Lease Agreement, dated as of July 17, 1996, between the Registrant and
         Oakbrook Tower Limited Partnership, incorporated by reference to
         Exhibit 10.33 to the 1996 10-K.
  10.34  PLATINUM 1996 Stock Purchase Plan, incorporated by reference to
         Exhibit 4.1 to the Registrant's Registration Statement on Form S-8,
         Registration No. 333-03284 (the "April 1996 S-8").
  10.35  PLATINUM 1996 Amended and Restated 1993 Directors' Stock Option Plan,
         incorporated by reference to Exhibit 4.2 to April 1996 S-8.
  10.36  Amendment to the PLATINUM 1994 Stock Incentive Plan, incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form
         10-Q for the quarter ended June 30, 1996 (the "June 1996 10-Q").
  10.37  First Amendment to the PLATINUM Employee Incentive Compensation Plan,
         incorporated by reference to Exhibit 10.3 to the June 1996 10-Q.
  10.38  Second Amendment to the PLATINUM Employee Incentive Compensation Plan,
         incorporated by reference to Exhibit 10.1 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the
         "June 1997 10-Q").

 Exhibit
 Number                                Description
 -------                               -----------
  10.39  Amendment Number Five, dated as of December 1, 1996, to the Oakbrook
         Terrace Lease, incorporated by reference to Exhibit 10.2 to the June
         1997 10-Q.
  10.40  Amendment Number Six, dated as of April 30, 1997, to the Oakbrook
         Terrace Lease, incorporated by reference to Exhibit 10.3 to the June
         1997 10-Q.
  10.41  Amendment Number Seven, dated as of September 16, 1997, to the
         Oakbrook Terrace Lease, incorporated by reference to Exhibit 10.42 to the Registrant's Registration Statement on Form S-1, Registration No.
         333-40075.
  10.42  Credit Agreement, dated as of December 22, 1997, between the
         Registrant and American National Bank and Trust Company of Chicago, as
         Agent, incorporated by reference to Exhibit 10.42 to the 1997 10-K.
  10.43  Sublease Agreement, dated as of June 16, 1998, between APL Land
         Transport Services, Inc. and the Registrant, incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for
         the quarter ended June 30, 1998 (the "June 1998 10-Q").
  10.44  PLATINUM Employee Incentive Compensation Plan, as amended, incorporated by reference to Exhibit 4.3 to the Registrant's
         Registration Statement on Form S-8, Registration No. 333-57307.
  10.45  PLATINUM Broad-Based Stock Option Plan (the "Broad-Based Plan"),
         incorporated by reference to Exhibit 10.3 to the June 1998 10-Q.
  10.46  Form of Stock Option Agreement under the Broad-Based Plan, incorporated by reference to Exhibit 10.4 to the June 1998 10-Q.
  10.47  PLATINUM Deferred Compensation Plan (the "Deferred Plan"),
         incorporated by reference to the Registrant's Registration Statement on Form S-8, Registration No. 333-61581 (the "August 1998 S-8").
  10.48  Form of Plan Agreement under the Deferred Plan, incorporated by reference to Exhibit 4.7 to the August 1998 S-8.
  15     Acknowledgement of Independent Certified Public Accountants Regarding
         Independent Auditors' Review Report.*
  21     Subsidiaries of PLATINUM, incorporated by reference to Exhibit 21 to the 1997 10-K.
  23.1   Consent of Katten Muchin & Zavis (included in their opinions filed as
         Exhibits 5.1 and 8.1 herewith).
  23.2   Consent of Chadbourne & Parke LLP (included in their opinion filed as
         Exhibit 8.2).
  23.3   Consent of Meitar, Liquornik, Geva & Co. (included in their opinion filed as Exhibit 8.3).
  23.4   Consent of Herzog, Fox & Neeman (included in their opinion filed as
         Exhibit 8.4).
  23.5   Consent of KPMG LLP with respect to PLATINUM's financial statements.*
  23.6   Consent of Arthur Andersen LLP with respect to Network Information
         Technology's financial statements.*
  23.7   Consent of Arthur Andersen LLP with respect to Mastering's financial statements.*
  23.8   Consent of Ernst & Young LLP with respect to Logic Works' financial statements.*
  23.9   Consent of Kost, Forer and Gabbay with respect to AbirNet Ltd.'s financial statements.*
  23.10  Consent of Chaiken, Cohen, Rubin.*
  23.11  Consent of Luboshitz, Kasierer & Co.*
  23.12  Consent of Lehman Brothers Inc.*
  24.1   Power of Attorney (included on the signature page).
  99.1   Report of Arthur Andersen LLP on Mastering's financial statements.*
  99.2   Report of Ernst & Young LLP on Logic Works' financial statements.*
  99.3   Form of proxy card to be used in soliciting Memco's shareholders for its extraordinary meeting.*
  99.4   Form of Nonsolicitation/Noncompetition Agreement.*
  99.5   Form of Affiliate Agreement.*

--------
*Filed herewith.